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As filed with the Securities and Exchange Commission on August 1, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

divine, inc.
(Exact name of Registrant as specified in its charter)

Delaware	7379	36-4301991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1301 NORTH ELSTON AVENUE
CHICAGO, ILLINOIS 60622
(773) 394-6600

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JUDE M. SULLIVAN, ESQ.
Senior Vice President, Secretary and General Counsel
divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622
(773) 394-6600
(name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

JEFFREY R. PATT, ESQ.	LARRY W. SHACKELFORD, ESQ.
Katten Muchin Zavis	Morris, Manning & Martin, LLP
525 West Monroe Street, Suite 1600	3343 Peachtree Road, NE, Suite 1600
Chicago, Illinois 60661-3693	Atlanta, Georgia 30326
(312) 902-5200	(404) 233-7000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of eshare communications, Inc. into a wholly-owned subsidiary of divine, inc. have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A Common Stock, par value $0.001 per share, and associated rights to purchase Series A Junior Participating Preferred Stock(3)	73,737,980 shares	N/A	$55,185,315.28	$13,796.33

(1)
Based on the maximum number of shares of divine class A common stock, par value $0.001 per share, that divine may be required to issue in the merger, calculated as the product of (i) 23,633,968, which is the sum of (a) the aggregate number of outstanding shares of common stock, no par value, of eshare communications, Inc. on July 26, 2001 and (b) the aggregate number of eshare common shares issuable pursuant to outstanding employee and director stock options, multiplied by (ii) the maximum exchange ratio of 3.12 shares of divine common stock for each eshare common share.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act on the basis of the market value of the eshare common shares to be exchanged in the merger, as the product of (i) $2.335 (the average of the high and low sales prices per eshare common share as reported on the Nasdaq National Market on July 26, 2001), multiplied by (ii) 23,633,968, which is the estimated maximum number of eshare common shares that may be cancelled in the merger.
(3)
Each share of divine class A common stock is accompanied by a series A junior participating preferred stock purchase right that trades with the divine common stock. The value attributed to those rights, if any, is reflected in the market price of the divine common stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the divine common stock.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell, and it is not soliciting any offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 1, 2001

JOINT PROXY STATEMENT/PROSPECTUS

The Proposed Merger—Your Vote Is Very Important

    divine, inc. and eshare communications, Inc. have agreed on a transaction whereby divine will acquire eshare in a stock-for-stock transaction. The transaction is structured as a merger in which eshare will be merged into a wholly-owned subsidiary of divine. If we complete the merger, eshare shareholders will receive a number of shares of divine class A common stock for each eshare common share they own. This number will be determined based on the average closing price of divine common stock on the Nasdaq National Market for the ten trading days ending two trading days prior to the closing date of the merger. We refer to the result of this calculation as the divine average closing price.

    If the divine average closing price is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own. If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price. If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00. If the number of shares of divine common stock to be issued in the merger exceeds 28,546,506, then divine may elect to pay cash instead of all or any portion of the divine common stock otherwise issuable to eshare shareholders in excess of 28,546,506 shares. The per share amount of these cash payments will be equal to the divine average closing price.

    We will not know the exact number of shares of divine common stock to be issued in the merger until after the dates of the divine and eshare special meetings. divine common stock is traded on the Nasdaq National Market under the symbol "DVIN." As of      , 2001, the closing price of divine common stock was $      . Based on this closing price, the exchange ratio would be      and the maximum number of shares of divine common stock to be issued to eshare shareholders would be      shares, representing approximately   % of the outstanding common stock of divine after the merger. We urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

    Please read carefully the "Risk Factors" section beginning on page 19 which discusses the potential risks involved in the merger, in the operation of the combined company and in owning divine common stock.

    We cannot complete the merger unless eshare's shareholders approve and adopt the merger agreement and the merger. In addition, under the rules of the Nasdaq National Market, the merger will require the approval of divine's stockholders if the number of shares of divine common stock to be issued in the merger will equal or exceed 20% of the number of shares of divine common stock outstanding immediately prior to the merger. We have scheduled special meetings of divine stockholders and eshare shareholders to vote on the merger proposals. If at any time on or prior to the date of the divine special meeting, divine determines that the number of shares of divine common stock to be issued in connection with the merger will not require divine stockholder approval, divine may elect to cancel the divine special meeting, in which case, it will issue a press release to that effect.

    Whether or not you plan to attend a meeting, we encourage you to take the time to vote. divine stockholders may vote (1) by completing and mailing the enclosed proxy card, (2) by telephone or (3) over the Internet. eshare shareholders may vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will count your proxy as a vote in favor of the proposals and any other proposal properly submitted to stockholders or shareholders at the applicable meeting. So long as there is a quorum at the divine special meeting, the failure to vote by a divine stockholder will have no effect on the outcome of the vote, but an abstention will have the same effect as a vote against the proposal. If eshare shareholders do not return their proxy card or abstain, the effect will be a vote against the merger. Returning your proxy card or, in the case of divine stockholders, voting by telephone or over the Internet, will not affect your right to vote in person if you choose to attend a special meeting.

    The dates, times and places of the divine stockholder meeting and the eshare shareholder meeting are as follows:

For divine stockholders: , 2001 9:00 a.m., local time divine, inc. 1301 North Elston Avenue Chicago, Illinois 60622	For eshare shareholders: , 2001 10:00 a.m., local time Morris, Manning & Martin, LLP 3343 Peachtree Road, NE Suite 1600 Atlanta, Georgia 30326

    The boards of directors of divine and eshare have approved the merger agreement and the merger and recommend that their respective stockholders or shareholders vote FOR the proposals described in the attached materials.

    This joint proxy statement/prospectus serves as a proxy statement for divine and eshare in connection with the solicitation of proxies by the divine and eshare boards of directors for use at the special meetings, and as divine's prospectus in connection with its issuance of divine common stock in the merger.

Andrew J. Filipowski Chairman and Chief Executive Officer divine, inc.	Aleksander Szlam Chairman and Chief Executive Officer eshare communications, Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the divine common stock to be issued in the merger as described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This joint proxy statement/prospectus is dated      , 2001 and is first being mailed to divine stockholders and eshare shareholders on or about       , 2001.

divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our stockholders:

    We will hold a special meeting of stockholders of divine, inc. at 9:00 a.m., local time, on             , 2001 at our offices located at 1301 North Elston Avenue, Chicago, Illinois 60622. At the divine special meeting we will ask you to vote on:

  •
  a proposal to approve the issuance of divine common stock in the merger pursuant to which eshare communications, Inc. will merge into a wholly-owned subsidiary of divine and each eshare common share will be converted into a number of shares of divine class A common stock based on the average closing price of divine common stock on the Nasdaq National Market for the ten trading days ending two trading days prior to the closing of the merger; and

  •
  such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    We have fixed the close of business on             , 2001 as the record date for determining stockholders entitled to notice of, and to vote at, this special meeting (including any adjournment or postponement). A list of these stockholders will be available at the special meeting and will also be available for inspection by stockholders of record during normal business hours for ten days prior to the special meeting at our corporate headquarters located at 1301 North Elston Avenue, Chicago, Illinois 60622.

    After careful consideration, your board of directors is excited to present this opportunity to you. Your board of directors recommends that you vote in favor of this proposal so that we may complete the merger.

    Approval of this proposal requires the affirmative vote of a majority of the votes cast at the divine special meeting. Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy," whether or not you expect to attend the special meeting. You may also vote by telephone or over the Internet instead of by mailing your proxy card. You can revoke your proxy at any time before it has been voted at the special meeting. Even if you vote by proxy card, telephone or the Internet, you may vote in person if you choose to attend the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, you should direct that person how to vote your shares. If you wish to change this vote prior to the special meeting, you must instruct that person to change your vote.

    If at any time on or prior to the date of the divine special meeting, divine determines that the number of shares of divine common stock to be issued in connection with the merger will not require divine stockholder approval under the rules of the Nasdaq National Market, divine may elect to cancel the divine special meeting, in which case, it will issue a press release to that effect.

BY ORDER OF THE BOARD OF DIRECTORS
JUDE M. SULLIVAN, SECRETARY
, 2001

eshare communications, Inc.
5051 Peachtree Corners Circle
Norcross, Georgia 30092

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our shareholders:

    We will hold a special meeting of shareholders of eshare communications, Inc. at 10:00 a.m., local time, on             , 2001 at the offices of our legal counsel, Morris, Manning & Martin, LLP, located at 3343 Peachtree Road, NE, Suite 1600, Atlanta, Georgia 30326. At the eshare special meeting we will ask you to vote on:

  •
  a proposal to approve and adopt the Agreement and Plan of Merger, dated July 8, 2001, by and among divine, inc., DES Acquisition Company, a wholly-owned subsidiary of divine, and eshare communications, Inc. and the merger of eshare into DES;

  •
  a proposal to approve an amendment to the eshare communications, Inc. (formerly Melita International Corporation) Employee Stock Purchase Plan that increased the number of eshare common shares authorized for issuance under the plan from 250,000 to 301,760; and

  •
  such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    We have fixed the close of business on             , 2001 as the record date for determining shareholders entitled to notice of, and to vote at, this special meeting (including any adjournment or postponement). A list of these shareholders will be available at the special meeting and will also be available for inspection by shareholders of record during normal business hours for ten days prior to the special meeting at our corporate headquarters located at 5051 Peachtree Corners Circle, Norcross, Georgia 30092.

    You are entitled to dissenters' rights under the Georgia Business Corporation Code (attached as Annex G to the joint proxy statement/prospectus) if divine elects to pay a portion of the merger consideration to you in cash, other than for fractional shares, as described under "The Merger—Merger Consideration" beginning on page 69 in the joint proxy statement/prospectus. divine may make this election at any time before or after the eshare special meeting.

    After careful consideration, your board of directors is excited to present this opportunity to you. Your board of directors, with two interested directors excluded, unanimously recommends that you vote in favor of the merger proposal so that we may complete the merger and that you vote in favor of the amendment to the eshare employee stock purchase plan.

    Approval of the merger proposal requires the affirmative vote of a majority of the outstanding eshare common shares entitled to vote at the eshare special meeting. Approval of the amendment to the eshare employee stock purchase plan requires the affirmative vote of a majority of the votes cast at the special meeting. Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy," whether or not you expect to attend the special meeting. You can revoke your proxy at any time before it has been voted at the special meeting. Even if you vote by proxy card, you may vote in person if you choose to attend the special meeting. Abstentions by eshare shareholders will have the same effect as a vote against the merger proposal and the amendment to the eshare employee stock purchase plan. The failure to vote your shares will not affect the outcome of the proposed amendment to the eshare employee stock purchase plan, but will have the same effect as a vote against the merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS
KIRK L. SOMERS, SECRETARY
, 2001

ADDITIONAL INFORMATION

    divine has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to divine, and eshare has supplied all information contained in this joint proxy statement/prospectus relating to eshare.

    This joint proxy statement/prospectus incorporates important business and financial information about divine that is not included in or delivered with this joint proxy statement/prospectus. You may obtain documents that are filed with the SEC and incorporated by reference in this document, without charge, by making an oral or written request to divine or the exchange agent as follows:

divine, inc. Attn: Investor Relations 1301 North Elston Avenue Chicago, Illinois 60622 Telephone: (773) 394-6600 Facsimile: (773) 394-6604 email: ir@divine.com	Computershare Investor Services, LLC
Attn: Bruce Hartney
2 North LaSalle Street
Chicago, Illinois 60602
Telephone: (312) 588-4991, Ext. 4731
Facsimile: (312) 601-4348
email: bruce.hartney@computershare.com

    If you would like to request any of these documents from divine or the exchange agent, please do so at least five days before the date of divine's special meeting in order to receive them before the date of the meeting.

    For a more detailed discussion of the information incorporated into this joint proxy statement/prospectus and where you can find additional information, see "Where You Can Find More Information" beginning on page 135.

    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the divine proposal and the eshare proposals. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated              , 2001. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this joint proxy statement/prospectus to you nor the issuance of divine common stock in the merger shall create any implication to the contrary.

    divine is a trademark of divine, inc. eshare, eshare Connections, eshare Conversations, eshare Expressions, eshare NetAgent and e360 are registered or common law trademarks of eshare communications, Inc.

i

THE MERGER	42
Structure of the Merger	42
Background of the Merger	42
The Companies' Reasons for the Merger	48
divine's Reasons for the Merger and Recommendation of divine's Board of Directors	48
eshare's Reasons for the Merger and Recommendation of eshare's Board of Directors	50
Opinion of Financial Advisor to divine's Board of Directors	53
Opinion of Financial Advisor to eshare's Board of Directors	59
Merger Consideration	69
Procedures for Exchange of eshare Stock Certificates for the Merger Consideration	70
Dissenters' Rights	70
Treatment of eshare Stock Options	71
Voting Agreement	71
Interests of Certain Persons in the Merger	71
United States Federal Income Tax Consequences	73
Accounting Treatment	77
Regulatory Matters	77
THE MERGER AGREEMENT	79
The Merger	79
No Fractional Shares Will Be Issued	79
eshare Stock Certificate Exchange Procedures	79
Treatment of eshare Stock Options	80
Issuance of divine Stock Options to eshare Employees	80
Representations and Warranties	81
Covenants	82
Conditions to the Merger	84
Termination of the Merger Agreement	85
Termination Fee	86
Amendments	86
AGREEMENTS RELATED TO THE MERGER	87
The Voting Agreement	87
The Stockholder Agreement	87
The Software Distribution Agreement	88
The Employment Agreement	89
The Real Estate Option Agreement	89
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	90
INFORMATION REGARDING DIVINE	98
Overview	98
divine Common Stock Ownership Information	101
Board of Directors of divine Following the Merger	103

INFORMATION REGARDING ESHARE	104
Overview	104
Properties	111
Legal Proceedings	112
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	112
Quantitative and Qualitative Disclosures About Market Risk	122
INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF ESHARE	124
Chairman and Chief Executive Officer	124
Executive Compensation	124
Employment Agreement	124
Compensation Committee Interlocks and Insider Participation	125
Security Ownership of Certain Beneficial Owners and Management	125
Certain Relationships and Related Party Transactions	126
COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND ESHARE SHAREHOLDERS	127
Capitalization	127
Power to Call Special Stockholders' or Shareholders' Meetings	127
Classified Board of Directors	128
Removal of Directors	128
Action by Written Consent of Stockholders or Shareholders	128
Amendments to By-laws	128
Inspection of Stockholders' List and Shareholders' List	129
Consideration of Other Constituencies	129
Shareholder Approval of Certain Business Combinations	129
Stockholder Rights Plans	130
Dissenters' Rights	131
PROPOSAL TO APPROVE THE AMENDMENT TO THE ESHARE EMPLOYEE STOCK PURCHASE PLAN	132
General	132
Summary of the Plan	132
Amendment Regarding Number of Authorized Shares	132
Federal Income Tax Treatment	132
Vote Required	133
SHAREHOLDER PROPOSALS	134
LEGAL MATTERS	134
EXPERTS	134
WHERE YOU CAN FIND MORE INFORMATION	135
ESHARE FINANCIAL STATEMENTS	F-1

ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	VOTING AGREEMENT
ANNEX C	STOCKHOLDER AGREEMENT
ANNEX D	SOFTWARE DISTRIBUTION AGREEMENT
ANNEX E	OPINION OF ROBERTSON STEPHENS, INC.
ANNEX F	OPINION OF BROADVIEW INTERNATIONAL LLC
ANNEX G	TITLE 14, CHAPTER 2, ARTICLE 13, SECTION 1301 ET SEQ. OF THE GEORGIA BUSINESS CORPORATION CODE

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.
What will happen in the merger?

A.
eshare will merge into a wholly-owned subsidiary of divine and will cease its separate corporate existence. eshare common shares will be exchanged for divine common stock based on the exchange ratio. divine stockholders will continue to own their divine common stock.

Q.
What will eshare shareholders receive in the merger?

A.
If we complete the merger, eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own. This number will be based on the average closing price of divine common stock on the Nasdaq National Market for the ten trading days ending two trading days prior to the closing date of the merger. We refer to the result of this calculation as the divine average closing price.

•
If the divine average closing price is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own.

•
If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price.

•
If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00.

  As an example only, if the divine average closing price is $5.00, then eshare shareholders will receive 0.7306 shares of divine common stock for each eshare common share they own. Alternatively, if the divine average closing price is $1.00, eshare shareholders will receive 3.12 shares of divine common stock for each eshare common share they own.

  If the number of shares of divine common stock to be issued in the merger exceeds 28,546,506, then divine may elect to pay cash instead of all or any portion of the divine common stock otherwise issuable to eshare shareholders in excess of 28,546,506 shares. However, because divine and eshare intend for the merger to be a tax-free reorganization, divine will not pay cash in excess of 50% of the total consideration paid to all eshare shareholders. The per share amount of these cash payments will be equal to the divine average closing price. divine will not issue fractional shares. eshare shareholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share of divine common stock.

  We urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

Q.
What do I need to do now?

A.
After carefully reading and considering the information contained and incorporated by reference in this joint proxy statement/prospectus, please vote your shares by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your special meeting. divine stockholders may also vote by telephone or over the Internet instead of by mailing their proxy card. The divine and eshare special meetings will take place on        , 2001. The boards of directors of divine and eshare recommend voting in favor of the proposed merger.

Q.
How do I vote my divine shares by telephone or over the Internet?

A.
divine stockholders may vote by telephone or over the Internet instead of by mailing their proxy cards. If you vote by telephone or over the Internet, you will be required to have the control number appearing on your proxy card available in order to submit your vote. A properly completed telephone or Internet vote has the same effect as if you marked, signed and returned the proxy card by mail. See the instructions on the proxy card for a detailed description of the telephone and Internet voting procedures.

Q.
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.
Your broker will only vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not give your broker instructions on how to vote your shares, they will not be voted on the proposed merger. For eshare shareholders, this will have the same effect as voting against the proposed merger.

Q.
What vote is required to approve the merger?

A.
For divine, the affirmative vote of a majority of the votes cast at the divine special meeting is required to approve the issuance of divine common stock in the merger. For eshare, the affirmative vote of a majority of the outstanding eshare common shares is required to approve and adopt the merger agreement and the merger.

Q.
Why is divine calling a special meeting?

A.
Under the rules of the Nasdaq National Market, the merger will require the approval of the divine stockholders if the number of shares of divine common stock to be issued in the merger will equal or exceed 20% of the number of shares of divine common stock outstanding immediately before the merger. We will not know the exact number of shares of divine common stock to be issued in the merger until after the dates of the special meetings. However, if at any time on or before the date of the divine special meeting, divine determines that the number of shares of divine common stock to be issued in connection with the merger will not require divine stockholder approval under the rules of the Nasdaq National Market, divine may elect to cancel the divine stockholder meeting, in which case, it will issue a press release to that effect.

Q.
Will I be able to change my vote?

A.
Yes. If you are a stockholder or shareholder of record you may change your vote in any of the following ways:

•
by sending a written notice to the secretary of either divine or eshare, as applicable, prior to the special meeting, stating that you would like to revoke your proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail prior to the special meeting;

  •
  by telephone or via the Internet, if you are a divine stockholder, by following the instructions provided on your proxy card; or

  •
  by attending the special meeting and voting in person.

  If your shares are held in the name of a bank, broker or other fiduciary, including under the divine employee stock purchase plan, and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q.
Should eshare shareholders send in their share certificates now?

A.
No. After the merger is completed, the exchange agent will send eshare shareholders written instructions for exchanging their share certificates for divine common stock.

Q.
Who is the exchange agent?

A.
Computershare Investor Services, LLC is the exchange agent.

Q.
What if I don't vote by proxy or at the special meeting or I abstain?

A.
If an eshare shareholder fails to respond by sending in his, her or its proxy card and fails to vote at the eshare special meeting, or sends in his, her or its proxy card and abstains from voting, it will have the same effect as a vote against the proposed merger and the amendment to the eshare employee stock purchase plan. Assuming there will be a quorum at the divine special meeting, a divine stockholder's failure to vote will have no effect on the outcome of the voting, while an abstention will have the same effect as a vote against the merger proposal. If either an eshare shareholder or a divine stockholder sends in his, her or its executed proxy card but does not indicate how he, she or it wants to vote, the proxy will be counted as a vote in favor of the merger and, for an eshare shareholder, in favor of the amendment to the eshare employee stock purchase plan.

Q.
When do you expect to complete the merger?

A.
We expect to complete the merger shortly after the special meetings.

Q.
What are the tax consequences of the merger?

A.
eshare shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of eshare common shares, except to the extent any cash is paid by divine as part of the merger consideration or for fractional shares. To review the tax consequences to eshare shareholders in greater detail, see "The Merger—United States Federal Income Tax Consequences" beginning on page 73. The tax consequences to each particular eshare shareholder will depend on that shareholder's specific situation. Therefore, each eshare shareholder should consult his, her or its own tax advisor for an understanding of the tax consequences to that shareholder resulting from the merger.

Q.
What will happen if the merger is not completed?

A.
If the merger is not completed for any reason, both divine and eshare may be subject to a number of material risks. For example, under the terms of the merger agreement, either party may be required under limited circumstances to pay the other party a termination fee of $2,000,000. In addition, significant merger-related costs incurred by divine and eshare, such as legal, accounting and financial advisor fees, must be paid by the parties even if the merger is not completed. Also, the prices of divine common stock and eshare common shares may decline to the extent that their current market prices reflect a market assumption that the merger will be completed.

Q.
Why are eshare shareholders being asked to approve the amendment to the eshare employee stock purchase plan?

A.
The eshare employee stock purchase plan will not be assumed by divine in the merger. However, eshare shareholder approval of an amendment to this plan is being sought by the eshare board of directors in order to ratify a previous increase in the total number of shares available for purchase under the plan from 250,000 to 301,760 in accordance with the requirements of Section 423 of the Internal Revenue Code.

Q.
What is the difference between divine's class A common stock and class C common stock?

A.
divine's class A common stock is registered with the SEC and publicly traded on the Nasdaq National Market. divine's class C common stock is identical to the class A common stock, except that it does not have voting rights and is convertible into an equal number of shares of divine's class A common stock. divine's class C common stock is held by only one owner and is not registered with the SEC. In the merger, eshare shareholders will receive divine's class A common stock and the associated rights to purchase divine's series A junior participating preferred stock under divine's stockholder rights plan. All references to divine common stock in this joint proxy statement/prospectus are to divine's class A common stock and the associated preferred stock purchase rights.

Q.
What if I have additional questions?

A.
If you have any additional questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact one of the following:

All stockholders/shareholders:	If you are an eshare shareholder:	If you are a divine stockholder:

Computershare Investor
  Services, LLC
Attn: Bruce Hartney
2 North LaSalle Street
Chicago, Illinois 60602
Telephone:(312) 588-4991, Ext. 4731
Facsimile: (312) 601-4348
email: bruce.hartney@computershare.com	eshare communications, Inc. Attn: Ms. Gail Jarvis 5051 Peachtree Corners Circle Norcross, Georgia 30092 Telephone: (770) 239-4639 Facsimile: (770) 239-4445 email: gjarvis@eshare.com	divine, inc. Attn: Investor Relations 1301 North Elston Avenue Chicago, Illinois 60622 Telephone: (773) 394-6600 Facsimile: (773) 394-6604 email: ir@divine.com

SUMMARY

    For your convenience, we have provided a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. In particular, you should read the documents incorporated by reference and the documents attached to this joint proxy statement/prospectus, including the merger agreement, the voting agreement and the stockholder agreement, which are attached as Annexes A, B and C, respectively. You should also see "Where You Can Find More Information" beginning on page 135. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in the summary.

The Companies

  divine (page 98)

    divine, inc. provides a combination of Web-based technology, professional services and managed applications capabilities that allows clients to deploy advanced enterprise solutions that are integrated with their business strategies and existing technical systems. divine's enterprise Web solutions offer businesses the ability to improve collaboration, workflow and business relationships. divine provides these solutions through its four business units: Enterprise Portal Solutions, Software Applications, Professional Services and Managed Applications Services. divine maintains its principal offices at 1301 North Elston Avenue, Chicago, Illinois 60622, telephone (773) 394-6600.

  eshare (page 104)

    eshare communications, Inc. helps businesses effectively communicate with customers by providing integrated customer interaction management, or CIM, solutions. These solutions help both Internet-based and traditional businesses establish and maintain high-quality relationships with their customers, while streamlining the entire customer interaction process and reducing operating inefficiencies. eshare offers a suite of CIM software applications that enables its customers to effectively manage both new and existing customers across multiple communication channels, including voice, e-mail, interactive Web chat and voice-over-internet protocol. eshare maintains its principal offices at 5051 Peachtree Corners Circle, Norcross, Georgia 30092, telephone (770) 239-4000.

Structure of the Merger (page 42)

    To accomplish the merger, divine formed a wholly-owned subsidiary, DES Acquisition Company. When the merger is completed, eshare will be merged into DES, and DES will be the surviving corporation. As a result, eshare will cease its separate corporate existence and become a part of DES.

Recommendations of the Boards of Directors (pages 48 and 50)

    The board of directors of divine has approved the merger and recommends that divine stockholders vote FOR the issuance of divine common stock in the merger. The board of directors of eshare, with two interested directors excluded, has unanimously approved the merger and recommends that eshare shareholders vote FOR the approval and adoption of the merger agreement and the merger. We urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

Opinions of Financial Advisors (pages 53 and 59)

    Robertson Stephens, Inc., divine's financial advisor, delivered its opinion to the divine board on July 8, 2001, to the effect that the exchange ratio as of July 8, 2001 (which, at the time, would have been 2.08) was fair, from a financial point of view, to divine. Broadview International LLC, eshare's financial advisor, delivered its opinion to the eshare board on July 8, 2001, that the consideration to be received in the merger by holders of eshare common shares is fair, from a financial point of view, to such holders. The full text of the Robertson Stephens and Broadview opinions are attached as Annexes E and F, respectively. divine stockholders and eshare shareholders should read these opinions in their entirety. The opinions do not constitute recommendations as to how any divine stockholder or eshare shareholder should vote with respect to the merger.

Stockholder/Shareholder Approvals (page 37)

    For divine, the affirmative vote of a majority of the votes cast at the divine special meeting is required to approve the issuance of divine common stock in the merger. For eshare, the affirmative vote of a majority of the outstanding eshare common shares is required to approve and adopt the merger agreement and the merger, and the affirmative vote of a majority of the votes cast at the eshare special meeting is required to approve the amendment to the eshare employee stock purchase plan. As of the record dates for the special meetings, divine's directors and executive officers beneficially owned  % of the shares entitled to vote at the divine special meeting, and eshare's directors and executive officers beneficially owned   % of the shares entitled to vote at the eshare special meeting. The directors and executive officers of divine and eshare have indicated their intention to vote, or cause their shares to be voted, in favor of the merger proposals. See "Agreements Related to the Merger—The Voting Agreement" beginning on page 87 for additional information concerning Szlam Partners' agreement with divine to vote 10,745,969 of its eshare common shares in favor of the merger proposal.

The Special Meetings (page 37)

    The divine special meeting will be held at 9:00 a.m., local time, on             , 2001 at divine's offices located at 1301 North Elston Avenue, Chicago, Illinois 60622. The purpose of the divine special meeting is to vote on a proposal to approve the issuance of divine common stock in the merger. divine stockholders may also vote on such other matters as may be properly brought before the divine special meeting or any adjournment or postponement. Only divine stockholders of record at the close of business on             , 2001 are entitled to vote at the divine special meeting.

    The eshare special meeting will be held at 10:00 a.m., local time, on             , 2001 at the offices of eshare's legal counsel, Morris, Manning & Martin, LLP, located at 3343 Peachtree Road, NE, Suite 1600, Atlanta, Georgia 30326. The purpose of the eshare special meeting is to vote on a proposal to approve and adopt the merger agreement and the merger, and to vote on a proposal to approve the amendment to the eshare employee stock purchase plan. eshare shareholders may also vote on such other matters as may be properly brought before the eshare special meeting or any adjournment or postponement. Only eshare shareholders of record at the close of business on             , 2001 are entitled to vote at the eshare special meeting.

Dissenters' Rights (page 70)

    eshare shareholders are entitled to dissenters' rights under the Georgia Business Corporation Code (attached as Annex G to this joint proxy statement/prospectus) if divine elects to pay a portion of the merger consideration to eshare shareholders in cash, other than for fractional shares, as described under "The Merger—Merger Consideration" beginning on page 69. divine may make this election at any time before or after the eshare special meeting. If divine does not pay any of the merger consideration in cash, other than for fractional shares, then eshare shareholders will not be entitled to dissenters' rights under Georgia law.

Conditions to the Merger (page 84)

    The completion of the merger depends on the satisfaction or waiver of a number of conditions, including:

  •
  the approval and adoption of the merger agreement and the merger by eshare shareholders and, if required, the approval of the issuance of divine common stock in the merger by divine stockholders;

  •
  the registration statement of which this joint proxy statement/prospectus is a part must not be the subject of any stop order or proceeding seeking a stop order;

  •
  the absence of government or legal action prohibiting the merger;

  •
  authorization for listing on the Nasdaq National Market of the shares of divine common stock to be issued to eshare shareholders under the merger agreement; and

  •
  receipt of written opinions by divine and eshare from their respective tax counsel stating that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination (page 85)

    divine and eshare can jointly terminate the merger agreement at any time before completing the merger, even if their respective stockholders or shareholders have approved the merger. Either of divine or eshare can also terminate the merger agreement if:

  •
  the merger is not completed on or before December 31, 2001, so long as the failure to complete the merger is not the result of the failure by the terminating party to fulfill its obligations under the merger agreement;

  •
  a government or legal action does not permit the completion of the merger;

  •
  divine's stockholders do not approve the issuance of divine common stock in the merger at the divine special meeting, if a vote is necessary, or eshare's shareholders do not approve and adopt the merger agreement and the merger at the eshare special meeting;

  •
  the other party's board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger; or

  •
  the other party materially breaches its representations, warranties or covenants in the merger agreement.

    In addition, eshare has the right to terminate the merger agreement on any date after      , 2001, the effective date of the registration statement of which this joint proxy statement/prospectus is a part, but before the date of the eshare special meeting, if the average closing sale price per share of divine's common stock is less than $1.00 for the ten trading days ending on the trading day immediately prior to the date on which notice of termination is given.

    In general, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by it will be paid by the party incurring those expenses, whether or not we complete the merger. In certain instances where the merger is not completed, either party also may be obligated to pay to the other party a $2,000,000 termination fee.

Treatment of Outstanding eshare Stock Options (page 71)

    When the merger is completed, each outstanding eshare stock option with an exercise price less than or equal to the product of the closing price of divine common stock on the Nasdaq National Market on the date immediately prior to the closing date of the merger multiplied by the exchange ratio, will convert into a fully exercisable option to purchase a number of shares of divine common stock equal to the number of eshare common shares underlying the stock option multiplied by the exchange ratio. The exercise price for these stock options will be equal to the current exercise price divided by the exchange ratio. Each outstanding eshare stock option with an exercise price above the result of the divine closing price on the date immediately prior to the closing date of the merger multiplied by the exchange ratio will be cancelled.

Voting Agreement (page 71)

    divine has entered into a voting agreement with Szlam Partners, L.P., an entity beneficially owned by Aleksander Szlam, the chairman and chief executive officer of eshare. Under the voting agreement, Szlam Partners has granted divine the right to vote 10,745,969 eshare common shares owned by Szlam Partners in favor of the approval and adoption of the merger agreement and the merger. As of the record date, the shares subject to this agreement represented approximately  % of the outstanding eshare common shares entitled to vote at the eshare special meeting.

Interests of Certain Persons in the Merger (page 71)

    eshare shareholders and divine stockholders should be aware that certain members of the eshare and divine boards of directors and management have interests in the merger that are different from, or are in addition to, the interests of other eshare shareholders and divine stockholders. In particular:

    The Stockholder Agreement.  divine and Szlam Partners, along with Aleksander Szlam, entered into a stockholder agreement under which (1) divine granted Szlam Partners the right to sell to divine a number of shares of divine common stock at a purchase price per share equal to the divine average closing price, (2) Szlam Partners granted divine the right to purchase from Szlam Partners a number of shares of divine common stock at a purchase price per share equal to the divine average closing price, and (3) Szlam Partners agreed to restrictions on its right to transfer shares of divine common stock, other than as described above, for a period of twelve months, in each case following consummation of the merger.

    The Employment Agreement.  Pursuant to the stockholder agreement, divine and Mr. Szlam agreed to enter into an employment agreement simultaneously with the closing of the merger. The terms of the employment agreement provide that Mr. Szlam will be employed by divine for an initial three-year term as chief strategy officer and president—CIM businesses and will receive a salary of $400,000 per year and a bonus of up to $600,000 per year subject to approval of the compensation committee of divine's board of directors. divine has also agreed to appoint Mr. Szlam to its board of directors and nominate him to continue as a director at its 2002 annual meeting of stockholders. Mr. Szlam's employment agreement contains customary confidentiality and non-solicitation provisions and prohibits Mr. Szlam from competing against the combined entity during the term of the agreement and for a period of three years after the termination of the agreement.

    The Real Estate Option Agreement.  Szlam Partners and Melita House, Inc., a corporation owned by Mr. Szlam, own the properties at which eshare's U.S. and United Kingdom headquarters, respectively, are located. Pursuant to the stockholder agreement, divine agreed to enter into a real estate option agreement with Szlam Partners and Melita House upon the closing of the merger under which divine will pay Szlam Partners $3,702,978 for a ten-year option to purchase eshare's property in the U.S. for $14,560,000, and pay Melita House $2,047,022 for a ten-year option to purchase eshare's property in the U.K. for £5,714,668. Under the real estate option agreement, Szlam Partners and Melita House will agree not to raise the rental amounts due under, or otherwise adversely modify, the leases for these properties so long as the surviving company is not in default under the leases.

    divine Interested Director Ownership.  Andrew J. Filipowski, the chairman and chief executive officer of divine, is also a director of eshare. As of the record date, Mr. Filipowski beneficially owned      eshare common shares, representing approximately    % of the total eshare common shares outstanding as of the record date.

    Indemnification; Insurance.  The merger agreement provides that, for a period of six years from the closing of the merger, the surviving corporation will provide rights to indemnification benefiting eshare's directors and officers that are at least as favorable as those in effect under eshare's articles of incorporation and bylaws as of the date of the merger agreement. The surviving corporation will also provide directors' and officers' liability insurance covering those persons who were covered by eshare's directors' and officers' liability insurance policy as of the date of the merger agreement. However, the surviving corporation will not be required to expend more than 150% of the annual premium paid by eshare for that coverage as of the date of the merger agreement.

    Stock Option Acceleration.  Vesting of options to purchase eshare common shares under eshare's stock option plans will accelerate upon the completion of the merger. As of the record date, eshare directors and executive officers held options to purchase an aggregate of       eshare common shares that would be assumed by divine in the merger.

United States Federal Income Tax Consequences (page 73)

    eshare shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on their exchange of eshare common shares, except to the extent they receive cash as part of the merger consideration or for fractional shares. To review the tax consequences to eshare shareholders in greater detail, see "The Merger—United States Federal Income Tax Consequences" beginning on page 73. The tax consequences to each particular eshare shareholder will depend on his, her or its specific situation. Therefore, each eshare shareholder should consult his, her or its own tax advisor for an understanding of the tax consequences resulting from the merger.

Accounting Treatment (page 77)

    divine will account for the merger using the purchase method for financial reporting in accordance with U.S. generally accepted accounting principles.

Regulatory Matters (page 77)

    eshare's and divine's obligations to complete the merger are subject to their receipt of all necessary approvals and the expiration of all applicable waiting periods required by U.S. laws. divine and eshare have made filings and taken other actions, and will continue to take actions, needed to obtain approvals from all appropriate authorities, including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice and the SEC.

divine's Recent Developments (page 98)

    Since April 1, 2001, divine has completed, or entered into agreements in connection with, a number of acquisitions to further its business strategy.

    On April 2, 2001, divine acquired certain assets from marchFIRST, Inc., including primarily its former Whittman-Hart operations and its iCampus training and technology unit, and related accounts receivable with a face value of approximately $35.18 million. The acquired business is held by a wholly-owned subsidiary of divine called divine/Whittman-Hart, Inc., which provides a range of enterprise technology, hosting, e-business strategy and brand-building services. divine paid marchFIRST approximately $6.25 million in cash, and divine/Whittman-Hart issued marchFIRST a $27.75 million balloon note, secured by the assets of divine/Whittman-Hart, that is payable in five years, subject to acceleration to the extent of 50% of free cash flow from its operations. divine/Whittman-Hart also agreed to assume up to $10.65 million of accrued compensation and benefit obligations for the employees transferred with the acquired businesses. The promissory note is not guaranteed by divine, but the terms of the promissory note restrict payments from divine/Whittman-Hart to divine. marchFIRST also is eligible to receive up to an aggregate of $39.05 million in bonus payments of 50% of free cash flow from divine/Whittman-Hart during the next five years to the extent the promissory note is pre-paid.

    In a separate transaction, on April 12, 2001, divine/Whittman-Hart acquired additional assets from marchFIRST, including its SAP software implementation practice, its value-added reseller (VAR) business, certain of its Asian joint ventures, the assets of its BlueVector venture capital arm and related accounts receivable with a face value of approximately $109.2 million. divine paid marchFIRST $6.25 million in cash, and divine/Whittman-Hart issued a promissory note in the principal amount of $29.75 million, assumed up to $3.65 million of accrued compensation and benefit obligations for transferred employees, and agreed to make bonus payments up to a maximum amount of $15.95 million. The terms of the promissory note and bonus obligation are similar to those granted by divine/Whittman-

Hart in its purchase of marchFIRST's former Whittman-Hart operations and its iCampus unit.

    The acquired marchFIRST operations include customer relationship management, e-commerce strategy and development, knowledge management and business intelligence, supply chain and business systems, infrastructure planning and brand and market development solutions.

    On July 6, 2001, divine entered into an agreement and plan of merger and reorganization with RoweCom Inc. RoweCom is a business-to-business provider of e-commerce solutions for purchasing and managing print and e-content knowledge resources, including magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academia and the federal government; and corporate and professional services. Under the terms of the RoweCom merger agreement, each of the approximately 12.5 million outstanding shares of RoweCom common stock will be converted into the right to receive 0.75 shares of divine common stock, and RoweCom will become a wholly-owned subsidiary of divine. Based on the closing price of divine common stock of $             on             , 2001, this acquisition would have an aggregate value of approximately $       million. Completion of the RoweCom merger is subject to a number of conditions, including the approval of the RoweCom merger by RoweCom's stockholders and the satisfaction of certain financing conditions by RoweCom and its subsidiaries. divine anticipates that RoweCom's content offerings and procurement technology will be key components of divine's enterprise portal solutions and international expansion.

    On July 18, 2001, divine acquired the 67% of the equity interests of Emicom Group, Inc. that divine did not already own in exchange for a total of 13.8 million shares of divine common stock. divine has agreed to file a registration statement on Form S-3 on or before September 1, 2001 to register these shares for resale. Emicom had been an associated company of divine since April 2000, when divine acquired a 33% interest in it. Emicom is a technology holding company that provides capital and advisory services to early-stage technology companies located in Israel. Emicom partners with privately held technology-related companies in the telecommunications, cellular, Internet infrastructure and enterprise software markets. At the time of the acquisition, Emicom held interests in four technology-related companies and had approximately $34 million in uncommitted cash reserves. divine expects that Emicom will provide divine with a base of operations in the Israeli high-tech market, a platform from which to expand an international customer base and a channel for divine's expansion in Israel and Europe.

    On July 29, 2001, divine entered into an agreement to purchase substantially all of the assets of Intira Corporation, subject to bankruptcy court approval. Intira provides information technology and network infrastructure for online business applications and is based in Pleasanton, California. Under the terms of the purchase agreement, divine will purchase substantially all of the assets of Intira for $1 million in cash, provide Intira with a $6.8 million debtor-in-possession credit facility and assume certain obligations which divine intends to restructure on more favorable terms. The acquisition of the Intira assets is expected to add to divine's capabilities in its Managed Applications business unit and to provide opportunities for divine's other business units.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Financial Data of divine

    You should read carefully divine's consolidated financial statements, including the related notes and divine's "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference in this joint proxy statement/prospectus. The selected data in this section is not intended to replace divine's consolidated financial statements. divine has derived its consolidated statement of operations data for the period from May 7, 1999, its inception, to December 31, 1999 and the year ended December 31, 2000, and its consolidated balance sheet data as of December 31, 1999 and 2000, from its audited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus. Those consolidated financial statements were audited by KPMG LLP, independent certified public accountants. divine derived its consolidated statement of operations data for the three months ended March 31, 2000 and 2001 and its consolidated balance sheet data as of March 31, 2001 from its unaudited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus. In the opinion of divine's management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the audited consolidated financial statements and the related notes. divine's results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results divine may achieve for the full year.

	Period from May 7, 1999 (Inception) to December 31, 1999		Three Months Ended March 31,
		Year Ended December 31, 2000
			2000	2001
			(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Products	$313	$5,316	$777	$1,535
Services	724	38,763	4,438	8,222

Total revenues	1,037	44,079	5,215	9,757
Total operating expenses	10,465	346,621	46,119	51,326
Net loss	(9,407)	(470,319)	(44,185)	(65,587)
Net loss applicable to common stockholders	(12,927)	(528,182)	(77,416)	(65,587)
Basic and diluted net loss per share applicable to common stockholders	$(4.59)	$(7.84)	$(7.79)	$(0.49)
Shares used in computing basic and diluted net loss per share	2,816	67,391	9,942	134,586
	December 31, 1999	December 31, 2000	March 31, 2001
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$162,841	$252,533	$222,287
Working capital	138,279	254,228	219,824
Total assets	238,872	420,181	384,151
Long-term debt and capital lease obligations	289	7,495	9,093
Total stockholders' equity	205,234	367,883	328,213

Selected Historical Financial Data of eshare

    You should read carefully eshare's consolidated financial statements, including the related notes, and "Information Regarding eshare—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 112 in this joint proxy statement/prospectus. eshare has derived its consolidated balance sheet and statement of operations data as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 from its audited consolidated financial statements, of which eshare's audited financial statements as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 are included in this joint proxy statement/prospectus. On September 1, 1999, eshare completed the acquisition of eShare.com, Inc. (formerly eShare Technologies, Inc.). The acquisition was accounted for as a pooling of interests; therefore, all prior period amounts have been restated. eshare has derived its unaudited consolidated balance sheet and statement of operations data as of and for the three months ended March 31, 2000 and 2001 from eshare's unaudited consolidated financial statements included in this joint proxy statement/prospectus. In the opinion of eshare's management, these unaudited consolidated financial statements contain all adjustments (which comprise only normal and recurring accruals) necessary to present fairly eshare's financial information when read in conjunction with the audited financial statements and the related notes. The interim results for the three months ended March 31, 2001 are not necessarily indicative of results eshare may achieve for the full year.

	Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Product	$32,077	$46,481	$71,333	$63,063	$48,675	$12,667	$10,074
Service	15,944	20,039	25,748	31,792	35,281	7,789	9,025

Total revenues	48,021	66,520	97,081	94,855	83,956	20,456	19,099
Cost of revenues:
Product	11,494	15,577	21,680	19,398	10,738	2,852	2,500
Service	6,994	9,642	13,346	16,765	20,384	4,160	5,760

Total cost of revenues	18,488	25,219	35,026	36,163	31,122	7,012	8,260

Total operating expenses	22,813	34,351	48,006	70,483	71,907	14,841	14,813
(Loss) income from operations	6,720	6,950	14,049	(11,791)	(19,073)	(1,397)	(3,974)
Net (loss) income	6,896	5,816	8,540	(9,958)	(11,117)	(822)	(2,305)
Net (loss) income applicable to common shareholders	6,896	5,816	8,540	15,808	(11,117)	(822)	(2,305)
Pro forma net income	4,069	2,898
(Loss) earnings per share:
Diluted (loss) earnings per share	$0.39	$0.29	$0.40	$(0.76)	$(0.51)	$(0.04)	$(0.10)
Pro forma diluted (loss) earnings per share	0.23	0.14	0.40	(0.76)	(0.51)	(0.04)	(0.10)
Weighted average shares outstanding:
Diluted	17,475	20,049	21,575	20,758	21,697	21,435	21,975
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$10,973	$32,116	$30,783	$14,873	$14,727	$15,239	$9,878
Working capital	9,474	32,909	42,656	38,596	21,622	39,202	18,835
Total assets	29,167	58,861	78,484	77,323	72,872	76,633	67,248
Long-term debt	—	185	2,726	74	—	59	—
Total shareholders' equity	12,786	38,649	48,394	53,837	44,390	54,053	42,154

Unaudited Selected Pro Forma Condensed Combined Financial Information

    In addition to the pending merger between divine and eshare, on July 6, 2001, divine entered into an agreement and plan of merger and reorganization with RoweCom Inc., a business-to-business provider of e-commerce solutions for purchasing and managing print and e-content knowledge resources, including magazines, newspapers, journals and e-journals, books and other sources of commercial, scientific and general interest information and analysis. Completion of the RoweCom merger is subject to a number of conditions, including the approval of the merger by RoweCom's stockholders and the satisfaction of certain financing conditions by RoweCom and its subsidiaries. The following unaudited selected pro forma condensed combined financial information reflects the acquisition of eshare alone as well as the acquisitions of eshare and RoweCom together.

    Because the pro forma financial information is based upon the financial condition and operating results of eshare and RoweCom during periods when they were not under the control, influence or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of the respective periods presented, nor is it indicative of future financial or operating results. The unaudited selected pro forma condensed combined financial information does not give effect to any synergies that may occur due to the integration of eshare and RoweCom with divine. The unaudited selected pro forma condensed combined financial information should be read in conjunction with the historical financial statements of divine, including the related notes, incorporated by reference in this joint proxy statement/prospectus, the historical financial statements of eshare, including the related notes included elsewhere in this joint proxy statement/prospectus, and the unaudited pro forma condensed combined financial statements, including the related notes, included elsewhere in this joint proxy statement/prospectus.

Unaudited Selected Pro Forma Condensed Combined Financial Information
as of March 31, 2001
(in thousands)

	divine	eshare	eshare Pro Forma Adjustments	divine/eshare Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	divine/eshare/RoweCom Pro Forma Combined
Cash and cash equivalents	$222,287	$4,193	$(6,250)	$220,230	$6,497	$(500)	$226,227
Working capital	219,824	18,835	(6,302)	232,357	(26,962)	(500)	204,895
Total assets	384,151	67,248	31,584	482,983	104,509	21,359	608,851
Long-term debt and capital lease obligations	9,093	—	—	9,093	6,135	—	15,228
Total stockholders' equity (deficit)	328,213	42,154	32,926	403,293	(8,432)	21,359	416,220

Unaudited Selected Pro Forma Condensed Combined Financial Information
for the three months ended March 31, 2001
(in thousands, except per share data)

	divine	eshare	eshare Pro Forma Adjustments	divine/eshare Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	divine/eshare/RoweCom Pro Forma Combined
Revenues	$9,757	$19,099	$—	$28,856	$114,033	$—	$142,889
Total operating expenses	51,326	23,073	2,674	77,073	117,777	1,822	196,672
Net loss	(65,587)	(2,305)	(2,674)	(70,566)	(5,567)	(1,822)	(77,955)
Net loss applicable to common stockholders	(65,587)	(2,305)	(2,674)	(70,566)	(5,567)	(1,822)	(77,955)
Basic and diluted net loss per share applicable to common stockholders	$(0.49)			$(0.37)			$(0.38)
Shares used in computing basic and diluted net loss per share	134,586			192,969			203,204

Unaudited Selected Pro Forma Condensed Combined Financial Information
for the year ended December 31, 2000
(in thousands, except per share data)

	divine	eshare	eshare Pro Forma Adjustments	divine/eshare Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	divine/eshare/RoweCom Pro Forma Combined
Revenues	$44,079	$83,956	$(1,815)	$126,220	$347,581	$—	$473,801
Total operating expenses	346,621	103,029	8,880	458,530	413,752	7,286	879,568
Net loss from continuing operations	(470,319)	(11,117)	(10,695)	(492,131)	(75,186)	(7,286)	(574,603)
Net loss from continuing operations applicable to common stockholders	(528,182)	(11,117)	(10,695)	(549,994)	(75,186)	(7,286)	(632,466)
Basic and diluted net loss per share applicable to common stockholders	$(7.84)			$(4.37)			$(4.65)
Shares used in computing basic and diluted net loss per share	67,391			125,774			136,009

Comparative Per Share Data

    In the following table, we provide you with historical per share data and combined per share data on an unaudited pro forma basis. The pro forma information below assumes that the acquisitions of eshare and RoweCom occurred on January 1, 2000, that 2.4703 shares of divine common stock were issued in exchange for each eshare common share, and that 0.75 shares of divine common stock were issued in exchange for each share of RoweCom common stock. This data should be read along with the selected historical consolidated financial data included in this joint proxy statement/prospectus, the historical consolidated financial statements of divine and the related notes, incorporated herein by reference, and the historical consolidated financial statements of eshare and the related notes included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations for future periods or the results that actually would have occurred had the entities been a single entity during the periods presented.

	Year Ended December 31, 2000	Three Months Ended March 31, 2001
HISTORICAL PER SHARE DATA
Basic and diluted net loss per share from continuing operations:
divine	$(7.84)	$(0.49)
eshare	(0.51)	(0.10)
RoweCom	(6.48)	(0.45)
Book value per share at period end:
divine	$2.76	$2.32
eshare	2.04	1.92
RoweCom	(0.14)	(0.68)
PRO FORMA PER SHARE DATA
divine/eshare pro forma per share data(1)
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	$(4.37)	$(0.37)
Per equivalent eshare share(3)	(10.80)	(0.91)
Pro forma combined book value per share at period end(4):
Per divine share	N/A	$2.02
Per equivalent eshare share(3)	N/A	4.98
divine/eshare/RoweCom pro forma per share data(2)
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	$(4.65)	$(0.38)
Per equivalent eshare share(3)	(11.49)	(0.87)
Pro forma combined book value per share at period end(4):
Per divine share	N/A	$1.98
Per equivalent eshare share(3)	N/A	4.89

(1)
This unaudited pro forma combined per share information combines the financial information of divine with the financial information of eshare.

(2)
This unaudited pro forma combined per share information combines the financial information of divine with the financial information of eshare and RoweCom.

(3)
The unaudited equivalent eshare pro forma per share amounts are calculated by multiplying the unaudited combined pro forma per share amounts by the assumed share exchange ratio of 2.4703 divine shares for each outstanding eshare common share.

(4)
Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock, net of treasury shares, outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock and the exchangeable shares outstanding at the end of the period.

Comparative Stock Price Information

    The following table sets forth the last sale prices per share of eshare common shares and divine common stock on the Nasdaq National Market on July 6, 2001, the last trading day prior to the public announcement of the proposed merger, and on July 30, 2001, the most recent date for which prices were practically available prior to the date of this document. The table also sets forth the value of the divine common stock that an eshare shareholder would have received for one eshare common share, assuming that the merger had taken place on those dates, and assuming that divine had not elected to pay any portion of the merger consideration in cash, other than for fractional shares. These numbers have been calculated by multiplying the last sale price per share of divine common stock on those dates by the adjusted exchange ratio. The actual value of the divine common stock that an eshare shareholder will receive on the date of the merger may be higher or lower than the prices set forth below. We urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

	Last sale price of eshare common shares	Last sale price of divine common stock	divine average closing price	Adjusted exchange ratio	Value of divine common stock received per eshare common share
July 6, 2001	$1.28	$1.50	$1.61	1.938	$2.91
July 30, 2001	2.31	1.14	1.249	2.498	2.85

    divine common stock has been traded on the Nasdaq National Market under the symbol "DVIN" since its initial public offering in July 2000. The following table sets forth for the periods indicated quarterly high and low sale prices reported on the Nasdaq National Market for divine common stock. divine has not paid any cash dividends during the periods presented and does not anticipate paying cash dividends in the foreseeable future.

	High	Low
Fiscal Year Ending December 31, 2001:
Third Quarter (through July 30, 2001).	$2.15	$1.10
Second Quarter.	2.06	1.00
First Quarter	2.84	1.09
Fiscal Year Ended December 31, 2000:
Fourth Quarter	$4.25	$1.00
Third Quarter (beginning July 12, 2000)	12.44	3.62

    eshare common shares have been traded on the Nasdaq National Market under the symbol "ESHR" since its initial public offering in June 1997. The following table sets forth for the periods indicated quarterly high and low sale prices reported on the Nasdaq National Market for eshare common shares. eshare has not paid any cash dividends during the periods presented.

	High	Low
Fiscal Year Ending December 31, 2001:
Third Quarter (through July 30, 2001).	$2.98	$1.15
Second Quarter	2.12	0.62
First Quarter	1.95	0.47
Fiscal Year Ended December 31, 2000:
Fourth Quarter	$3.62	$0.75
Third Quarter	7.00	1.87
Second Quarter	12.25	4.62
First Quarter	26.00	11.25
Fiscal Year Ended December 31, 1999:
Fourth Quarter	$29.12	$3.44
Third Quarter	13.50	7.62
Second Quarter	16.87	9.37
First Quarter	25.12	11.00

RISK FACTORS

    In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at your special meeting and the acquisition by the eshare shareholders of divine common stock. For periods following the merger, we have assumed the consummation of the RoweCom merger. References to the products, businesses, financial results or financial condition of divine and eshare mean our combined enterprise and its subsidiaries, including RoweCom. We have separated the risks into three groups: risks relating to the proposed merger, risks relating to the combined entity and risks relating to ownership of divine common stock. References to "we," "us" and "our" in "—Risks Relating to the Proposed Merger" refer to the combined divine/eshare entity following the completion of the merger. References to "we," "us" and "our" in "—Risks Relating to the Combined Entity" and "—Risks Relating to Owning divine Common Stock" refer to the combined divine/eshare/RoweCom entity following completion of the merger.

Risks Relating to the Proposed Merger

    We may be unable to successfully integrate our operations and personnel and, as a result, may not realize the expected benefits of the proposed merger.

    This merger requires the integration of our companies, which have previously operated independently. We may not accomplish this integration smoothly, quickly, successfully, or at all. The successful combination of the companies will require significant effort, managerial resources, time and expense. divine and eshare have different systems and procedures in many operational areas that must be rationalized and integrated. Integration also may be difficult because divine is based in Chicago, Illinois and eshare is based in Norcross, Georgia. This integration may be further complicated by the possible simultaneous integration of RoweCom's operations. While we integrate operations, management may be distracted, and employee uncertainty and lack of focus may disrupt our normal operations. As often occurs with mergers of technology/services companies, during the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also increase turnover. Failure to quickly and effectively accomplish the integration of our operations could have a material adverse effect on our business, financial condition and results of operations.

    If we are unable to successfully integrate or cross-sell our products and technologies, we may not realize the expected benefits of the proposed merger.

    We will need to integrate our product development operations, technologies and products. This integration may be difficult and unpredictable because divine's and eshare's products are highly complex and were developed independently and without regard to this integration. Successful integration will also require coordination of previously independent development and engineering teams, as well as sales and marketing efforts and personnel. In addition, this integration may take longer than expected, and we may need to expend more resources on integration than we anticipated. The need to expend additional time and money on our integration would reduce the resources that would otherwise be available to develop new products and technologies. If we cannot integrate our products and technologies successfully on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

    Our customers may react unfavorably to the merger, which could negatively affect our results of operations.

    The merger may disrupt our customer relationships. Uncertainty regarding the merger and our ability to effectively integrate our operations without a significant reduction in the quality of product and service offerings may also cause some of our customers to explore alternatives. Further, customers may defer making purchasing decisions as they evaluate the likelihood of our successful integration. Any significant delay or loss of business from significant customers could have a negative effect on our results of operations.

    The amount and type of consideration that eshare shareholders will receive in the merger may not be finalized until after the date of the eshare and divine special meetings.

    The number of shares of divine common stock that eshare shareholders will receive at the closing of the merger may increase or decrease pursuant to the exchange ratio, which is tied to fluctuations in the market price of divine common stock. Furthermore, if the number of shares of divine common stock to be issued in the merger pursuant to the exchange ratio exceeds 28,546,506, divine may elect to pay cash in lieu of all or any portion of the shares issuable in excess of 28,546,506 shares. Accordingly, the amount and type of consideration to be received by eshare shareholders in the merger may not be settled as of the dates of the special meetings and will depend on the market price of divine common stock in the days leading up to the closing of the merger and divine's decision as to whether to pay cash in lieu of a portion of the shares of its common stock. Historically, the market price of both divine common stock and eshare common shares has been volatile. We have included the market prices of divine common stock and eshare common shares as of a recent date under the caption "Selected Historical and Pro Forma Financial Data—Comparative Stock Price Information" beginning on page 17. However, we cannot assure you what the market prices of the divine common stock or eshare common shares will be at any time. We, therefore, urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

    Officers and directors of eshare have potential conflicts of interest in the merger.

    Certain of eshare's officers and directors have employment and other agreements and/or benefit plans that provide them with interests in the merger that are different from, or in addition to, interests of eshare shareholders. These interests, which include acceleration of vesting of stock options, severance benefits and an employment agreement with Aleksander Szlam, are described in more detail under the caption "The Merger—Interests of Certain Persons in the Merger" beginning on page 71.

    After the merger, shareholders of eshare will have different shareholder rights that may be less advantageous than their current rights.

    Upon consummation of the merger, eshare shareholders will become divine stockholders. Differences in eshare's amended and restated articles of incorporation and amended and restated bylaws and divine's third amended and restated certificate of incorporation and amended and restated by-laws, as well as differences in Delaware and Georgia law and divine's stockholder rights plan, will result in changes to the rights of eshare shareholders when they become divine stockholders. See "Comparison of Rights of divine Stockholders and eshare Shareholders" beginning on page 127.

Risks Relating to the Combined Entity

    divine has been in business for only two years, has little operating history and has a new business strategy that may continue to change, which makes it difficult to evaluate its business.

    divine was formed in May 1999 and began operations as an Internet holding company engaged in business-to-business e-commerce through a community of associated companies. divine announced a new strategy to focus on enterprise Web solutions in February 2001. Because divine has only recently begun operating under this new business strategy, there is limited data upon which you can evaluate its prospects. As we continue to analyze business plans and internal operations in light of market developments, we may decide to make further substantial changes in our business plan and organization. These changes in business strategy may include moving into areas in which divine has little or no experience. Furthermore, our future business strategy will depend on our ability to successfully acquire and integrate other businesses as we continue to seek to expand our portfolio of products and services. We are, and will remain for the foreseeable future, subject to risks, expenses and uncertainties frequently encountered by young companies, and it will continue to be difficult to evaluate our business and its likelihood of success.

    Our overall performance and quarterly operating results will be affected by the revenues generated from eshare's and RoweCom's products and services and will be affected by fluctuations in the sales of these products and services.

    We expect eshare's and RoweCom's revenues to comprise a significant portion of our revenues in the future. In particular, we expect RoweCom's revenues to represent a significant portion of our revenues because RoweCom historically has recognized as revenue its cost of the knowledge resource it sells plus the fee retained by RoweCom. In addition, RoweCom has historically experienced seasonal fluctuation in revenues because substantially all of its revenues have been generated in the fourth quarter of each year, when most subscriptions are purchased or renewed by RoweCom's customers. Fluctuations in the revenue generated from our offering of CIM solutions and knowledge resources will likely impact our overall performance, and risks relating to our CIM solutions and knowledge resources may affect our success as a whole.

    Moreover, divine's, eshare's and RoweCom's revenues and results of operations have varied substantially from quarter to quarter. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

  •
  the success of, and costs associated with, acquisitions, joint ventures or other strategic relationships;

  •
  losses or charges incurred by associated companies that may include significant write-downs, write-offs and impairment charges;

  •
  the level of product and price competition;

  •
  the length of our sales and implementation process;

  •
  the size and timing of individual transactions;

  •
  seasonal trends;

  •
  the mix of products and services sold;

  •
  software defects and other product quality problems;

  •
  the timing of new product introductions and enhancements by divine, eshare, RoweCom or their competitors;

  •
  customer order deferrals in anticipation of enhancements or new products to be offered by divine, eshare, RoweCom or their competitors;

  •
  changes in foreign currency exchange rates;

  •
  customers' fiscal constraints; and

  •
  general economic conditions.

    We expect to incur losses for the foreseeable future, and we may never become profitable.

    divine incurred net losses of approximately $9,407,000 for the period from inception on May 7, 1999 through December 31, 1999, approximately $470,319,000 for the year ended December 31, 2000, and approximately $65,587,000 for the three-months ended March 31, 2001. The majority of these losses were related to the consolidated operations of divine's associated companies and charges divine took to reduce the carrying value of these associated companies. We expect to incur additional losses for the foreseeable future. Our financial results will continue to be affected by the operations of our associated companies, some of which may cease operations in the future if they are unable to generate positive cash flow. Furthermore, we expect our operating expenses to increase significantly as we continue to develop the infrastructure necessary to implement our current business strategy and integrate acquired businesses. Changes to our business strategy and product lines may also cause us to incur additional expenses. To the extent that revenues do not increase at a sufficient rate, we may not be able to achieve and maintain profitability.

    If we do not successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

    Our business strategy includes the acquisition of other businesses that are complementary to ours, including other providers of enterprise software products or professional services. We may not be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisitions or successfully integrate any acquired businesses into our operations. Acquisitions involve a number of special risks and challenges, including:

  •
  diversion of management's attention;

  •
  assimilation of the operations and personnel of acquired companies;

  •
  incorporation of acquired products into existing product lines;

  •
  adverse short-term effects on reported operating results;

  •
  assumption of the liabilities of acquired companies;

  •
  possible loss of key employees; and

  •
  difficulty of presenting a unified corporate image.

    If we engage in future acquisitions, we might finance these acquisitions with available cash, the proceeds from possible debt financing or the issuance of additional equity securities (common or preferred stock), or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms. If we proceed with one or more significant future acquisitions, we may use a substantial portion of our available cash to consummate the acquisitions. If we consummate one or more significant acquisitions by issuing additional equity securities, the market price of our common stock could decline and stockholders could suffer significant dilution of their interests in us. Furthermore, sellers may be reluctant to accept divine common stock as consideration at its recent price level and given its historical volatility, in which case, our ability to complete further acquisitions could be significantly limited.

    For most of the businesses that we may acquire, we will likely have to record significant goodwill and other intangible assets, and generally accepted accounting principles may require us to recognize substantial amortization charges on the other intangible assets, reducing our future reportable earnings. Additionally, we will have to periodically test our goodwill and other intangible assets for impairment. If we determine that the value of the goodwill and/or the intangible assets have been impaired, we would be required to recognize substantial charges that would adversely affect our operating results. In addition, these acquisitions could involve non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

    The RoweCom transaction remains subject to a number of conditions, including its approval by RoweCom stockholders and the satisfaction of certain financing conditions by RoweCom and its subsidiaries. The RoweCom merger may not be completed if the conditions to closing are not satisfied or waived. Furthermore, if the RoweCom merger is completed, one of the key elements of RoweCom's strategy will be to continue to expand its catalog of knowledge resources. RoweCom gains content through acquisitions, strategic alliances and contacts with various publishers as RoweCom receives particular requests from clients. RoweCom may not be able to continue to gain available content through acquisitions, strategic alliances or directly from publishers.

    Our failure to retain key personnel may negatively affect our business.

    Our success depends on our ability to retain senior executives and other key employees who are critical to the continued advancement, development and support of our products and services and ongoing sales and marketing efforts. The loss of any key personnel or any significant group of employees could negatively affect our future business and prospects. If our management does not succeed in their roles, or we are not able to effectively allocate management responsibilities and cause our officers and senior managers to operate effectively as a group, our business could be negatively affected.

    Employee morale and our ability to attract and retain qualified employees may also be adversely affected by the decline and substantial fluctuation in the market price of divine common stock since its initial public offering, as many divine employees hold options with exercise prices far higher than divine's recent stock price.

    Revenues from our professional services division are difficult to predict because they are derived from project-based engagements.

    We derive almost all of the revenues of our professional services division from project-based client engagements, which vary in size and scope. As a result, the revenues of our professional services division are difficult to predict because a client that accounts for a significant portion of these revenues in one period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, because many of our professional services engagements involve sequential stages, each of which may represent a separate contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new professional services projects.

    If we cannot keep our billable professionals engaged on client projects, our future revenues could decline and our operating results could be adversely affected.

    Virtually all the client contracts of our professional services division allow the client to terminate our services on relatively short notice and do not guarantee us any specific or minimum amount of business from the client. To the extent that any significant clients decrease their use of our professional services, delay an engagement or terminate their relationship with us, the revenues of our professional services division could decline substantially and our overall operating results could be adversely affected to the extent we are unable to quickly redeploy our billable professionals to other client engagements.

    We may not be able to continue to compete successfully with our competitors.

    The market for our products and services is intensely competitive, fragmented and subject to rapid change. As a result of this merger and the RoweCom transaction, we will compete with a variety of companies that provide software solutions and professional services independently or on an integrated basis. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results. Furthermore, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and a larger customer base than we do.

    eshare's primary competitors in the field of integrated inbound/outbound telephony-based call management systems have been Davox Corporation, SER Systeme AG (formerly EIS International, Inc.) and Avaya, Inc. (formerly Mosaix International, Inc.) We will continue to compete primarily against Davox and Avaya in the collections segment of the outbound call management systems market, and against SER Systeme in the telemarketing and telesales segments of the inbound/outbound call management systems market. We will also compete in the computer telephony integration segment of the market, where principal competitors include Interactive Intelligence, Inc., Genesys Telecommunications Laboratories/Alcatel, and Stratasoft Corp., Apropos Technology, Castel, Inc. and CellIT, Inc., among others. In the future, we may also face additional direct competition from private branch exchange/automatic call distribution vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. Furthermore, in the Internet-based CIM industry, our competitors will include eGain Communications Corporation, Kana Software, Inc., Cisco Systems, Inc., Face Time Communications, Inc., LivePerson, Inc., People Support, Inc. and Siebel Systems, Inc.

    divine competes in various market segments that are extremely competitive, highly fragmented and subject to rapid change. While we offer an increasingly comprehensive range of advanced enterprise solutions, we compete with various providers of one or more components of our solutions. In the enterprise portal software and services segment, according to Delphi Research and the Yankee Group, the leading portal application makers in 2000 included: Plumtree Software, Inc., Hummingbird Ltd., Viador Inc., Sequoia Software Corporation (acquired by Citrix Systems, Inc.) and InfoImage, Inc., among others. We believe that additional competitors in the broader advanced enterprise solutions market include: IBM Corporation, PeopleSoft, Inc., BEA Systems, Inc., Microsoft Corporation, Sybase, Inc., Oracle Corporation, Computer Associates International, Inc., Epicentric, Inc., BroadVision, Inc., Vignette Corporation, Citrix Systems, Inc., Open Text Corporation, Top Tier Software, Inc., DataChannel, Inc., Tibco Software Inc., SAP AG, American Express Company and InfoSys Consulting Inc.

    Although RoweCom has not yet had significant direct competition from other companies offering a service for purchasing and managing the acquisition of subscriptions and books with comparable management control features, Ebsco Information Services has recently announced its intent to launch a desktop e-commerce service, similar to RoweCom's kStore in the near future. Thus, we expect that significant competition will develop in the near future with respect to RoweCom's knowledge resource services, and it may have an adverse impact on our business.

    If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

    The market for many of our products and services is newly emerging. As a result, we cannot accurately estimate the potential demand for them. We believe that market acceptance of many of our products and services will depend principally on our ability to:

  •
  timely develop or acquire products and services that meet changing customer needs;

  •
  effectively market our products and services;

  •
  hire, train, and retain a sufficient number of qualified sales and marketing personnel;

  •
  provide high-quality and reliable customer support for our products;

  •
  distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;

  •
  develop a favorable reputation among our customers, potential customers and participants in the software industry; and

  •
  withstand downturns in general economic conditions or conditions that would slow corporate spending on software products and professional services.

    Furthermore, the adoption of networks for book and subscription procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of the new approach. In addition, companies that have already invested substantial resources in traditional methods of procurement may be reluctant to adopt a new strategy. This could limit the growth of our revenues derived from the RoweCom merger.

    Some of the foregoing factors are beyond our control, and any one or more of them may limit our ability to expand our customer base. If our customer base does not expand, we may never become profitable and our stock price will likely decline.

    Our success is dependent upon the market for Internet services, which, along with the general economy, is experiencing a downturn.

    During late 2000 and 2001, the market for Internet services and technology experienced a significant decline. This decline is at least partly attributable to funding difficulties experienced by many companies and a general economic slowdown. Both developments have caused many of our current and potential customers and clients to cancel, reduce and/or delay some projects. If demand for our products and services does not improve, increased competition for business may result in significant decreases in the prices we charge for our products and services. A prolonged economic slowdown or continued uncertainty about the future of the market for Internet services will also adversely affect our business and financial results. The market for our products and services may not improve in a timely manner or to the extent necessary to allow us to achieve and sustain profitability in the near future.

    Our success will depend upon the ability of our software products to work with a large variety of hardware, software, database and networking systems.

    The success of our products will depend on various factors, including the ability of our products to integrate and be compatible with customer systems, particularly hardware systems, operating systems and data sources, as well as or better than competing products. The success of our software products will also depend on the ability of our products to work well with one another, with new products we are developing and with new software being developed by third parties. Also, we currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database and networking systems. To gain broad market acceptance, we believe that we will need to support an increasing number of systems in the future.

    Customers will be less likely to accept our products if we are unable to introduce in a timely manner new software products and enhancements that meet industry requirements.

    The market for our software products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render our existing products and services obsolete. As a result, unforeseen changes in customer and technological requirements for application features, functions and technologies could limit our ability to develop market share or could rapidly erode our position in those markets in which we have an established presence. Our growth and future operating results will depend in part upon our ability to develop and introduce new applications that anticipate, meet or exceed technological advances in the marketplace, meet changing customer requirements, respond to competitive products and achieve market acceptance.

    New products, platforms and language support typically require long development and testing periods. New products or enhancements may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. Our product acquisition, development and testing efforts have required, and are expected to continue to require, substantial investments. We may not possess sufficient resources to make these necessary investments.

    We also expect to develop and introduce new and enhanced versions of products as an integrated suite. In addition to the risks and uncertainties inherent in the development and introduction of new products, we will face significant challenges in developing and introducing new products and versions that work together effectively and allow customers to achieve the benefits of a broader product offering. We may not be able to identify or overcome these challenges.

    After the merger and the RoweCom transaction, we intend to offer the products and services of eshare and RoweCom to existing divine customers and divine's products to existing eshare and RoweCom customers. These customers may not have an interest in these other products and services. If we fail to cross-market our products and services, we will not achieve one of the expected benefits of the merger and the RoweCom transaction, and this failure could have a material adverse effect on our business, financial condition and operating results.

    Our future revenues and operating results may be adversely affected if the software application industry continues to evolve toward a subscription-based model.

    We expect our revenue growth rates and operating results to be adversely affected as customers require us to offer our products under a subscription-based application service provider model. We currently sell software application solutions on a perpetual license basis in exchange for an up-front license fee. Many of our customers are attempting to reduce their up-front capital expenditures by purchasing software applications under a hosted subscription service model. Under the hosted model, the customer subscribes to use an application from the software provider. Generally, the application is hosted on a server managed by the software provider or a third-party hosting service. We expect that subscription-based revenues will represent a substantial portion of future revenues generated by our software applications division and our managed applications division.

    Under the subscription-based model, we generally will recognize revenue and receive payment ratably over the term of a customer's subscription. As a result, our revenue growth rate under a subscription model may be less than what our revenue growth rate would be under a license model. In addition, the price of our services will be fixed at the time of entering into the subscription agreement. If we are unable to adequately predict the costs associated with maintaining and servicing a customer's subscription, then the periodic expenses associated with a subscription may exceed the revenues we recognize for the subscription in the same period, which would adversely affect our operating results. In addition, if we are not successful in implementing the subscription-based model, or if market analysts or investors do not believe that the model is attractive relative to our existing license model, our business could be impaired and our stock price could decline.

    Our business may be adversely affected if there are defects in our software or we are unable to acquire third-party software or hardware that is error-free.

    Software products as complex as those that we offer may contain errors that could occur at any point in a product's life cycle. divine and eshare have, in the past, discovered software errors in certain of their products and have experienced delays in shipment or implementation of products during the period required to correct these errors. Despite extensive testing by us and by our current and potential customers, errors in our software may be found in the future. This could result in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty cost. In particular, the call center environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and will limit our ability to uncover all defects prior to shipment and installation at a customer's location. We also license certain software used in our products from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Third-party software or hardware may contain errors that we are dependent upon others to correct. These errors could cause problems with the installation and operation of our products, which could harm our business.

    We may face potential liability to customers if our products or our customers' systems fail.

    Our software, portal and applications products are often critical to the operation of our customers' businesses and provide benefits that may be difficult to quantify. If a product of ours or a customer's system fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for such failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

    We could lose our competitive advantage if we fail to adequately protect our proprietary rights, and any related litigation could be costly and time consuming.

    We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. We may also not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of such litigation. Any future attempt by us to enforce our intellectual property rights might not be successful, or might result in royalties that do not exceed the cost of such enforcement efforts. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

    Other companies may claim that our products infringe their intellectual property rights, which could harm our business.

    Third parties may claim that we are infringing their intellectual property rights. We expect that the risk of infringement claims will rise as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. To develop our services and products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. These licenses may not be available on commercially reasonable terms, if at all. Former employers of our present and future employees may assert claims that these employees improperly disclosed confidential or proprietary information to us. Any such claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay money damages or enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition could be materially and adversely affected.

    Online security breaches could harm our business.

    A party that is able to circumvent our security systems or the security systems of our customers could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies have coverage limits and exclusions that may prevent reimbursement for losses caused by security breaches. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by any breaches. Despite these efforts, we may not be able to prevent all security breaches.

    Future government regulation could place financial burdens on our business.

    Because of the Internet's popularity and increasing use, new laws and regulations may be adopted that could have an adverse effect on us. In particular, states may impose discriminatory, multiple or special taxes on the Internet if the current moratorium on the application of these taxes, due to end on October 21, 2001, is not extended. If the moratorium ends, federal taxes may also be imposed on the use of the Internet. These state and federal taxes could cause a decrease in the volume of e-commerce and, therefore, the demand for our products and services. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of the Internet and e-commerce, which could decrease our revenue and place additional financial burdens on our business.

    Federal, state or foreign agencies have also adopted, and may continue to adopt, laws or regulations affecting the use of outbound call processing systems. These laws or regulations could limit the market for our products, which could materially adversely affect our business, operating results and financial condition. It is possible that these laws or regulations could expose companies involved in outbound call processing systems to liability, which could adversely affect our business.

    If we lost the services of Andrew J. Filipowski, our business could fail.

    We believe that Andrew J. Filipowski, our chairman and chief executive officer, is critical to our success. If we lost the services of Mr. Filipowski, our ability to promote our business and raise additional capital would be severely limited, and our business could fail. We do not maintain key man life insurance on Mr. Filipowski.

    Our key personnel have entered into non-compete agreements that could prevent us from engaging in certain activities and acquiring interests in some companies.

    Andrew J. Filipowski, our chairman and chief executive officer; Michael P. Cullinane, our executive vice president, chief financial officer and treasurer and a director; and Paul L. Humenansky, our president and chief operating officer and a director, have entered into consulting and non-compete agreements with PLATINUM technology International, inc., now a wholly-owned subsidiary of Computer Associates International, Inc. These agreements prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004, from participating or engaging, directly or indirectly, in the development, manufacture, marketing or distribution of any products or services offered by PLATINUM as of March 29, 1999, or any products or services offered by PLATINUM after that date and in which they had actively participated. PLATINUM was, as of March 29, 1999, and continues to be, engaged in the business of developing, marketing and supporting software products for managing information technology infrastructures and providing related professional services. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment and management of Web content.

    Under the agreements, Messrs. Filipowski, Cullinane and Humenansky also are prohibited from soliciting, or assisting another person to solicit or attempt to solicit, persons or entities that were current customers of PLATINUM or its affiliates before the end of the respective employment periods of Messrs. Filipowski, Cullinane and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity which competes with PLATINUM.

    To manage divine's business effectively in light of these agreements, divine has consulted with PLATINUM and Computer Associates before making any acquisition to confirm that a breach of these agreements would not result. PLATINUM and Computer Associates have consented to the merger and the RoweCom transaction. In the future, however, these consulting and non-compete agreements could limit our business opportunities, which could impair our success.

    Delays in sales and the implementation cycle for CIM solutions and managed applications could adversely affect us.

    If we experience delays in, or cancellations of, sales or implementations of CIM solutions and managed applications, our business and financial results could be hurt. To sell these products, we generally must provide a significant level of education to prospective customers regarding their use and benefits. In addition, prospective customers generally make a significant commitment of resources in connection with the implementation of these products. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of these solutions has generally been six months or more. Our implementation cycle could be lengthened in the future by delays over which we have little or no control, increases in the size and complexity of our installations and the number of third-party systems with which our products must be integrated. In addition, any unexpected delays in individual implementations could generate negative publicity and expose us to liability claims from our customers.

    eshare's operating results have been substantially dependent on a limited suite of products and the market for call center and Internet-based CIM solutions.

    eshare traditionally has derived a majority of its revenues from sales of its Conversations call center management product, its NetAgent Web-collaboration product and related services and support. eshare introduced Conversations in 1999 and NetAgent in 1998. eshare is currently in the process of developing next generation CIM applications and expects to begin beta trials in 2001. In the near term, we anticipate that a significant portion of our eshare-related revenue may be derived from eshare's Conversations and NetAgent product offerings and related services and support. We intend to enhance these products and develop market specific solutions. However, any factor adversely affecting the market for call center and Internet-based solutions in general, or the Conversations and NetAgent products in particular, could hurt our business and financial results. We also may face potential charges resulting from the write-down of inventory of outdated products that we cannot sell.

    eshare has traditionally relied on a few customers for a significant portion of its revenues, and we expect this trend will continue for our future call center revenues.

    eshare has historically derived, and we believe that we will continue to derive, a significant portion of call center revenues in any period from a limited number of large corporate clients. In 2000, eshare's five largest customers accounted for 16.6% of its total revenues. During 1999, eshare's five largest customers accounted for 28.2% of its total revenues. The loss, deferral or cancellation of an order from one of these customers could have a significant impact on our operating results. eshare's current customers might not place additional orders, and we might not obtain orders of similar magnitude from other customers. If we fail to retain any major customer of eshare, suffer any reduction, delay in or cancellation of orders by any such customer, or fail to market successfully CIM Solutions to new customers, our business and financial results could be hurt.

    RoweCom currently receives substantially all of its revenues from a limited number of services.

    RoweCom currently derives substantially all of its revenues from the sale of knowledge resources, which RoweCom sells principally through its desktop and library services. If the RoweCom merger is completed, any decline in demand for knowledge resources, an inability to integrate RoweCom's sales model into the companies RoweCom has recently acquired, or an inability to penetrate new markets as a result of competition, technological change or other factors could have a material adverse effect on our future results of operations and financial condition.

    Our international operations are subject to many unique risks.

    eshare's sales outside the United States accounted for approximately 31.7% and 27.6% of its total revenues in 1999 and 2000, respectively. A significant element of our business strategy is to continue expansion of eshare's and RoweCom's operations in international markets. This expansion will continue to require significant management attention and financial resources to develop eshare's international sales channels. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues. Our international operations are subject to a number of inherent risks, which will increase as the international operations expand, including:

  •
  significant volatility in the level and timing of business;

  •
  the impact of possible recessionary environments in economies outside the United States;

  •
  changes in foreign legal and regulatory requirements;

  •
  changes in tariffs;

  •
  the costs of localizing products for foreign markets and integrating products with foreign system components;

  •
  longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

  •
  difficulties and costs of staffing and managing foreign operations;

  •
  reduced protection for intellectual property rights in some countries;

  •
  potentially adverse tax consequences;

  •
  political and economic instability; and

  •
  the higher cost of foreign service delivery.

    While eshare's expenses incurred in foreign countries typically have been denominated in the local currencies, revenues generated by eshare's international sales typically have been paid in U.S. dollars, British pounds or Euros. We could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations.

    Our growth in operations will likely be dependent upon the successful development of direct and indirect sales channels.

    eshare primarily sells its products domestically through a direct sales force and internationally through both direct and indirect sales channels. eshare supports customers with internal technical and outsourced customer support staff. Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical and direct sales personnel and to outsource effectively our customer support functions. eshare has in the past experienced difficulty in recruiting qualified technical and sales personnel. If we are unable to rapidly and effectively expand eshare's technical staff and direct sales force, our business and financial results could be hurt.

    We believe that our future growth will also depend on our ability to continue to develop and maintain eshare's indirect sales channels, including value added resellers, or VARs, and distributors. Additionally, our investment of significant resources to develop these indirect sales channels could adversely affect our operating results if they do not generate sufficient additional revenues.

    If we are unable to recruit and retain qualified VARs and distributors, our results of operations could be adversely affected. Increased indirect sales also could adversely affect our average selling prices and result in lower gross margins because lower unit prices are typically charged on sales made through indirect channels. Sales of eshare products through indirect channels will reduce our gross profits from our services because VARs and distributors provide these services.

    As indirect sales increase, our direct contact with our customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, VARs and distributors may develop, acquire or market products competitive with our products. Our strategy of marketing products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors.

Risks Relating to Owning divine Common Stock

    The market price of divine common stock may continue to be volatile, which could cause litigation against us and prevent eshare shareholders from reselling their divine shares at or above the prices at which they acquire them in the merger.

    From divine's initial public offering in July 2000 through the date of this document, the price per share of divine common stock has ranged from a high of $12.44 to a low of $1.00. The market price of divine common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which are beyond our control, including:

  •
  quarterly variations in operating results;

  •
  volatility in the stock market;

  •
  volatility in the general economy;

  •
  changes in interest rates;

  •
  announcements of acquisitions, technological innovations or new software, services or products by us or our competitors; and

  •
  changes in financial estimates and recommendations by securities analysts.

    In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and CIM product and related professional service companies. Broad market and industry factors may decrease the market price of our common stock. As a result, eshare shareholders may be unable to resell their shares of divine common stock that they receive in the merger at or above the prices at which they acquired them. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key employees, our access to capital and other aspects of our business, which could also harm our business.

    Our stockholders rights agreement and provisions in our charter, our by-laws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium for your common stock.

    Our stockholders rights agreement and provisions in our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to you. These impediments include:

  •
  the rights issued in connection with the stockholders rights agreement that will substantially dilute the ownership of any person or group that acquires 15% or more of our common stock unless the rights are first cancelled or redeemed by our board of directors, in its discretion;

  •
  the classification of our board of directors into three classes serving staggered three-year terms;

  •
  the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

  •
  a requirement that special meetings of our board of directors may be called only by our chairman, president or a majority of our board of directors;

  •
  a prohibition against action by written consent of our stockholders;

  •
  a requirement that our stockholders comply with advance notice provisions to bring director nominations or other matters before meetings of our stockholders; and

  •
  the adoption of a provision of Delaware law that prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors.

    The existence of the stockholders rights agreement and these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our common stock.

    Our stock price may decline if a large number of shares are sold or there is a perception that these sales may occur.

    The market price of our stock could decline as a result of additional sales of common stock, or the perception that these sales could occur. As of the record date for the divine special meeting, there was an aggregate of               shares of restricted divine common stock that could be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144. As of the record date,    of those shares were eligible for sale subject to the volume, manner of sale and other limitations of Rule 144; 13,800,000 shares will be registered pursuant to a registration statement on Form S-3 that divine has agreed to file on or before September 1, 2001 in connection with the Emicom transaction; and the remaining        shares will become eligible for sale between the record date and August 2002, subject to certain lock-up agreements described below.

    The market price of divine common stock could decline as a result of the large number of shares that will become eligible for sale upon consummation of the merger.

    Based upon divine's closing sale price of $   on      , 2001, divine would issue        shares of divine common stock in the merger and grant or assume options to purchase      additional shares of divine common stock. As a result, we would have outstanding approximately        shares of common stock after the merger (assuming no exercise prior to the merger of outstanding options to acquire        shares of divine common stock and after giving effect to the completion of the RoweCom transaction).

    Based on the foregoing assumptions,       of the shares of divine common stock issued in the merger will be eligible for sale in the public market without restriction under the Securities Act, and             shares of divine common stock issued in the merger to eshare's affiliates will be eligible for sale subject to the volume, manner of sale and other limitations of Rule 145 under the Securities Act, including             shares to be issued

to eshare's principal shareholder, Szlam Partners, subject to the stockholder agreement described below. The market price of divine common stock could decline as a result of these sales or the perception that these sales could occur.

    Aleksander Szlam, the chairman and chief executive officer of eshare, and Szlam Partners have agreed with divine that, for a period of one year from the date of the closing of the merger, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to shares of our common stock they receive in connection with the merger, other than their right to sell shares directly to divine pursuant to the terms of their stockholder agreement with divine. Similarly, in connection with the acquisition of Emicom Group, Inc. on July 18, 2001, certain of the founders of Emicom have agreed that they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the 6,179,104 shares of divine common stock they received in that transaction until July 18, 2002. An early waiver of these lock-up agreements by us could permit sales of a substantial number of shares of our common stock and could adversely affect the trading price of our common stock.

    If our common stock is delisted from the Nasdaq National Market, the liquidity, visibility and price of our common stock may decrease.

    Since divine's initial public offering in July 2000, divine common stock has been listed on the Nasdaq National Market. Shares of our common stock could be delisted from the Nasdaq National Market if we fail to satisfy the continued listing requirements of the Nasdaq National Market, including the minimum bid price of $1.00 per share. If our common stock is delisted from the Nasdaq National Market, we would be forced to list our common stock on the OTC Bulletin Board or some other quotation medium, depending upon our ability to meet the specific listing requirements of those quotation systems. If this happens, an investor might find it more difficult to buy and sell, or to obtain accurate price quotations for, shares of our common stock. This lack of visibility and liquidity could further decrease the price of our common stock. In addition, delisting from the Nasdaq National Market might negatively impact our reputation and, as a consequence, our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus contains or incorporates by reference forward-looking statements about divine, eshare and the combined company within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding:

•	synergies;	•	capital productivity;
•	efficiencies;	•	capital spending;
•	cost savings;	•	the timetable for completing the merger; and
•	revenue enhancements;	•	integration of operations.
•	product integration;

    These statements may be made expressly in this document or may be incorporated by reference to other documents that divine has filed with the SEC. Forward-looking statements may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends, "plans" or similar expressions as they relate to divine, eshare or their management or by the fact that their truth or accuracy cannot be fully discerned without reference to future events.

    In making these statements, we believe that our expectations are based on reasonable assumptions. You should understand, however, that these forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond divine's and eshare's control, that may cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. These factors include the specific risk factors identified and discussed under the caption "Risk Factors" on pages 19 through 35 of this document, as well as:

  •
  economic and industry conditions—including adverse changes in economic or industry conditions generally or in the markets served by divine, eshare and RoweCom, product and labor prices, fluctuations in exchange rates and currency values, capital expenditure requirements and volatility in the stock market;
  •
  operating factors—including changes in operating conditions and costs, interest rates and access to capital markets;
  •
  political and governmental factors—including political developments and law and regulations and political stability in relevant areas of the world; and
  •
  competitive factors and technology advances—including the actions of competitors and the development and use of new technology.

    You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this document or, in the case of documents incorporated by reference, the date of the referenced document.

    The risk factors and cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that divine, eshare or persons acting on either company's behalf may issue. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this document, whether as a result of new information, future events, changed circumstances or any other reason after the date of this joint proxy statement/prospectus.

THE SPECIAL MEETINGS

Joint Proxy Statement/Prospectus

    This joint proxy statement/prospectus, including the enclosed proxy card, is being furnished to you in connection with the solicitation of proxies by each of divine's and eshare's board of directors for use at the special meetings. This joint proxy statement/prospectus is first being mailed to stockholders of divine and shareholders of eshare on or about       , 2001, and constitutes notice of the divine and eshare special meetings in conformity with the Delaware General Corporation Law and the Georgia Business Corporation Code, respectively.

Dates, Times and Places of the Special Meetings

    The special meetings are scheduled to be held as follows:

For divine stockholders: , 2001 9:00 a.m., local time divine, inc. 1301 North Elston Avenue Chicago, Illinois 60622	For eshare shareholders: , 2001 10:00 a.m., local time Morris, Manning & Martin, LLP 3343 Peachtree Road, NE, Suite 1600 Atlanta, Georgia 30326

Matters to be Considered at the Special Meetings

  divine Special Meeting

    At the divine special meeting, divine stockholders will be asked to vote on:

  •
  a proposal to approve the issuance of divine common stock in the merger pursuant to which eshare will merge into a wholly-owned subsidiary of divine and each eshare common share will be converted into a number of shares of divine common stock based on the average closing price of divine common stock on the Nasdaq National Market for the ten trading days ending two trading days prior to the closing of the merger; and

  •
  any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

    The divine board of directors, with one director, Andrew J. Filipowski, excluded because he is a director of eshare and two other directors not present at the meeting at which action was taken, unanimously approved and recommends a vote FOR the issuance of divine common stock in the merger.

  eshare Special Meeting

    At the eshare special meeting, eshare shareholders will be asked to vote on:

  •
  a proposal to approve and adopt the Agreement and Plan of Merger, dated July 8, 2001, by and among divine, inc., DES Acquisition Company, a wholly-owned subsidiary of divine, and eshare communications, Inc. and the merger of eshare into DES;

  •
  a proposal to approve an amendment to the eshare communications, Inc. (formerly Melita International Corporation) Employee Stock Purchase Plan that increased the number of eshare common shares authorized for issuance under the plan from 250,000 to 301,760; and

  •
  any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

    The eshare board of directors, with Andrew J. Filipowski and Aleksander Szlam excluded because they are interested directors, unanimously approved and recommends a vote FOR the approval and adoption of the merger agreement and the merger. The eshare board of directors also unanimously approved and recommends a vote FOR the approval of the amendment to the eshare employee stock purchase plan.

    We urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

Record Dates for the Special Meetings; Voting Rights

  divine Special Meeting

    Only recordholders of divine common stock at the close of business on the record date,             , 2001, are entitled to notice of, and to vote at, the divine special meeting. At the close of business on the record date, there were             shares of divine common stock outstanding and entitled to vote, held by approximately       holders of record. Each recordholder of divine common stock on the record date will be entitled to one vote for each share held on all matters to be voted on at the divine special meeting.

  eshare Special Meeting

    Only recordholders of eshare common shares at the close of business on the record date,             , 2001, are entitled to notice of, and to vote at, the eshare special meeting. At the close of business on the record date, there were             eshare common shares outstanding and entitled to vote, held by approximately       holders of record. Each recordholder of eshare common stock on the record date will be entitled to one vote for each share held on all matters to be voted on at the eshare special meeting.

Quorum; Required Votes

  divine Special Meeting

    At the divine special meeting, a quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares of divine common stock entitled to vote at the meeting. Abstentions and broker non-votes (as defined below under "—Proxies") will be counted as shares present for purposes of determining whether a quorum exists. If the issuance of the divine common stock in the merger requires divine stockholder approval, the affirmative vote of the holders of a majority of the shares of divine common stock that are present in person or by proxy and entitled to vote at the divine special meeting will be required. Abstentions by divine stockholders will have the same effect as a vote against the proposed issuance of divine common stock in the merger. Broker non-votes are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the number of affirmative votes needed to approve the issuance of the divine common stock.

  eshare Special Meeting

    At the eshare special meeting, a quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding eshare common shares entitled to vote at the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. The affirmative vote of (1) a majority of the eshare common shares outstanding as of the record date is required to approve and adopt the merger agreement and the merger, and (2) a majority of the votes cast at the eshare special meeting will be required to approve the amendment to the eshare employee stock purchase plan. Abstentions by eshare shareholders will have the same effect as votes against each of the proposed merger and the proposed amendment to the eshare employee stock purchase plan. Broker non-votes will not affect the outcome of the proposed amendment to the eshare employee stock purchase plan, other than to reduce the number of affirmative votes needed to approve the proposal, but will have the effect of a vote against the merger proposal. Therefore, we encourage eshare shareholders that have their eshare common shares registered in the name of their broker to direct their broker on how to vote their shares.

    divine has entered into a voting agreement with Szlam Partners, L.P., an entity beneficially owned by Aleksander Szlam, the chairman and chief executive officer of eshare, under which divine has been granted the right to vote 10,745,969 eshare common shares owned by Szlam Partners in favor of the approval and adoption of the merger agreement and the merger. As of the record date, the shares subject to this agreement represented approximately  % of the outstanding eshare common shares entitled to vote at the eshare special meeting.

    Andrew J. Filipowski, the chairman and chief executive officer of divine, is a member of the eshare board of directors. As of the record date, Mr. Filipowski beneficially owned               eshare common shares entitled to vote at the eshare special meeting, and has indicated his intention to vote these shares in favor of approval and adoption of the merger agreement and the merger. As of the record date, eshare's directors and executive officers (other than Mr. Szlam and Mr. Filipowski) beneficially owned an aggregate of               eshare common shares entitled to vote at the eshare special meeting and have indicated their intention to vote these shares, or cause these shares to be voted, in favor of approval and adoption of the merger agreement and the merger. As of the record date, the eshare common shares beneficially owned by eshare's directors and executive officers and entitled to vote at the eshare special meeting, in the aggregate, represented approximately    % of eshare's outstanding common shares entitled to vote at the eshare special meeting.

Proxies

    All shares of divine common stock represented by properly executed proxies received before or at the divine special meeting and all eshare common shares represented by properly executed proxies received before or at the eshare special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR the approval of the issuance of divine common stock in the merger, in the case of shares of divine common stock, or FOR approval and adoption of the merger agreement and the merger and the approval of the amendment to the eshare employee stock purchase plan, in the case of eshare common shares.

    If your shares are held in an account at a brokerage firm or bank, you must direct them on how to vote your shares. If you do not provide these directions and a broker or bank holding your shares returns an executed proxy card indicating that the broker or bank does not have discretionary authority to vote on the approval of the issuance of divine common stock in the merger, in the case of a divine stockholder, or the approval and adoption of the merger agreement and the merger, and/or the amendment to the eshare employee stock purchase plan, in the case of an eshare shareholder, this will constitute a broker non-vote. Shares represented by broker non-votes will be considered present at the special meetings for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the approval of the issuance of divine common stock in the merger for divine or the approval and adoption of the merger agreement and the merger and the amendment to the eshare employee stock purchase plan for eshare. Your broker or bank will vote your shares only if you provide directions on how to vote by following the instructions provided to you by your broker.

    divine stockholders may vote by telephone or over the Internet. If you vote by telephone or over the Internet, you will be required to have the control number appearing on your proxy card available in order to submit your vote. A properly completed telephone or Internet vote has the same effect as if you marked, signed and returned the proxy card by mail. See the instructions on the proxy card or voting instructions card for a detailed description of the telephone and Internet voting procedures. divine believes that the granting of proxies by telephone or over the Internet is valid under Delaware law. Please note that if you choose to vote over the Internet, you are responsible for any Internet access charges incurred.

    eshare shareholders may only vote in person at the eshare special meeting or by granting a proxy by signing and mailing the proxy card.

    Neither divine nor eshare expects that any matter other than approval of the issuance of divine common stock in the merger, in the case of divine, and approval of the merger agreement and the merger and approval of the amendment to the eshare employee stock purchase plan, in the case of eshare, will be brought before its respective special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card.

    Stockholders or shareholders of record may change their proxies in any of the following ways:

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  by sending a written notice to the secretary of either divine or eshare, as applicable, prior to the special meeting, stating that they would like to revoke their proxies;

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  by completing, signing and dating another proxy card and returning it by mail prior to the special meeting;

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  by telephone or via the Internet, if they are divine stockholders, by following the instructions provided on their proxy cards; or

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  by attending the special meeting and voting in person.

Attendance at a special meeting will not in and of itself constitute revocation of a proxy; you must cast an actual vote.

    If your shares are held in the name of a bank, broker or other fiduciary, including under the divine employee stock purchase plan, and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

    If sufficient votes in favor of approval and adoption of the merger agreement and the merger, in the case of the eshare special meeting, or the issuance of divine common stock, in the case of the divine special meeting, are not received by the time scheduled for the respective special meetings, the persons named as proxies may propose one or more adjournments or postponements of the respective special meetings for a period or periods of no more than thirty days in the aggregate to permit further solicitation of proxies. The persons named as proxies will vote for such adjournment or postponement those proxies that authorize them to vote for the adoption and approval of merger agreement and the merger, in the case of the eshare special meeting, or the issuance of divine common stock, in the case of the divine special meeting. They will vote against any such adjournment or postponement those proxies that direct them to vote against adoption and approval of the merger agreement and the merger, in the case of the eshare special meeting, or the issuance of divine common stock, in the case of the divine special meeting. Any adjournment or postponement will require the affirmative vote of a majority of the votes cast or, if a quorum is not present, a majority of the votes represented in person or by proxy at the session of the special meeting to be adjourned or postponed.

Solicitation of Proxies

    divine and eshare will share equally the expenses incurred in printing and mailing this joint proxy statement/prospectus. The initial solicitation of proxies by mail may be supplemented by telephone, Internet or personal solicitation by directors, officers or other regular employees of divine and eshare, respectively. No additional compensation will be paid to directors, officers or other regular employees for these services. divine and eshare will also request banks, brokers and other intermediaries holding shares of divine common stock and eshare common shares beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

    eshare shareholders should not send in any eshare stock certificates with their proxy card. The exchange agent will mail a transmittal letter to you containing instructions for the surrender of eshare stock certificates as soon as practicable after completion of the merger.

THE MERGER

    This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, voting agreement and stockholder agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger. Complete copies of the merger agreement, the voting agreement and the stockholder agreement are attached as Annexes A, B and C, respectively, to this joint proxy statement/prospectus.

Structure of the Merger

    If the eshare shareholders approve and adopt the merger agreement and the merger and, if necessary, divine stockholders approve the issuance of divine common stock in the merger, and all other conditions to the merger agreement are satisfied, eshare will merge into DES, a wholly-owned subsidiary of divine. As a result, eshare will cease its separate corporate existence and become a part of DES, the surviving corporation. We currently anticipate that we will complete the merger on or about             , 2001 and, in any event, unless the parties agree otherwise, on the second business day after obtaining stockholder and shareholder approval at the special meetings and satisfaction or waiver of all other conditions of the merger agreement.

Background of the Merger

    As part of their continuous efforts to increase shareholder value, eshare's board and executive management have regularly evaluated potential strategic combinations. To that end, eshare employed Broadview International LLC to act as its financial advisor and assist in this regard. eshare, with Broadview's assistance, has from time to time evaluated numerous potential strategic relationships.

    In December 2000, eshare's executive management met to discuss a wide range of strategic options for the business coincident with the usual end of year review and finalization of the 2001 operating plan and to reevaluate its overall business strategy and operations. At that time, eshare's management agreed that, while exploring opportunities in the market, and pending completion of a strategic alternative, eshare would maintain its efforts to increase shareholder value by continuing to develop and market its products and services.

    In late February 2001, a representative of divine contacted Aleksander Szlam, chairman and chief executive officer of eshare, to discuss a potential business arrangement. Representatives of divine had expressed a general interest in potentially acquiring eshare in the spring of 2000, but neither company pursued a transaction at that time. Mr. Szlam invited divine to develop a proposal for review by eshare.

    On February 22, 2001, eshare's executive management met with representatives of a third party to discuss the prospect of a strategic business combination.

    On March 20, 2001, eshare's executive management discussed the status of potential strategic business arrangements with the eshare board. All of eshare's directors were present at this meeting except Andrew J. Filipowski. Mr. Filipowski, as chairman and chief executive officer of divine, did not participate in any eshare board discussions concerning potential transactions with divine or the third party. The eshare board authorized eshare's executive management to proceed with separate preliminary discussions with both divine and the third party concerning a possible transaction.

    On March 23, 2001, eshare's executive management gave a presentation concerning its general business strategies, products and services to the divine transaction team.

    On April 3, 2001, the divine transaction team discussed the structure and financial terms of a potential acquisition of eshare with its outside counsel and financial advisors.

    On April 6, 2001, the divine transaction team continued to internally discuss and evaluate the structure and financial terms of a potential acquisition of eshare.

    From April 11 through April 13, 2001, members of the divine transaction team met with eshare management at eshare's headquarters in Norcross, Georgia to discuss operating results, financial systems and preliminary due diligence matters.

    On April 18, 2001, a representative of the divine transaction team presented the potential acquisition of eshare to divine's executive management and reviewed various transaction structure, valuation and operational matters.

    Also on April 18, 2001, divine sent a preliminary, non-binding term sheet to the chief executive officer of eshare, setting forth a stock-for-stock merger proposal. The transaction structure and valuation were discussed by eshare's chief executive officer and representatives of divine.

    On April 20, 2001, the divine transaction team discussed due diligence and operational matters with its outside accounting consultants.

    In May 2001, Broadview, at eshare's request, began to evaluate the indications of interest received from both divine and the third party and to assist eshare in discussions with potential strategic partners. From this date through the execution of the merger agreement with divine, members of eshare's executive management regularly discussed eshare's strategic alternatives with Broadview.

    On May 9, 2001, eshare's chief executive officer conducted separate meetings in Atlanta, Georgia with divine and the third party to review the status of a potential business transaction. At these meetings, each company was invited to continue to pursue a strategic combination with eshare.

    On May 20, 2001, the divine transaction team presented the status, structure and financial terms of the potential eshare acquisition to the executive management of divine.

    From May 21 through May 30, 2001, divine and its outside accounting consultants continued their preliminary investigation of eshare.

    On May 22, 2001, eshare held its regularly scheduled board meeting. eshare's board and executive management discussed various strategic alternatives and business combinations, including potential transactions with divine or the third party.

    On May 23, 2001, members of eshare's executive management met with Broadview to further evaluate eshare's strategic alternatives. Broadview was authorized to continue discussions with divine and the third party regarding a potential transaction.

    On May 24, 2001, Broadview and the third party's outside financial advisor discussed the preparation of a preliminary, non-binding term sheet outlining the proposed terms and conditions of a possible transaction.

    On May 25, 2001, Broadview presented eshare's executive management with preliminary eshare valuation information and discussed key issues in pursuing a strategic transaction.

    From May 29 through May 30, 2001, representatives of the third party and its financial advisor met with representatives of eshare and Broadview to discuss eshare's operations, technology, financial condition and prospects and other preliminary due diligence matters.

    On May 30, 2001, the divine transaction team distributed summary due diligence information concerning eshare to divine's board of directors.

    On May 31, 2001, representatives of divine and eshare's chief executive officer discussed transaction structure and valuation issues. After receiving the preliminary approval of its board, divine presented a revised, non-binding term sheet to Broadview outlining the proposed terms and conditions of a stock-for-stock merger, including a fixed exchange ratio of divine shares per eshare common share.

    Also on May 31, 2001, Broadview provided additional information concerning eshare to the third party's financial advisor.

    On June 1, 2001, Broadview, eshare's executive management and outside counsel discussed the previous negotiations and identified outstanding issues in connection with the non-binding term sheet submitted by divine and the expression of interest of the third party. Representatives of Broadview separately discussed various business and valuation issues with divine and the third party's financial advisor.

    On June 4, 2001, divine presented a revised, non-binding term sheet to Broadview outlining proposed terms and conditions of a potential stock-for-stock merger transaction. Broadview reviewed the revised, non-binding term sheet with eshare's executive management and outside counsel and subsequently discussed outstanding issues with divine. Later that evening, divine delivered a further revised, non-binding term sheet to eshare responding to the issues presented by Broadview.

    Also on June 4, 2001, the third party's financial advisor indicated to Broadview that the third party could not meet eshare's valuation expectations and would not be submitting a term sheet for a possible transaction.

    On June 5, 2001, Broadview reviewed preliminary valuation information and outstanding issues concerning the non-binding divine term sheet with eshare's board and executive management. eshare's board authorized Broadview to continue negotiations with divine and requested a meeting among eshare's board, eshare's executive management and the divine transaction team to discuss divine's business strategy and rationale for the possible transaction.

    On June 6, 2001, Broadview communicated eshare's negotiating position to divine and the request of eshare's board for a meeting at eshare's headquarters in Norcross, Georgia.

    Also on June 6, 2001, the third party's financial advisor discussed a possible revised valuation range with Broadview.

    On June 7, 2001, Broadview and divine discussed alternative transaction structures providing potential price protection for eshare's shareholders.

    Also on June 7, 2001, Broadview requested that the third party's financial advisor submit a preliminary, non-binding term sheet on behalf of the third party.

    On June 8, 2001, representatives of divine met with eshare's executive management and Broadview at eshare's headquarters in Norcross, Georgia to engage in an initial due diligence review of divine's business strategy and discuss the merits of a potential business combination between the companies.

    On June 11, 2001, the third party's financial advisor presented a preliminary, non-binding term sheet to Broadview outlining proposed terms and conditions of a possible transaction between the third party and eshare. The terms presented by the third party provided for a mix of cash and stock at a lower valuation than that proposed by divine.

    On June 12, 2001, Broadview discussed the preliminary, non-binding term sheet with the third party's financial advisor.

    Also on June 12, 2001, divine presented a further revised, non-binding term sheet to Broadview outlining proposed terms and conditions of a possible transaction between divine and eshare, including price protection for eshare's shareholders in the form of a price collar.

    On June 13, 2001, Broadview and eshare's board and executive management reviewed the non-binding term sheets provided by divine and the third party. eshare's board deemed the divine non-binding term sheet to be superior to that of the third party, authorized Broadview to clarify various issues regarding the price collar structure, and instructed eshare's executive management to sign a 14-day exclusivity agreement with divine pending satisfactory resolution of the open issues.

    On June 14, 2001, eshare entered into a 14-day exclusivity agreement with divine to pursue a possible business combination.

    Also on June 14, 2001, the revised terms and valuation of the potential eshare acquisition were tentatively approved by divine's board. divine's outside counsel transmitted an initial business due diligence request to eshare and Broadview and began to draft the definitive merger agreement and ancillary documentation.

    From June 18 through June 28, 2001, several meetings were held at eshare's headquarters in Norcross, Georgia among representatives of eshare, divine, the companies' outside counsel and divine's outside accounting consultants to review eshare's operations, technology and financial condition, as well as to discuss divine's operations and the potential synergies of the combined companies. At these meetings, members of eshare's executive management presented an overview highlighting eshare's operations, product positioning, technology, research and development efforts and results of operations and financial conditions. Meetings among representatives of eshare, divine and Broadview regarding financial and technological due diligence issues concerning both companies and post-merger integration matters continued through the execution of the merger agreement, as did legal and business due diligence by divine's representatives. Negotiation of the definitive terms of the merger agreement and ancillary documentation among divine's outside counsel, eshare's outside counsel and Broadview also continued through the execution of the merger agreement.

    On June 20, 2001, Broadview and eshare's board and executive management reviewed the price collar structure in light of the market prices of divine common stock and eshare common shares. eshare's board authorized Broadview to negotiate a revised price collar structure with divine.

    From June 21 through June 27, 2001, representatives of Broadview and divine negotiated a revised price collar structure and other terms and conditions of the proposed merger agreement.

    On June 28, 2001, Broadview, eshare's board and eshare's executive management discussed the status of the divine price collar negotiations. eshare's board authorized Broadview to re-approach the third party's financial advisor after the expiration of the divine exclusivity period to determine if the third party remained interested in pursuing a potential strategic transaction with eshare. The divine exclusivity period expired at midnight on this date.

    On June 29, 2001, the third party's financial advisor indicated that the third party remained interested in a potential transaction, but only at the valuation range previously discussed.

    Also on June 29, 2001, divine's board tentatively approved a revised price collar structure, which was outlined in a further revised, non-binding term sheet presented to Broadview later that evening.

    On June 30, 2001, Broadview and eshare's board, executive management and outside counsel discussed divine's further revised, non-binding term sheet and the third party's verbal indication of continued interest. eshare's board concluded that divine's offer was superior and determined that there was no reason to move forward with the third party unless presented with a substantially improved offer. eshare's board authorized Broadview to continue negotiations concerning greater price protection for eshare shareholders with divine.

    On July 2, 2001, eshare entered into a second 14-day exclusivity agreement with divine to pursue a possible business combination.

    From July 2 to July 3, 2001, eshare's outside counsel conducted a due diligence review of divine's operations at divine's offices located in Lisle, Illinois.

    Also on July 3, 2001, Broadview, eshare's board and executive management discussed the status of negotiations, timing issues and the roles and responsibilities of eshare's independent directors, as well as the scope of Broadview's fairness opinion. eshare's independent directors (Messrs. Jeffery, House, Pellicci and Tito) determined that they should obtain independent counsel to review the merger agreement and ancillary documents and advise them. The independent directors held a separate meeting with independent counsel to discuss the specifics of the proposed agreements.

    On July 4, 2001, the independent directors and independent counsel reviewed the proposed merger transaction, the proposed ancillary transactions to which Mr. Szlam and entities controlled by him would be parties and the scope of their fiduciary duties with the independent counsel.

    On July 5, 2001, Broadview, eshare's outside counsel, Mr. Szlam, eshare's independent directors, eshare's executive management and independent counsel held a meeting at which eshare's independent directors requested a chronology of the discussions with divine and the third party and a summary of the merger agreement and ancillary documents. Later that day, the independent directors and independent counsel met to review the requested materials and to discuss the merger transaction and the ancillary transactions. In their fiduciary capacity to the company's public shareholders, eshare's independent directors requested that certain elements of the ancillary transactions be restructured. Later that same day, another meeting was held with the independent directors, independent counsel, Broadview and eshare's outside counsel, at which Broadview reported on transaction structure changes it felt were necessary to provide eshare with a fairness opinion taking into consideration both the merger and the ancillary transactions. The independent directors and independent counsel then met separately to discuss transaction structure alternatives and subsequently requested that Broadview negotiate with divine to restructure various elements of the merger and ancillary transactions.

    On July 6, 2001, the independent directors and independent counsel continued to meet and review further transaction structure changes and the progress of negotiations with divine. Broadview reported on the continuing negotiations regarding the independent directors' proposed structure revisions, and eshare's executive management reviewed the potential benefits of a merger with divine to eshare's shareholders and customers.

    On July 7, 2001, the independent directors and independent counsel met to discuss the merger and ancillary transactions. The independent directors were informed by Broadview and eshare's executive management that divine had made certain revisions to the transaction structure.

    On July 8, 2001, the independent directors and independent counsel met with eshare's executive management and outside counsel to discuss the progression of the negotiations with divine.

    Later on July 8, 2001, eshare's independent directors held a meeting during which the independent directors, independent counsel, eshare's executive management and Broadview reviewed the status of the negotiations with divine and the terms of the revised versions of the merger agreement and ancillary documents. Broadview presented an analysis of the transaction and provided its opinion that the consideration to be received in the merger by holders of eshare common shares is fair, from a financial point of view, to such holders. eshare's independent directors then unanimously voted to approve and adopt the merger agreement and the agreements and transactions contemplated thereby, and unanimously voted to recommend that eshare's shareholders approve and adopt the merger agreement and the merger.

    Also on July 8, 2001, divine's board reviewed the terms of the revised merger agreement and ancillary documents. Robertson Stephens presented its opinion that the exchange ratio as of July 8, 2001 was fair, from a financial point of view, to divine. divine's board, with the exception of Mr. Filipowski, who recused himself from the board decision regarding the merger with eshare, and board members John Cooper and Kevin Nater, who were not present at the meeting, then unanimously voted to approve and adopt the merger agreement and the ancillary agreements and the transactions contemplated thereby and unanimously voted to recommend that divine's stockholders approve the issuance of divine common stock in the merger, if their approval was necessary.

    On July 8, 2001, the parties reached final agreement on all terms and signed the merger agreement, the voting agreement and the stockholder agreement.

    On July 9, 2001, prior to the opening of the Nasdaq National Market, divine and eshare issued a joint press release announcing the execution of the merger agreement.

The Companies' Reasons for the Merger

    The boards of directors of divine and eshare independently concluded that the proposed merger will afford to each company the complementary strengths of the two individual companies, will provide the combined company significant potential advantages and resources and potentially will enable the combined company to address emerging strategic opportunities more quickly and effectively.

    divine and eshare have each identified additional reasons for the merger, as discussed below. It should be noted, however, that the potential benefits of the merger may not be fully realized. See "Risk Factors" beginning on page 19.

divine's Reasons for the Merger and Recommendation of divine's Board of Directors

    The divine board of directors believes that the merger is fair to, and in the best interest of, divine's stockholders, and, with one director, Andrew J. Filipowski, excluded because he is a director of eshare, and two other directors not present at the meeting at which action was taken, unanimously recommends that divine's stockholders approve the issuance of divine common stock in the merger.

    In reaching its decision, in addition to the anticipated joint benefits described above, the divine board of directors consulted with divine's management, as well as its legal counsel and financial advisor, and considered, among others, the following information and potential material factors:

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  the compatibility of eshare's products and services with divine's enterprise Web solutions business strategy;

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  the economics of the software solutions industry, and the belief of the divine board that greater product variety, size and resources will increasingly be required for companies to compete successfully in this industry;

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  the belief that the combination of eshare's technology, products and services with divine's products, services, sales and marketing infrastructure should enable the combined company to expand the range of products and services offered to the combined company's customers and increase sales;

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  the divine board's expectation that the addition of eshare's operations to divine would likely increase the overall value and profitability of divine;

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  information concerning divine's and eshare's respective businesses, historical financial performance and condition, operations, technology, products, strategic partners, customers, competitive positions, prospects and management;

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  current financial market conditions and the historical market prices, volatility and trading information of divine common stock and eshare common shares;

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  the financial and other terms of the merger, including the relationship between the market value of divine common stock and eshare common shares and a comparison of comparable merger transactions;

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  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are fair and reasonable;

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  the likelihood that the merger would be completed, including the limited conditions to the closing of the merger, as well as the experience, reputation and financial condition of eshare;

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  the potential impact of the merger on strategic partners, customers and employees of divine and eshare;

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  the likely reaction to the merger in the financial markets; and

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  the presentation of Robertson Stephens, Inc. and the opinion of Robertson Stephens to the effect that, subject to certain matters set out in its opinion, the exchange ratio, as of July 8, 2001 (which, at the time, would have been 2.08) was fair, from a financial point of view, to divine. A copy of Robertson Stephens' written opinion dated July 8, 2001, setting forth the assumptions made, matters considered and review undertaken, is attached to this joint proxy statement/prospectus as Annex E. divine stockholders are urged to read the Robertson Stephens opinion in its entirety.

    The divine board of directors considered various alternatives to the merger, including alternative acquisitions and directly competing with eshare in its markets. The divine board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

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  the possibility that the potential benefits set forth above may not be fully realized;

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  the substantial costs of integrating the businesses of divine and eshare and the transaction expenses arising from the merger;

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  certain risks applicable to the merger and the business of the combined company as set forth under "Risk Factors" beginning on page 19; and

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  the possibility that the merger might not be consummated, resulting in a potential adverse effect on the market price of the divine common stock.

Notwithstanding the risks, the divine board of directors concluded that the positive factors outlined above outweighed any negative considerations.

    The foregoing discussion of the information and factors considered by the divine board of directors is not intended to be exhaustive but is believed to include the material factors considered by the divine board of directors in connection with its review of the proposed merger. In view of the variety of factors, both positive and negative, considered, the divine board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Rather, the divine board of directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the divine board. In addition, individual members of the divine board of directors may have given different weight to different factors.

    In considering the proposed merger, the divine board of directors was aware that Andrew J. Filipowski is a member of eshare's board of directors and, as of July 8, 2001, beneficially owned approximately 2.0% of eshare's outstanding common shares. See "—Interests of Certain Persons in the Merger" beginning on page 71.

    Based on the above-described analysis, the divine board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the divine stockholders. Accordingly, the divine board of directors has approved and adopted the merger agreement and the merger and recommends that the stockholders of divine vote FOR approval of the issuance of divine common stock in the merger.

eshare's Reasons for the Merger and Recommendation of eshare's Board of Directors

    The eshare board of directors believes that the merger is fair to eshare's shareholders and in their best interest, and, with Andrew J. Filipowski and Aleksander Szlam excluded as interested directors, unanimously recommends the approval and adoption of the merger agreement and the merger.

    In reaching its decision, in addition to the anticipated joint benefits described above, the eshare board of directors consulted with eshare's management, as well as its legal counsel and financial advisor, and considered, among others, the following information and potential material factors:

    Financial Terms; Premium Valuation; Continuing Interest in Combined Company.  The eshare board noted that:

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  Based on the closing price of divine common stock on the last trading day prior to the meeting at which the board approved the merger agreement and the negotiated collar protecting the eshare shareholders from divine's stock price volatility, the per share value of the merger consideration represented a premium of approximately:

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  143% over the closing price of eshare's common shares on the last trading day prior to eshare's board approval; and

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  147% over the closing price of eshare's common shares 20 days prior to eshare's board approval.

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  Historical analysis of the premiums paid since January 1, 1999 for public software companies with total consideration between $25 million and $100 million showed only 1 of 33 companies purchased at a premium over 100%.

    Alternatives to the Merger.  The eshare board had considered numerous strategic alternatives and concluded that the merger represented the most desirable strategic alternative for eshare, as well as the most attractive opportunity that was available to eshare and its shareholders. Specifically:

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  The eshare board believed that to effectively compete in the CIM market, eshare needed to invest further in research and development. Without a strategic partner, it would be very hard, if not impossible, to secure the capital necessary for such investments.

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  The eshare board considered various strategic alternatives available to eshare, including:

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  continuing as an independent entity and entering into strategic financing or business arrangements with other industry participants or financing sources that would assist eshare in financing its business strategy; and

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  entering into a combination with, or being acquired by, another company in the CIM sector.

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  eshare's directors and management investigated and discussed these strategic alternatives over a period of months, and, during this period, were in contact with and/or engaged in discussions with other parties to determine if they would be interested in acquiring or engaging in a strategic or financial alliance with eshare, as discussed under "—Background of the Merger" beginning on page 42.

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  After intensive efforts to find another strategic partner, as described above, only one other party indicated a significant interest in engaging in a business combination. However, the valuation range proposed by that third party was substantially lower than the price collar structure agreed to by divine and did not offer a value to eshare shareholders comparable to that offered by divine. The proposal from the third party was not a firm proposal, did not offer the assurances of value or completion offered by divine and was subject to a due diligence contingency.

    Opinion of Financial Advisor.  Broadview International, eshare's financial advisor, made presentations to the eshare board concerning financial aspects of the proposed merger and of the various strategic alternatives available to eshare, and delivered its oral opinion, confirmed in writing, that as of the date of that opinion, the consideration to be received in the merger by holders of eshare common shares is fair, from a financial point of view, to eshare shareholders.

    Distribution Agreement with divine.  The eshare board viewed favorably divine's desire to become a distributor of the eshare products immediately upon signing of the merger agreement. The board believed that the addition of divine's sales force would help eshare's sales while offering divine personnel the opportunity to become trained on the eshare products.

    Complementary Strategies and Technologies.  The eshare board believed that there is a strong strategic and technology fit between divine's and eshare's product plans.

    New Opportunities for Growth.  The eshare board believed that the combination of eshare's and divine's businesses would create growth opportunities not available to either company without the merger. These include the opportunities to:

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  offer and provide a suite of customer interaction products that will allow the combined company to offer its customers more complete software solutions;

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  accelerate the introduction of next-generation customer interaction platforms that will be built around eshare's Conversations and NetAgent products; and

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  use divine's greater financial resources to finance eshare's growth-focused business strategy, which is expected to require significant capital commitments in the near term.

    The eshare board observed that these opportunities could enable the combined company to grow more quickly and beyond the levels eshare could be expected to achieve without the merger.

    Likelihood of Completion.  The eshare board believed that the nature and relatively limited number of conditions to the completion of the merger, and the strength of divine's obligations to fulfill those conditions, increased the likelihood that the merger will be completed. The eshare board also took into account divine's strong commitment to the deal throughout the negotiation of the transaction.

    Price Protection.  The eshare board viewed favorably the provisions in the merger agreement pursuant to which the exchange ratio for the conversion of eshare's common shares to divine's common stock adjusts to give the eshare shareholders substantial price protection. The merger agreement provides a "collar" mechanism that mitigates the effect of a decrease in the trading price of divine's common stock and allows the eshare board to terminate the merger if the closing sale price of divine's common stock is less than $1.00 for any 10 trading day period ending after the SEC declares effective the registration statement of which this joint proxy statement/prospectus is a part, but prior to the date of eshare's special meeting.

    Tax-Free Treatment.  It is expected that the portion of the merger consideration to be received by eshare shareholders in the form of shares of divine common stock will be tax-free to those shareholders for U.S. federal income tax purposes.

    The eshare board of directors also considered the terms of the merger agreement regarding eshare's right to consider, negotiate and undertake other acquisition proposals that might arise following announcement of the merger, as well as the possible effects of the provision regarding termination fees. In the course of these deliberations, legal counsel to eshare advised the eshare board of directors as to its fiduciary obligations in the context of considering the proposed transaction. The eshare board of directors concluded that, while the existence of the termination fee provision might reduce the likelihood that a third party would propose an alternative transaction with eshare pending completion of the merger, the increased costs to a third party would not be material and that the benefits of the merger to eshare outweighed the risks.

    The eshare board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  •
  the risks described under "Risk Factors" beginning on page 19;

  •
  that the merger agreement is required to be submitted to the eshare shareholders even if the eshare board withdraws or changes its recommendation that eshare shareholders vote in favor of the merger;

  •
  shareholder approval of the merger is virtually assured even if the eshare board were to withdraw or change its recommendation because Szlam Partners intended to enter into a stockholder agreement with divine contemporaneously with the signing of the merger agreement, under which it would agree to vote shares representing approximately 49% of the outstanding voting power in favor of the merger agreement, and the chief executive officer of divine, Andrew J. Filipowski, also beneficially owned approximately 2.0% of eshare's outstanding common shares as of July 8, 2001;

  •
  these facts would likely discourage other potentially interested third parties from proposing an alternative or superior transaction to eshare and would prevent eshare from engaging in any such transaction if proposed; and

  •
  that divine common stock has experienced substantial price volatility in the past year.

    The eshare board believed and continues to believe that these potential risks are outweighed by the potential benefits anticipated to result from the merger.

    In considering the proposed merger, the directors of eshare were aware of the interests of certain officers and directors in the merger described under "—Interests of Certain Persons in the Merger" beginning on page 71.

    The foregoing discussion addresses the material information and factors considered by the eshare board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. The eshare board conducted numerous discussions of the factors described above, including asking questions of eshare's management and legal and financial advisors, as well as independent legal counsel hired by the independent directors. In view of the variety of factors and the amount of information considered, the eshare board did not find it practical to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the eshare board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of the eshare board may have given different weight to different factors.

    The eshare board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, eshare shareholders. Accordingly, the eshare board of directors has approved the merger agreement and the merger and recommends that the shareholders of eshare vote FOR approval and adoption of the merger agreement and the merger.

Opinion of Financial Advisor to divine's Board of Directors

    On July 3, 2001, divine engaged Robertson Stephens, Inc. to act as its financial advisor in connection with the merger, and to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to divine.

    On July 8, 2001, at a meeting of the divine board held to evaluate the proposed merger, Robertson Stephens delivered to divine's board its oral opinion that, as of July 8, 2001 and based on the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio (which, at that time, would have been 2.08) was fair, from a financial point of view, to divine. Shortly thereafter, Robertson Stephens delivered a written opinion, dated July 8, 2001, to the same effect. Robertson Stephens has consented to the use of its opinion in this joint proxy statement/prospectus and the full text of this opinion is reprinted as Annex E to this joint proxy statement/prospectus. No limitations were imposed by divine's board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the management of divine and eshare. Robertson Stephens was not asked by, and did not recommend to, divine that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

    You should consider the following when reading the discussion of the opinion of Robertson Stephens, divine's financial advisor, in this document:

  •
  We urge divine stockholders to read carefully the entire opinion of Robertson Stephens, which is set forth in Annex E to this joint proxy statement/prospectus and is incorporated by reference and set forth as Annex E to this joint proxy statement/prospectus.

  •
  The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Annex E to this joint proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

  •
  The Robertson Stephens opinion was prepared for the benefit and use of the divine board in its consideration of the merger and does not constitute a recommendation to stockholders of divine as to how they should vote at the special meeting, or take any other action, in connection with the merger.

  •
  The Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the divine board as alternatives to the merger agreement or the underlying business decision of the divine board to proceed with or effect the merger.

    The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to it as of, the date of the opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion or to update, revise or reaffirm its opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of July 8, 2001, of the exchange ratio (which, at that time, would have been 2.08) to divine.

  Opinion and Analysis of Robertson Stephens

    In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

  •
  reviewed certain publicly available financial statements and other business and financial information of eshare and divine, respectively;

  •
  reviewed certain publicly available research estimates of research analysts regarding eshare and divine;

  •
  held discussions with the respective managements of eshare and divine concerning the businesses, past and current operations, financial condition (including certain forward looking information concerning eshare and divine) and future prospects of both eshare and divine, independently and combined, including discussions with the managements of eshare and divine concerning their views regarding the strategic rationale for the merger;

  •
  reviewed the financial terms and conditions set forth in the draft merger agreement dated July 8, 2001;

  •
  reviewed the stock price and trading history of eshare common shares and divine common stock;

  •
  compared the financial performance of eshare and the prices and trading activity of eshare common shares with that of certain other publicly traded companies comparable with eshare;

  •
  compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

  •
  reviewed certain diligence materials prepared for the management of divine; and

  •
  made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

    In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of eshare and divine) or publicly available and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of eshare and divine that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of eshare or divine, nor was it furnished with any such evaluation or appraisal. Robertson Stephens has relied without independent verification upon the information furnished to it for purposes of its opinion.

    With respect to the performance and prospects of eshare that Robertson Stephens discussed, Robertson Stephens assumed that divine's and eshare's managements' views regarding the combined company's performance and prospects were arrived at in good faith, and were based on reasonable assumptions regarding the future financial condition and performance of the combined company, and reflect the best currently available judgments of the management of divine and eshare, respectively, and it further assumed that such performance will be realized as anticipated by management.

    In addition, Robertson Stephens assumed that:

  •
  the merger will be consummated upon the terms set forth in the draft merger agreement made available to it without material alteration thereof, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles;

  •
  the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

  •
  historical financial statements of each of eshare and divine reviewed by it were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

    Robertson Stephens expressed no opinion as to:

  •
  the value of any stockholder, non-competition or employee agreements or other arrangements entered into in connection with the merger;

  •
  any tax or other consequences that might result from the merger;

  •
  the value of divine common stock when issued to eshare's shareholders pursuant to the merger or the price at which shares of divine common stock may be traded in the future;

  •
  the relative merits of the merger and the other business strategies that divine's board of directors has considered or may be considering;

  •
  the decision of divine's board of directors to proceed with the merger; or

  •
  any legal or accounting matters, as to which Robertson Stephens understood that divine obtained such advice as it deemed necessary from qualified professionals.

    The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based on the totality of the various analyses which it performed, and no particular portion of the analysis has any merit standing alone.

    Comparable Company Analysis.  Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of eshare and the following selected publicly traded companies in the call center and customer interaction management/communication software segments:

  Call Center Software

  •
  Aspect Communications Corporation

  •
  Davox Corporation

  •
  Interactive Intelligence Inc.

  Customer Interaction Management/Communication Software

  •
  Apropos Technology Inc.

  •
  Blue Martini Software Inc.

  •
  Clicksoftware Technology Ltd.

  •
  Chordiant Software, Inc.

  •
  Delano Technology Corporation

  •
  eGain Communications Corporation

  •
  E.Piphany Inc.

  •
  Kana Software, Inc./Broadbase

  •
  Onyx Software Corp.

  •
  Pivotal Corp.

  •
  Primus Knowledge Solutions, Inc.

  •
  Support.Com Inc.

    Revenues.  As set forth in the following table, applying a range of multiples for these companies for calendar years 2000 and 2001 to corresponding revenue data for eshare resulted in the following range of implied exchange ratios and equity values for calendar years 2000 and 2001.

Calendar Year	Range of Multiples	Implied Exchange Ratio	Implied Equity Value
2000	0.50x - 1.25x	1.573x - 3.483x	$52 - $115 million
2001	0.25x - 1.00x	0.939x - 2.856x	$31 - $94 million
With Control Premium(a):
2000	0.50x - 1.25x	2.202x - 5.572x	$73 - $184 million
2001	0.25x - 1.00x	1.314x - 4.570x	$43 - $151 million

(a)
Assumed a control premium in the 40%-60% range.

    Precedent Transaction Analysis.  Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions in the call center and customer interaction management/communication software industry, including:

    Message Media, Inc./DoubleClick Inc. (6/1/01)

    PrimeResponse, Inc./Chordiant Software, Inc. (1/8/01)

    Inference Corporation/eGain Communications Corporation (3/16/00)

    Mustang.com/Quintus (2/28/00)

    Silknet/Kana Software, Inc. (2/7/00)

    SER Systems/EIS International (12/20/99)

    Clarify Inc./Nortel Networks Corporation (10/18/99)

    Genesys Telecommunications Labs/Alcatel SA (9/28/99)

    eShare Technologies, Inc./Melita International Corporation (6/15/99)

    BriteVoice Systems, Inc./InterVoice Inc. (4/27/99)

    Mosaix Inc./Lucent Technologies, Inc. (4/5/99)

    Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of the preceding twelve months' revenues ("LTM"), the following 12 months' revenues ("NTM") and the premium paid to one-month-prior stock price. Applying these multiples to similar revenue figures for eshare resulted in the following range of implied exchange ratios and implied equity values. Revenue data was not publicly available for a number of the companies represented in the selected precedent transactions.

	Range of Multiples	Implied Exchange Ratio	Implied Equity Value
LTM Revenues	1.0x - 2.0x	2.805x - 5.310x	$92 - $175 million
NTM Revenues	0.5x - 1.5x	1.712x - 4.537x	$56 - $150 million
Premium Paid to 1 month Prior Stock Price	40% - 60%	1.204x - 1.376x	$40 - $45 million

    No company, transaction or business used in the Comparable Company Analysis or the Selected Precedent Transaction Analysis as a comparison is identical to divine, eshare or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

    Other Factors.  While this summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the divine board, it is not a comprehensive description of all analysis and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of divine, eshare or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

    divine's engagement letter with Robertson Stephens provides that, for its services, Robertson Stephens is entitled to receive $250,000 due in cash upon delivery of the opinion, whether or not the opinion is favorable. divine has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to divine. The terms of the fee arrangement with Robertson Stephens, which divine and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between divine and Robertson Stephens, and the divine board was aware of these fee arrangements. Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with divine. Robertson Stephens has provided and continues to provide financial advisory and investment banking services to divine from time to time, including acting as lead managing underwriter for divine's initial public offering and currently as divine's financial advisor under a retainer agreement. Robertson Stephens may actively trade the equity of divine for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

    Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Opinion of Financial Advisor to eshare's Board of Directors

    Pursuant to a letter agreement dated as of May 24, 2001, eshare engaged Broadview International LLC to act as financial advisor to eshare's board of directors. The eshare board of directors selected Broadview based on Broadview's reputation and experience in the information technology, communication and media sector and the call center software industry in particular. Broadview focuses on providing merger and acquisition advisory services to information technology, communications and media companies. In this capacity, Broadview is continually engaged in valuing these businesses and maintains an extensive database of information technology, communications and media mergers and acquisitions information for comparative purposes. At the meeting of the eshare board of directors on July 8, 2001, Broadview rendered its opinion that, as of July 8, 2001, based upon and subject to the various factors and assumptions described in the Broadview opinion, the consideration to be received in the merger by holders of eshare common shares was fair, from a financial point of view, to such holders.

    Broadview's opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is incorporated by reference and attached as Annex F to this joint proxy statement/prospectus. eshare shareholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the eshare board of directors and addresses only the fairness of the consideration to be received by holders of eshare common shares in the merger, from a financial point of view, to such holders, as of the date of the opinion. The Broadview opinion does not address any other aspect of the merger and does not constitute a recommendation to any eshare shareholder as to how to vote at the eshare special meeting. The summary of the Broadview opinion set forth in this joint proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

    In connection with rendering its opinion, Broadview, among other things:

  •
  reviewed the terms of the draft merger agreement and stockholder agreement furnished to Broadview on July 7, 2001, as well as the terms of the draft employment agreement furnished to Broadview on July 8, 2001;

  •
  reviewed certain publicly available financial statements and other information on eshare and divine, respectively;

  •
  reviewed certain internal financial and operating information, including certain projections for eshare prepared and provided to Broadview by eshare management;

  •
  participated in discussions with eshare and divine management concerning the operations, business strategy, financial performance and prospects for eshare and divine, respectively;

  •
  discussed the strategic rationale for the merger with eshare and divine management, respectively;

  •
  reviewed the recent reported closing prices and trading activity for eshare and divine common stock, respectively;

  •
  compared aspects of the financial performance of eshare and divine with other comparable public companies;

  •
  analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

  •
  reviewed recent equity research analyst reports covering eshare and divine;

  •
  analyzed the anticipated effect of the merger on the future financial performance of divine;

  •
  participated in discussions related to the merger with eshare, divine and their respective advisors; and

  •
  conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

    In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by eshare, divine or their respective advisors. With respect to the financial projections examined by Broadview, Broadview assumed that they were prepared reasonably and reflected the best available estimates and good faith judgments of the management of eshare and divine as to the future performance of eshare and divine, respectively. Broadview also assumed that eshare is not involved currently in any material transaction as of the date of Broadview's opinion other than the merger, other publicly announced transactions, any other transactions of which Broadview was aware and those activities undertaken by eshare in the ordinary course of conducting its business.

    Broadview did not make or obtain any independent appraisal or valuation of any of eshare's assets. Broadview's opinion necessarily is based upon market, economic, financial and other conditions as they existed and could be evaluated as of July 8, 2001, and any change in such conditions since that date would require a reevaluation of Broadview's opinion. The Broadview opinion did not express any opinion as to the price at which divine common stock will trade at any time.

    The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the eshare board of directors at its meeting on July 8, 2001. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not assign explicitly any relative weights to the various factors of analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  eshare Stock Performance Analysis

    Broadview compared the recent stock performance of eshare with that of the Nasdaq Composite and the eshare Comparable Index. The eshare Comparable Index is comprised of public companies that Broadview deemed comparable to eshare. Broadview selected companies competing in the call center and customer interaction management software industry with Trailing Twelve Month ("TTM") revenue between $25 million and $100 million and Projected 12/31/01 revenue growth of less than 100%. The eshare Comparable Index consists of the following companies: Interactive Intelligence, Inc.; Primus Knowledge Solutions, Inc.; eGain Communications, Inc.; Davox Corporation; and Apropos Technology, Inc.

  Public Company Comparables Analysis

    Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of eshare with publicly available information for the companies comprising the eshare Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information.

    The following table presents, as of July 6, 2001, the median multiples and the range of multiples for the eshare Comparable Index of equity market capitalization or total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents), where applicable, divided by selected operating metrics:

	Median Multiple	Range of Multiples
(NM = not meaningful)
Total Market Capitalization to Last 12 Months Revenue	0.86 x	NM - 2.13 x
Total Market Capitalization to Last Quarter Annualized Revenue	0.73 x	NM - 2.02 x
Total Market Capitalization to Last 12 Months Gross Profit	0.62 x	NM - 2.58 x
Total Market Capitalization to Last Quarter Annualized Gross Profit	0.58 x	NM - 1.79 x
Total Market Capitalization to Projected Calendar Year 2001 Revenue	0.57 x	NM - 1.85 x
Total Market Capitalization to Projected Calendar Year 2001 Gross Profit	1.01 x	NM - 2.66 x
Total Market Capitalization to Projected Calendar Year 2002 Revenue	0.31 x	NM - 1.22 x
Total Market Capitalization to Projected Calendar Year 2002 Gross Profit	0.46 x	NM - 1.58 x
Total Market Capitalization to Projected Calendar Year 2002 Earnings Before Interest And Taxes	8.23 x	4.72 x - 11.74 x
Equity Market Capitalization to Projected Calendar Year 2002 Net Income	16.41 x	12.34 x - 20.48 x

    The following table presents, as of July 6, 2001, the median implied per share values and the range of implied per share values of eshare's common shares, calculated by using the multiples shown above and the appropriate eshare operating metric:

	Median Implied Value	Range of Implied Values
Total Market Capitalization to Last 12 Months Revenue	$3.56	NM - $8.16
Total Market Capitalization to Last Quarter Annualized Revenue	$2.89	NM - $7.21
Total Market Capitalization to Last 12 Months Gross Profit	$1.80	NM - $6.13
Total Market Capitalization to Last Quarter Annualized Gross Profit	$1.54	NM - $3.85
Total Market Capitalization to Projected Calendar Year 2001 Revenue	$2.52	NM - $7.22
Total Market Capitalization to Projected Calendar Year 2001 Gross Profit	$2.68	NM - $6.34
Total Market Capitalization to Projected Calendar Year 2002 Revenue	$1.77	NM - $5.76
Total Market Capitalization to Projected Calendar Year 2002 Gross Profit	$1.72	NM - $4.81
Total Market Capitalization to Projected Calendar Year 2002 Earnings Before Interest And Taxes	$2.08	$1.38 - $2.78
Equity Market Capitalization to Projected Calendar Year 2002 Net Income	$4.29	$3.23 - $5.36

    No company utilized in the public company comparables analysis as a comparison is identical to eshare. In evaluating the comparables, Broadview made numerous assumptions with respect to call center and customer interaction management software industry performance and general economic conditions, many of which are beyond the control of eshare. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

  Transaction Comparables Analysis

    Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that it considered similar to the merger. Broadview selected these transactions by choosing recent transactions involving sellers in the automated customer support and call center software industries with TTM revenue greater than $10 million. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

  •
  Servicesoft, Inc. by Broadbase Software, Inc.;

  •
  GeoTel Communications Corporation by Cisco Systems, Inc.;

  •
  Clarify Inc. by Nortel Networks Corporation;

  •
  Genesys Telecommunications Laboratories, Inc. by Alcatel;

  •
  Edify Corporation by Security First Technologies Corporation;

  •
  Inference Corporation by eGain Communications Corporation;

  •
  Brightware, Inc. by FirePond, Inc.;

  •
  IEX Corporation by Tekelec;

  •
  Periphonics Corporation by Nortel Networks Corporation;

  •
  Mosaix, Inc. by Lucent Technologies, Inc.;

  •
  Brite Voice Systems, Inc. by InterVoice, Inc.; and

  •
  EIS International, Inc. by SER Systeme AG.

    The following table presents, as of July 6, 2001, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller's revenue in the last reported 12 months prior to acquisition for the transactions listed above:

	Median Multiple	Range of Multiples
Adjusted Price to Last Reported 12 Months Revenue	3.06 x	0.75 x - 39.91 x

    The following table presents, as of July 6, 2001, the median implied per share value and the range of implied per share values of eshare's common shares, calculated by multiplying the multiples shown above by the appropriate eshare operating metric:

	Median Implied Value	Range of Implied Values
Adjusted Price to Last Reported 12 Months Revenue	$11.51	$3.16 - $145.10

    No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the telecommunications software industry's performance and general economic conditions, many of which are beyond the control of eshare or divine. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

  Transaction Premiums Paid Analysis

    Broadview considered the premiums paid above a seller's share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held software companies. Broadview selected these transactions from its proprietary database by choosing transactions since January 1, 1999 with an equity purchase price between $25 million and $100 million. These transactions consisted of the acquisition of:

  •
  Credit Management Solutions, Inc. by The First American Corporation;

  •
  Marcam Solutions, Inc. by Invensys plc;

  •
  Telemate.Net Software, Inc. by Verso Technologies, Inc.;

  •
  NetSpeak Corporation by Adir Technologies, Inc.;

  •
  ConnectInc.com, Co. by Calico Commerce, Inc.;

  •
  Crosskeys Systems Corp. by Orchestream Holdings plc;

  •
  Interlink Computer Sciences, Inc. by Sterling Software, Inc.;

  •
  Fourth Shift Corporation by AremisSoft Corporation;

  •
  Metrowerks, Inc. by Motorola, Inc.;

  •
  Continuus Software Corporation by Telelogic AB;

  •
  Diehl Graphsoft, Inc. by Nemetschek Aktiengesellschaft;

  •
  Wave Technologies International, Inc. by Thomson US Holdings, Inc.;

  •
  Interface Systems, Inc. by Tumbleweed Communications Corp.;

  •
  Wall Data Incorporated by NetManage, Inc.;

  •
  OptiSystems Solutions, Ltd. by BMC Software, Inc.;

  •
  ULTRADATA Corporation by Concentrex, Inc.;

  •
  Inference Corp. by eGain Communications Corp.;

  •
  Star Data Systems, Inc. by CGI Group Inc.;

  •
  Concentrex, Inc. by John H Harland Company;

  •
  FDP Corporation by SunGard Data Systems, Inc.;

  •
  Template Software, Inc. by Level 8 Systems, Inc.;

  •
  TREEV, Inc. by CE Computer Equipment AG;

  •
  EIS International, Inc. by SER Systeme AG;

  •
  ViaGrafix Corporation by 7th Level, Inc.;

  •
  Oacis Healthcare Holdings Corp. by Science Applications International Corporation;

  •
  InfoInterActive Inc. by America Online, Inc.;

  •
  MessageMedia, Inc. by DoubleClick Inc.;

  •
  Xionics Document Technologies, Inc. by Oak Technology, Inc.;

  •
  Simware Inc. by NetManage, Inc.;

  •
  ShowCase Corporation by SPSS, Inc.;

  •
  Voice Control Systems, Inc. by Royal Philips Electronics of the Netherlands;

  •
  Enterprise Software, Inc. by LiveWire Media LLC; and

  •
  PrimeResponse, Inc. by Chordiant Software, Inc.

    The following table presents, as of July 6, 2001, the median premium and the range of premiums for these transactions calculated by dividing:

  (1)
  the offer price per share minus the closing share price of the seller's common stock one trading day or twenty trading days day prior to the public announcement of the transaction; by

  (2)
  the closing share price of the seller's common stock one trading day or twenty trading days day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums
Premium Paid to Seller's Share Price One Trading Day Prior to Announcement	32.2%	(6.3%) - 182.0%
Premium Paid to Seller's Share Price Twenty Trading Days Prior to Announcement	63.5%	(5.7%) - 433.3%

    The following table presents the median implied value and the range of implied values of eshare's common shares, calculated by using the premiums shown above and eshare's share price one trading day or twenty trading days prior to July 6, 2001:

	Median Implied Value	Range of Implied Values
Premium Paid to Seller's Share Price One Trading Day Prior to Announcement	$1.69	$1.20 - $3.61
Premium Paid to Seller's Share Price Twenty Trading Days Prior to Announcement	$2.06	$1.19 - $6.72

    No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the telecommunications software industry's performance and general economic conditions, many of which are beyond the control of eshare or divine. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

  Present Value of Projected Share Price Analysis

    Broadview calculated the present value of potential future share prices of eshare common shares on a stand-alone basis using eshare management estimates for the 12 months ending December 31, 2002. The implied share price calculated using the median total market capitalization to last 12 months revenue multiple for the eshare Comparable Index and a discount rate determined by the Capital Asset Pricing Model with the risk implied by the past stock performance of the eshare Comparable Index was $2.84. The implied share price calculated using the total market capitalization to last 12 months revenue multiple for eshare and a discount rate determined by the Capital Asset Pricing Model with the risk implied by the past stock performance of eshare was $0.98. Broadview also examined the effects of potential variations in the December 31, 2002 revenue estimate.

  Historical Exchange Ratio Analysis

    Broadview compared the ratios of the closing prices of eshare common shares divided by the corresponding prices of divine common stock over the period from July 12, 2000 through July 6, 2001, referred to as the historical exchange ratio, with the exchange ratio contained in the merger agreement. The historical exchange ratio has ranged from 0.347 to 2.061, with an average of 0.770.

  Relative Contribution Analysis

    Broadview examined the relative contribution of eshare to divine for a number of historical and projected operating metrics. In this analysis, projected figures for eshare and divine are based on management estimates.

    The following reflect the relative contribution of eshare and divine for each operating metric:

	divine	eshare
Last 12 Months Revenue	10.6%	89.4%
Last Quarter Annualized Revenue	33.8%	66.2%
Projected Calendar Year 2001 Revenue	72.5%	27.5%
Projected Calendar Year 2002 Revenue	82.2%	17.8%
Projected Calendar Year 2002 Earnings Before Interest And Taxes	55.1%	44.9%
Projected Calendar Year 2002 Net Income	56.0%	44.0%

    At the merger consideration, the implied equity ownership is 25.0% for eshare and 75.0% for divine, while the implied entity ownership (equal to equity value plus total debt minus cash and cash equivalents) is 100.0% for eshare and 0.0% for divine.

  divine Stock Performance Analysis

    Broadview compared the recent stock performance of divine with that of the Nasdaq Composite and the divine Comparable Index. The divine Comparable Index is comprised of public companies that Broadview deemed comparable to divine. Broadview selected companies competing in the technology-focused Internet services industry with Projected 12/31/01 revenue between $100 million and $500 million. The divine Comparable Index consists of the following companies: Sapient Corporation; Digitas, Inc.; Answerthink, Inc.; iXL Enterprises, Inc.; and eLoyalty Corporation.

  Evaluation of divine Equity

    Broadview compared financial information of divine with publicly available information for companies comprising the divine Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.

  Pro Forma Combination Analysis

    Broadview calculated the pro forma impact of the merger on the combined entity's projected earnings per share for the fiscal quarter ending December 31, 2001 and the fiscal year ending December 31, 2002 taking into consideration various financial effects which will result from a consummation of the merger. This analysis relies upon certain financial and operating assumptions obtained from both management and publicly available sources about eshare and divine. Broadview assumed that the merger would be treated as a purchase transaction for accounting purposes and that no opportunities for cost savings or revenue enhancements exist. Based on this analysis, the pro forma purchase model indicates earnings-per-share accretion of $0.04, excluding acquisition expenses, for the fiscal quarter ending December 31, 2001 and earnings-per-share accretion of $0.02 for the fiscal year ending December 31, 2002. Broadview also examined the effects of potential cost savings and revenue enhancements, and the incremental accretion/dilution related to those potential synergies.

  Consideration of the Discounted Cash Flow Methodology

    While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for eshare, Broadview considered a discounted cash flow analysis inappropriate for valuing eshare.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of eshare or divine. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The consideration to be received by holders of eshare common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between eshare and divine, and were approved by the eshare board of directors. Broadview participated in discussions with the eshare board of directors during those negotiations. However, Broadview did not recommend any specific consideration to the eshare board of directors or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview's opinion and presentation to the eshare board of directors was one of many factors taken into consideration by the eshare board of directors in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the eshare board of directors with respect to the value of eshare or of whether the eshare board of directors would have been willing to agree to a different consideration.

    Upon consummation of the merger, eshare will be obligated to pay Broadview a transaction fee of approximately $911,000. eshare has already paid Broadview a fairness opinion fee of $250,000. The fairness opinion fee will be credited against the transaction fee payable by eshare upon completion of the merger. In addition, eshare has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which eshare and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between eshare and Broadview, and the eshare board of directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

Merger Consideration

    If we complete the merger, eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own. This number will be determined based on the average closing price of divine common stock on the Nasdaq National Market for the ten trading days ending two trading days prior to the closing date of the merger. We refer to the result of this calculation as the divine average closing price.

    If the divine average closing price is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own. If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price. If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00. As an example only, if the divine average closing price is $5.00, then eshare shareholders will receive 0.7306 shares of divine common stock for each eshare common share they own. If the divine average closing price is $1.00, they would receive 3.12 shares of divine common stock for each eshare common share they own.

    We urge you to obtain current market quotations for divine common stock and eshare common shares before making any decision on the merger.

    If the number of shares of divine common stock to be issued in the merger exceeds 28,546,506, then divine may elect to pay cash instead of all or any portion of the divine common stock otherwise issuable to eshare shareholders in excess of 28,546,506 shares. However, because divine and eshare intend for the merger to be a tax-free reorganization, divine will not pay cash in excess of 50% of the total consideration paid to all eshare shareholders. The per share amount of these cash payments will be equal to the divine average closing price. divine will not issue fractional shares. eshare shareholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share of divine common stock.

Procedures for Exchange of eshare Stock Certificates for the Merger Consideration

    When the merger is completed, divine will deposit with the exchange agent certificates representing the shares of divine common stock and an estimated amount of cash to be paid to eshare shareholders in the merger. In addition, as soon as practicable after we complete the merger, the exchange agent will mail to eshare shareholders a letter of transmittal and instructions for use in surrendering eshare stock certificates in exchange for the divine common stock and cash, if any, to which they are entitled as merger consideration. When eshare shareholders deliver their stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, their stock certificates will be cancelled and they will receive divine common stock certificates representing the number of full shares of divine common stock to which they are entitled under the merger agreement and a payment in cash, without interest, equal to the amount, if any, of cash to which they are entitled as merger consideration. eshare shareholders also will receive payment in cash, without interest, instead of any fractional share of divine common stock which would have been otherwise issuable to them as a result of the merger. The exchange agent will return to divine any shares of divine common stock and any cash that remain undistributed to eshare shareholders 12 months after completion of the merger. Any former eshare shareholder who has not at that time surrendered its eshare common shares to the exchange agent may look only to divine for payment of the merger consideration without any interest.

    eshare shareholders should not submit their eshare stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

    eshare shareholders are not entitled to receive any dividends or other distributions on divine common stock until the merger is completed and they have surrendered their eshare stock certificates in exchange for divine stock certificates.

    divine will only issue a divine stock certificate or a check for cash received as part of the merger consideration or instead of a fractional share in a name other than the name in which a surrendered eshare stock certificate is registered if a shareholder of eshare presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that the shareholder paid any applicable stock transfer taxes.

Dissenters' Rights

    eshare shareholders are entitled to dissenters' rights under the Georgia Business Corporation Code (attached as Annex G to this joint proxy statement/prospectus) if divine elects to pay a portion of the merger consideration to eshare shareholders in cash, other than for fractional shares, as described under "The Merger—The Merger Consideration" beginning on page 69. divine may make this election at any time before or after the eshare special meeting. If divine does not pay any of the merger consideration in cash, other than for fractional shares, then eshare shareholders will not be entitled to dissenters' rights under Georgia law.

Treatment of eshare Stock Options

    When the merger is completed, each outstanding eshare stock option with an exercise price less than or equal to the closing price of divine common stock on the Nasdaq National Market on the date immediately prior to the closing date of the merger multiplied by the exchange ratio will convert into a fully exercisable option to purchase a number of shares of divine common stock equal to the number of eshare common shares underlying the stock option multiplied by the exchange ratio. The exercise price for these stock options will be equal to the current exercise price divided by the exchange ratio. Each outstanding eshare stock option with an exercise price above the result of the divine closing price on the date immediately prior to the closing date of the merger multiplied by the exchange ratio will be cancelled.

    Under the terms of the merger agreement, divine will grant to eshare employees options to purchase shares of divine common stock representing, in the aggregate, 13% of the total number of shares of divine common stock issued to eshare shareholders in the merger. These options will have an exercise price equal to the closing sale price of divine common stock on the trading day immediately prior to the grant date of the options. These options will vest in three equal installments, with the first installment vesting on the grant date and the second and third installments vesting on the second and third annual anniversaries of the grant date. Otherwise, these options will be subject to the terms and conditions commonly provided by divine for option grants under its Stock Incentive Plan.

Voting Agreement

    divine has entered into a voting agreement with Szlam Partners, L.P., an entity beneficially owned by Aleksander Szlam, under which divine has been granted the right to vote 10,745,969 eshare common shares owned by Szlam Partners in favor of the approval and adoption of the merger agreement and the merger. As of the record date, the shares subject to this agreement represented approximately  % of the outstanding eshare common shares entitled to vote at the eshare special meeting.

Interests of Certain Persons in the Merger

    In considering the recommendations of the eshare board and the divine board that eshare shareholders approve and adopt the merger agreement and the merger, and that divine stockholders approve the issuance of divine common stock in the merger, eshare shareholders and divine stockholders should be aware that certain members of the eshare and divine boards of directors and eshare's management have interests in the merger that are different from, or are in addition to, the interests of eshare shareholders and divine stockholders. The boards of divine and eshare were aware of these interests and considered them, among other matters, in approving and/or adopting the merger agreement and the merger.

    The Stockholder Agreement.  divine and Szlam Partners, along with Aleksander Szlam, entered into a stockholder agreement, dated as of July 8, 2001, under which, among other things, (1) divine granted Szlam Partners the right to sell to divine a certain number of shares of divine common stock at a purchase price per share equal to the divine average closing price, (2) Szlam Partners granted divine the right to purchase from Szlam Partners a certain number of shares of divine common stock at a purchase price per share equal to the divine average closing price, and (3) Szlam Partners agreed to restrictions on its right to transfer shares of divine common stock, other than as described above, for a period of twelve months, in each case following consummation of the merger.

    The Employment Agreement.  Pursuant to the stockholder agreement, divine and Mr. Szlam agreed to enter into an employment agreement simultaneously with the closing of the merger. The terms of the employment agreement provide that Mr. Szlam will be employed by divine for an initial three-year term as chief strategy officer and president—CIM businesses and will receive a salary of $400,000 per year and a bonus of up to $600,000 per year. divine has also agreed to appoint Mr. Szlam to its board of directors and nominate him to continue as a director in 2002. Mr. Szlam's employment agreement contains customary confidentiality and non-solicitation provisions and prohibits Mr. Szlam from competing against the combined entity during the term of the agreement and for a period of three years after the termination of the agreement.

    If divine terminates the employment agreement without cause, it must continue to pay Mr. Szlam his salary and bonus for the entire term of the agreement. Moreover, under the agreement, divine will agree to maintain an insurance policy for the benefit of Mr. Szlam which, in the event of Mr. Szlam's death or disability, will pay his estate or legal representative an amount equal to the balance, if any, which would be payable to Mr. Szlam under the remaining term of the employment agreement.

    The Real Estate Option Agreement.  Szlam Partners and Melita House, Inc., a corporation owned by Mr. Szlam, own the properties on which eshare's U.S. and United Kingdom headquarters, respectively, are located. Pursuant to the stockholder agreement, divine agreed to enter into a real estate option agreement with Szlam Partners and Melita House upon the closing of the merger under which divine will pay Szlam Partners $3,702,978 for a ten-year option to purchase eshare's property in the U.S. for $14,560,000, and pay Melita House $2,047,022 for a ten-year option to purchase eshare's property in the U.K. for £5,714,668. Under the real estate option agreement, Szlam Partners and Melita House will agree not to raise the rental amounts due under, or otherwise adversely modify, the leases for these properties so long as the surviving company is not in default under the leases.

    divine Interested Director Ownership.  Andrew J. Filipowski, the chairman and chief executive officer of divine, is also a director of eshare. As of the record date, Mr. Filipowski beneficially owned          eshare common shares, representing approximately    % of the total eshare common shares outstanding as of the record date.

    Indemnification; Insurance.  The merger agreement provides that, for a period of six years from the closing of the merger, the surviving corporation will provide rights to indemnification benefiting eshare's directors and officers that are at least as favorable as those in effect under eshare's articles of incorporation and bylaws as of the date of the merger agreement. The surviving corporation will also provide directors' and officers' liability insurance covering those persons who were covered by eshare's directors' and officers' liability insurance policy as of the date of the merger agreement. However, the surviving corporation will not be required to expend more than 150% of the annual premium paid by eshare for that coverage as of the date of the merger agreement.

    Stock Option Acceleration.  Vesting of options to purchase eshare common shares under eshare's stock option plans will accelerate upon the completion of the merger. As of the record date, eshare directors and executive officers held options to purchase an aggregate of        eshare common shares that would be assumed by divine in the merger.

United States Federal Income Tax Consequences

    The following are the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect.

    This discussion only addresses United States federal income tax consequences of those shareholders who hold their eshare common shares as capital assets. It does not address all aspects of federal income taxation that may be important to an eshare shareholder in light of that shareholder's particular circumstances or to an eshare shareholder who is subject to special rules, such as:

  •
  a shareholder who is not a citizen or resident of the United States,

  •
  a financial institution or insurance company,

  •
  a tax-exempt organization,

  •
  a dealer or broker in securities,

  •
  a shareholder who holds his, her or its eshare common shares as part of a hedge, appreciated financial position, straddle or conversion transaction, or

  •
  a shareholder who acquired his, her or its eshare common shares by exercising options or otherwise as compensation.

    This discussion of material federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger.

    We strongly urge each eshare shareholder to consult his, her or its own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences of the merger to him, her or it.

    Tax Opinions.  The obligation of divine and eshare to consummate the merger is conditioned upon the receipt of legal opinions from their respective counsel at closing that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, although the merger agreement provides that if counsel to either party does not render a tax opinion, the merger may be consummated if counsel to the other party delivers a tax opinion to both parties. The opinions of counsel delivered at closing will rely on customary factual assumptions and customary representations made by divine and eshare. In addition, the opinions also will rely upon divine's representation to Katten Muchin Zavis and Morris, Manning & Martin, LLP, that, notwithstanding any contrary right divine may have under the merger agreement, divine will not pay to eshare shareholders an amount of cash in connection with the merger that would exceed Internal Revenue Service ruling guidelines concerning the amount of cash that may be issued in a merger without disqualifying it as a reorganization under Section 368 of the Internal Revenue Code. If any of the factual assumptions or representations relied upon by counsel are inaccurate, the opinions may not accurately describe the federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger. The opinions of counsel are not binding upon the Internal Revenue Service or the courts, and it is possible that the Internal Revenue Service and the courts will disagree with counsels' opinions. Further, neither divine nor eshare intends to obtain an IRS ruling on the tax consequences of the merger.

    Federal Income Tax Treatment of the Merger.  The merger is intended to qualify as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code by virtue of Section 368(a)(2)(D) of the Internal Revenue Code. In such a reorganization, the Internal Revenue Service takes the position for ruling purposes that at least fifty percent of the fair market value of the aggregate consideration received by the former stockholders of the acquired corporation pursuant to the exchange of their shares of acquired corporation stock must be in the form of stock of the parent of the acquiring corporation, although the courts have allowed lower percentages of stock under certain circumstances. The fair market value of the consideration received by the former stockholders of the acquired corporation is determined as of the effective time of the reorganization. In this regard, it is important to note that there is no requirement that at least fifty percent of the fair market value of the consideration received by each former stockholder of the acquired corporation be in the form of stock of the parent of the acquiring corporation, but only that in the aggregate, at least fifty percent of the fair market value of the total consideration received by all stockholders of the acquired corporation be in the form of stock of the parent of the acquiring corporation.

    Pursuant to subsection 4.1(e) of the merger agreement, divine has the option to pay some of the merger consideration in cash to eshare shareholders if, based upon the value of divine common stock at the time of the closing, divine would otherwise be required to issue more than 28,546,506 shares of its common stock to the eshare shareholders in the merger. In this case, the merger might not meet Internal Revenue Service ruling guidelines for the transaction to qualify as a reorganization for federal income tax purposes. Nevertheless, as noted above, divine has represented to Katten Muchin Zavis and Morris, Manning & Martin, LLP that, notwithstanding any contrary right divine may have under the merger agreement, divine will not pay to eshare shareholders an amount of cash in connection with the merger that would exceed Internal Revenue Service ruling guidelines concerning the amount of cash that may be issued in the merger without disqualifying it as a reorganization under Section 368 of the Internal Revenue Code. Accordingly, the discussion immediately below —"Federal Income Tax Consequences to eshare Shareholders" —assumes that the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code by virtue of Section 368(a)(2)(D) of the Internal Revenue Code.

    Federal Income Tax Consequences to eshare Shareholders.  Provided that the merger qualifies as a reorganization, then for federal income tax purposes, subject to the assumptions, limitations and qualifications referred to herein:

  •
  An eshare shareholder who exchanges all of his or her eshare common shares solely for shares of divine common stock pursuant to the merger will not recognize any gain or loss upon such exchange.

  •
  An eshare shareholder receiving both divine common stock and cash in exchange for eshare common shares may recognize gain, but only to the extent of the amount of cash received. The gain, if any, will be measured by the sum of the fair market value of the divine common stock received plus the amount of cash received, minus the tax basis of the eshare common shares exchanged in the merger. This gain should generally be capital gain, subject to the potential recharacterization as a dividend as discussed below, and should generally be long-term capital gain if the eshare common shares exchanged in the merger have been held for more than one year. Shareholders of eshare will not recognize any tax loss upon the receipt of divine common stock and cash.

  •
  An eshare shareholder will have a tax basis in the divine common stock received in the merger (including any fractional share of divine common stock deemed to be received and then redeemed for cash, as described below) equal to (1) the aggregate tax basis of the eshare common shares surrendered by that holder in the merger, less (2) any cash received as payment of a portion of the merger consideration or instead of a fractional share of divine common stock, plus (3) any gain recognized in the merger.

  •
  A cash payment received by an eshare shareholder in lieu of a fractional share of divine common stock will be treated as if that fractional share had been issued in the merger and then redeemed by divine. An eshare shareholder receiving that cash will generally recognize capital gain or loss upon this payment, equal to the difference, if any, between that eshare shareholder's tax basis in the fractional share and the amount of cash received.

  •
  The holding period for shares of divine common stock received in exchange for eshare common shares in the merger will include the holding period for the eshare common shares surrendered in the merger.

    In certain circumstances, an eshare shareholder who exchanges eshare common shares for divine common stock and cash in the merger will be required to treat any gain recognized as dividend income rather than capital gain. In general, whether a shareholder must recognize capital gain or dividend income is determined under Sections 356(a)(2) and 302 of the Code. Under Section 356(a)(2), each eshare shareholder will be treated for tax purposes as if such shareholder had received only divine common stock in the merger, and immediately thereafter divine redeemed part of that stock in exchange for the cash actually distributed to the shareholder in the merger. Under Section 302 of the Code, the gain recognized by an eshare shareholder on the exchange will be taxed as capital gain if the deemed redemption from the shareholder (1) is a "substantially disproportionate redemption" of stock with respect to the shareholder, or (2) is "not essentially equivalent to a dividend" with respect to that shareholder. In making this determination, an eshare shareholder may be considered under Section 318 of the Code to own divine common stock owned, and in some cases constructively owned, by certain individuals and entities related to that shareholder, as well as divine common stock that the shareholder, or that related individuals or entities, has the right to acquire upon the exercise or conversion of options.

    The deemed redemption of an eshare shareholder's divine common stock will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, the ratio determined by dividing the number of shares of divine common stock owned by that shareholder immediately after the merger by the total number of outstanding shares of divine common stock is less than 80% of the same ratio calculated as if only divine common stock, including divine common stock with a value equal to the cash portion of the merger consideration, were issued to the eshare shareholders in the merger.

    The deemed redemption of an eshare shareholder's divine common stock will be "not essentially equivalent to a dividend" if the shareholder experiences a "meaningful reduction" in his or her proportionate equity interest in divine by reason of the deemed redemption. Although there are no fixed rules for determining when a meaningful reduction has occurred, the Internal Revenue Service has indicated in a published ruling that the receipt of cash in a merger would not be characterized as a dividend if the shareholder's percentage ownership interest in the target and the acquiror prior to the merger was minimal, the shareholder exercises no control over the affairs of the target or the acquiror, and the shareholder's percentage ownership interest in the acquiror is reduced in the deemed redemption by any extent.

    If neither of the redemption tests set forth above is satisfied, an eshare shareholder will be treated as having received a dividend equal to the amount of such shareholder's recognized gain, assuming that such shareholder's ratable share of the earnings and profits of eshare, and possibly of divine, equals or exceeds the recognized gain.

    Dissenting Shareholders.  An eshare shareholder who dissents from the merger may recognize gain or loss on the merger. Gain or loss will be recognized by that dissenting shareholder equal to the difference between the cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the tax basis in that shareholder's eshare common shares. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss with respect to eshare common shares held for more than one year at the effective time of the merger. Dissenting shareholders may be required to recognize any gain or loss in the year the merger closes, irrespective of whether that shareholder actually receives payment for their shares in that year.

    Backup Withholding.  Certain noncorporate eshare shareholders may be subject to backup withholding at a rate of 30.5% on cash payments received in the merger. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on an appropriate Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

    Tax Consequences if the Merger is Not a Reorganization.  The federal income tax consequences of the merger to eshare shareholders will be different than the consequences described above if the Internal Revenue Service successfully challenges the status of the merger as a reorganization. That is, if the cash received by all of the eshare shareholders pursuant to the merger agreement would be more than fifty percent of the fair market value of the aggregate consideration received by all of the eshare shareholders pursuant to the merger agreement, the Internal Revenue Service could take the position that the merger fails to qualify as a reorganization. Likewise, in such circumstances, Katten Muchin Zavis and Morris, Manning & Martin, LLP, counsel to divine and eshare, respectively, may not be willing to render a legal opinion that the merger will constitute a reorganization for federal income tax purposes. Such a legal opinion is a condition to the consummation of the merger and, if such condition is not met, the merger will not be consummated unless such condition is waived by divine and eshare.

    If the merger fails to qualify as a reorganization, an eshare shareholder generally will recognize gain or loss in an amount equal to the difference between the aggregate fair market value of the consideration that the eshare shareholder receives in the merger (divine common stock and cash) and the tax basis in that shareholder's eshare common shares surrendered. If an eshare shareholder holds eshare common shares as a capital asset, any gain or loss recognized will be capital gain or loss. If, at the effective time of the merger, an eshare shareholder has held eshare common shares for more than one year, any capital gain that such eshare shareholder recognizes will be long-term capital gain, which is subject to a maximum federal income tax rate of 20% in the case of taxpayers other than corporations. Any capital losses recognized by a taxpayer other than a corporation that are not offset by capital gains may be deducted only up to a maximum of $3,000 per year, although unused capital losses may be carried forward to future taxable years. In the case of a corporation, captial gains are subject to federal income tax at the same rate as ordinary income. A corporation's capital losses may be deducted only to the extent of its capital gains, but unused capital losses may be carried back three years and forward five years.

    Federal Income Tax Consequences to divine Stockholders.  For federal income tax purposes, holders of divine common stock will not recognize gain or loss on their divine common stock as a result of the merger.

    The preceding discussion is intended only as a summary of certain United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, eshare shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in tax laws.

Accounting Treatment

    divine will account for the merger using the purchase method for financial reporting purposes in accordance with U.S. generally accepted accounting principles. This means that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, divine will record the fair value of eshare's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of eshare's net assets recorded as goodwill. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 90.

Regulatory Matters

    We have summarized below the material regulatory requirements affecting the merger. Although we have not received the required approvals as of the date of this joint proxy statement/prospectus, we anticipate that we will receive regulatory approvals sufficient to complete the merger shortly after the special meeting dates.

    Antitrust Considerations.  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire.

    The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

    Federal Securities Laws.  The shares of divine common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of divine common stock issued to any person who is deemed to be an "affiliate" of eshare on the date of the eshare special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of eshare and may include executive officers, directors and significant shareholders of eshare. Affiliates of eshare may not sell their shares of divine common stock acquired in connection with the merger except pursuant to:

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  an effective registration statement covering the resale of those shares under the Securities Act;

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  Rule 145 under the Securities Act (or Rule 144 of the Securities Act if these persons become affiliates of divine); or

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  any other applicable exemption under the Securities Act.

    The merger agreement provides that eshare will use its reasonable efforts to obtain from each of its affiliates (for purposes of Rule 145 of the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any divine common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

    divine's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of divine common stock to be received by eshare affiliates in the merger.

    Nasdaq National Market.  divine will use its reasonable commercial efforts to cause the shares of divine common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger. When the merger is completed, eshare common shares will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. We urge you to read the full text of the merger agreement.

The Merger

    The merger agreement provides that eshare will be merged with and into DES Acquisition Company, a wholly-owned subsidiary of divine, on the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement, unless the parties agree to another date. Following the merger, DES's certificate of incorporation and by-laws will govern the surviving corporation. The initial directors and officers of the surviving company will be DES's directors and officers. At the effective time of the merger, each eshare common share issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive a number of shares of divine common stock. This number will be determined as follows:

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  If the average closing price per share of divine common stock for the ten consecutive trading days ending two trading days prior to the closing of the merger (referred to in this joint proxy statement/prospectus as the divine average closing price) is greater than $2.39 but is less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own.

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  If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price.

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  If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00.

    After giving effect to the adjustment provisions described above, if the number of shares of divine common stock to be issued in the merger exceeds 28,546,506, then divine may elect to pay cash in lieu of all or any portion of the divine common stock otherwise issuable to eshare shareholders in excess of 28,546,506 shares. The amount of these cash payments will be determined based upon the divine average closing price.

No Fractional Shares Will Be Issued

    divine will not issue any fractional shares of divine common stock in connection with the merger. Instead of receiving fractional shares, each holder of eshare common shares will be entitled to a cash payment equal to the fractional interest of the divine common stock multiplied by the closing sale price of divine common stock on the trading day immediately prior to the effective date of the merger.

eshare Stock Certificate Exchange Procedures

    Promptly after the effective time of the merger, the exchange agent will mail to each registered holder of eshare common shares (1) a letter of transmittal, and (2) instructions for surrendering the holder's eshare stock certificate(s) in exchange for certificates representing shares of divine common stock and cash, if any, to which he, she or it is entitled as merger consideration. Upon surrendering an eshare stock certificate, together with a signed letter of transmittal and any other required documents to the exchange agent, each eshare shareholder will be entitled to receive a certificate representing the whole number of shares of divine common stock that he, she or it has the right to receive and a cash payment equal to the amount, if any, to which he, she or it is entitled as merger consideration. eshare shareholders should not surrender their eshare stock certificates for exchange until they receive a letter of transmittal from the exchange agent.

Treatment of eshare Stock Options

    Depending upon the factors described below, outstanding eshare stock options may be either cancelled or converted into divine stock options upon consummation of the merger.

    Termination of eshare Stock Options.  eshare stock options will be terminated if their post-merger exercise price would be greater than the closing sale price of divine common stock on the trading day immediately preceding the closing date of the merger. For purposes of this provision, the post-merger exercise price is determined by dividing the exercise price of an eshare option by the exchange ratio and rounding the result to the nearest tenth of one cent.

    Conversion of eshare Stock Options.  Fully exercisable options to purchase divine common stock will be converted into eshare stock options if the post-merger exercise price of the eshare options would be less than or equal to the closing sale price of divine common stock on the trading day immediately preceding the closing date of the merger. The number of substitute divine options issued pursuant to each conversion will equal the number of eshare common shares subject to the converted eshare options multiplied by the exchange ratio. The exercise price of the divine options will equal the exercise price of the converted eshare options divided by the exchange ratio.

    divine and eshare intend that the divine options will qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code. After giving effect to accelerated vesting as a result of the merger, the merger agreement provides that each substituted divine option will be exercisable upon the same terms and conditions applicable to the converted eshare option immediately prior to the merger.

Issuance of divine Stock Options to eshare Employees

    Promptly after the effective date of the merger, divine will grant to eshare employees options to purchase shares of divine common stock representing, in the aggregate, 13% of the total number of divine shares issued in the merger. The exercise price of these options will be equal to the closing sale price of divine common stock on the trading day immediately prior to the grant date of the options. These options will vest in three equal installments, with the first installment vesting on the grant date and the second and third installments vesting on the second and third annual anniversaries of the grant date. Otherwise, these options will be subject to the terms and conditions commonly provided by divine for option grants under its 2001 Stock Incentive Plan.

Representations and Warranties

    The merger agreement contains customary representations and warranties relating to divine and eshare and their ability to consummate the merger. All representations and warranties expire at the closing of the merger.

    eshare gave customary representations and warranties relating to, among other things:

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  corporate organization and qualification;

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  capitalization;

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  fairness opinion;

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  authority relative to the merger agreement;

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  present compliance with obligations and laws;

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  consents and approvals;

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  litigation;

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  SEC reports and financial statements;

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  liabilities;

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  absence of certain changes or events;

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  the registration statement of which this joint proxy statement/prospectus is a part and this joint proxy statement/prospectus;

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  taxes;

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  employee benefits;

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  intangible property;

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  agreements, contracts and commitments;

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  environmental matters;

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  properties;

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  insurance;

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  labor and employee relations;

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  permits; and

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  transactions with affiliates.

    divine gave customary representations and warranties relating to, among other things:

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  corporate organization and qualification;

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  operations of DES Acquisition Company;

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  capitalization;

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  authority relative to the merger agreement;

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  present compliance with obligations and laws;

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  consents and approvals;

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  litigation;

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  SEC Reports and financial statements;

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  liabilities;

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  absence of certain changes or events;

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  the registration statement of which this joint proxy statement/prospectus is a part and this joint proxy statement/prospectus;

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  taxes;

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  employee benefits;

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  intangible property;

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  agreements, contracts and commitments;

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  unlawful payments and contributions;

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  insurance;

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  labor and employee relations; and

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  permits.

Covenants

    Reasonable Efforts.  divine and eshare agreed to use reasonable efforts to take all actions necessary to close the merger.

    Conduct of Business.  During the period from the date of the merger agreement to the completion of the merger, eshare agreed to carry on its business in the ordinary course in all material respects.

    Subject to divine's written consent permitting otherwise, eshare has agreed to specific restrictions relating to the following subjects:

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  acceleration, amendment or change of the period of exercisability of options;

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  repricing of options;

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  entrance into any material partnership arrangements, joint development agreements or strategic alliances;

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  grant of severance or termination pay;

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  transfer or license of intellectual property rights;

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  commencement of any material litigation outside the ordinary course of business;

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  declaration or payment of dividends;

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  alteration of share capital, including stock splits, combinations or reclassifications;

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  repurchase or redemption of capital stock;

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  issuance or sale of capital stock, any voting debt or other equity interests;

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  amendment of eshare's articles of incorporation or bylaws;

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  acquisition of other entities;

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  disposition or acquisition of assets;

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  incurrence or the guarantee of debt;

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  extension of loans, advances, capital contributions or investments;

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  sale of debt securities, warrants or other rights to acquire debt securities;

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  adoption, change and acceleration of benefit plans, benefit arrangements and pension plans;

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  revaluation of assets;

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  payment, discharge or satisfaction of claims, liabilities or obligations;

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  tax elections; and

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  any action that would cause or that is reasonably likely to cause any of the conditions to the merger not to be satisfied.

    No Solicitation of Alternative Transactions.  Until the closing of the merger or the termination of the merger agreement, eshare agreed not to:

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  solicit, initiate or take any action to facilitate or encourage a "company acquisition proposal," as defined below; or

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  engage in, or enter into, any negotiations or discussions concerning any company acquisition proposal.

    However, in response to an unsolicited company superior proposal, as defined below, that did not result from eshare's breach of its obligations not to solicit alternative transactions, and provided that eshare promptly provides notice to divine of the company superior proposal, eshare may:

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  participate in discussions regarding any company acquisition proposal that is, or may lead to, a company superior proposal, in order to be informed and make a determination with respect to that proposal;

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  approve or recommend to its shareholders a company acquisition proposal under the Securities and Exchange Act of 1934; and

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  withdraw, modify in a manner adverse to divine or fail to make a recommendation to its shareholders of the merger, if the eshare board of directors reasonably determines that the company acquisition proposal is or is likely to result in a company superior proposal and determines in good faith that those actions are necessary to satisfy its fiduciary duties.

    A "company acquisition proposal" means any bona fide inquiry, proposal or offer relating to any:

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  merger, consolidation, business combination, or similar transaction involving eshare or any subsidiary of eshare;

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  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of eshare or any subsidiary of eshare in one or more transactions;

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  issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of eshare or any subsidiary of eshare;

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  liquidation, dissolution, recapitalization or other similar transaction with respect to eshare or any of its subsidiaries;

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  tender offer or exchange offer for eshare securities which would result in a third party (or its shareholders) acquiring more than 50% of the voting power of eshare, or assets representing more than 50% of eshare's consolidated net income, net revenue or assets;

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  transaction similar in form, substance or purpose to any transaction listed above; or

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  public announcement of an agreement, proposal, plan or intention to enter into any transaction listed above.

    A "company superior proposal" means any unsolicited offer to engage in a tender offer, exchange offer, merger, consolidation or similar transaction that would result in a third party owning more than fifty percent of eshare common shares (or the common stock of the surviving company in a merger), or all or substantially all of the assets of eshare, and otherwise on terms that the eshare board determines would result in a transaction more favorable to eshare shareholders, from a financial point of view, than the merger.

Conditions to the Merger

    The obligations of divine, DES and eshare to consummate the merger are subject to a number of customary conditions, including the following:

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  the merger agreement and merger must have been approved and adopted by the requisite vote by the shareholders of eshare and, to the extent required, the stockholders of divine;

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  the registration statement of which this joint proxy statement/prospectus is a part must not be the subject of any stop order or proceeding seeking a stop order;

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  the absence of any provision of any applicable law or regulation and judgment, injunction, order or decree that prohibits consummation of the merger;

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  authorization for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of divine common stock to be issued to eshare shareholders under the merger agreement; and

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  receipt of written opinions by divine and eshare from their respective tax counsel stating that the merger will constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, and neither opinion shall have been withdrawn.

Termination of the Merger Agreement

    Termination by Mutual Consent.  eshare and divine may mutually terminate the merger agreement and abandon the merger at any time before the effective time of the merger, and before or after gaining the approval of the shareholders of eshare and the stockholders of divine.

    Termination by either divine or eshare.  The board of directors of either divine or eshare may terminate the merger agreement and abandon the merger if:

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  the merger is not consummated by December 31, 2001, unless the failure to consummate the merger results from a material breach or failure to fulfill a material obligation by the party seeking termination;

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  any law or regulation or judgment, injunction, order or decree makes consummation of the merger illegal or otherwise prohibited or any final and nonappealable judgment, injunction or order prohibits the closing of the merger;

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  the eshare shareholders fail to approve the merger; provided, however, that eshare's right to terminate in this circumstance shall not be available to eshare if it has not complied with its obligations discussed in "—Covenants—No Solicitation of Alternative Transactions," beginning on page 82, or it fails to convene a meeting of its shareholders as required by the merger agreement; or

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  divine fails to obtain the requisite approval of its stockholders, if required; provided, however, that divine's right to terminate in this circumstance shall not be available to divine if it has failed to convene a meeting of its stockholders, if divine stockholder approval is required.

    Termination by eshare.  eshare may terminate the merger agreement upon written notice to divine, and may abandon the merger at any time prior to the effective time, before or after the approval by eshare's shareholders, by action of eshare's board of directors, if:

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  divine breaches or fails to perform any of the representations, warranties, covenants or other agreements contained in the merger agreement and the breach or failure to perform is not cured within 20 business days following divine's receipt of notice of the failure to comply;

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  divine's board of directors withdraws or modifies, in a manner adverse to eshare, its approval or recommendation of the merger or the merger agreement; or

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  on any date after      , 2001, but prior to the date of eshare's shareholder meeting, if the average closing sale price per share of divine's common stock is less than $1.00 for the ten trading days ending on the trading date immediately prior to the date on which notice of termination is given.

    Termination by divine.  divine may terminate the merger agreement upon written notice to eshare, and may abandon the merger at any time prior to the effective time, before or after the approval by divine's stockholders, if required, by any action of divine's board of directors, if:

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  eshare breaches or fails to perform any of the representations, warranties, covenants or other agreements contained in the merger agreement and the breach or failure to perform has not been cured within 20 business days following eshare's receipt of notice of the failure to comply;

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  eshare's board of directors withdraws or modifies, in a manner adverse to divine, its approval or recommendation of the merger or the merger agreement;

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  in connection with a Rule 14d-9 disclosure under the Exchange Act, eshare's board of directors takes any action other than a rejection of a Rule 14d-9 proposal;

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  eshare's board of directors recommends any company acquisition proposal;

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  eshare or any of its officers or directors enter into discussions or negotiations in violation of the provisions contained in the merger agreement restricting solicitation of alternative transactions;

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  eshare's board of directors resolves to do any of the things listed above;

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  eshare executes or consummates a transaction with respect to any company acquisition proposal; or

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  Szlam Partners breaches the voting agreement in any material respect, or if the voting agreement has been determined to be unenforceable.

Termination Fee

    Termination Fee Payable by eshare to divine.  If divine terminates the merger agreement as described under "—Termination of the Merger Agreement—Termination by divine" beginning on page 85, or eshare fails to obtain the requisite shareholder approval, or the merger is not consummated by December 31, 2001 due to an eshare shareholder meeting not occurring as a result of a company acquisition proposal, then eshare will promptly, but in no event later than the date of the termination, pay divine a fee equal to $2,000,000.

    Termination Fee Payable by divine to eshare.  If eshare terminates the merger agreement because divine breaches or fails to perform any of the representations, warranties, covenants or other agreements contained in the merger agreement, and the breach or failure to perform is not cured within 20 business days following divine's receipt of notice of the failure to comply, or divine's board of directors withdraws or modifies in a manner adverse to eshare its approval or recommendation of the merger or the merger agreement, then divine shall promptly, but in no event later than the date of the termination, pay eshare a fee equal to $2,000,000.

Amendments

    Subject to state law, at any time prior to the effective time, divine and eshare, by resolution of their respective board of directors, may modify or amend the merger agreement by written agreement executed and delivered by officers of each company. However, after approval of the merger by eshare's shareholders, no amendment requiring further shareholder approval shall be made without such approval of eshare's shareholders.

AGREEMENTS RELATED TO THE MERGER

    The following summary of certain agreements related to the merger agreement is qualified in its entirety by the full text of the agreements, each of which is incorporated by reference and attached as an annex to this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. We therefore urge you to read the full text of these agreements.

The Voting Agreement

    As an inducement for divine and DES to enter into the merger agreement, Szlam Partners, L.P., the majority shareholder of eshare, entered into a voting agreement with divine. Under the voting agreement, Szlam Partners agreed to vote all of the shares covered by the voting agreement in favor of the merger, the merger agreement and all related agreements. In addition, Szlam Partners irrevocably appointed divine as its lawful attorney and proxy. The proxy grants divine, or any nominee of divine, the limited right to vote all of the eshare common shares covered by the voting agreement in favor of the approval and adoption of the merger agreement and any transactions contemplated by the merger agreement.

    The voting agreement covers 10,745,969 eshare common shares owned by Szlam Partners, representing approximately  % of the outstanding eshare common shares as of the record date, and the agreement will also cover any common shares later acquired by Szlam Partners or any of its affiliates upon the exercise of eshare options.

    Szlam Partners agreed not to sell or otherwise encumber the shares covered by the voting agreement until the termination of the voting agreement, which will occur upon the earlier of the termination of the merger agreement or the completion of the merger.

    A copy of the voting agreement is attached as Annex B to this joint proxy statement/prospectus.

The Stockholder Agreement

    In connection with the signing of the merger agreement, divine, Szlam Partners and Aleksander Szlam, eshare's chairman and chief executive officer, entered into a stockholder agreement. Subject to certain conditions, divine, Mr. Szlam and Szlam Partners agreed to the following terms:

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  First Sale Right. divine granted Szlam Partners the right to sell to divine all or a portion of a number of shares of divine common stock at a purchase price per share equal to the divine average closing price. Szlam Partners' first "put" right will last from the earlier of (1) the date thirty days after the closing of the merger, or (2) the date of divine's signing of a definitive agreement with respect to a change in control of divine, through the date sixty days after the closing of the merger. The number of shares of divine common stock subject to this right will equal 1,740,000 multiplied by the exchange ratio.

  •
  First divine Repurchase Right. Szlam Partners granted divine the right to purchase from Szlam Partners all or a portion of a number of shares of divine common stock held by Szlam Partners at a purchase price per share equal to the divine average closing price. divine's first "call" right will last from the earlier of (1) the date thirty days after the closing of the merger, or (2) the date of divine's signing of a definitive agreement with respect to a change in control of divine, through the date sixty days after the closing of the merger. The number of shares of divine common stock subject to this will equal 1,740,000 multiplied by the exchange ratio.

  •
  Second Sale Right. divine also granted Szlam Partners the right to sell to divine all or a portion of a number of shares of divine common stock at a purchase price per share equal to the divine average closing price. Szlam Partners' second "put" right will last from the earlier of (1) the date six months after the closing of the merger, or (2) the date of divine's signing of a definitive agreement with respect to a change in control of divine, through the date eighteen months after the closing of the merger. The number of shares of divine common stock subject to this right will equal 1,910,000 multiplied by the exchange ratio.

  •
  Second divine Repurchase Right. Szlam Partners also granted divine the right to purchase from Szlam Partners a number of shares of divine common stock at a purchase price per share equal to the divine average closing price. divine's second "call" right will last from the earlier of (1) the date six months after the closing of the merger, or (2) the date of divine's signing of a definitive agreement with respect to a change in control of divine, through the date eighteen months after the closing of the merger. The number of shares of divine common stock subject to this right will equal 1,910,000 multiplied by the exchange ratio.

  •
  Lock-Up. Szlam Partners also agreed to not offer, sell, pledge, encumber or otherwise dispose of all of the shares of divine common stock that it will receive pursuant to the merger agreement, other than pursuant to the rights described above, for a period of twelve months following consummation of the merger.

    The stockholder agreement terminates automatically upon termination of the merger agreement. Either party may also terminate the stockholder agreement upon a material breach by the other party of any of the representations, warranties or covenants contained in the stockholder agreement.

    A copy of the stockholder agreement is attached as Annex C to this joint proxy statement/prospectus.

The Software Distribution Agreement

    In connection with the signing of the merger agreement, eshare entered into a software distribution agreement with divine. Pursuant to the distribution agreement, eshare appointed divine as a worldwide distributor of several of eshare's Internet and call center products to distribute those products to third parties. In exchange, divine agreed to license and pay for the products, solicit orders for the products, promote and license the products and render customer service and support.

    The distribution agreement will remain in effect until the closing date of the merger, unless terminated earlier in accordance with its terms. divine and eshare may terminate the agreement at any time upon mutual written agreement. Either divine or eshare may also terminate the agreement in the event of a default by the other party if the defaulting party fails to cure the default after 30 days' written notice. In addition, either party may terminate the agreement upon written notice if a bankruptcy, reorganization or insolvency proceeding is initiated against the other party. Finally, eshare may terminate the agreement immediately upon written notice if divine acquires one of eshare's competitors.

    A copy of the distribution agreement is attached as Annex D to this joint proxy statement/prospectus.

The Employment Agreement

    Pursuant to the stockholder agreement, divine and Aleksander Szlam agreed to enter into an employment agreement upon the closing of the merger. The employment agreement provides that Mr. Szlam shall be employed by divine for an initial three-year term as chief strategy officer and president—CIM businesses of divine and will receive a salary of $400,000 per year and a bonus of up to $600,000 per year, subject to approval of the compensation committee of divine's board of directors. divine has also agreed to appoint Mr. Szlam to its board of directors and nominate him to continue as a director at its 2002 annual meeting of stockholders. The employment agreement contains customary confidentiality, non-solicitation and non-competition provisions. Mr. Szlam's non-competition covenant lasts from execution of the employment agreement until three years following its termination.

    Mr. Szlam may terminate the employment agreement at any time. divine may terminate the agreement with or without cause upon written notice; provided, however, if divine terminates without cause, it must continue to pay Mr. Szlam his salary and bonus for the entire term of the agreement. divine will also maintain an insurance policy for the benefit of Mr. Szlam that will pay Mr. Szlam's estate or legal representative in the event of his death or disability. The policy will cover an amount equal to the balance, if any, that would be payable to Mr. Szlam under the remaining term of the employment agreement.

    A copy of the form of employment agreement is contained as Exhibit A to the stockholder agreement attached hereto as Annex C to this joint proxy statement/prospectus.

The Real Estate Option Agreement

    Szlam Partners, L.P. and Melita House, Inc. own the properties on which eshare's U.S. and United Kingdom headquarters, respectively, are located. Pursuant to the stockholder agreement, divine agreed to enter into a real estate option agreement with Szlam Partners and Melita House. Upon the closing of the merger, divine will pay Szlam Partners $3,702,978 for a ten-year option to purchase eshare's property in the U.S. for $14,560,000 and pay Melita House $2,047,022 for a ten-year option to purchase eshare's property in the U.K. for £5,714,668. Under the real estate option agreement, Szlam Partners and Melita House will agree not to raise the rental amounts due under, or otherwise adversely modify, the leases for these properties so long as the surviving company is not in default under the leases.

    A copy of the real estate option agreement is contained as Exhibit B to the stockholder agreement attached hereto as Annex C to this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    In addition to the pending merger between divine and eshare, on July 6, 2001, divine entered into an agreement and plan of merger and reorganization with RoweCom Inc., a business-to-business provider of e-commerce solutions for purchasing and managing print and e-content knowledge resources, including magazines, newspapers, journals and e-journals, books and other sources, commercial, scientific and general interest information and analysis. Completion of the RoweCom merger is subject to a number of conditions, including the approval of the merger by RoweCom's stockholders and the satisfaction of certain financing conditions by RoweCom and its subsidiaries. The following unaudited pro forma condensed combined financial statements reflect the acquisition of eshare alone as well as the acquisitions of eshare and RoweCom together.

    Because the unaudited pro forma condensed combined financial statements are based upon the financial condition and operating results of eshare and RoweCom during periods when they were not under the control, influence or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of the respective periods presented, nor is it indicative of future financial or operating results. The unaudited pro forma condensed combined financial statements do not give effect to any synergies that may occur due to the integration of eshare and RoweCom with divine. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of divine, including the related notes, incorporated by reference in this joint proxy statement/prospectus, and the historical financial statements of eshare, including the related notes, included elsewhere in this joint proxy statement/prospectus.

    Certain assets and liabilities in the consolidated balance sheets of eshare and RoweCom have been reclassified to conform to the line item presentation in the unaudited pro forma condensed combined balance sheet. Certain expenses and other deductions in the consolidated statements of operations of eshare and RoweCom have been reclassified to conform to the line item presentation in the unaudited pro forma condensed combined statements of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2001

(in thousands)

	divine	eshare	eshare Pro Forma Adjustments		divine/eshare Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments		divine/eshare/ RoweCom Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$222,287	$4,193	$(5,750	)(c)	$220,230	$6,497	$(500	)(d)	$226,227
			(500	)(d)
Restricted cash	1,943	—	—		1,943	—	—		1,943
Accounts receivable	7,274	24,598	—		31,872	68,810	—		100,682
Available-for-sale securities	16,574	5,685	—		22,259	—	—		22,259
Note receivable	1,642	—	—		1,642	—	—		1,642
Inventory	—	1,913	—		1,913	—	—		1,913
Deferred taxes	—	1,394	(1,394	)(a)	—	—	—		—
Other current assets	3,804	6,146	—		9,950	2,615	—		12,565

Total current assets	253,524	43,929	(7,644)		289,809	77,922	(500)		367,231
Property and equipment, net	36,464	10,194	—		46,658	9,386	—		56,044
Deferred taxes	—	9,072	(9,072	)(a)	—	—	—		—
Goodwill and other intangible assets	27,112	3,921	35,505	(a)	73,583	17,201	38,560	(e)	112,643
			(3,921	)(a)			(17,201	)(e)
			500	(d)			500	(d)
			10,466	(a)
Ownership interests in associated companies	38,046	—	—		38,046	—	—		38,046
Other non-current assets	29,005	132	5,750	(c)	34,887	—			34,887

Total assets	$384,151	$67,248	$31,584		$482,983	$104,509	$21,359		$608,851

Liabilities
Current liabilities
Accounts payable	$14,032	$5,997	$(1,342	)(b)	$18,687	$27,212	$—		$45,899
Accrued payroll expenses	401	—	—		401	732	—		1,133
Accrued professional fees	884	—	—		884	—	—		884
Current portion of facilities impairment	1,791	—	—		1,791	—	—		1,791
Current portion of capital leases	3,793	—	—		3,793	—	—		3,793
Other accrued expenses and current liabilities	7,163	7,769	—		14,932	16,870	—		31,802
Notes payable—current	242	—	—		242	48,018	—		48,260
Deferred revenue	5,394	11,328	—		16,722	12,052	—		28,774

Total current liabilities	33,700	25,094	(1,342)		57,452	104,884	—		162,336
Long-term debt	1,068	—	—		1,068	6,135	—		7,203
Capital leases	4,232	—	—		4,232	—	—		4,232
Other non-current liabilities	457	—	—		457	1,922	—		2,379
Long-term facilities impairment	3,006	—	—		3,006	—	—		3,006
Minority interest	13,475	—	—		13,475	—	—		13,475
Stockholders' equity
Common stock	143	69	(69	)(a)	201	124	(124	)(e)	211
			58	(a)			10	(e)
Additional paid-in capital	964,942	62,355	(62,355	)(a)	1,038,622	113,235	(113,235	)(e)	1,051,539
			73,680	(a)			12,917	(e)
Notes receivable from exercise of options	(3,387)	—	—		(3,387)	—	—		(3,387)
Unearned stock-based compensation	(26,280)	—	—		(26,280)	—	—		(26,280)
Accumulated other comprehensive loss	(15,495)	(1,139)	1,139	(a)	(15,495)	(2,852)	2,852	(e)	(15,495)
Treasury stock, at cost	(5,641)	—	—		(5,641)	(53)	53	(e)	(5,641)
Accumulated deficit	(586,069)	(19,131)	19,131	(a)	(584,727)	(118,886)	118,886	(e)	(584,727)
			1,342	(b)

Total stockholders' equity (deficit)	328,213	42,154	32,926		403,293	(8,432)	21,359		416,220

Total liabilities and stockholders' equity	$384,151	$67,248	$31,584		$482,983	$104,509	$21,359		$608,851

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2000

(in thousands, except per share data)

	divine	eshare	eshare Pro Forma Adjustments		divine/eshare Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	divine/eshare/RoweCom Pro Forma Combined
Revenues	$44,079	$83,956	$(1,815	)(f)	$126,220	$347,581	$—	$473,801
Operating expenses:
Cost of revenues	42,266	31,122	—		73,388	316,498	—	389,886
Selling, general and administrative	175,663	61,249	(403	)(f)	247,204	57,311	7,286 (g)	311,801
			10,695	(g)
Research and development	12,036	10,658	—		22,694	9,861	—	32,555
Impairment of investment in consolidated associated companies	57,626	—	(1,412	)(f)	56,214	30,082	—	86,296
Impairment of facilities	10,961	—	—		10,961	—	—	10,961
Amortization of stock-based compensation	48,069	—	—		48,069	—	—	48,069

Total operating expenses	346,621	103,029	8,880		458,530	413,752	7,286	879,568

Operating loss	(302,542)	(19,073)	(10,695)		(332,310)	(66,171)	(7,286)	(405,767)
Other income (expense):
Interest income	15,583	—	—		15,583	—	—	15,583
Interest expense	(1,857)	—	—		(1,857)	(5,354)	—	(7,211)
Other income (loss), net	(301)	414	—		113	—	—	113

Total other income (expense)	13,425	414	—		13,839	(5,354)	—	8,485
Loss before minority interest, net gain of stock transactions of associated companies, equity in losses of associated companies, and impairment of investment in equity method and cost method associated companies	(289,117)	(18,659)	(10,695)		(318,471)	(71,525)	(7,286)	(397,282)
Minority interest	18,169	—	—		18,169	—	—	18,169
Net gain of stock transactions of associated companies	4,375	—	—		4,375	—	—	4,375
Equity in losses of associated companies	(90,621)	—	—		(90,621)	—	—	(90,621)
Impairment of investment in equity method and cost method associated companies	(113,125)	—	—		(113,125)	—	—	(113,125)

Loss before income taxes	(470,319)	(18,659)	(10,695)		(499,673)	(71,525)	(7,286)	(578,484)
Income tax (benefit) provision	—	(7,542)	—		(7,542)	3,661	—	(3,881)

Net loss from continuing operations	(470,319)	(11,117)	(10,695)		(492,131)	(75,186)	(7,286)	(574,603)
Accretion of redeemable preferred stock dividends	(8,037)	—	—		(8,037)	—	—	(8,037)
Accretion of preferred stock dividends	(9,070)	—	—		(9,070)	—	—	(9,070)
Deemed dividends	(40,756)	—	—		(40,756)	—	—	(40,756)

Net loss from continuing operations applicable to common shareholders	$(528,182)	$(11,117)	$(10,695)		$(549,994)	$(75,186)	$(7,286)	$(632,466)

Basic and diluted net loss per share applicable to common stockholders	$(7.84)				$(4.37)			$(4.65)
Shares used in computing basic and diluted net loss per share	67,391				125,774			136,009

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2001

(in thousands, except per share data)

	divine	eshare	eshare Pro Forma Adjustments	divine/eshare Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	divine/eshare/ RoweCom Pro Forma Combined
Revenues	$9,757	$19,099	$—	$28,856	$114,033	$—	$142,889
Operating expenses:
Cost of revenues	7,620	8,260	—	15,880	104,556	—	120,436
Selling, general and administrative	33,998	12,172	2,674 (h)	48,844	11,325	1,822 (h)	61,991
Research and development	3,133	2,641	—	5,774	1,896	—	7,670
Impairment of investment in consolidated associated companies	3,256	—	—	3,256	—	—	3,256
Amortization of stock-based compensation	3,319	—	—	3,319	—	—	3,319

Total operating expenses	51,326	23,073	2,674	77,073	117,777	1,822	196,672

Operating loss	(41,569)	(3,974)	(2,674)	(48,217)	(3,744)	(1,822)	(53,783)
Other income (expense):
Interest income	3,507	—	—	3,507	—	—	3,507
Interest expense	(276)	—	—	(276)	(2,187)	—	(2,463)
Other income (loss), net	(50)	373	—	323	—	—	323

Total other income (expense)	3,181	373	—	3,554	(2,187)	—	1,367
Loss before minority interest, net gain of stock transactions of associated companies, equity in loss of associated companies, and impairment of investment in equity method and cost method associated companies	(38,388)	(3,601)	(2,674)	(44,663)	(5,931)	(1,822)	(52,416)
Minority interest	2,820	—	—	2,820	—	—	2,820
Net gain of stock transactions of associated companies	695	—	—	695	—	—	695
Equity in losses of associated companies	(7,251)	—	—	(7,251)	—	—	(7,251)
Impairment of investment in equity method and cost method associated companies	(23,463)	—	—	(23,463)	—	—	(23,463)

Loss before income taxes	(65,587)	(3,601)	(2,674)	(71,862)	(5,931)	(1,822)	(79,615)
Income tax (benefit) provision	—	(1,296)	—	(1,296)	(364)	—	(1,660)

Net loss applicable to common shareholders	$(65,587)	$(2,305)	$(2,674)	$(70,566)	$(5,567)	$(1,822)	$(77,955)

Basic and diluted net loss per share applicable to common stockholders	$(0.49)			$(0.37)			$(0.38)
Shares used in computing basic and diluted net loss per share	134,586			192,969			203,204

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.
Basis of Presentation

    The unaudited pro forma condensed combined balance sheet as of March 31, 2001 gives effect to the acquisitions of eshare and RoweCom as if they occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the three months ended March 31, 2001 give effect to the acquisitions of eshare and RoweCom as if they had occurred on January 1, 2000.

    The following summarizes information concerning the estimated purchase price allocation for the acquisitions of eshare and RoweCom.

    The purchase price includes $500,000 and $500,000, respectively, of estimated acquisition costs relating to the eshare and RoweCom acquisitions.

Company	Purchase price	Fair value of tangible net assets (liabilities)	Goodwill and other intangible assets
eshare	$74,238,000	$27,767,000	$46,471,000
RoweCom	13,427,000	(25,633,000)	39,060,000

    The merger between divine and eshare is a stock-for-stock transaction. The number of shares to be issued by divine in this merger is yet to be determined and is dependent on the divine average closing price, which is the average of the closing sale price per share of divine's common stock as reported on the Nasdaq National Market for the ten consecutive trading days ending two trading days prior to the closing date of the merger. If the divine average closing price is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own. If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price. If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00. For purposes of the unaudited pro forma condensed combined financial statements, the number of shares assumed to be issued by divine in the eshare merger has been calculated based on the number of eshare shares and "in-the-money" options outstanding as of July 27, 2001, using the divine average closing price as of July 25, 2001, which was $1.263.

    In the RoweCom merger, divine will issue 0.75 shares of divine common stock for each outstanding RoweCom common share and "in-the-money" option. For purposes of the unaudited pro forma condensed combined financial statements, the number of shares assumed to be issued by divine in the RoweCom merger has been calculated based on the number of RoweCom shares outstanding and "in-the-money" options as of July 25, 2001.

    For both mergers, the ten-day trailing average closing price is also assumed to be the fair value of divine common stock for purchase accounting purposes.

    The effects of the eshare and RoweCom mergers have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill. The preliminary allocation of the purchase price may be subject to further adjustments as divine finalizes its allocation of the purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management's best estimate of the effects of these transactions.

2.
Pro Forma Balance Sheet Adjustments

(a)
Reflects the assumed issuance of 58,382,991 shares of divine common stock and the elimination of eshare's equity in consolidation. Also reflects the elimination of eshare's deferred tax assets of $10,466,000 and stand-alone goodwill and other intangible assets of $3,921,000, and the establishment by divine of goodwill and other intangible assets of $45,971,000, which represents the value of shares of divine common stock issued in excess of the estimated fair value of eshare's tangible net assets as of March 31, 2001.

(b)
Accounts payable and accumulated deficit have been adjusted to eliminate the unpaid balance for software sold by eshare to brandango, a consolidated associated company of divine that ceased operations in 2000. Accumulated deficit is affected, instead of accounts receivable, because eshare wrote off this unpaid balance prior to March 31, 2001.

(c)
Reflects the effect of real estate options which are dependent on the closing of the merger of divine with eshare. Upon closing, divine has agreed to enter into agreements with Szlam Partners and Melita House, Inc., pursuant to which divine will pay approximately $3,703,000 and $2,047,000, respectively, for ten-year options to purchase eshare's U.S. and United Kingdom headquarters.

(d)
Reflects divine's estimated acquisition costs for the eshare and RoweCom acquisitions of $500,000 and $500,000, respectively.

(e)
Reflects the assumed issuance of 10,235,325 shares of divine common stock and the elimination of RoweCom's equity in consolidation. Also reflects the elimination of RoweCom's stand-alone goodwill and other intangible assets of $17,201,000 and the establishment by divine of goodwill and other intangible assets of $38,560,000, which represents the value of shares of divine common stock assumed to be issued in excess of the estimated fair value of RoweCom's tangible net assets as of March 31, 2001.

3.
Pro Forma Statement of Operations Adjustments

    The pro forma statement of operations adjustments for the year ended December 31, 2000 consist of:

  (f)
  Product revenues have been adjusted to reflect the sale, during 2000, of software by eshare to brandango. The sale price of the software was approximately $1,815,000. Of this amount, $403,000 had been depreciated and $1,412,000 had been written off to impairment expense when brandango ceased operations later in 2000.

  (g)
  Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisitions over an estimated useful life of three years. Under the provisions of SFAS No. 142,

    Goodwill and Other Intangible Assets, approved by the Financial Accounting Standards Board on June 29, 2001, goodwill acquired in transactions completed after June 30, 2001 will not be amortized. As the eshare and RoweCom acquisitions are expected to be completed in the third or fourth quarter of 2001, divine's operating results will not reflect any goodwill amortization expense related to these acquisitions. Note that SFAS No. 142 will require the amortization of intangible assets with determinable useful lives, which are generally intangible assets other than goodwill, over the useful life of those assets. The excess purchase price over the estimated fair values of the tangible net assets of eshare and RoweCom have not yet been allocated between goodwill and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the entire excess purchase price is considered to be other intangible assets and therefore is amortizable.

    The pro forma statement of operations adjustments for the three months ended March 31, 2001 consist of:

  (h)
  Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisitions over a useful life of three years. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, approved by the Financial Accounting Standards Board on June 29, 2001, goodwill acquired in transactions completed after June 30, 2001 will not be amortized. As the eshare and RoweCom acquisitions are expected to be completed in the third or fourth quarter of 2001, divine's operating results will not reflect any goodwill amortization expense related to these acquisitions. Note that SFAS No. 142 will require the amortization of intangible assets with determinable useful lives, which are generally intangible assets other than goodwill, over the useful life of those assets. The excess purchase price over the estimated fair values of the tangible net assets of eshare and RoweCom have not yet been allocated between goodwill and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the entire excess purchase price is considered to be other intangible assets and therefore is amortizable.

4.
Sensitivity Analysis on divine Average Closing Price

    As noted in Note 1 above, the number of shares assumed to be issued by divine in the eshare merger has been calculated using $1.263 as the divine average closing price. Additionally, the fair value of divine common stock for purchase accounting purposes has been assumed to be $1.263. If the divine average closing price and fair value of divine common stock were $1.00, divine would issue 73,737,980 shares in the eshare merger, and would record $46,471,000 of goodwill and other intangible assets. Related amortization expense, for purposes of the unaudited pro forma condensed combined statements of operations, would be $15,490,000 and $3,873,000 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

    If the divine average closing price and fair value of divine common stock were $2.50, divine would issue 30,724,158 shares in the eshare merger, and would record $49,543,000 of goodwill and other intangible assets. Related amortization expense, for purposes of the unaudited pro forma condensed combined statements of operations, would be $16,514,000 and $4,129,000 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

    If the divine average closing price and fair value of divine common stock were $3.00, divine would issue 28,778,295 shares in the eshare merger, and would record $59,068,000 of goodwill and other intangible assets. Related amortization expense, for purposes of the unaudited proforma condensed combined statements of operations, would be $19,689,000 and $4,922,000 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

INFORMATION REGARDING DIVINE

Overview

  Business

    divine, inc. provides a combination of Web-based technology, professional services and managed applications capabilities that allows clients to deploy advanced enterprise Web solutions that are integrated with their business strategies and existing software and technical systems. Our enterprise Web solutions offer businesses the ability to improve collaboration, workflow and business relationships. We provide technology, software, professional services and managed applications through four business units:

  •
  divine Enterprise Portal Solutions—utilizes business portal platform technology to provide businesses with real-time, integrated access to internal and external information to create industry-specific solutions that streamline data searching and retrieval over intranets, extranets, company databases and the Internet.

  •
  divine Software Applications—deploys products that focus on collaboration, workflow and relationship management. Our robust platform supports effective customer interaction, improved management of the flow of information and powerful enterprise collaboration.

  •
  divine Professional Services—applies expertise in technology, infrastructure and marketing services across a broad spectrum of leading technologies combined with an understanding of how to design and deploy solutions that drive business results.

  •
  divine Managed Applications Services—builds, hosts, manages, monitors and secures an enterprise's critical applications with an emphasis on customers who require assurance of high availability of applications and a single point of accountability.

    Our principal offices are located at 1301 North Elston Avenue, Chicago, Illinois 60622, telephone (773) 394-6600. We have additional offices in Austin, Cincinnati, Cleveland, Columbus, Dallas, Detroit, Grand Rapids, Houston, Indianapolis, Irvine, Milwaukee, Minneapolis, St. Louis, Santa Monica, Toronto, London, Tel Aviv and India.

  Historical Information

    We began as divine interVentures, inc. on June 30, 1999, engaging in business-to-business e-commerce through a community of associated companies in which we invested. From September 30, 1999 to December 31, 2000, we acquired interests in 40 associated companies, established a total of 13 associated companies when we identified opportunities consistent with our business strategy, and also further developed our operational procedures and capabilities.

    In February 2001, we announced our strategy to primarily focus on enterprise Web solutions, and changed our name to divine, inc. We no longer reflect separately our interests in our remaining associated companies that provide Web-based technology, software, professional services and managed applications. Instead, the operations of these businesses are a part of our core business strategy. Other of our associated companies offer software and services focused on e-commerce and vertical markets, which we include in our divine

interVentures segment. As of June 30, 2001, there were 20 companies in our divine interVentures segment.

  Our Growth Strategy

    Our objective is to become the leading provider of enterprise Web solutions that offer global businesses the ability to improve collaboration, workflow and business relationships by delivering a powerful combination of services, technology, software, services and managed applications capabilities. As the flow of information becomes more liberated and more complex, we believe that a new type of solution provider is required to unite all of the skills and emerging technologies needed to create advanced enterprise Web solutions that position companies to go beyond the processing of transactions and operate at the leading edge of their industries. In order to achieve this objective, we have adopted the following key elements of our strategy:

  •
  Become a recognized leader in advanced enterprise solutions. We currently have approximately 400 customers consisting of predominantly Global 2000 companies and high-growth middle-market companies. These customers are serviced by one or more of our four principal business units. By expanding our relationships with these customers, we can enhance our reputation and visibility and capitalize on cross-selling opportunities with their customers, suppliers, partners and distributors.

  •
  Develop, acquire and integrate offerings and solutions. We plan to focus on the development, acquisition and integration of components that can be combined to form a powerful set of services, technology, and hosting capabilities that can advance and extend our customers' businesses to include external and internal business communities.

  •
  Target a specific customer base. We plan to target customers whom we believe can benefit most readily from greater collaboration, more efficient workflow and better management of business relationships between their customers, employees, partners, suppliers, prospects and sources of information. We believe that these customers are primarily concentrated in information-intensive businesses such as the financial services, insurance, energy, pharmaceutical, biotechnology and telecommunications industries.

  •
  Support and complement our solutions through alliances with business partners. We intend to establish strategic alliances with a number of companies like our strategic alliance with Computer Associates International, Inc., or CA, which is also one of our strategic investors. CA's professional expertise enhances the range and quality of our Professional Services and CA's Jasmineii Portal Software is a key component of our Enterprise Portal Solutions. We believe that strategic alliances will enable us to improve our ability to attract and retain customers who prefer to deal with larger, more stable solutions providers, provide additional channels for our products, and enable us to build industry-specific solutions for our customers.

  •
  Position divine as a technology owner and solutions integrator. We plan to differentiate divine from other solutions delivery organizations by positioning divine as a technology owner and solutions integrator. We intend to gain a strategic advantage by acquiring and developing innovative technologies and making these part of our broader solutions in order to leverage their full potential.

  divine's Recent Developments

    Since April 1, 2001, divine has completed, or entered into agreements in connection with, a number of acquisitions to further its business strategy.

    On April 2, 2001, divine acquired certain assets from marchFIRST, Inc., including primarily its former Whittman-Hart operations and its iCampus training and technology unit, and related accounts receivable with a face value of approximately $35.18 million. The acquired business is held by a wholly-owned subsidiary of divine called divine/Whittman-Hart, Inc., which provides a range of enterprise technology, hosting, e-business strategy and brand-building services. divine paid marchFIRST approximately $6.25 million in cash, and divine/Whittman-Hart issued marchFIRST a $27.75 million balloon note, secured by the assets of divine/Whittman-Hart, that is payable in five years, subject to acceleration to the extent of 50% of free cash flow from its operations. divine/Whittman-Hart also agreed to assume up to $10.65 million of accrued compensation and benefit obligations for the employees transferred with the acquired businesses. The promissory note is not guaranteed by divine, but the terms of the promissory note restrict payments from divine/Whittman-Hart to divine. marchFIRST also is eligible to receive up to an aggregate of $39.05 million in bonus payments of 50% of free cash flow from divine/Whittman-Hart during the next five years to the extent the promissory note is pre-paid.

    In a separate transaction, on April 12, 2001, divine/Whittman-Hart acquired additional assets from marchFIRST, including its SAP software implementation practice, its value-added reseller (VAR) business, certain of its Asian joint ventures, the assets of its BlueVector venture capital arm and related accounts receivable with a face value of approximately $109.2 million. divine paid marchFIRST $6.25 million in cash, and divine/Whittman-Hart issued a promissory note in the principal amount of $29.75 million, assumed up to $3.65 million of accrued compensation and benefit obligations for transferred employees, and agreed to make bonus payments up to a maximum amount of $15.95 million. The terms of the promissory note and bonus obligation are similar to those granted by divine/Whittman-Hart in its purchase of marchFIRST's former Whittman-Hart operations and its iCampus unit.

    The acquired marchFIRST operations include customer relationship management, e-commerce strategy and development, knowledge management and business intelligence, supply chain and business systems, infrastructure planning and brand and market development solutions.

    On July 6, 2001, divine entered into an agreement and plan of merger and reorganization with RoweCom Inc. RoweCom is a business-to-business provider of e-commerce solutions for purchasing and managing print and e-content knowledge resources, including magazines, newspapers, journals and e-journals, books and printed sources of commercial, scientific and general interest information and analysis. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academia and the federal government; and corporate and professional services. Under the terms of the RoweCom merger agreement, each of the approximately 12.5 million outstanding shares of RoweCom common stock will be converted into the right to receive 0.75 shares of divine common stock, and RoweCom will become a wholly-owned subsidiary of divine. Based on the closing price of divine common stock of $             , on             , 2001, this acquisition would have an aggregate value of approximately $       million. Completion of the RoweCom merger is

subject to a number of conditions, including the approval of the RoweCom merger by RoweCom's stockholders and the satisfaction of certain financing conditions by RoweCom and its subsidiaries. divine anticipates that RoweCom's content offerings and procurement technology will be key components of divine's enterprise portal solutions and international expansion.

    On July 18, 2001, divine acquired the 67% of the equity interests of Emicom Group, Inc. that divine did not already own in exchange for a total of 13.8 million shares of divine common stock. divine has agreed to file a registration statement on Form S-3 on September 1, 2001 to register these shares for resale. Emicom had been an associated company of divine since April 2000, when divine acquired a 33% interest in Emicom. Emicom is a technology holding company that provides capital and advisory services to early-stage technology companies located in Israel. Emicom partners with privately held technology-related companies in the telecommunications, cellular, Internet infrastructure and enterprise software markets. At the time of the acquisition, Emicom held interests in four technology-related companies and had approximately $34 million in uncommitted cash reserves. divine expects that Emicom will provide divine with a base of operations in the Israeli high-tech market, a platform from which to expand an international customer base and a channel for divine's expansion in Israel and Europe.

    On July 29, 2001, divine entered into an agreement to purchase substantially all of the assets of Intira Corporation, subject to bankruptcy court approval. Intira provides information technology and network infrastructure for online business applications and is based in Pleasanton, California. Under the terms of the purchase agreement, divine will purchase substantially all of the assets of Intira for $1 million in cash, provide Intira with a $6.8 million debtor-in-possession credit facility and assume certain obligations that divine intends to restructure on more favorable terms. The acquisition of the Intira assets is expected to add to divine's capabilities in its Managed Applications business unit and other business units.

divine Common Stock Ownership Information

    As of    , 2001, there were      record holders of divine class A common stock and one record holder of divine class C common stock.

    On July 27, 2001, the most recent practicable date prior to the date of this joint proxy statement/prospectus, the closing price of divine common stock on the Nasdaq National Market was $1.15, and the number of outstanding shares of divine common stock was 158,818,481. Share ownership is calculated in accordance with SEC rules. Therefore, percentage of shares beneficially owned includes shares of divine common stock subject to options that may be exercised within 60 days of July 27, 2001. These option shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding them, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. Unless otherwise noted, the stockholders have sole voting and investment control with respect to the shares beneficially owned by them.

    Based on the closing price on             , 2001, the maximum number of shares of divine common stock to be issued to eshare shareholders would be       shares, representing approximately  % of the outstanding common stock of divine after the merger, resulting in      shares of divine common stock outstanding immediately after the completion of the merger. The change in percentage ownership of outstanding divine common stock of certain holders due to the merger based on this closing price is set forth below.

	Shares Beneficially Owned Prior to Merger		Shares Beneficially Owned After Merger
Name
	Number	Percent	Number	Percent
Dell Computer Corporation(1)	17,808,299	11.2%			%
Microsoft Corporation(2)	9,722,221	6.1
Andrew J. Filipowski(3)	8,284,163	5.2	(4)
Michael P. Cullinane(5)	1,023,249	*
Paul L. Humenansky	827,415	*
Tommy Bennett	120,000	*
James E. Cowie(6)	2,832,531	1.8
John Cooper	120,000	*
Michael H. Forster	160,999	*
Arthur W. Hahn(7)	260,978	*
Thomas J. Meredith	—	*
Kevin Nater	—
John Rau	336,665	*
All directors and executive officers as a group (11 persons)(3)(5)(6)(7)	13,966,000	8.6%	(4)%

*
Represents less than 1% of the outstanding common stock.

(1)
The number of shares of common stock shown as beneficially owned was derived from an Amendment to Schedule 13G dated February 14, 2001 filed with the SEC by the listed stockholder.

(2)
The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G dated July 28, 2000 filed with the SEC by the listed stockholder.

(3)
Includes 7,407,819 shares of common stock beneficially owned by AJF-1999 Trust U/A/D 5/20/99, a trust for which Mr. Filipowski is co-trustee, 113,845 shares of common stock beneficially owned by Robinwood Investment Company L.P., a limited partnership controlled by Mr. Filipowski, and 33,333 shares of common stock beneficially owned by Platinum Construction Corp, a corporation controlled by Mr. Filipowski.

(4)
Includes       shares of divine common stock that would be issued to Mr. Filipowski in the merger in exchange for the      shares common shares he owns.

(5)
Excludes 38,333 shares of common stock held by trusts for which Mr. Cullinane serves as trustee.

(6)
Includes 2,535,585 shares held by Frontenac VII Limited Partnership and 126,947 shares held by Frontenac VII Masters Limited Partnership, of which Mr. Cowie is a general partner.

(7)
Includes 53,333 shares held in a trust for the benefit of Mr. Filipowski's children, of which Mr. Hahn is the trustee.

Board of Directors of divine Following the Merger

    Pursuant to Mr. Szlam's employment agreement, a form of which is attached as an exhibit to the stockholder agreement, the board of directors of divine will expand divine's board by one person and elect Mr. Szlam to the divine board of directors if the merger is completed. Mr. Szlam previously served as a director of divine from December 1, 1999 to January 2001. See "Information Regarding the Directors and Executive Officers of eshare—Chairman and Chief Executive Officer" beginning on page 124.

INFORMATION REGARDING ESHARE

Overview

  Business

    eshare helps businesses effectively communicate with customers by providing integrated customer interaction management, or CIM, solutions. These solutions help both Internet-based and traditional businesses establish and maintain high-quality relationships with their customers, while streamlining the entire customer interaction process and reducing operating inefficiencies. eshare offers a suite of CIM software applications that enables its customers to effectively manage both new and existing customers across multiple communication channels, including voice, e-mail, mobile, interactive Web chat and voice-over-internet protocol.

    eshare's blended CIM solutions combine the strength of traditional call centers with the flexibility of 24 hours per day, 7 days a week availability of the Internet. eshare believes its applications deliver effective and innovative customer interaction solutions to companies and customers around the globe. These applications allow eshare's customers to potentially improve their customer relationships, acquire new customers, improve retention of current customers, increase revenues, improve bottom-line earnings and more effectively utilize valuable resources.

    eshare has provided telephony-call center solutions for over twenty years. As an innovator of predictive dialing software, eshare believes it has established its eshare Conversations product as one of the industry standards for outbound calling and campaign management for some of the world's largest financial service centers, retailers and utilities.

    eshare's Internet applications enable real-time, around-the-clock interactive communications and customer service over the Web. eshare's NetAgent Suite and other Internet applications provide Internet-based e-mail management, collaborative media chat, enterprise customer service and support, standard telephony private branch exchange/automatic call distribution support, customer self-service, instant messaging, live conferencing, distance learning, community chat, threaded discussion forums, patented scripting and a variety of integration tools.

    Eight of the top ten Fortune 50 and six of the top ten Global 50 companies currently use eshare products. In addition, eshare has built a customer base that includes more than 2,500 customer sites in over forty countries.

  Industry Background

    Many of today's successful business models place the customer at the center of their business strategy. The dynamics of today's marketplace are changing radically the way businesses must service their customers. Businesses must learn to listen to, respond to and interact with customers faster and more cost effectively than ever. Most companies are feeling intense competition and increased pressure for profitability. These companies understand that they must focus on improving customer service and support to retain existing customers, win new customers and turn them into repeat buyers.

    Today's customer is more informed and more demanding than in the past. The evolution of the Internet has caused customers to demand around-the-clock service. Customers expect quick and accurate responses regardless of when they make their inquiry. eshare believes the

Internet is dramatically altering the essence of CIM. Customer expectations are continually changing and companies must recognize and adapt to this shift to be successful. When customer communications were conducted solely by telephone, managing customer relationships was a relatively straightforward task. With a single communications channel, plus the occasional fax, service agents generally were able to give customers the feeling that they were receiving personal attention. With the rise of the Internet, businesses need to meet customer demand for Web-based services, self-service, e-mail as well as interactive and assisted communications.

    While e-mail, Web chat, Web collaboration and other Internet communication channels are rapidly gaining in popularity, the telephone is still the primary method of customer communication. eshare believes that customers are beginning to expect a unified front in which all communications channels supported by the business work in concert. When a customer dials an 800 number, a service agent should have access to previous e-mails, faxes and other customer transaction and interaction history. Similarly, a customer who prefers to contact a business via e-mail or the Web may expect that communication to be as effective as a phone call. Meeting these expectations is key to customer satisfaction, and failure to do so may drive customers away.

    Moving forward, eshare believes quality CIM will require integrating live, telephony-based customer services with the ability to process Web-based and e-mail transactions. This dynamic applies equally to traditional brick-and-mortar businesses embracing the Web as well as the newer breed of e-commerce businesses whose customers may still desire traditional telephone contact. For both, the integration must be as seamless and transparent to the customer as possible. As a result, traditional call centers are transforming into integrated contact centers.

  Solutions and Services

    eshare believes that the optimum customer interaction management solution consists of a blend of traditional call center and Internet technologies capable of providing fully integrated customer care and consistent quality across all contact channels and touch points. eshare believes that this solution will maximize customer satisfaction and company investments. The solutions eshare offers to address this include:

    Inbound/Outbound Voice Contact Management

    eshare has provided voice-based contact management solutions for over twenty years. Customers worldwide use eshare's contact management solutions to manage their inbound and outbound voice-based contacts for proactive customer service, collections, teleservice, mortgage services, fund raising and other contact pursuits. These contact solutions help businesses manage the complete customer lifecycle from acquiring new customers to servicing and retaining existing ones, maximizing each customer's value to the business.

    eshare was one of the first companies to introduce inbound/outbound contact blending so that both ingoing and outgoing voice calls could be handled by the same group of service agents. Contact blending helps a company establish higher levels of agent productivity and improves agent response times for improved customer service. Additionally, contact blending provides companies with the ability to better manage customer needs in situations where inbound and outbound calls are part of a multi-transaction. The eshare Conversations contact management solution is highly integrated with other key components of a typical call center, including host business applications/data bases, leading PBX/ACD telephone systems, digital recording devices, reader board display devices, Web servers, e-mail servers and other network-based CRM solutions.

    eshare's call center solutions utilize industry standard IBM RISC, NT platforms and Windows/NT operating systems. eshare's mixed media server platform supports both CTI links to leading PBX/ACD (software only solutions) and telephony links through industry standard call processing hardware/software to perform call processing across multiple protocols for multiple countries.

    Web-based Customer Service

    Designed to enhance communication between a business and its Web site visitors, Web-based communication is provided by the eshare NetAgent Suite. This collection of customer care applications also integrates inbound/outbound e-mail traffic and directs questions and comments to the appropriate personnel. Customer care agents can monitor Web visitor activity, proactively engage visitors in real-time discussions and interactions, respond to customer e-mail and manage multiple interaction sessions concurrently.

    To allow agents to interact knowledgeably with customers, NetAgent Suite provides immediate access to complete customer interaction histories, including listings of previous e-mail exchanges and transcripts of live chat interactions. Agents can assist in two-way, dynamic form preparation, add notes from voice calls and access other records from telephony-based interactions.

    eshare's Internet solutions are highly scaleable, require no additional software or other downloads for visitor use and integrate seamlessly with many leading CRM applications, back office applications, PBX/ACD, customer care and other legacy systems. These solutions currently support the Windows NT operating environment.

    NetAgent Suite enables its customers to maximize online revenues, improve service levels, and earn customer loyalty, all while reducing the costs of managing the total customer service experience. NetAgent Suite currently consists of over twelve key interaction management applications that can be purchased and enabled via license keys.

    e-mail Management

    The eshare NetAgent Suite EMAIL helps companies manage the large volume of e-mail that Web sites typically generate, while minimizing the agent time required to handle them. EMAIL also determines if an automatic response to the message is possible and, if so, the application sends an automated response while the original e-mail is being processed. As with other NetAgent Suite applications, EMAIL provides agents with immediate access to complete customer interaction histories.

    EMAIL enables agents to answer customer e-mail inquiries accurately and cost-effectively, allowing companies to retain satisfied, loyal customers, increase service levels and generate incremental revenue. eshare's ANSWER application provides for automated and unassisted intelligent responses to large volumes of incoming e-mails.

    On-line Community Chat

    The eshare Expressions product provides a turnkey solution for building user communities, providing interactive chat capability, threaded discussion forums and online presentations to visitors and participants. Expressions promotes community collaboration and dynamic real-time interaction between users by providing the means for conducting virtual meetings, moderated events, live training, conferencing, distance learning and interactive chat sessions.

    Expressions helps companies increase customer loyalty and facilitate business-to-business, business-to-employee, business-to-consumer, and consumer-to-consumer collaborations.

    Instant Messaging

    The eshare Connections product enables a company to customize and create its own branded instant messenger for its Web site's community of users. As an organization-centric instant messaging application, eshare Connections enables user communities to interact directly in a chat-like process. eshare Connections allows users to search for other members and communicate with one another in real time, while also bookmarking Web pages, storing conversation notes and providing alerts when specific associates log on.

    With eshare Connections, businesses and organizations can achieve greater productivity and efficiency, and can build customer loyalty, thereby increasing their Web site traffic.

    Customer Self-service

    The initial focus of Internet-based commerce was to be a self-service mechanism for the consumer to purchase goods and services. However, the traditional brick-and-mortar companies wishing to adopt this strategy have been challenged by a customer base accustomed to an assisted service model. eshare's NetAgent Suite provides the capability to transform those customers into a self-servicing group. This is accomplished in part by Web enabling current business processes and then migrating them to the company Website as self-service pages. NetAgent Suite is integrated with Clarify, Oracle, Primus, Siebel and other industry-leading solutions that facilitate Web-based customer self-service. NetAgent Suite also includes features such as Auto-Pilot and Frequently Used Pages that enable a company to push information to on-line customers, using this opportunity to self-train customers on how to use the site's self-service capabilities.

    Multi-Channel Administrator and Agent Desktops

    As contact channels are added to the telephony call center or Web-based contact center, these customer interaction channels must be capable of being administered and managed from a single desktop. In addition, agent desktops must be able to switch between the various duty modes, supporting voice, live collaborations, live chat, e-mail, and assisted forms, among others.

    eshare's e360 CIM Suite enables customers who have eshare's Conversations, NetAgent Suite and Connections applications to administer these from a single desktop. The e360 CIM Suite allows agents to switch between the various interactive voice, chat, e-mail and messaging duty modes.

    Expert Services

    eshare provides its customers with expert services, including comprehensive business analysis, solutions planning, implementation, training, application integration and customizations, staff augmentation and project management. eshare also offers other special customer services such as custom application development and custom project management. These services enable eshare customers to develop, maintain and grow their customer contact centers while increasing call center productivity and reducing operational costs.

    Installation and integration services consist of configuration and documentation along with the physical installation and integration of the product suite. Training includes introductory training classes that are provided as part of each initial suite purchase and advanced classes available for additional fees.

    eshare also supplements its applications offerings with maintenance services, including help desk support. Customers that receive maintenance services can receive customer and technical support 24 hours a day, 7 days a week. Maintenance paying customers also receive ongoing system support and baseline software upgrades.

    eshare's customer service group is composed of an expert services group, which provides services for a fee when contracted by a customer, and a global support services group, which manages the help desk, technical support, maintenance, purchasing, testing and ongoing relations with customers. Services personnel are located throughout the U.S., Canada, Mexico, Brazil, U.K., France, Singapore and the Philippines. eshare's VARs and distribution partners provide additional services.

    Web Customer Service Hosting

    eshare NetAgent Live, eshare's hosting service, enables its customers to eliminate software, hardware and configuration costs from their Internet customer service strategies by hosting eshare's CIM solutions. Using NetAgent Live, eshare customers can minimize up-front costs and maximize the return on their investments. The NetAgent Live service typically gets the NetAgent Suite and other application software up-and-running on a dedicated server within 48 hours of order. With remote access to eshare's applications data and reports, the customer can configure services 24 hours a day, 7 days a week.

  Customers

    eshare primarily licenses its products and services to companies that engage in various CRM activities. eshare licenses its products to leading companies in a variety of industries including financial services, telecommunications and technology, electronic commerce and Web-communities as well as government and education. eshare provides solutions to call centers, portals, application service providers, Internet service providers, Web exchanges and interactive contact centers.

    eshare has a customer base for its voice contact management products of approximately 600 contact center sites. eshare's Internet business has a customer base of over 350 eshare NetAgent solutions and approximately 1,500 Expressions customer sites.

    eshare's customers independently operate domestic and international user groups. Each group conducts annual as well as regional user group meetings typically focused on common applications and business opportunities. eshare participates by conducting seminars, product demonstrations and educational sessions.

  Sales and Marketing

    eshare licenses its voice contact management solutions through a direct sales organization with offices worldwide. Additionally, eshare maintains a network of distributors and VARs to re-license its products. eshare does business in the U.S., Canada, France and the U.K. primarily through direct channels, while products and services are licensed in other countries through indirect channels. eshare maintains strategic relationships with companies such as Cable & Wireless/Mercury Communications, Ericsson, Manta Systems, Mitsubishi and several others in Asia, Europe and Latin America.

    eshare's Internet products also are licensed through a direct telemarketing sales force and several channel partnerships. eshare maintains strategic relationships with companies such as Snickleways Interactive and Linkshare Corporation to make eshare's NetAgent Suite available to approximately 200 online merchants, as well as relationships with America Online and StarMedia to assist in marketing NetAgent Suite to their merchant partners.

    eshare's VARs and distributors are independent organizations that perform some or all of the following functions for its products: sales and marketing, systems implementation and integration, and ongoing consulting and technical support. eshare believes that its VARs and distributors have a significant influence over product choices made by its customers and that its VAR and distributor relationships are an important element in its marketing, sales and implementation efforts.

    eshare's marketing activities include product management, product marketing, direct marketing, public relations, press and analyst communications, event support and management of eshare's Web site. eshare's business development group is responsible for creating distribution relationships, strategic alliances, joint-marketing agreements and co-development relationships with business-to-business, business-to-consumer and consumer-to-consumer industry providers.

  Technology and Product Development

    eshare's CIM architecture uses an advanced standards-based framework to provide open solution implementations for best-of-breed products. eshare's open approach also helps assure that its CIM applications/components integrate easily with other applications and services, when provided by third parties.

    In particular, eshare's CIM architecture offers the following benefits:

  •
  proven, tested, robust business services and application components;

  •
  off-the-shelf component development from heterogeneous technologies;

  •
  reusable common application elements to shorten development cycles;

  •
  lower application development and implementation costs;

  •
  faster development and deployment across multiple platforms; and

  •
  interoperability with legacy systems and new emerging applications.

    eshare's applications are based on an open architecture utilizing industry standards and provide seamless integration with third-party systems or customers' existing technology infrastructure. eshare's commitment to open architecture leverages customers' investments in other CIM components by ensuring that these systems are adaptable for future needs. eshare seeks the continued development of products that adhere to existing and emerging standards.

    eshare intends to continue investing in research and development to maintain its position as a leader in CIM solutions. In fiscal 2000, 1999 and 1998, eshare's research and development expenditures were approximately $10.7 million, $14.2 million and $11.8 million, respectively. All of eshare's expenditures for research and development costs have been expensed as incurred.

  Competition

    eshare competes as part of the larger CRM market, which includes both voice-based and Internet-based solutions. This market has been characterized by high growth rates, converging technologies and rapid technological innovation. These market dynamics represent both an opportunity and a competitive threat to eshare.

    eshare competes with numerous companies in each product category. Several of eshare's competitors compete across many of its product lines, while others offer a more narrow solution. Some of eshare's competitors include, in alphabetical order, Apropos Technology, Avaya, Inc. (formerly Mosaix International, Inc.), Castel, Inc., CellIT, Inc., Cisco Systems, Inc., Davox Corporation, eGain Communications Corporation, FaceTime Communications, Inc., Genesys Telecommunications Laboratories/Alcatel, Interactive Intelligence, Inc., Kana Software, Inc., LivePerson, Inc., People Support, Inc., Stratasoft Corp. and Siebel Systems, Inc.

    Many of eshare's current and potential competitors have greater financial, marketing and technical resources than eshare does. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than eshare could.

    eshare believes that the primary competitive factors affecting its markets include the speed of application adaptability, flexibility, scalability, interoperability, functionality and ease of use, as well as reputation, quality, performance, price and customer service and support.

  Regulatory Environment

    Federal, state and foreign laws regulate certain uses of outbound call management systems. The federal Telephone Consumer Protection Act, or TCPA, prohibits the use of automatic dialing equipment to call emergency telephone lines, health care and similar facility patient telephone lines and telephone lines where the called party is charged for incoming calls, such as those used by pager and cellular phone services. The TCPA prohibits use of such equipment to engage two or more lines of a multi-line business simultaneously and restricts the use of artificial or prerecorded voice messages in calls to residential lines. Among other things, the TCPA required the Federal Communications Commission, or FCC, to create regulations protecting residential telephone subscribers from unwanted telephone solicitations. In addition, the Telemarketing and Consumer Fraud and Abuse Prevention Act authorized the Federal Trade Commission, or FTC, to prohibit a variety of deceptive and/or abusive telemarketing practices, including repetitive or harassing calls and requests by telemarketers for payments before certain types of services are provided. The rules adopted by the FCC and FTC prohibit calls to persons who have indicated that they do not wish to be contacted, and the FCC specifically requires telemarketers to maintain a company-specific "do-not-call list" that contains the names and numbers of residential subscribers who do not want to receive calls. The rules also require that telemarketers may call consumers only after 8:00 a.m. and before 9:00 p.m., local time. The FCC rules do not restrict calls made to parties that have an

"established business relationship" with the caller or calls placed by tax-exempt nonprofit organizations.

    The Telemarketing Fraud Prevention Act adopted in June 1998, imposes severe criminal penalties, including forfeiture of property, for fraud committed through telemarketing calls. Certain states have enacted similar laws limiting access to telephone subscribers who object to receiving solicitations. The Fair Debt Collection Practices Act, or FDCPA, limits communication by certain debt collectors with consumers only after 8:00 a.m. and before 9:00 p.m., local time, and not at the consumer's place of business. Many of eshare's customers are exempt from the FDCPA. In addition, certain states have enacted laws regarding debt collection practices, which in some cases may impose restrictions on telephonic collection activities in addition to those of the FDCPA. Although compliance with these laws may limit the potential use of eshare's products in some respects, eshare believes its systems can be programmed to operate automatically in full compliance with these laws through the use of appropriate calling lists and calling campaign time parameters.

    The application of sales and other taxes to online commerce is currently under discussion. In particular, the federal government and a number of states are currently reviewing the appropriate tax treatment of online commerce, and new federal laws or state tax regulations may subject online commerce to additional state sales and use taxes.

  Proprietary Rights

    eshare relies on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. eshare holds numerous U.S. and foreign patents covering various processes and technologies utilized in telephony-based call management systems. These patents cover eshare's proprietary implementations of applications such as inbound/outbound call blending, call progress analysis, screen pops of the called person's account information, Cancel Dial and Single System Image View. eshare also has a number of pending patent applications on CIM innovations for which patents have not yet issued. In many cases, eshare has also received or applied for patents in other countries covering the innovations covered by existing U.S. patents or patent applications. eshare has an extensive portfolio of 18 U.S. patents and 28 foreign patents, and more than 150 patents pending in over 20 countries, including 12 U.S. patents and 140 related foreign patents.

  Employees

    As of June 30, 2001, eshare had 398 full-time employees (75 in professional services and global support services, 149 in sales, distribution and marketing, 79 in research and development, 24 in information technology, 18 in training services and 53 in administration), of whom 363 were based in the U.S. and 35 were based in other countries. With the exception of eshare's employees in its Mexico City subsidiary, none of eshare's employees are covered by a collective bargaining agreement. eshare considers its employee relations to be good.

Properties

    eshare's corporate headquarters, which include its principal administrative offices, are located in approximately 100,000 square feet of modern office space in Norcross, Georgia. This facility is leased to eshare through 2005. Subsequent to entering into this lease, the facility was acquired by a partnership controlled by Aleksander Szlam, eshare's chairman of the board and chief executive officer. eshare also leases approximately 14,000 square feet of modern office space outside London through its English subsidiary, eShare Technologies Limited. The London facility is owned by Melita House, Inc., a corporation controlled by Mr. Szlam. See "Agreements Related to the Merger—The Real Estate Option Agreement" beginning on page 89.

    eshare's marketing, support, sales and research and development activities are undertaken in its corporate headquarters and a 36,000 square foot leased facility in Hauppauge, New York. Through the year 2001, eshare is also leasing space for several sales and support centers located in the U.S., Mexico City and Paris.

Legal Proceedings

    eshare is, from time to time, subject to legal proceedings and claims that have arisen in the ordinary course of business. eshare is not currently a party to any legal proceedings that it believes to be material with respect to its financial position or results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  Overview

    eshare is a provider of customer interaction management, or CIM, software applications. eshare's solutions support voice, e-mail, live interaction/chat and hosting services for approximately 2,500 call centers, e-businesses, application service providers, Internet service providers and portals in over 40 countries. eshare's solutions enable real-time interactive communications and services, both voice-based and over the Internet, and include customer service and support, customer self-service, instant messaging, live conferencing and events, distance learning, community chat, threaded discussion forums and a variety of custom integration tools. Organizations use eshare's applications and services to implement strategies for customer interaction that increase the value derived from their customers by enhancing customer acquisition and retention activities, while reducing costs and improving agent productivity and effectiveness. eshare offers ongoing maintenance support of its products. eshare also offers fee-based installation, integration, training, hosting and consulting services through its expert services organization.

    eshare's revenues are derived primarily from product license fees for the use of its software applications and sales of related computer and telephony hardware to utilize the software, service fees for ongoing system support, maintenance, installation, integration, training and consulting services and fees for hosting applications for eshare's customers. eshare recognizes product revenue upon delivery of the product if there are no significant post-delivery obligations, if collection is probable and if eshare's fees are fixed and determinable. Revenues from post-contract maintenance support and revenues from hosting applications are recognized ratably over the term of the support or hosting period. Post-contract maintenance support revenues accounted for 25.6% of total revenues in 2000. Revenues from consulting, installation, integration and training services are recognized as the services are performed. In any given period, a significant portion of eshare's revenues may be derived from large sales to a limited number of customers. During 2000, no customer accounted for more than 10% of eshare's total revenues. During 1999, First USA Bank accounted for 11% of eshare's total revenues. During 1998, CitiGroup accounted for 13.1% of eshare's total revenues. Revenues from eshare's five largest customers represented 16.6%, 28.2% and 23.2%, of eshare's total revenues for 2000, 1999 and 1998, respectively.

    eshare currently markets its products in the U.S., Canada, Latin America, France and the U.K. through a direct sales force and through select distributors. eshare relies on VARs and distributors to sell, install and support its products in other countries. Revenues from sales to foreign customers accounted for 27.5%, 31.7% and 23.8% of eshare's total revenues for 2000, 1999 and 1998, respectively. eshare believes that its continued growth and future profitability will require further expansion of its international operations. In order to successfully expand international sales, eshare plans to continue to establish additional foreign operations and plans to hire additional personnel and recruit additional VARs and distributors. To the extent that eshare is unable to do so on a timely basis, its revenue growth, if any, may be slowed, and profitability may be adversely affected. eshare's international revenues are denominated primarily in British pounds or Euros. eshare's expenses incurred in foreign countries are typically denominated in local currencies. eshare has recognized pre-tax foreign exchange (losses) gains of approximately $(43,000), $(49,000) and $16,000 in 2000, 1999 and 1998, respectively. There can be no assurance that future fluctuations in currency exchange rates will not have a material adverse impact on eshare's future international operations.

    In June 1999 eshare acquired smallwonder! softworks, Inc., a provider of multi-media, Web-enabled call center software solutions. The acquisition was accounted for as a purchase. Under purchase accounting, the total purchase cost and fair value of liabilities assumed were allocated to the tangible and intangible assets of smallwonder softworks based upon their respective fair values as of the closing. The remainder of the excess of the purchase price over the tangible assets acquired of approximately $4.7 million was assigned to trade names, workforce and goodwill and is being amortized over a period of five years.

    In September 1999 eshare merged with eShare.com, Inc. (formerly eShare Technologies, Inc.), a provider of Internet-based software solutions. The merger was designed to expand eshare's addressable market to include the emerging market of customer interaction management over the Internet. All historical financial information and analysis have been restated to reflect the acquisition, which was accounted for as a pooling of interests.

    With the merger, eshare is currently operating in two segments, telephony and Internet. eshare believes that these two segments may collapse into a single segment as eshare integrates its telephony and Internet solutions into a single product offering and as the market place changes from "call center" or telephony-centric installations into "contact centers" using blended forms of customer contact technology. Segment information is detailed in the notes to the consolidated financial statements.

    Although not currently a material segment of business, eshare is pursuing actively the licensing of its patent portfolio. eshare believes that its patents are infringed by a number of companies. eshare intends to selectively move forward to enforce its patents against potential infringers when it can document the infringement and believes that it can recover a combination of damages for past infringements and enter into license agreements for future patent use.

    Results of Operations for Three Months Ended March 31, 2001 and 2000 and Years Ended December 31, 2000, 1999 and 1998

    The following table sets forth items shown in eshare's statement of operations as a percentage of total revenues for the periods indicated. The table should be read in conjunction with eshare's financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
Net revenues:
Product	73.5%	66.5%	58.0%	61.9%	52.7%
Service	26.5	33.5	42.0	38.1	47.3

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
Product	22.3	20.4	12.8	13.9	13.1
Service	13.8	17.7	24.3	20.3	30.2

Total cost of revenues	36.1	38.1	37.1	34.2	43.3

Gross margin	63.9	61.9	62.9	65.8	56.7
Operating expenses:
Engineering, research and development	12.2	15.0	12.7	13.1	13.8
Selling, general and administrative	37.3	49.0	67.9	59.5	63.7
Write off of purchased software	—	—	3.8	—	—
Amortization of intangible assets	—	0.6	1.2	—	—
Acquisition and restructuring related charges	—	7.3	—	—	—
Deferred compensation expense	—	2.4	—	—	—

Total operating expenses	49.5	74.3	85.6	72.6	77.5

(Loss) income from operations	14.4	(12.4)	(22.7)	(6.8)	(20.8)
Other income, net	1.1	0.8	0.5	0.6	2.0

(Loss) income before income taxes	15.5	(11.6)	(22.2)	(6.2)	(18.8)
Income tax (benefit) provision:
Tax (benefit) provision	6.7	(1.1)	(9.0)	2.3	6.8

Net (loss) income	8.8	(10.5)	(13.2)	(3.9)	(12.0)
Preferred stock preference	—	(6.2)	—	—	—

Net (loss) income applicable to common shareholders	8.8%	(16.7)%	(13.2)%	(3.9)%	(12.0)%

    The following table sets forth, for each component of net revenues, the cost of these revenues as a percentage of these revenues for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
Cost of product revenues	30.4%	30.8%	22.1%	22.5%	24.8%
Cost of service revenues	51.8	52.7	57.8	53.4	63.8

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

  Revenues

    Product.  Product revenues for the quarter ended March 31, 2001 were $10,074,000 as compared to $12,667,000 for the same period ended March 31, 2000, a decrease of $2,593,000, or 20.5%. Revenue from the sale of telephony product decreased to $8,108,000 for the quarter ended March 31, 2001 from $9,231,000 in the quarter ended March 31, 2000, a decrease of $1,123,000 or 12.2%, principally due to the current downturn in capital spending as the United States economy slowed during the quarter and ongoing competitive pricing pressures within the call center industry. Sales of Internet product decreased to $1,966,000 for the quarter ended March 31, 2001 from $3,436,000 in the quarter ended March 31, 2000, a decrease of $1,470,000 or 42.8%. This decrease resulted primarily from a downturn in the e-commerce market place.

    Service.  Service revenues increased by $1,236,000, or 15.9%, to $9,025,000 for the quarter ended March 31, 2001, as compared to service revenues of $7,789,000 for the quarter ended March 31, 2000. Increased maintenance and consulting service revenue was the primary source of the new service revenues.

  Cost of Revenues

    Product.  The cost of product revenues include the cost of material, fees paid to third parties for outsourced hardware assembly and the cost of sublicensing third-party software. The cost of product revenues for the quarter ended March 31, 2001 was $2,500,000, a decrease of $352,000, or 12.3%, as compared to $2,852,000 for the quarter ended March 31, 2000. This decrease in product cost is principally the result of software only upgrades for eshare's existing telephony customers and the decline in absolute dollar sales of product. Cost of product revenue for the quarter ended March 31, 2001 was 24.8% of related product revenues as compared to 22.5% of related product revenues for the comparable period ended March 31, 2000. The slight increase in absolute dollar terms in the cost of product revenue of 2.3% was due to the different mix of products sold.

    Service.  The cost of service revenues primarily consist of employee-related costs and outsourcing costs for customer support, consulting and field service personnel, as well as fees paid to third parties for installation services and post installation, help desk and hardware maintenance services. eshare's cost of service revenues for the quarter ended March 31, 2001 increased to $5,760,000, or 63.8% of related service revenues, as compared to $4,160,000, or 53.4% of related service revenues, for the quarter ended March 31, 2000. This increase in cost of service revenues is related to the addition of personnel primarily to support Internet services plus investments to increase eshare's customer support to a global, 24 hours a day, 7 days a week coverage.

  Operating Expenses

    Engineering, research and development.  Engineering, research and development expenses primarily consist of employee-related costs for engineering personnel involved with Internet and telephony software product development. Also included are outside contractor costs for development projects. Engineering, research and development expenses decreased by $34,000, or 1.3%, to $2,641,000 in the quarter ended March 31, 2001, as compared to $2,675,000 in the quarter ended March 31, 2000. Engineering, research and development costs increased as a percentage of product revenue to 26.2% of product revenues for the three-month period ended March 31, 2001 as compared to 21.1% of product revenues for the quarter ended March 31, 2000.

    Selling, general and administrative.  Selling, general and administrative expenses consist primarily of employee-related costs for sales, marketing, administrative, finance and human resources personnel. Also included are marketing expenditures for trade shows, advertising, other promotional expenditures, as well as depreciation and bad debt expenses. eshare's selling, general and administrative expenses for the quarter ended March 31, 2001 were unchanged compared to the quarter ended March 31, 2000.

    Other Income (Expense), Net.  Other income (expense), net increased by $260,000, or 230.1%, to $373,000 in the quarter ended March 31, 2001, as compared to $113,000 in the quarter ended March 31, 2000.

    Income Tax Provision (Benefit).  For the quarter ended March 31, 2001, eshare recorded a tax benefit of $1,296,000 as compared to a tax benefit of $462,000 for the quarter ended March 31, 2000 as the result of having a larger operating loss for the quarter ended March 31, 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Revenues

    Product.  Product revenues in 2000 were $48.7 million as compared to $63.1 million in 1999, a decrease of $14.4 million, or 22.8%. Revenue from the sale of telephony product decreased $20.3 million, or 36.7%, for the comparable periods. This decrease is principally due to a slowdown in purchases from telephony customers and ongoing pricing pressures within the telephony-based call center industry. This reduction was partially offset by an increase in Internet product revenues of $5.9 million, or 79.0%, from $7.6 million in 1999 to $13.5 million in 2000. This increase resulted from continued market acceptance of eshare's Internet-based customer interaction products and the growing trend of telephony-based call centers to add Internet customer interaction software tools.

    Service.  Service revenue increased by $3.5 million, or 11.0%, to $35.3 million in 2000 as compared to service revenue of $31.8 million in 1999. Increased maintenance and consulting service revenue associated with the increase in Internet product sales was the primary source of the new service revenues.

  Cost of Revenues

    Product.  The cost of product revenues include the cost of material, fees paid to third parties for outsourced hardware assembly and, in certain instances, the cost of sublicensing third-party software. The cost of product revenue for 2000 was $10.7 million, a decrease of $8.7 million, or 44.6%, as compared to $19.4 million in 1999. This decrease in product cost is principally the result of software only upgrades for eshare's existing telephony customers and the lower cost of software only Internet products. Cost of product revenue for 2000 was 22.1% of related product revenues as compared to 30.8% of related product revenues for 1999. This 8.7% decrease in absolute dollar terms in the cost of product revenue was due to the decline in telephony hardware product revenue and a higher percentage of software products in total product revenue as compared to the prior year.

    Service.  The cost of service revenues primarily consists of employee-related costs and outsourcing costs for customer support, consulting and field service personnel, as well as fees paid to third parties for installation services and post installation, help desk and hardware maintenance services. eshare's cost of service revenues for 2000 increased to $20.4 million, or 57.8%, of related service revenues as compared to $16.8 million or 52.9% of related service revenues for 1999. This increase in cost of service revenues is related to the addition of personnel primarily to support Internet services plus investments to increase eshare's customer support to global, 24 hours per day, 7 days a week coverage.

  Operating Expenses

    Engineering, research and development.  Engineering, research and development expenses primarily consist of employee-related costs for engineering personnel involved with Internet and telephony software product development. Also included are outside contractor costs for development projects. Engineering, research and development expenses decreased by $3.5 million, or 24.7%, to $10.7 million in 2000, as compared to $14.2 million in 1999, while as a percentage of product revenue they were 22.0% of product revenues in 2000 as compared to 22.5% of product revenues in 1999. The drop in absolute dollars from 1999 to 2000 was primarily the result of targeting engineering, research and development to approximately 22% of revenues.

    Selling, general and administrative.  Selling, general and administrative expenses consist primarily of employee-related costs for sales, marketing, administrative, finance and human resources personnel. Also included are marketing expenditures for trade shows, advertising, other promotional expenditures, as well as depreciation and bad debt expenses. eshare's selling, general and administrative expenses increased by $10.5 million, or 22.6%, to $57.0 million in 2000, as compared to $46.5 million in 1999. During fiscal 2000, eshare increased its reserves for bad debts to $4.6 million, as compared to reserves for bad debts of $3.0 million in fiscal 1999, for an increase of $1.6 million. In addition, eshare recorded bad debt expenses of $9.0 million in fiscal 2000 as compared to $2.0 million in fiscal 1999. The bad debt expense increase in 2000 was primarily due to the failure of several dot.com companies and the write-off of problematic foreign product receivables, as well as non-collectible receivables from maintenance contracts and charge backs under expert services contracts.

  Write-off of Purchased Software

    In accordance with Statement of Financial Account Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," eshare recorded an impairment loss of $3.2 million in 2000 due to a write-down of purchased third party software. Based on eshare's evaluation of the future market potential and recoverability of this software product, eshare wrote off the estimated unrecoverable portion of its investment. This write-down is a one-time event, as eshare has not recorded any other such third party software investments.

  Other Income (Expense), Net

    Other income (expense), net decreased by $0.3 million, or 45.2%, to $0.4 million in 2000, as compared to $0.7 million in 1999. This decrease resulted from reduced interest income earned on lower average balances invested in marketable securities over the comparable periods and a loss on disposal of assets of approximately $0.4 million in 2000.

  Income Tax (Benefit)

    eshare recorded a tax benefit of $7.5 million in 2000 as compared to a tax benefit of $1.1 million in 1999. eshare's effective tax rate was (40.4)% in 2000 primarily due to management's estimate of utilization of the majority of the current net operating loss carryforwards. eshare's effective tax rate was (9.7)% for 1999 primarily due to the effect of not recording the majority of the benefit on the losses incurred by eShare.com, Inc. due to the uncertainty of realizing those losses.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Revenues

    Product.  eshare's product revenues declined by 11.6% from $71.3 million in 1998 to $63.1 million in 1999. The decrease in product revenues was due to reduced demand for eshare's call center products, primarily in the United States, and to a reduction in hardware content in eshare's products. Total call center product revenue dropped 18.3% from $67.9 million in 1998 to $55.5 million in 1999. The reduced demand related to Y2K slowdown concerns in purchasing as well as increased pricing pressures within the call center industry. Internet product revenue increased 123.1% from $3.4 million in 1998 to $7.6 million in 1999 due to increased demand for Internet customer interaction solutions. In addition, eshare's Internet product suite was expanded with the introduction of NetAgent 2.0 in the fourth quarter of 1998, Expressions 4.0 in the first quarter of 1999, Connections and Response in the third quarter of 1999, and NetAgent 3.0 in the fourth quarter of 1999.

    Service.  eshare increased its service revenues by 23.5% from $25.7 million in 1998 to $31.8 million in 1999. Service revenues increased primarily due to an increase in the number of post-contract maintenance support agreements and growing demand for post-implementation consulting services.

  Cost of Revenues

    Product.  Cost of product revenues decreased from $21.7 million, or 30.4% of related product revenues, in 1998, to $19.4 million, or 30.8% of related product revenues, in 1999. Cost of product revenues for the call center segment decreased from $21.3 million, or 31.4% of related product revenues in 1998, to $19.0 million, or 34.3% of related product revenues, in 1999. The decrease in absolute dollars in the cost of product revenues was due to the decline in the volume of shipments of eshare's call center products. The increase as a percentage of product revenues was primarily due to the impact of personnel and other fixed costs as compared to a reduced base of call center product revenues. Cost of product revenues for the Internet segment increased from $344,000, or 10.2% of related product revenues in 1998, to $392,000, or 5.2% of related product revenues in 1999. The increase in absolute dollars in cost of product revenues was related to the increase in volume of shipments of eshare's

Internet products. The decrease as a percentage of product revenues was primarily due to the impact of an increased base of Internet product revenues in relation to personnel and other fixed costs.

    Service.  Cost of service revenues increased from $13.3 million, or 51.8% of related service revenues, in 1998, to $16.8 million, or 52.7% of related service revenues, in 1999. The increase in absolute dollars in the cost of service revenues was primarily due to the increase in service personnel to support the larger installed customer base, and the expansion of eshare's post-implementation consulting practice. The increase as a percentage of service revenues was primarily due to the creation of a NetAgent support staff and infrastructure to support the expected growth in NetAgent customers.

  Operating Expenses

    Engineering, research and development.  Engineering, research and development costs increased from $11.8 million, or 12.2% of total revenues, in 1998, to $14.2 million, or 15.0% of total revenues, in 1999. The increase in absolute dollars resulted primarily from the addition of developers and outside contractors to support Internet product development efforts. The increase as a percentage of total revenues was primarily a factor of the reduced call center product revenues.

    Selling, general and administrative.  Selling, general and administrative costs increased from $36.2 million, or 37.3% of total revenues, in 1998, to $46.5 million, or 49.0% of total revenues, in 1999. This increase in absolute dollars was primarily related to the expansion of eshare's sales and marketing resources, and increased levels of marketing activities. The increase as a percentage of total revenues was primarily a result of the reduction in total revenues, and the duplicate costs of supporting two business segments as a result of the pooling of interest accounting treatment following the acquisition of eShare.com, Inc., which began its principal selling operations in fiscal 1999.

  Acquisition and Merger-Related Expenses

    In connection with the fiscal 1999 acquisition of smallwonder! softworks, Inc., and the merger with eShare.com, Inc., eshare incurred direct merger and restructuring related expenses of approximately $7.0 million, comprised primarily of investment bankers, attorneys, accountants and other professional fees. In addition, eshare incurred $2.3 million (non-cash) of indirect deferred compensation expenses related to the conversion of the eShare.com, Inc. stock option plan. eshare also incurred $0.5 million in amortization of intangible assets related to the purchase of smallwonder! softworks, Inc.

  Other Income, Net

    Other income, net decreased from $1.1 million in 1998 to $0.7 million in 1999. The decrease was primarily due to interest income earned on eshare's investments in marketable securities, which decreased due to lower cash levels caused by negative cash flows from operating activities in the second half of the year.

  Income Tax Provision (Benefit)

    eshare recorded an income tax provision of $6.6 million in 1998 and an income tax benefit of approximately $1.1 million in 1999. eshare's effective tax rate was 43.3% in 1998 primarily due to the effect of permanent differences between book and tax and due to the effect of not recording the benefit on the losses incurred by eShare.com, Inc. due to the uncertainty of realizing those losses. eshare's effective tax rate was (9.7)% for 1999 primarily due to the effect of recording some of the benefit on the losses incurred by eshare.

  Preferred Stock Preference

    Included in results of operations for the year ended December 31, 1999 is a non-recurring, non-cash charge of $5.8 million which represents the difference between the estimated fair value of common stock of eShare.com, Inc. at February 19, 1999 and the purchase price of certain Series C Preferred Stock issued on that date. As part of the acquisition of eShare.com, Inc. the Series C Preferred Stock was converted into common stock.

Financial Condition

    Total assets at March 31, 2001 were $67,248,000, a decrease of $5,624,000 from total assets of $72,872,000 at December 31, 2000. This decrease was primarily due to decreased cash and cash equivalents as well as a decrease in accounts receivable. Total assets at December 31, 2000 were $72.9 million, a decrease of $4.4 million from December 31, 1999. The decrease was primarily due to the reduction in accounts receivable of $6.3 million and prepaid expenses and other current assets of $2.1 million, offset by an increase in deferred taxes of $4.3 million. Accounts receivable decreased $6.3 million due to increased collections and the increase in bad debt reserves and write-off of certain receivables. Prepaid expenses and other current assets decreased by $2.1 million primarily caused by a lower tax refund in 2000. Deferred taxes increased $4.3 million primarily due to the recognition of increased net operating loss carryforwards.

    Current liabilities were $25,094,000 at March 31, 2001, down from $28,482,000 at December 31, 2000. This decrease was primarily due to a decrease in accounts payable and accrued liabilities. Current liabilities as of December 31, 2000 were $28.5 million, an increase of $5.1 million from December 31, 1999. The increase was primarily due to an increase in deferred revenue of $3.2 million and an increase in accounts payable and accrued liabilities of $1.5 million. The increase in deferred revenue was derived principally from increased billings and cash collections of maintenance contracts that are generally one year in length. The timing for payment of and the accrual of liabilities varies from period to period according to the terms of the underlying obligations and is primarily responsible for the increase.

Selected Quarterly Results

    The following table shows unaudited statement of operations data for each of the periods indicated. This data has been derived from unaudited interim financial statements prepared on the same basis as the audited financial statements.

	Total Revenues	Gross Margin	Net Income (Loss)	Net Income (Loss) Applicable to Common Shareholders	Earnings Per Diluted Share
	(in thousands, except per share data)
1999:
First Quarter	$29,106	$18,896	$2,474	$(3,376)	$(0.16)
Second Quarter	26,896	17,308	564	564	0.03
Third Quarter	19,127	10,717	(9,348)	(9,348)	(0.45)
Fourth Quarter	19,706	11,771	(3,648)	(3,648)	(0.17)
2000:
First Quarter	$20,456	$13,444	$(822)	$(822)	$(0.04)
Second Quarter	21,301	13,844	(1,235)	(1,235)	(0.06)
Third Quarter	22,294	14,666	(1,122)	(1,122)	(0.05)
Fourth Quarter	19,905	10,880	(7,938)	(7,938)	(0.36)
2001:
First Quarter	$19,099	$10,839	$(2,305)	$(2,305)	$(0.10)

Liquidity and Capital Resources

    At March 31, 2001, eshare had $9,878,000 in cash, cash equivalents and marketable securities, compared to $14,727,000 as of December 31, 2000. Cash decreased due to the decrease in accounts payable and accrued expenses. Net cash provided by investing activities included the sale of $1,444,000 of marketable securities, offset by the purchase of property and equipment of $597,000. Net cash provided by financing activities of $189,000 was primarily due to the proceeds of the issuance of common stock through eshare's option program and employee stock purchase plan. eshare's working capital was $18,835,000 at March 31, 2001 as compared to $21,622,000 at December 31, 2000. eshare believes that existing cash and cash equivalents will be adequate to meet eshare's cash requirements for at least the next twelve months.

New Accounting Pronouncements

    In June 2001 the Financial Accounting Standards Board approved Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. This amortization of existing goodwill will cease on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in eshare's discontinuation of amortization of goodwill; however, eshare will be required to test its goodwill for impairment under the new standard beginning in the first quarter of 2002, which could have an adverse effect on its future results of operations if an impairment occurs.

    In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The effective date of SFAS No. 133 was delayed through the issuance of SFAS Nos. 137 and 138 to fiscal year 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including derivative instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured based on their fair values. eshare adopted SFAS No. 133 on January 1, 2001 and does not hold any significant derivative financial instruments; therefore, the adoption of this statement did not have a significant impact on eshare's financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange

    During the quarters ended March 31, 2001 and March 31, 2000 total revenues from eshare's international operations were approximately 21.0% and 19.0%, respectively, of its total revenues for all operations.

    eshare's international business is subject to risks typical of an international business, including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, eshare's future results could be materially adversely impacted by changes in these or other factors. The effect of foreign exchange rate fluctuations on eshare's operations during the quarter ended March 31, 2001, and the years 2000, 1999 and 1998 was not material. During these periods, eshare did not actively participate in any foreign currency hedging strategies. eshare's international revenues are denominated primarily in British pounds or Euros. eshare's expenses incurred in foreign countries are typically denominated in local currencies. The magnitude and direction of any adjustment in the future depends on the relationship of the U.S. dollar to other currencies. In 2000, the unrecognized translation adjustment was primarily due to the decrease in the British pound and Euro compared to 1999. There can be no assurance that future fluctuations in currency exchange rates will not have a material adverse impact on eshare's future international operations.

Interest Rates

    eshare invests cash in a variety of financial instruments, including taxable and tax-advantaged variable rate and fixed rate obligations of corporations, municipalities, and local, state and national governmental entities and agencies. These investments are denominated in U.S. dollars. Cash balances in foreign currencies are operating balances.

    Interest income on eshare's investments is carried in "Other income (expense), net" on the Consolidated Statements of Operations. eshare accounts for investment instruments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All of the cash equivalents and short-term investments are treated as available-for-sale under SFAS 115.

    Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, eshare's future investment income may fall short of expectations due to changes in interest rates, or eshare may suffer losses in principal if forced to sell securities which have seen a decline in market value due to changes in interest rates. The weighted-average interest rate on investment securities at March 31, 2001 was approximately 5.07% based on predominately tax-free instruments. The fair value of securities held at March 31, 2001 was $5.7 million.

INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF ESHARE

Chairman and Chief Executive Officer

    Set forth below is information on eshare's director who is expected to serve as a director of divine after the merger:

Name	Age	Position
Aleksander Szlam	50	Chairman of the Board and Chief Executive Officer

    Aleksander Szlam founded eshare (formerly Melita International) in 1979 and has served as eshare's chairman of the board since its inception. Mr. Szlam was chief executive officer of eshare from 1979 until July 2000 and was again named chief executive officer in January 2001. Prior to founding eshare, Mr. Szlam worked as a design engineer and scientist at Lockheed Corporation, Solid State Systems and NCR. Mr. Szlam received a BSEE and a MSEE from Georgia Institute of Technology and holds over 40 world industry patents. Mr. Szlam previously served as a director of divine from December 1, 1999 to January 2001.

Executive Compensation

    The following table presents certain summary information concerning compensation earned for services rendered to eshare by Aleksander Szlam for the fiscal years ended December 31, 2000, 1999 and 1998.

Summary Compensation Table

Long Term Compensation Securities Underlying Options(#)
Annual Compensation
					Other Annual Compensation (1)		All Other Compensation
	Year	Salary	Bonus
Aleksander Szlam Chairman of the Board and Chief Executive Officer	2000 1999 1998	$330,000 330,000 300,000	$160,000 160,000 240,000	(2) (2) (2)	— — —	— — —	— — —

(1)
In accordance with rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000, or 10%, of the total annual salary and bonus for the officer for such year.

(2)
Bonus is based upon Mr. Szlam's employment agreement with eshare and is based upon prior-year performance.

Employment Agreement

    Aleksander Szlam entered into an employment agreement with eshare effective June 4, 1997. Pursuant to the agreement, Mr. Szlam is entitled to receive an annual base salary of $300,000, and is entitled to an annual bonus of $160,000. Based on eshare's performance in 1998, eshare's board of directors granted Mr. Szlam an additional bonus of $80,000, and based on eshare's performance in 1999 and 2000, eshare's board of directors granted no additional bonus. The board of directors increased Mr. Szlam's base salary in 1999 and 2000 to $330,000. Mr. Szlam's employment agreement has an initial term of two years and automatically renews for additional two-year terms unless Mr. Szlam or eshare terminates the agreement by providing the other party ninety days' prior written notice. As neither eshare nor Mr. Szlam terminated this agreement by March 4, 2001, it has been extended automatically until June 2003. Under the terms of the agreement, Mr. Szlam has agreed to assign to eshare all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Szlam has agreed not to solicit eshare's customers or employees or to compete with eshare for two years following termination of his employment agreement.

    Mr. Szlam has agreed to execute an executive employment agreement with divine as described under "Agreements Related to the Merger—The Employment Agreement" beginning on page 89.

Compensation Committee Interlocks and Insider Participation

    During 2000, Andrew J. Filipowski, Donald L. House and Jack Pellicci served as members of the compensation committee of the eshare board of directors. None of these directors served as an officer or employee or was formerly an officer of eshare or its subsidiaries. Andrew J. Filipowski, a member of the compensation committee of the eshare board of directors, is chairman and chief executive officer of divine. Aleksander Szlam, eshare's chief executive officer, was a member of the compensation committee of divine during fiscal year 2000.

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth, as of July 27, 2001, the amount and percent of eshare common shares beneficially owned by (1) each person known to eshare to own beneficially more than 5% of the outstanding eshare common shares, (2) each eshare director, (3) each executive officer of eshare, and (4) by all directors and executive officers of eshare as a group.

    Share ownership is calculated in accordance with SEC rules. Therefore, percentage of shares beneficially owned is based on 21,931,477 eshare common shares outstanding as of July 27, 2001, and includes eshare common shares subject to options that may be exercised within 60 days of July 27, 2001. These option shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding them, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. Unless otherwise noted, the shareholders have sole voting and investment control with respect to the shares beneficially owned by them.

Directors and Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Option Shares Included in Number of Shares Beneficially Owned
Aleksander Szlam(1)	11,147,395	50.8%	0
George W. Landgrebe	64,695	*	53,130
William K. Dumont	80,273	*	80,001
Glen E. Shipley	0	*	0
Andrew J. Filipowski	436,250	2.0	22,917
Donald L. House	49,750	*	47,250
Stephen Jeffery	21,250	*	21,250
Jack Pellicci	27,250	*	26,250
James Tito	643,991	2.9	87,500
All executive officers and directors as a group (9 persons)(1)	12,470,854	56.1%	315,381

*
Less than 1% of the outstanding common shares.

(1)
Consists of 11,143,395 shares held by Szlam Partners, L.P., a limited partnership controlled by Mr. Szlam, and 4,000 shares held indirectly by Mr. Szlam's children.

Certain Relationships and Related Party Transactions

    In addition to other related party transactions described elsewhere in this joint proxy statement/prospectus, eshare has entered into tax indemnification agreements with its existing shareholders providing for, among other things, the indemnification of eshare by its shareholders for any federal and state income taxes (including interest) incurred by eshare if for any reason eshare is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The tax indemnification agreements further provide for the cross-indemnification of eshare and of each existing shareholder for certain additional taxes (including interest and, in the case of existing shareholders, penalties) resulting from eshare's operations during the period in which it was an S corporation.

COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS
AND ESHARE SHAREHOLDERS

    After the merger, eshare shareholders will become divine stockholders. The following summary, which is not a complete statement of all differences between the rights of the holders of divine common stock and eshare common shares, discusses differences between divine's third amended and restated certificate of incorporation and amended and restated by-laws and eshare's amended and restated articles of incorporation and amended and restated bylaws, as well as differences between the Delaware General Corporation Law and the Georgia Business Corporation Code.

    While divine believes that the provisions of its third amended and restated certificate of incorporation and its amended and restated by-laws are in its stockholders' best interests, shareholders of eshare should be aware that these provisions could be disadvantageous to them because their overall effect may be to render more difficult or to discourage the removal of incumbent directors and management or the assumption of effective control by other persons. For information as to how to get the full text of each document, see "Where You Can Find More Information" beginning on page 135.

divine		eshare
Capitalization
•	The authorized capital stock of divine consists of:	•	The authorized capital stock of eshare consists of:
•	2,500,000,000 shares of class A common stock, par value $0.001 per share;	•	100,000,000 shares of common stock, no par value; and
•	100,000,000 shares of class C common stock, par value $0.001 per share; and	•	20,000,000 shares of preferred stock, no par value.
•	50,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares have been designated series A junior participating preferred stock.
Power to Call Special Stockholders' or Shareholders' Meetings
•
	Special meetings of the divine stockholders may be called by divine's chairman of the board, chief executive officer, president, or board of directors pursuant to a resolution approved by a majority of the board of directors. divine stockholders are not entitled to demand the call of a special meeting.	•
Special meetings of the eshare shareholders may be called by eshare's chairman of the board, chief executive officer, president, board of directors, or by the corporation, upon the written request of the holders of shares representing 50% or more of the votes entitled to be cast on each issue proposed.

Classified Board of Directors
•
	divine's board may consist of not less than three nor more than 59 directors. The divine board is classified into three classes, with each class having as equal a number of members as reasonably possible. Each class is elected to a three-year term, with the term of office of one class expiring each year.	•
eshare's amended and restated articles of incorporation sets the number of directors at two, but provides that this number may be changed by resolution of the board of directors or of the shareholders. By resolution dated December 1, 2000, the board of directors increased the number of directors to six members. Neither eshare's amended and restated articles of incorporation nor its amended and restated bylaws provide for a classified board of directors. Each eshare director is elected to a one-year term.
Removal of Directors
•	A director may be removed only by the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors, and then, only for cause.	•	A director may be removed, with or without cause, by the majority of the shareholders entitled to vote.
Action by Written Consent of Stockholders or Shareholders
•	divine's stockholders do not have the right to act by written consent.	•
Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting by written consent of the shareholders having the voting power to cast at least the minimum number of votes necessary to authorize or take the action at a shareholder meeting.
Amendments to By-laws
•
	divine's by-laws may be altered, amended or repealed, or new by-laws may be adopted, by divine's board of directors or by the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors.	•
eshare's board of directors may alter, amend or repeal the bylaws or adopt new bylaws. eshare's shareholders are entitled to alter, amend or repeal any board action with respect to the bylaws by a vote of the holders of a majority of the total number of votes of the then outstanding shares of capital stock that are entitled to vote generally in the election of directors.

Inspection of Stockholders' List or Shareholders' List
•
	Stockholders may examine divine's stockholders' list upon written demand for any purpose relevant to a meeting at least 10 days prior to such meeting and at the time and place of any stockholders' meeting.	•	Shareholders may examine eshare's shareholders' list at the time and place of any meeting of shareholders.
Consideration of Other Constituencies
•	Under Delaware law, divine's board of directors is not allowed to consider the interests of other constituencies in discharging its fiduciary duties to the divine stockholders.	•
In accordance with Georgia law, eshare's amended and restated articles of incorporation include a provision that permits eshare's board to consider other constituencies, including employees, customers and creditors of eshare, in discharging its fiduciary duties.

    In addition to the above, eshare's shareholders should be aware of the following differences between the rights of divine stockholders and eshare shareholders with respect to business combinations and similar transactions.

Shareholder Approval of Certain Business Combinations

    Under Delaware and Georgia law, "business combinations" by corporations with "interested shareholders" are subject to a moratorium of three or five years, respectively, unless specified conditions are met. The prohibited transactions include a merger with, disposition of assets to, or the issuance of stock to, the interested shareholder, or specified transactions that have the effect of increasing the proportionate amount of the outstanding securities held by the interested shareholder. Under Delaware and Georgia law, interested shareholders are those shareholders who own 15% and 10% of the voting stock of a corporation, respectively. Interested shareholders may avoid the prohibitions against significant transactions with corporations in Delaware and Georgia under the following circumstances:

Delaware		Georgia
•	Prior to becoming an interested stockholder, the board of directors approves the transaction or transactions by which the stockholder becomes an interested stockholder;	•	Prior to becoming an interested shareholder, the board of directors approves the transaction or transactions by which the shareholder becomes an interested shareholder;
•
	the interested stockholder owned at least 85% of the voting stock, excluding specified shares, upon consummation of the transaction that results in the stockholder becoming an interested stockholder; or	•
the interested shareholder owns at least 90% of the voting stock, excluding specified shares, upon consummation of the transaction that results in the shareholder becoming an interested shareholder; or

•
	if at, or subsequent to, the time the stockholder becomes an interested stockholder, the board of directors and at least 66 2/3% of the stockholders, excluding shares held by the interested stockholder, approve the transaction.	•
subsequent to becoming an interested shareholder, the interested shareholder holds 90% of the outstanding voting stock, excluding specified shares, and the transaction is approved by a majority of the shareholders of the voting stock entitled to vote thereon, excluding specified shares.

    Georgia law also includes "fair price requirements" that would apply to any business combinations between eshare and any interested shareholder. Business combinations with interested shareholders must be unanimously approved by at least three "continuing directors" of eshare or recommended by at least 66 2/3% of such continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder. This vote is not required if: (1) the fair market value of the aggregate cash or securities to be received by the shareholders is as high as the fair market value of their shares; (2) the shareholders receive the same form of consideration as the interested shareholder previously paid for shares of the same class or series; (3) there are no changes with respect to dividends; and (4) the interested shareholder has not received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by eshare.

Stockholder Rights Plans

    divine's board of directors adopted a stockholder rights plan in February 2001 that declared a dividend of one right on each outstanding share of divine common stock. The dividend was payable to stockholders of record on February 23, 2001 and will expire on January 31, 2011, unless extended by divine's board of directors. The rights are not exercisable unless a person or group has acquired, or announces the intent to acquire, 15% or more of divine's outstanding common stock (or 20% or more if such a person or group owned 10% or more of divine's common stock at the time of adoption of the plan). Pursuant to the plan, separate rights certificates will be distributed and each right will entitle its holder to purchase 1/1000th of a share of divine series A junior participating preferred stock at $15.00 per right. The rights are redeemable by divine's board of directors, for $0.001 per right, at any time prior to the exercisability of the rights. In connection with entering into the merger agreement, divine's board of directors amended divine's stockholder rights plan to provide that the rights would not become exercisable in the event that Aleksander Szlam or Szlam Partners acquires beneficial ownership of more than 15%, but less than 20%, of divine's outstanding common stock.

    In the event a person or group acquires 15% or more (or 20% of divine common stock in certain circumstances) of divine common stock, each stockholder, other than the acquiror, is entitled to purchase, for the exercise price of the rights, the number of shares of the divine common stock having a market value of two times the exercise price of the rights. In addition, divine's board of directors may exchange the rights for common stock at a ratio of one share of common stock per right. Also, if the rights have become exercisable and divine is acquired in a merger or other business combination, or 50% or more of its assets, cash flow, or earning power are sold, each right will entitle the holder to purchase, at the exercise price of the right, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the right.

    eshare has not adopted a shareholder rights plan.

Dissenters' Rights

    Under both Delaware and Georgia law, a shareholder of a corporation participating in a specified major corporate transaction may be entitled to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, these rights are not available with respect to: (1) the sale, lease or exchange of all or substantially all of the assets of a corporation or an amendment to the corporation's certificate of incorporation (unless otherwise provided in the corporation's certificate of incorporation); (2) a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or held of record by more than 2,000 stockholders if the stockholders are required to receive only shares of the surviving corporation, shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or (3) a merger if no vote of the stockholder of the surviving corporation is required to approve the merger because the merger does not amend the certificate of incorporation, and each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

    In contrast, under Georgia law, dissenters' rights are available in the event of any of the following corporate actions: (1) a merger if the approval of the shareholders is required for the merger and the shareholder is entitled to vote on the merger, or if the corporation is a subsidiary that is merged with its parent; (2) a share exchange in which the corporation's shares will be acquired, if the shareholder is entitled to vote on the share exchange; (3) a sale or exchange of all or substantially all of the assets of a corporation, if a shareholder vote is required, other than a sale pursuant to a court order or a sale for cash the proceeds of which will be distributed to the shareholders within one year; (4) an amendment of the articles of incorporation that adversely affects rights relating to such shareholder's shares; or (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares. Furthermore, under Georgia law, this right is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless: (1) the articles of incorporation or a resolution of the board of directors approving the transaction provide otherwise; or (2) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for payments in lieu of fractional shares. For an additional discussion of dissenters' rights, see "The Merger—Dissenters' Rights" beginning on page 70.

PROPOSAL TO APPROVE THE AMENDMENT TO THE ESHARE
EMPLOYEE STOCK PURCHASE PLAN

General

    eshare shareholder approval of an amendment to the eshare (formerly Melita International Corporation) employee stock purchase plan is being sought by the eshare board in order to ratify a previous increase in the total number of shares available for purchases under the plan from 250,000 to 301,760 in accordance with the requirement of Section 423 of the Internal Revenue Code. As of the date of this joint proxy statement/prospectus, eshare employees have purchased 301,760 eshare common shares under the plan. The eshare employee stock purchase plan will terminate upon the effectiveness of this amendment. eshare will not authorize any additional grants under the plan and divine will not be assuming the plan upon the completion of the merger.

Summary of the Plan

    Melita International adopted the employee stock purchase plan on March 1, 1997, and it became effective on June 4, 1997. The plan is intended to qualify under Section 423 of the Internal Revenue Code. An employee electing to participate in the plan must authorize on a semi-annual basis a stated dollar amount or percentage of the employee's regular pay (not to exceed 10%) to be deducted by eshare from the employee's pay. The price at which employees may purchase shares is 85% of the closing price of eshare's common shares on the Nasdaq National Market on the first day of the semi-annual period or the last day of the semi-annual period, whichever is lower. An employee may not sell eshare common shares purchased under the plan until the first day of the second semi-annual period following the semi-annual period in which the right to purchase such shares was granted. Employees of eshare whose customary employment is more than 20 hours per week for more than five months per calendar year are eligible to participate in the plan. An employee may not be granted shares under the plan if after the granting of the shares the employee would be deemed to own 5% or more of the combined voting power or value of all classes of eshare securities. The plan is administered by the compensation committee of the eshare board.

Amendment Regarding Number of Authorized Shares

    Section 4(a) of the Plan has been amended by deleting the first sentence of the Plan in its entirety and substituting the following new sentence therefor:

      "(a) The maximum number of shares that may be granted and purchased under the Plan may not exceed Three Hundred and One Thousand, Seven Hundred and Sixty (301,760) shares of Common Stock (subject to adjustment as provided in Section 15), which may be authorized but unissued shares, re-acquired shares or shares bought on the open market."

Federal Income Tax Treatment

    Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the plan:

  •
  The plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan that so qualifies, no taxable income is reportable by the participant either upon receipt of the purchase right at the time of entry into the purchase period or upon the actual purchase of shares on each purchase date.

  •
  Shareholders will recognize taxable income in the year in which there is a disposition of the purchased shares. The term "disposition" generally includes any transfer of legal title, including a transfer by sale, exchange or gift, but does not include a transfer to a shareholder's spouse or a transfer into joint ownership if the original shareholder remains as one of the joint owners.

  •
  Federal income tax liability will depend on whether the shareholder makes a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition will occur if the sale or other disposition of those shares is made after the shareholder has held the shares for more than 2 years after the start of the purchase period in which the shares were acquired. A disqualifying disposition is any sale or other disposition that is made prior to the satisfaction of the minimum holding period.

  •
  If a disqualifying disposition is made, the shareholder will realize ordinary income in the year of the disqualifying disposition equal to the amount by which the market price of the shares on the purchase date exceeded the purchase price. The amount of the ordinary income will then be added to the shareholder's basis in the shares, and any resulting gain or loss recognized upon the disposition will be a capital gain or loss. The capital gain or loss will be long-term if the shares are held for more than 12 months.

  •
  If a qualifying disposition is made, the shareholder will realize ordinary income in the year of the qualifying disposition equal to the lesser of the amount by which the market price of the shares on the date of the qualifying disposition exceeds the purchase price or 15% of the market price of the shares on the start of the purchase period during which those shares were purchased. This amount of ordinary income will be added to the shareholder's basis in the shares, and any additional gain recognized upon the qualifying disposition will be a long-term capital gain. If the market price of the shares on the date of the qualifying disposition is less than the purchase price that the shareholder paid for the shares, there will be no ordinary income and any loss recognized will be a long-term capital loss.

  •
  If the purchased shares are the subject of a disqualifying disposition, eshare, or its successor, will be entitled to a deduction in the year of the disqualifying disposition equal to the amount of ordinary income the shareholder recognizes upon the disposition. In no other event will a deduction be allowed to eshare.

Vote Required

    The affirmative vote of a majority of the votes cast at the eshare special meeting will be required to approve the amendment to the eshare employee stock purchase plan.

THE BOARD OF DIRECTORS OF ESHARE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ESHARE EMPLOYEE STOCK PURCHASE PLAN TO RATIFY A PREVIOUS INCREASE IN THE NUMBER OF ESHARE COMMON SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 250,000 TO 301,760 SHARES.

SHAREHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the company in a timely manner.

    eshare.  As the result of the merger, eshare does not anticipate holding its 2002 annual meeting of shareholders. Shareholder proposals intended to be presented at eshare's 2002 annual meeting of shareholders, if the 2002 annual meeting of shareholders is held, must be received on or before December 20, 2001 at eshare's executive offices located at 5051 Peachtree Corners Circle, Norcross, Georgia 30092, to be considered for inclusion in eshare's proxy materials for the 2002 annual meeting of shareholders, and must otherwise comply with the requirements of Rule 14a-8. Shareholders who intend to present a proposal at the 2002 annual meeting without inclusion of the proposal in eshare's proxy materials are required to provide advance notice of the proposal to eshare no later than 60 days before the date of the meeting; however, if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, advance notice of the proposal to eshare must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

    divine.  Stockholder proposals intended to be presented at divine's 2002 annual meeting of stockholders must be received on or before December 31, 2001, at divine's executive offices located at 1301 North Elston Avenue, Chicago, Illinois 60622, to be considered for inclusion in divine's proxy materials for the 2002 annual meeting of stockholders, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2002 annual meeting without inclusion of the proposal in divine's proxy materials are required to provide advance notice of the proposal to divine not less than 45 days nor more than 75 days prior to April 30, 2002. In the event divine's 2002 annual meeting is scheduled to occur more than 30 days after May 22, 2002, advance notice of the proposal must be received by divine no later than 90 days before the date of the 2002 annual meeting or ten days after the announcement of the date of the 2002 annual meeting.

LEGAL MATTERS

    The validity of the shares of divine common stock offered by this joint proxy statement/prospectus will be passed on for divine by Katten Muchin Zavis. Katten Muchin Zavis and the Katten Muchin Zavis attorneys working on this matter collectively own less than 1% of the outstanding shares of divine common stock. Arthur W. Hahn, a partner of Katten Muchin Zavis, is a member of the board of directors of divine.

    Katten Muchin Zavis, counsel for divine, and Morris, Manning & Martin, LLP, counsel for eshare, will pass upon certain federal income tax consequences of the merger for divine and eshare, respectively.

EXPERTS

    The consolidated financial statements and financial statement schedule of divine as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and the period from

May 7, 1999 (inception) through December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their reports with respect to these consolidated financial statements and financial statement schedule. These consolidated financial statements and financial statement schedule are incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports given and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of eshare as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

    divine, eshare and RoweCom each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by divine, eshare and RoweCom, including the registration statement that includes this joint proxy statement/prospectus, at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. You may also obtain divine, eshare and RoweCom filings from commercial document retrieval services and at the Web site maintained by the SEC at "http:// www.sec.gov."

    divine has filed with the SEC a registration statement on Form S-4 to register the shares of divine common stock to be issued to holders of eshare common shares pursuant to the merger agreement. This joint proxy statement/prospectus constitutes the prospectus of divine that is filed as part of the registration statement. Other parts of the registration statement are omitted from this joint proxy statement/prospectus in accordance with the rules and regulations of the SEC.

    The SEC allows divine to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that divine can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus. Information in this joint proxy statement/prospectus supersedes information incorporated by reference that divine has filed with the SEC prior to the date of this joint proxy statement/prospectus, while information that divine files later with the SEC will automatically update and, in some cases, supersede the information in this joint proxy statement/prospectus.

    The following documents previously filed with the SEC by divine are incorporated by reference into this joint proxy statement/prospectus:

  •
  divine's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2000;

  •
  divine's Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2001;

  •
  divine's Current Reports on Forms 8-K filed July 12, 2001, April 16, 2001, April 2, 2001, February 27, 2001, February 14, 2001, and February 5, 2001;

  •
  the description of class A common stock contained in divine's registration statement on Form 8-A, filed with the SEC as of March 21, 2000; and

  •
  the description of the series A junior participating preferred stock purchase rights contained in divine's registration statement on Form 8-A, filed with the SEC on February 13, 2001, as amended.

    In addition, all documents filed by divine under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the divine special meeting are incorporated by reference into and deemed a part of this joint proxy statement/prospectus from the date of filing of those documents.

    If you are a divine stockholder, divine may have sent you some of the documents incorporated by reference, but anyone can obtain any of them through us or the SEC. Documents incorporated by reference are available from divine without charge, excluding all exhibits unless divine has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by making an oral or written request from divine or the exchange agent as follows:

divine, inc. Attn: Investor Relations 1301 North Elston Avenue Chicago, Illinois 60622 Telephone: (773) 394-6600 Facsimile: (773) 394-6604 email: ir@divine.com	Computershare Investor Services, LLC
Attn: Bruce Hartney
2 North LaSalle Street
Chicago, Illinois 60602
Telephone: (312) 588-4991, Ext. 4731
Facsimile: (312) 601-4348
email: bruce.hartney@computershare.com

    If you would like to request documents from us, please do so at least five days before the date of divine's special meeting in order to receive them before the date of the meeting.

eshare communications, Inc. and Subsidiaries
CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Public Accountants	F-2
Consolidated Balance Sheets as of December 31, 1999 and 2000 and March 31, 2001 (unaudited)	F-3
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2000 and the three months ended March 31, 2000 and 2001 (unaudited)	F-4
Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 2000 and the three months ended March 31, 2001 (unaudited)	F-5
Consolidated Statements of Comprehensive (Loss) Income for each of the three years in the period ended December 31, 2000 and the three months ended March 31, 2000 and 2001 (unaudited)	F-6
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2000 and the three months ended March 31, 2000 and 2001 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-8

F–1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To eshare communications, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of eshare communications, Inc. (a Georgia corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity, comprehensive (loss) income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of eshare communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements as of and for the year ended December 31, 1998 of eShare.com, Inc. (a Delaware corporation, and formerly eShare Technologies, Inc.), a company acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 2. Such statements are included in the consolidated financial statements of eshare communications, Inc. and subsidiaries and reflect total assets and total revenues of 4% and 4% in 1998, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for eShare.com, Inc., is based solely upon the report of the other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of eshare communications, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Atlanta, Georgia
February 14, 2001

F–2

eshare communications, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
			March 31, 2001
	1999	2000
			(unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,558	$7,598	$4,193
Marketable securities	11,315	7,129	5,685
Accounts receivable, net of allowance for doubtful accounts of $3,817, $4,577 and $2,621 at December 31, 1999 and 2000 and March 31, 2001, respectively	32,863	26,587	24,598
Inventories	1,967	2,157	1,913
Deferred Taxes	4,921	1,397	1,394
Prepaid expenses and other	7,384	5,236	6,146

Total current assets	62,008	50,104	43,929

Property and equipment, at cost:
Furniture and fixtures	3,122	3,322	3,335
Equipment	17,436	17,972	18,510
Leasehold improvements	1,390	1,630	1,646

Total property and equipment	21,948	22,924	23,491
Less accumulated depreciation	(10,985)	(12,268)	(13,297)

Property and equipment, net	10,963	10,656	10,194

Deferred taxes	—	7,776	9,072
Intangible assets, net	4,254	4,196	3,921
Other assets	98	140	132

Total assets	$77,323	$72,872	$67,248

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,343	$7,809	$5,997
Accrued liabilities	11,651	8,711	7,249
Deferred revenue	8,265	11,463	11,328
Other current liabilities	12	499	520
Current portion of notes payable	141	—	—

Total current liabilities	23,412	28,482	25,094

Commitments and contingencies (Note 7)
Notes payable, excluding current portion	74	—	—
Shareholders' Equity
Preferred stock, no par value: 20,000,000 shares authorized, no shares issued and outstanding at December 31, 1999 and 2000 and March 31, 2001	—	—	—
Common Stock, no par value: 100,000,000 shares authorized, 21,386,714, 21,797,312 and 21,979,910 issued and outstanding at December 31, 1999 and 2000 and March 31, 2001, respectively	69	69	69
Additional paid-in capital	59,504	62,166	62,354
Accumulated other comprehensive loss	(28)	(1,020)	(1,139)
Accumulated deficit	(5,708)	(16,825)	(19,130)

Total shareholders' equity	53,837	44,390	42,154

Total liabilities and shareholders' equity	$77,323	$72,872	$67,248

The accompanying notes are an integral part of these consolidated balance sheets.

F–3

eshare communications, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
				(unaudited)
	(In thousands, except per share data)
Net revenues
Product	$71,333	$63,063	$48,675	$12,667	$10,074
Service	25,748	31,792	35,281	7,789	9,025

Total revenues	97,081	94,855	83,956	20,456	19,099

Cost of revenues:
Product	21,680	19,398	10,738	2,852	2,500
Service	13,346	16,765	20,384	4,160	5,760

Total cost of revenues	35,026	36,163	31,122	7,012	8,260

Gross margin	62,055	58,692	52,834	13,444	10,839

Operating expenses:
Engineering, research and development	11,798	14,213	10,658	2,675	2,641
Selling, general and administrative	36,208	46,467	57,042	12,166	12,172
Write-off of purchased software	—	—	3,186	—	—
Amortization of intangible assets	—	542	1,021	—	—
Acquisition and restructuring related charges	—	6,990	—	—	—
Deferred compensation expense	—	2,271	—	—	—

Total operating expenses	48,006	70,483	71,907	14,841	14,813

(Loss) income from operations	14,049	(11,791)	(19,073)	(1,397)	(3,974)
Other income, net	1,067	756	414	113	373

(Loss) income before income taxes	15,116	(11,035)	(18,659)	(1,284)	(3,601)
Income tax (benefit) provision	6,576	(1,077)	(7,542)	(462)	(1,296)

Net (loss) income	8,540	(9,958)	(11,117)	(822)	(2,305)
Preferred stock preference	—	(5,850)	—	—	—

Net (loss) income applicable to common shareholders	$8,540	$(15,808)	$(11,117)	$(822)	$(2,305)

(Loss) earnings per share:
Basic	$0.42	$(0.76)	$(0.51)	$(0.04)	$(0.10)

Diluted	$0.40	$(0.76)	$(0.51)	$(0.04)	$(0.10)

Weighted average shares outstanding:
Basic	20,259	20,758	21,697	21,435	21,975

Diluted	21,575	20,758	21,697	21,435	21,975

The accompanying notes are an integral part of these consolidated statements.

F–4

eshare communications, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2000, 1999, and 1998
And For the Three Months Ended March 31, 2001

				Accumulated Other Comprehensive
	Common Stock
			Additional Paid-In Capital	Deferred Compensation	Income (Loss)	Retained Earnings (Deficit)
	Shares	Amount					Total
	(In thousands, except share data)
Balance, December 31, 1997	20,234,840	$69	$42,848	$(8)	$30	$(4,290)	$38,649
Net Income	—	—	—	—	—	8,540	8,540
Exercise of warrants	—	—	1	—	—	—	1
Deferred compensation	—	—	394	(394)	—	—	—
Amortization of deferred compensation	—	—	—	99	—	—	99
Proceeds from the issuance of common stock	102,343	—	1,039	—	—	—	1,039
Unrealized gain on marketable securities	—	—	—	—	89	—	89
Foreign currency translation adjustment	—	—	—	—	(23)	—	(23)

Balance, December 31, 1998	20,337,183	69	44,282	(303)	96	4,250	48,394
Net Loss	—	—	—	—	—	(9,958)	(9,958)
Proceeds from the issuance of commons tock	1,049,531	—	6,292	—	—	—	6,262
Non-cash stock issuance costs	—	—	119	—	—	—	119
Tax benefit from exercise of options	—	—	3,598	—	—	—	3,598
Conversion of convertible notes	—	—	3,000	—	—	—	3,000
Issuance of warrants	—	—	244	—	—	—	244
Deferred compensation with granting of options	—	—	1,969	(1,830)	—	—	139
Amortization of deferred compensation	—	—	—	2,133	—	—	2,133
Unrealized loss on marketable securities	—	—	—	—	(148)	—	(148)
Foreign currency translation adjustment	—	—	—	—	24	—	24

Balance, December 31, 1999	21,386,714	69	59,504	—	(28)	(5,708)	53,837
Net loss	—	—	—	—	—	(11,117)	(11,117)
Proceeds from the issuance of common stock	410,598	—	1,888	—	—	—	1,888
Non-cash stock issuance costs	—	—	127	—	—	—	127
Tax benefit from exercise of options	—	—	647	—	—	—	647
Unrealized gain on marketable securities	—	—	—	—	47	—	47
Foreign currency translation adjustment	—	—	—	—	(1,039)	—	(1,039)

Balance, December 31, 2000	21,797,312	69	62,166	—	(1,020)	(16,825)	44,390
Net loss	—	—	—	—	—	(2,305)	(2,305)
Issuance of stock for employee stock option plan	180,284	—	188	—	—	—	188
Proceeds form the issuance of common stock	2,314	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	(119)	—	(119)

Balance, March 31, 2001 (unaudited)	21,979,910	$69	$62,354	$—	$(1,139)	$(19,130)	$42,154

The accompanying notes are an integral part of these consolidated statements.

F–5

eshare communications, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
				(unaudited)
	(In thousands)
Net (loss) income	$8,540	$(9,958)	$(11,117)	$(822)	$(2,305)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(23)	24	(1,039)	(406)	(122)
Unrealized gain(loss) on marketable securities	89	(148)	47	18	3

Other comprehensive (loss) income	66	(124)	(992)	(388)	(119)

Comprehensive (loss) income	$8,606	$(10,082)	$(12,109)	$(1,210)	$(2,424)

The accompanying notes are an integral part of these consolidated statements.

F–6

eshare communications, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
				(unaudited)
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$8,540	$(9,958)	$(11,117)	$(822)	$(2,305)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred taxes	(1,695)	(1,190)	(3,605)	—	(1,293)
Depreciation and amortization	2,463	3,120	5,246	1,205	1,367
Write-off of purchased software	—	—	3,186	—	—
Non cash financing and compensation expense	197	—	127	—	—
Non cash compensation expense	—	2,271	—	—	—
Loss on disposal of property and equipment	—	—	473	—	—
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable, net	(17,723)	1,322	6,276	(6,124)	1,989
Inventories	1,201	(595)	(190)	43	244
Prepaid expenses and other assets	(201)	(154)	(1,038)	(40)	(910)
Accounts payable and accrued liabilities	5,904	(7,961)	1,526	3,195	(3,274)
Deferred revenue	2,429	1,691	3,198	2,090	(135)
Other current liabilities	(1,173)	(803)	487	662	20
Other, net	(103)	471	(42)	(29)	7

Total adjustments	(8,701)	(1,828)	15,644	1,002	(1,985)

Net cash provided by (used in) operating activities:	(161)	(11,786)	4,527	180	(4,290)

Cash flows from investing activities:
Purchase of property and equipment	(4,585)	(6,106)	(4,354)	(779)	(597)
Sale of marketable securities, net	1,302	11,441	4,186	4,420	1,444
Acquisition, net of cash acquired	—	(4,605)	(1,000)	—	(32)

Net cash (used in) provided by investing activities	(3,283)	730	(1,168)	3,641	815
Cash flows from financing activities:
Issuance of convertible notes	2,500	500	—	1,403	189
Deferred offering costs	(335)	—	—	(35)	—
Net proceeds from issuance of common stock	1,039	6,292	1,888	—	—
Exercise of warrants	1	—	—	—	—
Proceeds from issuance of debt	673	—	—	—	—
Repayment of debt	(554)	(205)	(215)	(15)	—

Net cash provided by financing activities:	3,324	6,587	1,673	1,353	189

Effect on foreign currency translation	—	—	(992)	(388)	(119)
Net change in cash and cash equivalents	(120)	(4,469)	4,040	4,786	(3,405)
Cash and cash equivalents, beginning of period	8,147	8,027	3,558	3,558	7,598

Cash and cash equivalents, end of period	$8,027	$3,558	$7,598	$8,344	$4,193

Marketable securities	$22,756	$11,315	$7,129	$6,895	$5,685

Cash, cash equivalents and marketable securities	$30,783	$14,873	$14,727	$15,239	$9,878

Supplemental cash flow information:
Cash paid for interest during the period	$34	$44	$11	$614	$90

Income taxes paid	$6,395	$4,042	$12	$11	$4

Conversion of convertible notes to common stock	$—	$3,000	$—	$—	$—

The accompanying notes are an integral part of these consolidated statements.

F–7

eshare communications, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    eshare communications, Inc. (the "Company") is a leading provider of Customer Interaction Management software applications. The Company's solutions support voice, e-mail, live interaction/chat and hosting services for approximately 2,500 call center sites, e-businesses, ASPs, ISPs and Portals in approximately 30 countries. The Company's solutions enable real-time interactive communications and services, both voice based and over the Internet, and include customer service and support, customer self-service, instant messaging, live conferencing and events, distance learning, community chat, threaded discussion forums and a variety of custom integration tools. Organizations use the Company's applications and services to implement strategies for customer interaction that increase the value derived from their customers by enhancing customer acquisition and retention activities, while reducing costs and improving agent productivity and effectiveness. The Company offers ongoing maintenance support of the Company's products. The Company also offers fee-based installation, integration, training, hosting and consulting services.

    The Company, formerly eShare Technologies, Inc. was renamed eshare communications, Inc. on June 8, 2000. Prior to October 4, 1999, the Company was named Melita International Corporation.

Principles of Consolidation

    The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. All prior period amounts have been restated to reflect the acquisition of eShare.com, Inc. in a pooling of interests transaction.

Interim Unaudited Financial Statements

    The unaudited consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States applicable to interim financial statements. In the opinion of our management, these consolidated financial statements contain all adjustments (which comprise only normal and recurring accruals) necessary to present fairly the financial position as of March 31, 2001 and 2000. The interim results for the three months ended March 31, 2001 are not necessarily indicative of results to be expected for the full year.

Revenue Recognition

    The Company generates product revenues primarily from the sale of integrated systems, which are comprised of both hardware and software and software licenses. The Company's service revenues are generated from maintenance contracts that include support, parts, labor, and software update rights as well as fee-based installation, training, hosting, consulting services and the licensing of patents.

F–8

    The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, Staff Accounting Bulletin No. 101 ("SAB101"), "Revenue Recognition" and Emerging Issues Task Force Issue 00-03, "Application of AICPA SOP 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware."

    The Company recognizes product revenues when persuasive evidence of an agreement exists, the product has been delivered, the license fee is fixed and determinable and collection of the fee is probable. Revenues from maintenance contracts are recognized ratably over the term of the contractual support period, which ranges from one to four years. Consulting revenues are primarily related to extended services sold under separate service arrangements during the installation period. Revenues from consulting, hosting, installation, and training services are recognized as the services are performed or over the hosting period, if applicable. In contracts where product and services are bundled together, revenue is allocated to each element with 100% of any discount going to product. Certain of the Company's sales contracts provide for certain payment terms normally based upon signing the contract, customer receipt of the product, and commencement of operation of the customer's system.

    Revenues from maintenance contracts are deferred and recognized ratably over the term of the contractual support period. If maintenance is included in the original contract, such amounts are unbundled from the license fee based on the value established by the independent sale of such maintenance to customers. Consulting revenues are primarily related to implementation services performed under separate service arrangements related to the installation of the Company's hardware and software products. Revenues from consulting, installation, and training services are recognized as the services are performed. Revenues from hosting arrangements are recognized over the hosting period. Revenues from patent settlements are recognized as other income when received. Revenues from patent licenses are recognized per the contract terms and in accordance with SAB101.

    Deferred revenues primarily relate to products that have not yet been delivered and maintenance services, which have been paid by the customers prior to the performance of those services. Deferred revenue amounted to $11.5 million, $8.3 million and $11.3 million at December 31, 2000 and 1999 and March 31, 2001, respectively.

Capitalized Software Development Costs

    Research and development expenditures are charged to expense as incurred. Software development costs are charged to research and development expense until technological feasibility is established, after which remaining software production costs are capitalized in accordance with SFAS No. 86, "Accounting for Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". The Company has defined technological feasibility of its products as the point in time at which the Company has a working model of the related product, which is when the product has achieved "beta" status. Historically, the development costs incurred during the period between the achievement of beta status by a product and the point at which the product is available for general release to customers have not been

F–9

material. Accordingly, the Company has concluded that the amount of development costs capitalizable under the provisions of SFAS No. 86 was not material to the financial statements for the years ended December 31, 2000, 1999 and 1998. Therefore, the Company charged all software development costs to expense as incurred for the years ended December 31, 2000, 1999 and 1998 and the three months ended March 31, 2001 and 2000.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash or cash equivalents.

Marketable Securities

    The Company's marketable securities are categorized as available-for-sale securities, as defined by the SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of shareholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. Realized gains and losses were not material to the financial statements for the years ended December 31, 2000, 1999 and 1998 and the three months ended March 31, 2001 and 2000.

    The following table provides information about securities owned by us through our Melita Finance Corporation subsidiary that are sensitive to market risks by maturity as of December 31, 2000 (in thousands):

	2001	2002	Total
Fixed Rate ($US)	$6,777	$352	$7,129
Average Interest Rate	4.75%	4.59%	4.72%

Fair Value of Financial Instruments

    The book values of accounts receivable, accounts payable, and other financial instruments approximate their fair values at December 31, 2000 and 1999 and at March 31, 2001 principally because of the short-term maturities of these instruments.

Property and Equipment

    Property and equipment are recorded at cost and depreciated using the straight-line method. The estimated useful lives are as follows:

Furniture and fixtures	Five to seven years
Equipment	Three to seven years
Leasehold improvements	Remaining life of lease

    The Company's cost and related accumulated depreciation applicable to assets retired or sold are removed from the accounts and the gain or loss on disposition is recognized in

F–10

income. During 2000, the Company recorded a loss of approximately $0.4 million on the disposal of obsolete computer equipment.

    Depreciation expense for the years ended December 31, 2000, 1999 and 1998 and for the three months ended March 31, 2001 and 2000 was $4.2 million, $2.6 million, $2.5 million, $1.1 million and $1.0 million, respectively.

Long-Lived Assets

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses the undiscounted future cash flow to determine if an impairment loss is to be recognized.

    In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of", the Company recorded an impairment loss of $3.2 million in 2000 due to a write-down of purchased software. Based on the Company's evaluation of the future market potential and recoverability of this software product, which was made available to customers in 2000, the Company wrote off the unamortized costs.

Warranty Costs

    The Company generally warranties its call center products for 90 days and its Internet products for 30 days and provides for estimated warranty costs upon shipment of such products. Warranty costs have not been and are not anticipated to be significant.

Foreign Currency Translation

    The financial statements of the Company's European subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Net assets of these subsidiaries are translated at the current rates of exchange at December 31. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded in shareholders' equity. Gains and losses on foreign currency transactions are included in Other Income, net in the Consolidated Statements of Operations. The Company has recognized pre-tax foreign exchange (losses) gains of approximately $(43,000), $(49,000) and $16,000 in 2000, 1999 and 1998, respectively.

Income Taxes

    The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.

F–11

Basic and Diluted Net Earnings Per Share

    Basic earnings per share are computed using net income divided by the weighted average number of shares of common stock outstanding ("Weighted Shares") for the period presented.

    The only difference between basic and diluted net earnings per share is the result of the treasury stock method effect of common equivalent shares ("CESs"). Diluted earnings per share are computed using net income divided by the sum of (i) Weighted Shares and (ii) the treasury stock method effect of CESs outstanding of 1,316,000 for the year ended December 31, 1998. The CESs for 2001, 2000 and 1999 were anti-dilutive and not considered in the calculation of loss per share.

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

    In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The effective date of SFAS No. 133 was delayed through the issuance of SFAS No. 137 and 138 to fiscal year 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including derivative instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured based on their fair values. The Company adopted SFAS No. 133 on January 1, 2001 and does not hold any significant derivative financial instruments; therefore, the adoption of this statement did not have a significant impact on the Company's financial statements.

Reclassifications

    Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

Preferred Stock Preference

    Included in the results of operations for the year ended December 31, 1999 is a nonrecurring, non-cash charge of $5.8 million, which represents the difference between the estimated fair value of common stock of eShare.com, Inc. at February 19, 1999 and the purchase price of certain Series C preferred stock issued on that date. As part of the acquisition discussed below, the Series C preferred stock was converted to common stock.

F–12

2.  ACQUISITIONS

    On September 1, 1999, the Company completed the acquisition of eShare.com, Inc., a leading provider of real-time customer service and interactive communication solutions for online communities. The shareholders of eShare.com, Inc. received 6,050,000 shares of the Company's common stock. The new combined company was renamed eShare Technologies, Inc. on October 4, 1999. The acquisition was accounted for as a pooling of interests, therefore, all prior period amounts have been restated. A reconciliation between revenue and net income as previously reported in fiscal 1998 and as restated follows:

For the Year Ended December 31, 1998
(In thousands)
Revenue:
As previously reported	$93,410
eShare.com, Inc.	3,671

As restated	$97,081

Net Income (loss):
As previously reported	$11,685
eShare.com, Inc.	(3,145)

As restated	$8,540

    On June 15, 1999, the Company purchased smallwonder! softworks, Inc. of Leesburg, Virginia for $4.6 million in net cash and a prospective earnout of up to an additional $3.0 million, based on achievement of certain defined criteria. During 2000, $1.0 million of the earnout was paid. During 1999, none of the earnout was paid. The operations of smallwonders! softworks, Inc. are included in the accompanying statements from June 15, 1999. The acquisition was accounted for using the purchase method of accounting.

3.  INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes raw materials, labor, and overhead. Market is defined as replacement cost for work

F–13

in progress and raw materials and net realizable value for finished goods. Inventories consist of the following (in thousands):

	December 31,
			March 31, 2001
	2000	1999
			(unaudited)
Raw materials	$1,050	$1,288	$1,171
Work in progress	497	920	213
Finished goods	778	835	701

	2,325	3,043	2,085
Less, reserve	(168)	(1,076)	(172)

	$2,157	$1,967	$1,913

4.  INTANGIBLE ASSETS

    The Company allocated the intangible assets of approximately $4.7 million from the acquisition of smallwonder! softworks, Inc. to tradenames, workforce and goodwill. The intangible assets are being amortized over a five-year period. Total amortization expense for the years ended December 31, 2000 and 1999 was approximately $1.0 million and $0.5 million, respectively. Total amortization expense for the three months ended March 31, 2001 and 2000 was $0.3 million and $0.2 million, respectively. Accumulated amortization as of December 31, 2000 and 1999 and as of March 31, 2001 was $1.5 million, $0.5 million and $1.9 million, respectively.

5.  ACCRUED LIABILITIES

    Accrued liabilities include the following (in thousands):

	December 31,
			March 31, 2001
	2000	1999
Accrued salaries and wages	$5,091	$3,771	$4,036
Other current liabilities	3,263	7,556	2,796
Accrued rent	357	324	417

	$8,711	$11,651	$7,249

6.  NOTES PAYABLE

    The Company had outstanding notes payable of approximately $0.2 million as of December 31, 1999. These notes were payable over 36 months and required the Company to maintain certain financial covenants. In February of 1999, the Company issued 10% convertible notes for an aggregate amount of $0.5 million. These notes were converted to equity in February of 1999.

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7.  COMMITMENTS AND CONTINGENCIES

Lease Commitments

    At December 31, 2000, the future minimum operating lease payments (including leases with related parties) under noncancellable operating leases were as follows (in thousands):

2001	$1,903
2002	1,851
2003	1,808
2004	1,830
Thereafter	6,706

Total future minimum lease payments	$14,098

    The Company's leases are primarily for equipment and facilities. Total rental expense for operating leases was $2.0 million, $1.4 million and $1.0 million in 2000, 1999, and 1998, respectively.

    The Company has entered into lease agreements with a related party to lease land and buildings. One agreement provides for annual rentals of approximately $0.5 million to $0.6 million per year over a ten-year term, which began in 1995. The other agreement provides for annual rentals of approximately $0.5 million per year over a fifteen-year term. Total rent expense, under both agreements, paid to the related party was $1.1 million, $0.6 million and $0.6 million in 2000, 1999, and 1998, respectively.

Legal Matters

    Many of the Company's installations involve products that are critical to the operations of its clients' businesses. Any failure in a Company product could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to limit contractually its liability for damages arising from product failures or negligent acts or omissions, there can be no assurance the limitations of liability set forth in its contracts will be enforceable in all instances.

    The Company is subject to legal proceedings and claims, which have arisen, in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

F–15

8.  STOCK OPTION PLANS

    During 1992, the Company approved a stock option plan (the "1992 Plan") for key employees for which 640,000 shares of common stock were authorized for use in the Plan. During 1995, the number of authorized shares was increased to 1,000,000 shares of common stock. Options are granted at the fair market value and are exercisable based on the specific terms of the grant up to ten years from the grant date. Options granted primarily vest ratably over a four-year or five-year employment period.

    On February 6, 1997, the Company approved the 1997 Stock Option Plan (the "1997 Plan") for which 1,350,000 shares of common stock were authorized for issuance, less any options issued under the 1992 Plan. In October of 1997, the Company increased the number of shares available under the 1997 Plan to 1,850,000. On May 11, 1998, the shareholders approved an amendment to the 1997 Plan whereby the number of shares of common stock available for issuance under the 1997 Plan will automatically be adjusted on the first day of each fiscal year, beginning with 1998, by a number of shares such that the total number of shares reserved for issuance under the 1997 Plan equals the sum of (i) the aggregate number of shares previously issued under the 1997 Plan and the 1992 Plan, (ii) the aggregate number of shares subject to then outstanding or authorized options granted under the 1997 Plan and the 1992 Plan, and (iii) 5% of the number of shares of common stock outstanding on the last day of the preceding fiscal year. Options are granted at the fair market value and are exercisable based on the specific terms of the grant up to ten years from the grant date. The options vest primarily over a four-year period subject to acceleration upon the achievement of certain performance measures.

    In October 1996, eShare.com, Inc. approved, as amended, a stock option and restricted stock purchase plan (the "1996 Plan") for which 2,300,000 shares of common stock were originally authorized for issuance. Upon the acquisition of eShare.com, Inc. the 1996 Plan options were converted into options for the common stock of eshare communications, Inc. as adjusted by the acquisition conversion ratio. The activity of the 1996 Plan, as audited, has been added to the option activity listed below. No additional options will be granted under the 1996 Plan.

    In 1999 and 1998, eShare.com, Inc. granted options from the 1996 Plan at exercise prices below the fair market value on the date of grant. The excess of the fair value of the common stock over the exercise price was approximately $1.8 million and $0.4 million, respectively, which was recorded as deferred compensation and was amortized over the vesting period. These options vested immediately upon the change in control of the Company on September 1, 1999. In connection with the merger with eShare.com, Inc., the Company incurred $2.3 million (non-cash) of indirect deferred compensation expenses related to the conversion of the eShare.com, Inc. stock option plan.

F–16

    Activity for the 1992 Plan, 1996 Plan and 1997 Plan is as follows (number of shares in thousands):

	Options	Option Prices
Outstanding at December 31, 1997	1,605	$043-$10.00
Granted	1,287	$0.43-$14.50
Exercised	(103)
Forfeited/repurchased	(534)	$0.43-$14.50

Outstanding at December 31, 1998	2,255	$0.43-$14.50
Granted	2,076	$0.43-$20.88
Exercised	(1,093)
Forfeited/repurchased	(564)	$2.81-$20.88

Outstanding at December 31, 1999	2,674	$0.43-$20.88
Granted	1,577	$2.13-$17.06
Exercised	(266)
Forfeited/repurchased	(982)	$2.13-$20.88

Outstanding at December 31, 2000	3,003	$0.43-$20.88

    At December 31, 2000, options to purchase 1,133,841 shares were available for future grant and options were exercisable to purchase 975,771 shares, as discussed in the following table (number of shares in thousands):

Exercise Price	Number of Shares Outstanding at December 31, 2000	Weighted Average Exercise Price	Number Exercisable at December 31, 2000	Weighted Average Exercise Price
$0.43-$ 2.13	57	$0.72	48	$0.45
$2.25-$ 2.25	448	$2.25	11	$2.25
$2.75-$ 3.00	89	$2.82	89	$2.82
$4.00-$ 4.00	658	$4.00	205	$4.00
$4.07-$ 5.50	116	$5.01	70	$4.74
$5.88-$ 5.88	589	$5.88	195	$5.88
$6.00-$ 9.06	403	$7.71	102	$8.96
$9.38-$10.75	320	$10.27	155	$10.20
$10.81-$20.00	120	$14.12	50	$13.86
$20.88-$20.88	203	$20.88	51	$20.88

	3,003	$6.76	976	$7.01

    During, 1995, the Financial Accounting Standards Board issued SFAS No. 123, which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income

F–17

and, if presented, earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

    The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1996 and 1997 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted assumptions used for grants in 2000, 1999, and 1998:

	2000	1999	1998
Risk-free interest rate	4.8%-6.9%	4.3%-5.4%	4.0%-5.5%
Expected dividend yield	—	—	—
Expected lives	Five years	Five years	Five years
Expected volatility	146%	65%	65%

    The total value of the options granted during the years ended December 31, 2000, 1999, and 1998 were computed as approximately $7.4 million, $14.0 million and $8.6 million, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's reported net (loss) income and (loss) earnings per share for the years ended December 31, 2000, 1999, and 1998 would have (increased) decreased to the following amounts (in thousands, except per share amounts):

	2000	1999	1998
Net (loss) income:
As reported in the financial statements	$(11,117)	$(15,808)	$8,540
Pro forma in accordance with SFAS No. 123	(14,835)	(24,306)	6,578
Basic (loss) earnings per share:
As reported in the financial statements	$(0.51)	$(0.76)	$0.42
Pro forma in accordance with SFAS No. 123	(0.68)	(1.17)	0.32
Diluted (loss) earnings per share:
As reported in the financial statements	$(0.51)	$(0.76)	$0.40
Pro forma in accordance with SFAS No. 123	(0.68)	(1.17)	0.30

    Under the Company's 1997 Employee Stock Purchase Plan (ESPP), the Company is authorized to sell up to 250,000 shares of Common Stock (subject to adjustments for changes in the Company's capitalization) to full-time employees. Per the terms of the ESPP, employees may elect to have up to 10% of their annual compensation withheld to purchase the Company's Common Stock at 85% of the fair market value. Fair market value is the price of the Common Stock on the preceding trading day of purchase.

9.  BENEFIT PLAN

    The Company has a defined contribution profit-sharing plan (the "Plan") for substantially all employees meeting the eligibility requirements as defined in the plan agreement. The Plan provides for annual contributions by the Company at the discretion of the board of directors.

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The Plan also contains a 401(k) feature which allows participants to contribute up to 15% of their eligible compensation, as defined, and provides for discretionary employer matching contributions. Total contributions by the Company to the Plan were approximately $0.5 million, $0.4 million, and $0.4 million for the years ended December 31, 2000, 1999, and 1998, respectively.

10. INCOME TAXES

    The tax effects of temporary differences that give rise to the total net deferred tax assets as of December 31, 2000 and 1999 were as follows (in thousands):

	2000	1999
Net operating loss carryforwards	$9,047	$4,923
Deferred revenue	2,791	1,930
Accrued liabilities	782	527
Allowance for doubtful accounts	1,555	1,020
Depreciation and amortization	983	40
Foreign tax credits	273	561
Inventory	128	366
State tax credits	170	—

Total deferred tax assets	15,729	9,367
Valuation allowance	(6,556)	(4,446)

Total net deferred tax assets	$9,173	$4,921

    The following summarizes the components of the income tax provision for the years ended December 31, 2000, 1999, and 1998 (in thousands):

	2000	1999	1998
Current domestic taxes:
Federal	$(4,085)	$(1,136)	$6,304
State	743	(327)	552
Foreign taxes	52	1,576	1,143
Deferred taxes	(4,252)	(1,190)	(1,423)

Tax provision	$(7,542)	$(1,077)	$6,576

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    A reconciliation from the federal statutory rate to the tax (benefit) provision for the years ended December 31, 2000, 1999, and 1998 is as follows:

	2000	1999	1998
Statutory federal tax rate	(35.0)%	(35.0)%	35.0%
State income taxes, net of federal tax benefit	(6.2)	(3.0)	2.4
Foreign operations	1.6	30.6	(0.8)
Valuation allowance	2.0	—	(0.6)
Other	(2.8)	(2.3)	7.3

Effective tax rate	(40.4)%	(9.7)%	43.4%

    As of December 31, 2000 and 1999, the Company has net operating loss carryforwards of approximately $23.3 million and $12.8 million, respectively, which expire through 2020. At December 31, 2000 and 1999, the Company has established a partial valuation allowance against its net deferred tax assets since a significant portion of these tax loss carryforwards may be subject to substantial annual limitations under the change in stock ownership imposed by Internal Revenue Code Section 382.

11. CONCENTRATIONS OF CREDIT RISK

    Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets for which the Company's services are provided as well as their dispersion across many different geographic areas. As a result, as of December 31, 2000 and 1999, the Company did not consider itself to have any significant concentrations of credit risk. During 2000, no customers accounted for greater than 10% of total revenues. During 1999, only First USA Bank, at 11.0%, accounted for greater than 10% of total revenues. In 2000, 1999, and 1998, the Company's five largest customers accounted for approximately 16.6%, 28.2% and 23.2%, respectively, of total revenues. These sales were predominantly to customers in the financial services industry. Although the particular customers may change from period to period, the Company expects that large sales to a limited number of customers will continue to account for a significant percentage of its revenues in any particular period for the foreseeable future.

12. SEGMENT INFORMATION

    In the fourth quarter of 1999, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires the presentation of descriptive information about reportable segments which is consistent with that made available to the management of the Company to assess performance.

    The Company is a multinational business operating in two segments, telephony and Internet. The Company's management primarily evaluates these segments on income from

F–20

operations. The telephony business segment includes the sale of hardware and software for telephone call centers in all geographic areas, including inbound/outbound voice contact management. The Internet business segment includes the sale of software such as NetAgent and Expressions in all geographic areas. The results of these segments are as follows (in thousands):

	Years Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
	(In thousands)			(unaudited)
Revenues:
Telephony	$93,410	$85,887	$66,160	$16,334	$16,104
Internet	3,671	8,968	17,796	4,122	2,995

Total Revenues	$97,081	$94,855	$83,956	$20,456	$19,099

(Loss) income from operations:
Telephony	$17,065	$(5,361)	$(7,952)	$(564)	$(3,247)
Internet	(3,016)	(6,430)	(11,121)	(833)	(727)

Total (loss) income from Operations	$14,049	$(11,791)	$(19,073)	$(1,397)	$(3,974)

Depreciation & amortization:
Telephony	$2,212	$2,775	$4,748	$1,095	$1,220
Internet	251	345	498	110	147

Total depreciation & amortization:	$2,463	$3,120	$5,246	$1,205	$1,367

Deferred compensation expense:
Telephony	$—	$—	$—	$—	$—
Internet	—	2,271	—	—	—

Total deferred compensation expense:	—	2,271	—	—	—

F–21

    The following represents total revenues and long-lived assets of the Company based on geographic location representing over 10% of the combined totals for the years ended (in thousands):

	Years Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
	(In thousands)			(unaudited)
United States:
Total revenues	$73,960	$64,784	$60,813	$16,578	$15,014
Long-lived assets	7,608	10,494	10,323	10,363	9,865
Europe:
Total revenues	9,939	14,350	13,687	3,640	3,028
Long-lived assets	234	435	312	382	311
Latin America:
Total revenues	7,381	10,580	3,850	626	657
Long-lived assets	58	33	21	25	18
Other:
Total revenues	5,801	5,141	5,606	612	400
Long-lived assets	1	1	—	1	—

F–22

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIVINE, INC.,

DES ACQUISITION COMPANY

AND

ESHARE COMMUNICATIONS, INC.

JULY 8, 2001

ARTICLE I	The Merger; Effective Time; Closing	1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Closing	2
1.4	Effect of the Merger	2
ARTICLE II	Certificate of Incorporation and Bylaws of the Surviving Corporation	2
2.1	Certificate of Incorporation; Name	2
2.2	Bylaws	2
ARTICLE III	Directors and Officers of the Surviving Corporation	2
3.1	Directors	2
3.2	Officers	2
ARTICLE IV	Merger Consideration; Conversion or Cancellation of Shares in the Merger	3
4.1	Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger	3
4.2	Payment for Shares in the Merger	5
4.3	Cash For Fractional Parent Shares	6
4.4	Transfer of Shares after the Effective Time	6
4.5	Lost, Stolen or Destroyed Certificates	6
ARTICLE V	Representations and Warranties	7
5.1	Representations and Warranties of Parent and Merger Sub	7
5.2	Representations and Warranties of the Company	16
ARTICLE VI	Additional Covenants and Agreements	32
6.1	Conduct of Business of the Company	32
6.2	No Solicitation	34
6.3	Meeting of Shareholders	36
6.4	Registration Statement	37
6.5	Reasonable Efforts	38
6.6	Access to Information	38
6.7	Publicity	38
6.8	Affiliates of the Company and Parent	38
6.9	Maintenance of Insurance	38
6.10	Representations and Warranties	39
6.11	Filings; Other Action	39
6.12	Tax-Free Reorganization Treatment	39
6.13	Company Employee Stock Purchase Plan	39
6.14	Nasdaq Listing	39
6.15	Indemnification	40
6.16	Auditors' Letters	40
6.17	Sale of Company Software Products	40
6.18	Issuance of Option Grants	40
6.19	Self Tender Offer Prohibition	41

A–i

ARTICLE VII	Conditions	41
7.1	Conditions to Each Party's Obligations	41
7.2	Conditions to the Obligations of the Company	42
7.3	Conditions to the Obligations of Parent	42
ARTICLE VIII	Termination	43
8.1	Termination by Mutual Consent	43
8.2	Termination by either the Company or Parent	43
8.3	Termination by the Company	44
8.4	Termination by Parent	44
8.5	Effect of Termination; Termination Fee	45
ARTICLE IX	Miscellaneous and General	46
9.1	Payment of Expenses	46
9.2	Non-Survival of Representations and Warranties	46
9.3	Modification or Amendment	46
9.4	Waiver of Conditions	46
9.5	Counterparts	47
9.6	Governing Law; Jurisdiction	47
9.7	Notices	47
9.8	Entire Agreement; Assignment	48
9.9	Parties in Interest	48
9.10	Certain Definitions	48
9.11	Severability	49
9.12	Specific Performance	50
9.13	Recovery of Attorney's Fees	50
9.14	Captions	50
9.15	No Strict Construction	50

A–ii

TABLE OF DEFINED TERMS

Agreement	Introduction
Authorized Representatives	Section 6.7
Average Market Value	Section 9.10(a)
Cash Adjustment Payment	Section 4.1(e)
Certificates of Merger	Section 1.2
Certificates	Section 4.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Commercial Software	Section 5.2(o)
Company	Introduction
Company Acquisition Proposal	Section 6.3(a)
Company Affiliate	Section 6.8
Company Affiliate Letter	Section 6.8
Company Contract	Section 5.2(p)
Company Disclosure Schedule	Section 5.2
Company Embedded Products	Section 5.2(o)
Company Financial Statements	Section 5.2(h)(ii)
Company Insurance Policies	Section 5.2(u)
Company Intellectual Property Rights	Section 5.2(o)
Company International Employee Plans	Section 5.2(n)
Company Key Employees	Section 5.2(p)
Company Option	Section 4.1(c)
Company Option Plans	Section 5.2(b)
Company Plan Affiliate	Section 5.2(n)(i)
Company Proprietary Rights	Section 5.2(o)
Company Scheduled Plans	Section 5.2(n)(i)
Company SEC Reports	Section 5.2(h)(i)
Company Shares	Section 4.1(a)
Company Software	Section 5.2(o)
Company Software Authors	Section 5.2(o)
Company Shareholders Meeting	Section 6.3
Company Superior Proposal	Section 6.3(a)
Confidentiality Agreement	Section 6.7
DGCL	Section 1.1
Effective Time	Section 1.2
Encumbrance	Section 9.10(b)
Environmental Costs and Liabilities	Section 5.2(s)
Environmental Laws	Section 5.2(s)
ERISA	Section 9.10(c)
ESPP	Section 5.2(b)
Exchange Act	Section 5.1(g)
Exchange Agent	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Fractional Securities Fund	Section 4.3

A–iii

GBCC	Section 1.1
Governmental Entity	Section 9.10(d)
Hazardous Material	Section 5.2(s)
HSR Act	Section 5.1(g)
Indemnified Personnel	Section 6.16
Knowledge	Section 9.10(e)
Material Adverse Effect	Section 9.10(f)
Merger	Recitals
Merger Sub	Introduction
NNM	Section 4.3
Parent	Introduction
Parent Contract	Section 5.1(p)
Parent Common Stock	Section 5.1(c)
Parent Disclosure Schedule	Section 5.1
Parent Embedded Products	Section 5.1(o)
Parent Financial Statements	Section 5.1(i)(ii)
Parent Insurance Policies	Section 5.2(t)
Parent Plan Affiliate	Section 5.1(n)(i)
Parent Proprietary Rights	Section 5.1(o)
Parent Scheduled Plans	Section 5.1(n)(i)
Parent SEC Reports	Section 5.1(i)(i)
Parent Shares	Section 4.1(a)
Parent Stockholders Meeting	Section 5.1(l)
Parties	Introduction
Person	Section 9.10(h)
Post-Merger Exercise Price	Section 4.1(c)
Proxy Statement	Section 6.5
Restraints	Section 7.1(c)
Returns	Section 9.10(i)
S-4 Registration Statement	Section 6.5
SEC	Section 5.1(i)(i)
Securities Act	Section 5.1(g)
Share Consideration	Section 4.2(a)
Significant Tax Agreement	Section 9.10(j)
Stock Merger Exchange Fund	Section 4.2(a)
Software Distribution Agreement	Section 6.17
Subsidiary	Section 9.10(k)
Substitute Option	Section 4.1(c)
Surviving Corporation	Section 1.1
Szlam	Recitals
Tax	Section 9.10(l)
Taxes	Section 9.10(l)
Termination Fee	Section 8.5(c)
Transaction Expenses	Section 9.1
Voting Agreement	Recitals

A–iv

EXHIBITS

Form of Voting Agreement	Exhibit A
Form of Company Affiliate Letter	Exhibit B
Form of Software Distribution Agreement	Exhibit C

A–v

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 8, 2001, by and among divine, inc., a Delaware corporation ("Parent"), DES Acquisition Company, a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and eshare communications, Inc., a Georgia corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties." Capitalized terms used herein are defined as referenced in the Table of Defined Terms contained herein.

RECITALS

    WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders and shareholders, as the case may be, that the Company and Parent enter into a business combination through the merger of the Company with and into the Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger and declared the Merger advisable to its respective stockholders or shareholders, as applicable;

    WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate set forth herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, concurrently with the execution hereof, Szlam Partners, L.P. ("Szlam") is entering into a voting agreement in the form attached as Exhibit A hereto (the "Voting Agreement");

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME; CLOSING

    1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Georgia Business Corporation Code (the "GBCC"), at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the successor or surviving corporation and shall continue its existence under the laws of the State of Delaware. Merger Sub, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

    1.2  Effective Time.  Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing duly executed certificates of merger of Merger Sub and the Company (the "Certificates of Merger") with the Office of the Secretary of State of the States of Delaware and Georgia, as the case may be, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the GBCC as

A–1

applicable, as soon as practicable on the Closing Date, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificates of Merger (the "Effective Time").

    1.3  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

    1.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

    2.1  Certificate of Incorporation; Name.  At the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law, and the name of the Surviving Corporation shall be the Company's name.

    2.2  Bylaws.  At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    3.1  Directors.  The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

    3.2  Officers.  The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

A–2

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
SHARES IN THE MERGER

    4.1  Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.  At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

      (a)  Conversion of Company Stock.  Subject to adjustment, if applicable, pursuant to Sections 4.1(e) and 4.1(f) hereof, and subject to the provisions of Section 4.3 hereof, each share of common stock, no par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 1.30 shares of Class A common stock, $0.001 par value, of Parent ("Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares, as adjusted from time to time pursuant to Sections 4.1(e) and 4.1(f) hereof, is sometimes hereinafter referred to as the "Exchange Ratio."

      (b)  Stock of Merger Sub.  Each stock certificate representing shares of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

      (c)  Outstanding Options.  Prior to the Effective Time, each option to purchase Company Shares (each, a "Company Option") that is outstanding and unexercised pursuant to the Company Option Plans in effect on the date hereof shall (i) be terminated if the result of dividing (A) the exercise price of such Company Option by (B) the Exchange Ratio and rounding the result to the nearest tenth of one cent (hereinafter, the "Post-Merger Exercise Price"), is greater than the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time, and (ii) if the Post-Merger Exercise Price of such Company Option is less than or equal to the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time, become and represent an option to purchase (a "Substitute Option") the number of Parent Shares (rounded to the nearest full share) determined by multiplying (X) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (Y) the Exchange Ratio, at an exercise price per share of Parent Shares equal to the Post-Merger Exercise Price. It is the intent of the Parties that the Substitute Options shall qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent that the related Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 4.1(c) shall be applied consistent with such intent. Parent shall

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  pay cash to holders of Company Options in lieu of issuing fractional Parent Shares upon the exercise of Substitute Options for Parent Shares. After the Effective Time, except as provided above in this Section 4.1(c), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time after giving effect to any provision contained in such Company Option providing for accelerated vesting as a result of this Agreement. The Company agrees that, after the date of this Agreement, it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described in this Section 4.1(c). Parent will reserve a sufficient number of Parent Shares (i) for issuance under this Section 4.1(c) and (ii) for issuance under Section 6.18.

      (d)  Cancellation of Parent Owned and Treasury Stock.  All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

      (e)  Adjustment to Exchange Ratio.  If the Average Market Value of Parent Shares is $2.82 or greater, then the Exchange Ratio (prior to any adjustment pursuant to Section 4.1(f), if applicable) shall be adjusted to an amount equal to $3.653 divided by the Average Market Value of Parent Shares. If the Average Market Value of Parent Shares is $2.39 or less, then the Exchange Ratio (prior to any adjustment pursuant to Section 4.1(f), if applicable) shall be adjusted to an amount equal to $3.12 divided by the greater of (x) the Average Market Value of Parent Shares or (y) $1.00. If the number of Parent Shares to be issued in the Merger pursuant to the adjustment set forth in the foregoing sentence exceeds 28,546,506 Parent Shares (prior to any adjustment pursuant to Section 4.1(f), if applicable), then Parent may elect to pay cash in lieu of all or any portion of the Parent Shares otherwise issuable to Company shareholders in the Merger in excess of 28,546,506 Parent Shares (as adjusted pursuant to Section 4.1(f), if applicable), in an amount per share equal to the Average Market Value of Parent Shares (the "Cash Adjustment Payment"), provided that such election is made prior to the date on which the Proxy Statement with respect to the Company Shareholders Meeting is first mailed to the Company's shareholders, or on a later date so long as the timing of such election shall not cause the Closing Date contemplated in the Proxy Statement with respect to the Company Shareholders Meeting to be delayed.

      (f)  Adjustment for Organic Changes.  In the event of any reclassification, stock split or stock dividend with respect to Parent Shares, any change or conversion of Parent Shares into other securities or any other dividend or distribution in Parent Shares with respect to outstanding Parent Shares (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

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    4.2  Payment for Shares in the Merger.  The manner of making payment for Shares in the Merger shall be as follows:

      (a)  Exchange Agent.  On or prior to the Closing Date, Parent shall make available to Computershare Investor Services, LLC, or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares, cash for the Fractional Securities Fund and the Cash Adjustment Payment, if any, required to be issued pursuant to Section 4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any purpose other than as set forth in this Agreement.

      (b)  Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Subject to Section 4.5, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

      (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the date of such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

      (d)  Transfers of Ownership.  If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or

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  other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (e)  No Liability.  Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares, Cash Adjustment Payment, if any, cash in lieu of fractional Parent Shares or any dividend to which the holders thereof are entitled, that are delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

      (f)  Termination of Funds.  Subject to applicable law, any portion of the Stock Merger Exchange Fund, the Cash Adjustment Payment, if any, and the Fractional Securities Fund that remains unclaimed by the former shareholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former shareholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

    4.3  Cash for Fractional Parent Shares.  No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing sale price of a Parent Share on the Nasdaq National Market ("NNM") on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

    4.4  Transfer of Shares after the Effective Time.  All Share Consideration issued upon the surrender for exchange of Company Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and no further registration of transfers shall be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

    4.5  Lost, Stolen or Destroyed Certificates.  In the event any Certificates evidencing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares, cash for fractional shares, if any, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

    5.1  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.1 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

      (a)  Corporate Organization and Qualification.  Except as set forth in Section 5.1(a) of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

      (b)  Operations of Merger Sub.  Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      (c)  Capitalization.  The authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Class A common stock, $0.001 par value per share ("Parent Common Stock"), of which 138,973,759 shares were issued and outstanding on May 31, 2001, (ii) 100,000,000 shares of Class C common stock, $0.001 par value per share, of which 6,777,777 were issued and outstanding on the date hereof, 50,000,000 shares of preferred stock, $0.001 par value per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, 1,000 shares of which are issued and outstanding and held by Parent. Schedule 5.1(c) of the Parent Disclosure Schedule sets forth all rights with respect to registration of Parent Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, granted by Parent since July 11, 2000 through the date hereof.

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      (d)  Listings.  Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

      (e)  Authority Relative to this Agreement.  The Board of Directors of Merger Sub has declared the Merger advisable, and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the Merger and the related issuance of Parent Shares advisable, has duly and validly authorized this Agreement and the consummation by Parent of the transactions contemplated hereby and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by the stockholders of Parent in accordance with the DGCL, if necessary. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole Stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (f)  Present Compliance with Obligations and Laws.  Neither Parent nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation, by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (g)  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or by-laws (or other similar documents) of Parent or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of Parent or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934,

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  as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the NNM, (C) the filing of the Certificates of Merger pursuant to the DGCL and the GBCC and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust or competition laws of foreign countries, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(g) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

      (h)  Litigation.  Except as set forth in the Parent SEC Reports filed prior to the date hereof or in Schedule 5.1(h) of the Parent Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on the Parties' ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries, the conduct of the business by Parent or any of its Subsidiaries, or Parent's ability to perform its obligations under this Agreement or (ii), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

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      (i)  SEC Reports; Financial Statements.

         (i) Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required or deemed advisable to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        (iii) Since December 31, 2000, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles, or as disclosed in the Company SEC Reports. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

      (j)  No Liabilities.  Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against Parent or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) which are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) which have been incurred after the date of the most recent Parent

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  Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      (k)  Absence of Certain Changes of Events.  Except as described in the Parent SEC Reports or in Section 5.1(k) of the Parent Disclosure Schedule, since December 31, 2000, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on Parent as of the date hereof; (ii) any damage, destruction or loss of any assets of Parent or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (iii) any material change by Parent in its accounting methods, principles or practices; (iv) any material revaluation by Parent or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent, any activity or proceeding by a labor union or representative thereof to organize any employee of Parent or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent; or (vi) any waiver by Parent or any of its Subsidiaries of any rights of material value.

      (l)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Shareholders Meeting and Parent Stockholders Meeting (if necessary) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent and

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  Merger Sub make no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors which is contained in any of the foregoing documents.

      (m)  Taxes.

         (i) Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has timely filed (after taking into account any extensions to file) all federal, state, local and foreign Returns required by applicable Tax law to be filed by Parent and each of its Subsidiaries. All Taxes owed by Parent or any of its Subsidiaries to a taxing authority, or for which Parent or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, Parent has made accruals for Taxes on the Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements.

         (ii) Parent and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, there is no Tax deficiency outstanding, assessed, or to Parent's Knowledge, proposed against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Parent or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

        (iv) Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, to Parent's Knowledge, no federal or state Tax audit or other examination of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

         (v) Neither Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

      (n)  Employee Benefits.

         (i) For purposes hereof, the term "Parent Scheduled Plans" means each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service

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    awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, pension benefit plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by Parent or any current or former Parent Plan Affiliate or to which Parent or any current or former Parent Plan Affiliate has made contributions to, obligated itself or had any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) with respect thereto. A "Parent Plan Affiliate" is each entity which is, or has even been, treated as a single employer with Parent pursuant to Section 4001 of ERISA or Section 414 of the Code.

         (ii) Each Parent Scheduled Plan (1) has been in compliance and currently complies in form and in operation with all applicable requirements of ERISA and the Code, and any other legal requirements; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (3) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.

        (iii) With respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of Parent, threatened with respect to the assets thereof (other than routine claims for benefits).

        (iv) With respect to each Parent Scheduled Plan, no Person: (1) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (2) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (4) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

         (v) With respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (1) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (2) there is no disqualified

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    benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Parent Plan Affiliate to a tax under Code Section 4976(a).

        (vi) Neither Parent nor any current or former Parent Plan Affiliate has, or has ever had, any liability (including, but not limited to, any contingent liability) with respect to any plan subject to Title IV of ERISA or Section 412 of the Code or any plan maintained by any former Parent Plan Affiliate.

      (o)  Parent Intangible Property.

         (i) Parent owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Commercial Software) used, sold, distributed or licensed in or as a part of the business of Parent and its Subsidiaries as currently conducted ("Parent Proprietary Rights").

         (ii) Except as set forth in Section 5.1(o) of the Parent Disclosure Schedule, or except for Commercial Software and Parent Embedded Products for which Parent has valid non-exclusive licenses that are adequate for the conduct of Parent's business, Parent is the sole and exclusive owner of the Parent Proprietary Rights (free and clear of any Encumbrances), and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Parent Proprietary Rights are currently being used, sold, licensed or distributed.

        (iii) Except as disclosed in Section 5.1(o) of the Parent Disclosure Schedule, (A) Parent has not materially infringed on any intellectual property rights of any third Persons and (B) none of the Parent Proprietary Rights materially infringes on any intellectual property rights of any third Persons.

        (iv) Except as disclosed in Section 5.1(o) of the Parent Disclosure Schedule, no actions, suits, claims, investigations or proceedings with respect to the Parent Proprietary Rights are pending or, to the Knowledge of Parent, threatened by any Person, (A) alleging that the manufacture, sale, licensing, distributing or use of any Parent Proprietary Rights as now manufactured, sold, licensed, distributed or used by Parent or any third party infringes on any intellectual property rights of any third party or Parent, (B) against the use or distribution by Parent or any third party of any technology, know-how or computer software used in the business of Parent and its Subsidiaries as currently conducted or (iii) challenging the ownership by Parent, validity or effectiveness of any such Parent Proprietary Rights.

         (v) For the purpose of this Section 5.1(o), the following terms have the following definitions: (A) the term "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to Parent pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "Parent Embedded Products" means all software that are incorporated in any existing product or service of Parent; and (C) the term "Proprietary Rights" means (1) patents, patent applications, patent disclosures and inventions, (2) trademarks, service marks, trade dress, trade names, Internet domain names and corporate names (in their respective state of incorporation) and registrations and applications

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    for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation (in both source code and object code form), (6) trade secrets and other confidential and proprietary information (including, but not limited to, inventions (whether patentable or unpatentable), know-how and copyrightable works, (7) other confidential and proprietary intellectual property rights, (8) copies and tangible embodiments thereof (in whatever form or medium) and (9) all renewals, extensions, revivals and resuscitations thereof.

      (p)  Agreements, Contracts and Commitments; Material Contracts.  Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, (i) each material agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) to which Parent is a party or by which Parent or its assets is or may become bound (a "Parent Contract") is in full force and effect; and (ii) no condition exists or event has occurred that to the Knowledge of Parent, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Parent or a Subsidiary of Parent or, to the Knowledge of Parent, any other party thereto under, or result in a right in termination of, any Parent Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent.

      (q)  Unlawful Payments and Contributions.  To the Knowledge of Parent, neither Parent, any Subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

      (r)  Insurance.  The insurance policies (including "self-insurance" programs) now maintained by Parent (the "Parent Insurance Policies") are in full force and effect, Parent is not in material default under any of the Parent Insurance Policies and no claim for coverage under any of the Parent Insurance Policies has been denied. Parent has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Parent, is there any basis for any such action.

      (s)  Labor and Employee Relations.  None of the employees of Parent or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization. Neither Parent nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees. To the Knowledge of Parent, there is no active or current union organization activity involving the employees of Parent or any of its Subsidiaries, nor has there ever been union representation involving employees of

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  Parent or any of its Subsidiaries. To the Knowledge of Parent, Parent and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent. To the Knowledge of Parent, none of the Parent Key Employees has any plans to terminate his or her employment with Parent or any of its Subsidiaries.

      (t)  Permits.  Parent and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

    5.2  Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.2 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

      (a)  Corporate Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.

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      (b)  Capitalization.  The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, no par value per share, of which 21,930,551 shares were issued and outstanding on the date hereof, and (ii) 20,000,000 shares of preferred stock, no par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 3,690,719 Company Shares issued pursuant to the Melita International Corporation 1992 Stock Option Plan, as amended, the Melita International Corporation 1997 Stock Option Plan, as amended, and the eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended (collectively, the "Company Option Plans"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries. As of the date hereof, no Company Shares have been made available for issuance pursuant to the Melita International Corporation Employee Stock Purchase Plan (the "ESPP"). There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger or upon exercise of Substitute Options. The Company has provided to Parent a list, as of the date hereof of the outstanding options and warrants to acquire Company Shares, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants resulting from the consummation of the transactions contemplated by this Agreement. Since May 29, 2001, no Company Options or other options or warrants convertible or exchangeable for Company Shares have been issued or accelerated or had their terms modified. Szlam has executed and delivered the Voting Agreement.

      (c)  Fairness Opinion.  The Board of Directors of the Company has received an opinion in writing from Broadview International LLC, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Company Shares in the Merger is fair to such holders from a financial point of view and a copy of such opinion has been provided to Parent, and such opinion has not been withdrawn, revoked or modified.

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      (d)  Authority Relative to this Agreement.  The Board of Directors of the Company has declared the Merger advisable, and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the shareholders of the Company in accordance with the GBCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (e)  Present Compliance with Obligations and Laws.  Neither the Company nor any of its Subsidiaries is: (i) in violation of its Articles of Incorporation or by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (f)  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or by-laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of the Company or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act and the NNM, (C) the filing of the Certificates of Merger pursuant to the DGCL and the GBCC and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach

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  of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

      (g)  Litigation.  Except as disclosed in Company SEC Reports filed prior to the date hereof, or as set forth in Section 5.2(g) of the Company Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that would have, or that would otherwise have, individually or in the aggregate, a Material Adverse Effect on the Company or a Material Adverse Effect on the Parties' ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

      (h)  SEC Reports; Financial Statements.

         (i) The Company has filed all forms, reports and documents with the SEC required or deemed advisable to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or

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    omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (ii) The consolidated balance sheets and the related statements of income, shareholders' equity or deficit and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        (iii) Since December 31, 2000, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles, or as disclosed in the Company SEC Reports. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

      (i)  No Liabilities.  Neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Company or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) which are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) which have been incurred after the most recent company Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action) or (iv) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

      (j)  Absence of Certain Changes of Events.  Except as described in the Company SEC Reports, since December 31, 2000, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been

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  (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss of assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company; (vi) any waiver by the Company or any of its Subsidiaries of any rights of material value or (vii) any other action or event that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.

      (k)  Brokers and Finders.  Except for the fees and expenses payable to Broadview International LLC, which fees and expenses are determined pursuant to its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      (l)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Shareholders Meeting and Parent Stockholders Meeting (if necessary), and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent so that such event may be so described and such amendment or supplement promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the

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  Securities Act. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or related to, Parent or Merger Sub or any of their affiliates or advisors which is contained in any of the foregoing documents.

      (m)  Taxes.

         (i) Except as set forth in Section 5.2 (m) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file) all federal, state, local and foreign Returns required by applicable Tax law to be filed by the Company and each of its Subsidiaries. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, the Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements.

         (ii) The Company and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) There is no Tax deficiency outstanding, assessed, or to the Company's Knowledge, proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

        (iv) No federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

         (v) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (vi) Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or

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    included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

        (vii) Except for the group of which the Company and its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. There is no excess loss account, deferred intercompany gain or loss, or intercompany items as such terms are defined in the regulations promulgated under the Code, that exist with respect to the Company or any of its Subsidiaries.

       (viii) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

        (ix) Neither the Company nor any of its Subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

         (x) There is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company or its Subsidiaries that, individually or collectively, could give rise to the payment by the Company, a Subsidiary, Merger Sub or Parent of an amount that would not be deductible by reason of Sections 280G or 162(m) of the Code or similar provisions of Tax law.

        (xi) The Company is not, and has not at any time been, a "United States real property holding corporation" within the meaning of Section 897 (c)(2) of the Code.

      (n)  Employee Benefits.

         (i) For purposes hereof, the term "Company Scheduled Plans" means each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, pension benefit plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by the Company or any current or former Company Plan Affiliate or to which the Company or any current or former Company Plan Affiliate has made contributions to, obligated itself or had any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) with respect thereto. A "Company Plan Affiliate" is each

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    entity which is, or has even been, treated as a single employer with the Company pursuant to Section 4001 of ERISA or Section 414 of the Code. The Company has provided Parent with copies of all employee manuals of the Company and its Subsidiaries that include personnel policies applicable to any of their respective employees.

         (ii) The Company has made available to Parent a complete and accurate copy of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the current summary plan description and summary of material modifications thereto with respect to each such plan and Form 5310. Section 5.2(n) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. There are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Company Scheduled Plans.

        (iii) Each Company Scheduled Plan (1) has been in compliance and currently complies in form and in operation with all applicable requirements of ERISA and the Code, and any other legal requirements; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (3) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. Each Company Scheduled Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or recognition of exemption from the Internal Revenue Service on which the Company can rely.

        (iv) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

         (v) With respect to each Company Scheduled Plan, no Person: (1) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (2) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (4) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

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        (vi) Each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further liability to the Company or Parent (other than ordinary administrative expenses or routine claims for benefit plans).

        (vii) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

       (viii) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health coverage to any person for any reason, except as may be required by COBRA or applicable state insurance laws, and neither the Company nor any Company Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due to asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

        (ix) Neither the Company nor a Company Plan Affiliate has any liability for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979.

         (x) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (1) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (2) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Company Plan Affiliate to a tax under Code Section 4976(a).

        (xi) Each Company Scheduled Plan that has been adopted or maintained by the Company or any Company Plan Affiliate, whether informally or formally, or with respect to which the Company or any Company Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the "Company International Employee Plans") has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or any Company Plan Affiliate from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or any Company Plan Affiliate (other than ordinary administration expenses or routine claims for benefits).

        (xii) Neither the Company nor any current or former Company Plan Affiliate has, or has ever had, any liability (including, but not limited to, any contingent

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    liability) with respect to any plan subject to Title IV of ERISA or Section 412 of the Code or any plan maintained by any former Company Plan Affiliate.

       (xiii) Other than by reason of actions taken following the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (4) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

       (xiv) The Company has not entered into any contract, agreement or arrangement covering any employee that gives rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

        (xv) The Company Option Plans and the ESPP are "broadly-based plans" as defined under the rules and regulations of the NNM and have been approved by Company shareholders at duly convened shareholders meetings with respect to which the Company solicited proxies in favor of each of the Company Option Plans and the ESPP.

      (o)  Company Intangible Property.

         (i) Except as set forth in Section 5.2(o) of the Company Disclosure Schedule, the Company owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Commercial Software) used, sold, distributed or licensed in or as a part of the business of the Company and its Subsidiaries as currently conducted (the "Company Proprietary Rights"). Except as disclosed in Section 5.2(o) of the Company Disclosure Schedule, the Company has licenses for all copies of Commercial Software used in its business and the Company does not have any obligation to pay fees, royalties and other amounts at any time pursuant to any such license.

         (ii) Except for Commercial Software and Company Embedded Products for which the Company has valid non-exclusive licenses that are adequate for the conduct of the Company's business, the Company is the sole and exclusive owner of the Company Proprietary Rights (free and clear of any Encumbrances), and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Company Proprietary Rights are currently being used, sold, licensed or distributed. The Company is not contractually obligated to pay compensation to any third party with respect to the use or distribution of any Company Proprietary Rights, except pursuant to the Contracts set forth in Section 5.2(o) of the Company Disclosure Schedule.

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        (iii) Except as disclosed in Section 5.2(o) of the Company Disclosure Schedule, (A) the Company has not materially infringed on any intellectual property rights of any third Persons and (B) none of the Company Proprietary Rights materially infringes on any intellectual property rights of any third Persons.

        (iv) Except as disclosed in Section 5.2(o) of the Company Disclosure Schedule, no actions, suits, claims, investigations or proceedings with respect to the Company Proprietary Rights are pending or, to the Knowledge of the Company, threatened by any Person, (A) alleging that the manufacture, sale, licensing, distributing or use of any Company Proprietary Rights as now manufactured, sold, licensed, distributed or used by the Company or any third party infringes on any intellectual property rights of any third party or the Company, (B) against the use or distribution by the Company or any third party of any technology, know-how or computer software used in the business of the Company and its Subsidiaries as currently conducted or (iii) challenging the ownership by the Company, validity or effectiveness of any such Company Proprietary Rights.

         (v) Except as disclosed in Section 5.2(o) of the Company Disclosure Schedule, the Company has not entered into any agreement, contract or commitment under which the Company is restricted, and the Company is not otherwise restricted, from (A) selling, licensing or otherwise distributing any products to any class or type of customers or directly or through any type of channel in any geographic area or during any period of time, or (B) combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party, as each such restriction may effect any product currently being developed, marketed or sold by the Company or that otherwise would have a Material Adverse Effect on the Company.

        (vi) The Company has taken reasonable security measures to safeguard and maintain its rights in all of the Company Proprietary Rights. To the Company's Knowledge, except as set forth in Section 5.2(o) of the Company Disclosure Schedule, all copies of the source code to Company Software and Company trade secrets are physically in the control of the Company at the Company's facilities. All officers, employees and consultants of the Company who have access to proprietary information have executed and delivered to the Company an agreement regarding the protection of proprietary information, and the assignment to or ownership by the Company of all Company Proprietary Rights arising from the services performed for the Company by such Persons. To the Knowledge of the Company, no current or prior officers, employees or consultants of the Company claim, and the Company is not aware of any grounds to assert a claim to, any ownership interest in any Company Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to the Company or otherwise.

        (vii) All authors of the software included in the Company Proprietary Rights (the "Company Software") or any other Person who participated in the development of the Company Software or any portion thereof or performed any work related to the Company Software (such authors and other persons or entities are collectively referred to as the "Company Software Authors") made his or her contribution to the Company Software within the scope of employment with the Company, as a "work

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    made for hire," and was directed by the Company to work on the Company Software, or as a consultant who assigned all rights to such products to the Company. Except as set forth in Section 5.2(o) of the Company Disclosure Schedule, the Company Software and every portion thereof are an original creation of the Company Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any persons other than the Company Software Authors. The Company has not, by any of its acts or omissions, or by acts or omissions of its affiliates, directors, officers, employees, agents, or representatives caused any of its proprietary rights in the Company Software, including copyrights, trademarks, and trade secrets to be transferred, diminished, or adversely affected to any material extent.

       (viii) There are no material defects in the Company's software products, and such products shall perform in substantial accordance with related documentation and promotional material supplied by Company, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's software products. Except as disclosed in Section 5.2(o) of the Company Disclosure Schedule, computer software included in the Company Proprietary Rights does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions.

        (ix) No government funding or university or college facilities were used in the development of the computer software programs or applications owned by the Company.

         (x) For the purpose of this Section 5.2(o), the following terms have the following definitions: (A) the term "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to the Company pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "Company Embedded Products" means software that are incorporated in any existing product or service of the Company; and (C) the term "Proprietary Rights" means (1) patents, patent applications, patent disclosures and inventions, (2) trademarks, service marks, trade dress, trade names, Internet domain names and the Company's corporate name (in its state of incorporation) and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation (in both source code and object code form), (6) trade secrets and other confidential and proprietary information (including, but not limited to, inventions (whether patentable or unpatentable), know-how and copyrightable works, (7) other confidential and proprietary intellectual property rights, (8) copies and tangible embodiments thereof (in whatever form or medium) and (9) all renewals, extensions, revivals and resuscitations thereof.

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      (p)  Agreements, Contracts and Commitments; Material Contracts.  Except as set forth in Section 5.2(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by:

         (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $500,000;

         (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

        (iii) any agreement of indemnification or guaranty by the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

        (iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or limits the use or exploitation of the Company Intellectual Property Rights;

         (v) any contract for capital expenditures in excess of $1,000,000;

        (vi) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

        (vii) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $500,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations.

      A true and complete copy (including all material amendments) of each agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) to which the Company is a party or by which the Company or its assets is or may become bound (a "Company Contract"), or a summary of each oral contract, has been made available to Parent. Each Company Contract is in full force and effect. No condition exists or event has occurred that, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

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      (q)  Unlawful Payments and Contributions.  To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

      (r)  Listings.  The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

      (s)  Environmental Matters.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner that could create any material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of this Section 5.2(s), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision

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  of Environmental Law and including but not limited to petroleum and petroleum products.

      (t)  Title to Properties; Liens; Condition of Properties.  The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statement or acquired after the date thereof. None of the property owned or used by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since December 31, 2000, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business, consistent with past practices.

      (u)  Insurance.  All insurance policies (including "self-insurance" programs) now maintained by the Company (the "Company Insurance Policies") are in full force and effect, the Company is not in default under any of the Company Insurance Policies, and no claim for coverage under any of the Company Insurance Policies has been denied. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Company, is there any basis for any such action.

      (v)  Labor and Employee Relations.

         (i) Except as set forth in Section 5.2(v) of the Company Disclosure Schedule, (A) None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

         (ii) The Company has made available to Parent a description of all written employment policies under which the Company and each of its Subsidiaries is operating.

        (iii) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (iv) To the Knowledge of the Company, none of the Company Key Employees has any plans to terminate his or her employment with the Company or any of its Subsidiaries.

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      (w)  Permits.  The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. Neither the Company nor any of its Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.

      (x)  Transactions with Affiliates.  Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company's last proxy statement to its shareholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business and to cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use and cause each of its Subsidiaries to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company or any such Subsidiaries, to the end that the goodwill and ongoing businesses of Company and each of its Subsidiaries be unimpaired at the Effective Time. Except as expressly provided for by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

      (a) Except as provided in this Agreement, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

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      (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

      (c) Except as provided in the benefit plans and agreements of the Company or any of its Subsidiaries listed in Section 5.2(n)(i) of the Company Disclosure Letter, or as required by law, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the past agreements of the Company or any of its Subsidiaries under similar circumstances;

      (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than on standard forms of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practices; provided, however, that such standard forms shall provide for a non-exclusive license of Company Intellectual Property Rights terminable at will by the Company on no more than thirty days' notice.

      (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries, provided that the Company consults with the Parent prior to the filing of such a suit and keeps Parent advised of the status and details of such litigation (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

      (f)  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

      (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof and listed in Section 5.2(n)(i) of the Company Disclosure Letter requiring the repurchase of shares in connection with any termination of service to the Company or any of its Subsidiaries;

      (h) Issue, deliver, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of Company Shares pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) Company Shares issuable to participants in the ESPP consistent with the terms of that Plan;

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      (i)  Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws;

      (j)  Sell, lease, license, encumber or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

      (k) Incur any material indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such prohibited indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others;

      (l)  Except as required by law, adopt or amend any Company Scheduled Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee;

      (m) Revalue any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

      (n) Except as set forth in the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or reflected in the notes thereto);

      (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

      (p) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (o) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

    6.2  No Solicitation.

      (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries or its or their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or

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  encourage (including by way of furnishing unsolicited information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Acquisition Proposal that is or may reasonably be expected to lead to a Company Superior Proposal, the Company may, to the extent that the Board of Directors of the Company determines in good faith (in reliance on the opinion of its outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Acquisition Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (i) promptly inform Parent of the material terms and conditions of such Company Acquisition Proposal, including the identity of the Person making such Company Acquisition Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Acquisition Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than fifty percent (50%) of the voting power of the Company or the assets representing more than fifty percent (50%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited after the date of this Agreement by the Company, or by other persons in violation of the first sentence of this Section 6.2(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger and, taking into account, in the reasonable

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  good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the availability to the person or entity making such Company Superior Proposal of the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith (in reliance on the opinion of its outside counsel), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company (in reliance upon the opinion of its outside counsel), such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, except as required by their fiduciary duties as determined in good faith and in reliance upon the opinion of its outside counsel, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or, to its Knowledge, proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

    6.3  Meeting of Shareholders.

      (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the GBCC and its Articles of Incorporation and by-laws to convene a meeting of shareholders ("Company Shareholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon this Agreement and the Merger. Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary

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  duties as determined in good faith (in reliance on the opinion of its outside counsel), withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger. Nothing contained in this Section 6.3(a) shall prohibit the Company from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company (in reliance upon the opinion of its outside counsel), such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law. The Company shall deliver to Parent, concurrent with the execution and delivery of this Agreement, the Voting Agreement executed by Szlam.

      (b) If necessary, Parent shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and by-laws to convene a meeting of stockholders (the "Parent Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon this Agreement and the Merger. Neither the Board of Directors of Parent nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith (in reliance on the opinion of its outside counsel), withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or such committee of this Agreement or the Merger. Nothing contained in this Section 6.3(b) shall prohibit Parent from making any disclosure to Parent's stockholders if, in the good faith judgment of the Board of Directors of Parent (in reliance upon the opinion of its outside counsel), such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law.

    6.4  Registration Statement.  Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's (and Parent's, if necessary) shareholders, or stockholders, as applicable, with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's (and Parent's, if necessary) shareholders, or stockholders, as applicable, is herein called the "Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable thereafter, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Morris, Manning & Martin, LLP, counsel to the Company, will render the tax opinion referred to in Section 6.12 below on the date the preliminary Proxy Statement is first filed with the SEC. The Company and Parent (if necessary) will use its reasonable efforts to cause the Proxy Statement to be mailed to its shareholders, or stockholders, as applicable, at the earliest practicable date and the Company

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and Parent (if necessary) shall each use its commercially reasonable efforts to hold the Company Shareholders Meeting and the Parent Stockholders Meeting, as the case may be, as soon as practicable after the S-4 Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

    6.5  Reasonable Efforts.  The Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (b) use their reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.6  Access to Information.  Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.6 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated March 30, 2001 (the "Confidentiality Agreement").

    6.7  Publicity.  The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

    6.8  Affiliates of the Company and Parent.  The Company has identified the Persons listed on Section 6.8 of the Company Disclosure Schedule as "affiliates" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit B (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

    6.9  Maintenance of Insurance.  Between the date hereof and through the Effective Time, the Company will maintain in full force and effect all of its and its Subsidiaries

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presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

    6.10  Representations and Warranties.  Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of its representations and warranties set forth in Section 5.1 or 5.2, as the case may be, that are qualified as to materiality or Material Adverse Effect not to be true and correct, and those that are not so qualified not to be true and correct in all material respects, in each case at and as of the Effective Time.

    6.11  Filings; Other Action.  Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act, and comparable foreign laws, rules and regulations, with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act and comparable foreign laws, rules and regulations; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Parent, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement.

    6.12  Tax-Free Reorganization Treatment.  Prior to the Effective Time, the Parties shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. So long as the Merger qualifies as a reorganization described in Section 368(a) of the Code, each of Parent, Merger Sub, and the Company (i) shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code, and (ii) shall comply with the recordkeeping and information-reporting requirements set forth in Treas. Reg. Section 1.368-3. Furthermore, prior to the Effective Time, the Parties shall use their commercially reasonable efforts to obtain the tax opinions specified in Section 7.1(f) of the Agreement.

    6.13  Company Employee Stock Purchase Plan.  The Company shall not commence any "purchase periods" under the ESPP after April 1, 2001, and shall apply all amounts deducted and withheld thereunder to purchase Company Shares in accordance with the provisions thereof.

    6.14  NASDAQ Listing.  Parent agrees to authorize for listing on the NNM the shares of Parent Common Stock issuable in connection with the Merger, upon official notice of issuance.

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    6.15  Indemnification.

      (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Indemnified Personnel"). The Certificate of Incorporation and by-laws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages at least as favorable to the Indemnified Personnel as those set forth in the current Articles of Incorporation and by-laws of the Company, and for a period of six years from the Effective Time, those provisions will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Personnel, except to the extent, if any, that such modification is required by applicable law.

      (b) For a period of six years after the Effective Time, the Surviving Corporation will either (i) maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium), or (ii) if mutually agreed between the Company and the Surviving Corporation, purchase a directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company covering all periods prior to the Effective Time.

    6.16  Auditors' Letters.  The Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its best efforts to cause to be delivered to the Company a letter of KPMG, LLP, independent auditors to Parent, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    6.17  Sale of Company Software Products.  Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into a Software Distribution Agreement in the form attached as Exhibit C hereto (the "Software Distribution Agreement") pursuant to which the Company will grant Parent a license to market, sell, distribute, license and sublicense certain software products sold by the Company on the terms specified in the Software Distribution Agreement.

    6.18  Issuance of Option Grants.  Promptly after the Effective Time, Parent shall grant options to purchase shares of Parent Common Stock representing 13% of the aggregate amount of Parent Shares issued pursuant to the conversion rights contained in

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Section 4.1(a) to persons serving as employees of the Company immediately prior to the Effective Time. These options will have an exercise price per share equal to the closing sale price per share of the Parent Common Stock as reported on the NNM on the trading day immediately prior to the date of grant of the options, shall vest in three equal installments with the first installment vesting on the date of grant and the second and third installments vesting on the second and third annual anniversaries of the date of grant, and shall otherwise be subject to such terms and conditions commonly provided under Parent's 2001 Stock Incentive Plan.

    6.19  Self Tender Offer Prohibition.  Parent shall not commence or otherwise engage in a "self tender offer" pursuant to Section 13e-4 of the Exchange Act prior to the Closing Date.

ARTICLE VII

CONDITIONS

    7.1  Conditions to Each Party's Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

      (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the shareholders of the Company and stockholders of Parent (if necessary);

      (b) the SEC shall have declared the S-4 Registration Statement effective; no stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties;

      (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

      (d) the waiting period(s) under the HSR Act and all applicable material foreign antitrust, competition and merger laws, if any, shall have expired or been terminated;

      (e) the Parent Shares issuable to shareholders and other securityholders of the Company pursuant to this Agreement shall have been authorized for listing on the NNM upon official notice of issuance; and

      (f)  Parent and the Company shall each have received written opinions from their respective tax counsel (Katten Muchin Zavis and Morris, Manning & Martin, LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn;

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  provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such Party if counsel to the other Party renders such opinion to such Party. The Parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

    7.2  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

      (a) the representations and warranties of Parent set forth in Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent's Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded);

      (b) Parent shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time; and

      (c) Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) and (b) of this Section 7.2 has been satisfied in all respects.

    7.3  Conditions to the Obligations of Parent.  The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

      (a) the representations and warranties of the Company set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company's Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded);

      (b) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

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      (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to the Company) and clauses (a) and (b) of this Section 7.3 has been satisfied in all respects;

      (d) to the extent the option agreement or option plan governing any Company Option does not currently permit the Company to take any of the actions contemplated by Section 4.1(c) hereof, the Company shall have entered into agreements with the holders of such Company Options which allow the Company to take the actions contemplated by Section 4.1(c) hereof, which agreements shall be in form and substance reasonably acceptable to Parent; and

      (e) the Company shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Company to consummate the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

    8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining the requisite approval of the shareholders of the Company and the stockholders of Parent (if necessary), by the mutual written consent of the Company and Parent.

    8.2  Termination by Either the Company or Parent.  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

      (a) the Merger shall not have been consummated by December 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

      (b) if any Restraint shall be in effect and shall have become final and nonappealable;

      (c) at the duly held Company Shareholders Meeting (including any adjournments thereof), the requisite approval of the Company's shareholders shall not have been obtained; provided, however, that the Company's right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.2 and 6.3(a); or

      (d) if necessary, at the duly held Parent Stockholders Meeting (including any adjournments thereof) the requisite approval of Parent's stockholders shall not have been obtained; provided, however, that Parent's right to terminate this Agreement under this Section 8.2(d) shall not be available to Parent if Parent has not complied with its obligations under Section 6.3(b).

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    8.3  Termination by the Company.  This Agreement may be terminated by the Company upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

      (a) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such failure to comply;

      (b) the Parent Stockholders Meeting is necessary, the Board of Directors of Parent or any committee thereof, shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of approval of the Merger and this Agreement; or

      (c) on any date after the date the S-4 Registration Statement is declared effective by the SEC, but prior to the date of the Company Shareholders Meeting, if as of the date on which notice of termination pursuant to this Section 8.3(c) is given, the Parent Share Rolling Average shall be less than $1.00.

    8.4  Termination by Parent.  This Agreement may be terminated by Parent upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after any action of the Board of Directors of Parent, if:

      (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching party of notice of such failure to comply;

      (b) (i) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval of the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2, (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any

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  Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is signed; or

      (c) if Szlam has breached the Voting Agreement in any material respect, or if the Voting Agreement has been determined to be unenforceable.

    8.5  Effect of Termination; Termination Fee.

      (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or shareholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) with respect to any intentional or knowing misrepresentations in connection with or pursuant to this Agreement or the transactions contemplated hereby.

      (b) In the event that (i) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.2(a) due to the Company Shareholders Meeting not occurring as a result of a Company Acquisition Proposal or (y) pursuant to Section 8.2(c), or (ii) this Agreement is terminated by Parent pursuant to Sections 8.4(a), 8.4(b) or 8.4(c), then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $2,000,000 (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      (c) In the event that this Agreement is terminated by the Company pursuant to Sections 8.3(a) or 8.3(b), then Parent shall promptly, but in no event later than the date of such termination, pay the Company a fee equal to the Termination Fee, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement, and accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(b), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

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      (d) In the event both Parent and the Company would otherwise be entitled to receive the Termination Fee under this Section 8.5 in connection with the termination of this Agreement, neither party shall be required to make any payment under this Section 8.5.

      (e) If this Agreement is terminated under circumstances in which Parent or the Company is entitled to receive the Termination Fee, (i) the obligation to pay the Termination Fee shall survive the termination of this Agreement and (ii) the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent or the Company, as applicable, except in the event of (A) a willful breach by the defaulting party of any provision of this Agreement or (B) an intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the party entitled to the Termination Fee shall have all rights, powers and remedies against the other party that may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

ARTICLE IX

MISCELLANEOUS AND GENERAL

    9.1  Payment of Expenses.  Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses").

    9.2  Non-Survival of Representations and Warranties.  The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

    9.3  Modification or Amendment.  Subject to the applicable provisions of the DGCL and GBCC, at any time prior to the Effective Time, the Parties, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of the Merger by the shareholders of the Company is obtained, no amendment which requires further shareholder approval shall be made without such approval of shareholders.

    9.4  Waiver of Conditions.  The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

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    9.5  Counterparts.  For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6  Governing Law; Jurisdiction.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      (b) Each of Parent, Merger Sub and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state.

      (c) Each of Parent, Merger Sub and the Company waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 9.6.

    9.7  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

      (a) if to Parent or Merger Sub, to:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Jude Sullivan, Esq.
      Facsimile: (773) 394-6603

      with a copy to:
      Katten Muchin Zavis
      525 West Monroe Street
      Suite 1600
      Chicago, Illinois 60661-3693
      Attention: Jeffrey R. Patt, Esq.
      Facsimile: (312) 577-8864

      (b) if to the Company, to:

      eshare communications, Inc.
      5051 Peachtree Corners Circle
      Norcross, Georgia 30092
      Attention: Glen Shipley
      Facsimile: (770) 239-4445

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      with a copy to:
      Morris, Manning & Martin, LLP
      1600 Atlanta Financial Center
      3343 Peachtree Road
      Atlanta, Georgia 30326
      Attention: Larry W. Shackelford, Esq.
      Facsimile: (404) 365-9532

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

    9.8  Entire Agreement; Assignment.  This Agreement, including the Exhibits and Disclosure Schedules, together with the Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise (and any attempt to do so shall be void).

    9.9  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    9.10  Certain Definitions.  As used herein:

      (a) "Average Market Value" means the arithmetic average (rounded to the nearest five decimal places) of the closing sale price per share of the Parent Shares as reported on the NNM for the ten (10) consecutive trading days ending two trading days prior to the Closing Date.

      (b) "Encumbrance" means any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

      (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (d) "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

      (e) "Knowledge" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party.

      (f)  "Material Adverse Effect" shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, condition or prospects of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as

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  the case may be; provided, however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect: (i) any change in or effect on the business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, caused by, relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof; (ii) any change in the market price or trading volume of the Company Shares or Parent Shares, as applicable, on or after the date of this Agreement; or (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole, the industries in which Parent or the Company, as applicable, compete or the foreign economies in any non-United States locations where Parent or the Company, as applicable, have material operations or sales.

      (g) "Parent Share Rolling Average" means the arithmetic average (rounded to the nearest five decimal places) of the closing sale price per share of the Parent Shares as reported on the NNM for the ten (10) consecutive trading days ending on the trading day immediately prior to the date on which such value is being calculated.

      (h) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

      (i)  "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refund for Taxes, including any amendments or supplements to any of the foregoing.

      (j)  "Significant Tax Agreement" is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or any Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

      (k) "Subsidiary" shall mean, when used with reference to any entity, (i) any entity of which fifty percent (50%) or more of the outstanding voting securities or interests or (ii) any entity of which 50% of the economic interests, in the case of partnerships or limited liability companies, are owned directly or indirectly by such former entity.

      (l)  "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity; provided, however, that the term "Tax" or "Taxes" shall not be deemed to include claims by any governmental authority under an escheat, unclaimed property, or similar provision of applicable law.

    9.11  Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

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    9.12  Specific Performance.  The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    9.13  Recovery of Attorney's Fees.  In the event of any litigation between the Parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both Parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the Parties' claims.

    9.14  Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    9.15  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.

[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

DIVINE, INC.
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	Senior Vice-President
DES ACQUISITION COMPANY
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	President
ESHARE COMMUNICATIONS, INC.
By:	/s/ GEORGE W. LANDGREBE
Name:	George W. Landgrebe
Its:	Chief Operating Officer

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ANNEX B

VOTING AGREEMENT

    This VOTING AGREEMENT, is dated as of July 8 2001, by and between divine, inc., a Delaware corporation ("Parent"), and Szlam Partners, L.P., a Georgia limited partnership, holder of shares of common stock ("Shareholder"), no par value ("Company Common Stock"), of eshare communications, Inc., a Georgia corporation ("Company").

    WHEREAS, in order to induce Parent and DES Acquisition Company, a Delaware corporation, to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Company, Parent has requested Shareholder and Shareholder has agreed, to enter into this Voting Agreement with respect to 10,745,969 shares of Company Common Stock beneficially owned by Shareholder, and any shares of Company Common Stock hereafter acquired by Shareholder or any affiliate of Shareholder upon the exercise of Company Options (collectively, the "Covered Shares").

    NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY AND VOTING AGREEMENT

    Section 1.1.  Voting Agreement.  In the event that any shareholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the "Transaction Documents"), whether by written consent, vote of the shareholders of the Company at a meeting or otherwise, Shareholder agrees to vote all of the Covered Shares in favor of the approval and adoption of the Transaction Documents. Shareholder hereby agrees that Shareholder will not vote any Covered Shares in favor of the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of Company or any other extraordinary transaction involving Company, (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of the Merger or other transactions contemplated by the Transaction Documents or (iv) other matter relating to, or in connection with, any of the foregoing matters.

    Section 1.2.  Irrevocable Proxy.  Shareholder hereby revokes any and all previous proxies granted with respect to the Covered Shares. By entering into this Voting Agreement, Shareholder hereby grants a proxy appointing Parent, and each duly elected officer thereof, as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Covered Shares to effect any action described in Section 1.1 above, including, without limitation, the right to sign its name (as Shareholder) to any consent, certificate or other document relating to Company that the law of the State of Georgia may permit or require in furtherance of the approval and adoption of the Merger, the Merger Agreement, and the transactions contemplated thereby, or with respect to any other proposed Company Acquisition Proposal. Shareholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by

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Shareholder pursuant to this Article I is irrevocable for the term of this Voting Agreement and is granted in consideration of Parent entering into this Voting Agreement, the Merger Agreement and the Stockholder Agreement, of even date herewith, by and among Parent, Shareholder and Aleksander Szlam, an individual resident of Georgia (the "Stockholder Agreement"), and incurring certain related fees and expenses.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

    Shareholder represents and warrants to Parent that:

    Section 2.1.  Authorization.  This Voting Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Shareholder. If this Voting Agreement is being executed in a representative or fiduciary capacity, the person signing this Voting Agreement has full power and authority to enter into and perform this Voting Agreement. The obligations under this Voting Agreement constitute the legal, valid and binding obligations of Shareholder.

    Section 2.2.  Non-contrevention.  The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and securities laws, as applicable, performance by Shareholder of this Voting Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Encumbrance on the Covered Shares.

    Section 2.3.  Ownership of Covered Shares.  Shareholder is the record and beneficial owner of the Covered Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Covered Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Covered Shares. Shareholder possesses the sole and exclusive right to vote all of the Covered Shares in any vote of the shareholders of the Company.

    Section 2.4.  Total Shares.  Except for an aggregate of 11,143,395 shares of Company Common Stock, Shareholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Shareholder acquires any additional shares after the date hereof, Shareholder will notify Parent in writing within two business days of such acquisition, but in any event prior to the date of the shareholder meeting of the Company.

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ARTICLE III

COVENANTS OF SHAREHOLDER

    Shareholder hereby covenants and agrees that:

    Section 3.1.  No Proxies for or Encumbrances on Covered Shares.  Except pursuant to the terms of this Voting Agreement or the Stockholder Agreement, Shareholder shall not, without prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares with respect to any matter described in Section 1.1 of this Voting Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares during the term of this Voting Agreement other than pursuant to the Merger, the Stockholder Agreement or the Transaction Documents. Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance of other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details required by Parent, if Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

    Section 3.2.  Appraisal Rights.  Shareholder agrees not to exercise any rights (including, without limitation, under Section 14-2-1302 of the Georgia Business Corporation Code) to demand appraisal of any Covered Shares which may arise with respect to the Merger.

    Section 3.3.  Legend of Covered Shares.  Shareholder agrees that, within five business days of the date of this Voting Agreement, the following legend shall be placed on the certificates representing the Covered Shares:

    "THE VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN TERMS AND CONDITIONS SET FORTH IN A VOTING AGREEMENT BETWEEN DIVINE, INC. AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to Shareholder that:

    Section 4.1.  Authorization.  This Voting Agreement has been duly executed and delivered by, and the consummation of the transactions contemplated hereby are within the powers of Parent. If this Voting Agreement is being executed in a representative or fiduciary capacity, the person signing this Voting Agreement has full power and authority to enter and perform this Voting Agreement. The obligations under this Voting Agreement constitute the legal, valid and binding obligations of Parent.

    Section 4.2.  Non-contravention.  The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by Parent of this Voting Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (ii) require any consent or other action by any person under,

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constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Parent.

ARTICLE V

MISCELLANEOUS

    Section 5.1.  Termination.  This Voting Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

    Section 5.2.  Further Assurances.  Parent and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Voting Agreement.

    Section 5.3.  Amendments.  Any provision of this Voting Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Voting Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

    Section 5.4.  Duties as Director.  Nothing contained in this Voting Agreement shall be deemed to restrict Shareholder from taking actions in his capacity as a director of the Company as may be permitted under the Merger Agreement.

    Section 5.5.  Expenses.  All costs and expenses incurred in connection with this Voting Agreement shall be paid by the party incurring such cost or expense.

    Section 5.6.  Parties in Interest; Successors and Assigns.  The provisions of this Voting Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and their respective heirs, beneficiaries, executors, representatives, successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Voting Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent. Nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Voting Agreement.

    Section 5.7.  Governing Law.  This Voting Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    Section 5.8.  Consent to Jurisdiction.  Each of Parent and Shareholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Voting Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Parent and Shareholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.8.

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    Section 5.9.  Counterparts; Effectiveness.  This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Voting Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

    Section 5.10  Severability.  If any term, provision or covenant of this Voting Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 5.11  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Voting Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.

    Section 5.12  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

    Section 5.13  No Strict Construction.  The language used in this Voting Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.

[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

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    IN WITNESS WHEREOF, the parties hereto have cause this Voting Agreement to be duly executed as of the day and year first above written.

divine, inc.
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	Senior Vice-President
Szlam Partners, L.P.
By:	Szlam Management Company, LLC
Its:	General Partner
By:	/s/ ALEKSANDER SZLAM
Name:	Aleksander Szlam
Title:	Managing Member

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ANNEX C

STOCKHOLDER AGREEMENT

    This Stockholder Agreement (this "Agreement") is made as of July 8, 2001 by and among divine, inc., a Delaware corporation ("Buyer"), Szlam Partners, L.P., a Georgia limited partnership (the "Seller"), and Aleksander Szlam, an individual resident in Georgia ("Szlam").

    WHEREAS, Seller owns 11,143,395 shares of the common stock, no par value, (the "Company Common Stock") of eshare communications, Inc. (the "Company");

    WHEREAS, Buyer, DES Acquisition Company, a Delaware corporation, and the Company have entered into that certain Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), whereby shares of Company Common Stock shall be exchanged for PARENT SHARES (as defined in the Merger Agreement); and

    WHEREAS, Buyer desires to grant Seller the right to sell a certain number of Parent Shares to Buyer, and Seller desires to grant Buyer the right to purchase such Parent Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

    NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Sale-Repurchase Rights

    1.1  First Seller Sale Right; First Buyer Repurchase Right.

      (a) Seller shall have the right at any time, and from time to time, during the First Sale-Repurchase Time Period, to sell all or any portion of the First Sale-Repurchase Parent Stock to Buyer at a price per share equal to the Average Market Value of Parent Shares (the "First Seller Sale Right").

      (b) Within five (5) business days after written notice of Seller's intent to exercise the First Seller Sale Right, Seller shall deliver certificates representing the First Sale-Repurchase Parent Stock to which such notice relates, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, and Buyer shall pay Seller the purchase price therefor by wire transfer of immediately available funds to Seller's account designated to Buyer in writing.

      (c) Buyer shall have the right at any time, and from time to time, during the First Sale-Repurchase Time Period, to purchase all or any portion of the First Sale-Repurchase Parent Stock from Seller at a price per share equal to the Average Market Value of Parent Shares (the "First Buyer Repurchase Right").

      (d) Within five (5) business days after written notice of Buyer's intent to exercise the First Buyer Repurchase Right, Seller shall deliver certificates representing the First Sale-Repurchase Parent Stock to which such notice relates, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, and Buyer shall pay Seller the purchase price therefor by wire transfer of immediately available funds to Seller's account designated to Buyer in writing.

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      (e) Seller agrees that the following legend shall be placed on the certificates representing the First Sale-Repurchase Parent Stock:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN SALE AND REPURCHASE RIGHTS AND OTHER TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDER AGREEMENT BETWEEN DIVINE, INC. AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF DIVINE, INC."

      (f)  For purposes hereof:

        (i)  "Average Market Value" shall have the meaning specified in the Merger Agreement.

        (ii) "Change in Control" shall mean (A) a sale or transfer of all or substantially all of the assets of Buyer in any transaction or series of related transactions, (B) any merger, consolidation or reorganization to which Buyer is a party pursuant to which the holders of Buyer's outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization do not own, immediately following the merger, consolidation or reorganization, capital stock (on a fully-diluted basis) holding a majority of the voting power of the surviving company, and (C) any sale or series of sales of shares of Buyer's capital stock by the holders thereof which results in any Person or group of affiliated Persons (other than the owners of Buyer's capital stock as of the closing of the transactions contemplated by the Merger Agreement) owning capital stock (on a fully-diluted basis) holding a majority of the voting power of Buyer.

        (iii) "Exchange Ratio" shall have the meaning specified in the Merger Agreement.

      (a) "First Sale-Repurchase Parent Stock" shall mean that number of Parent Shares received by Seller pursuant to the Merger (as adjusted for any Organic Change) equal to (i) 1,740,000 times (ii) the Exchange Ratio as adjusted pursuant to Sections 4.1(e) and 4.1(f) of the Merger Agreement.

        (iv) "First Sale-Repurchase Time Period" shall mean the time period beginning on the earlier of (A) the date thirty (30) days after the Merger Closing, or (B) the date of the signing of a definitive agreement by Buyer with respect to a Change in Control, through the date sixty (60) days after the Merger Closing.

        (v) "Merger" shall have the meaning specified in the Merger Agreement.

        (vi) "Merger Closing" shall mean the closing of the Merger in accordance with the terms of the Merger Agreement.

        (vii) "Organic Change" shall mean the occurrence of any of the following after the date of the Merger Closing: any reclassification, stock split or stock dividend with respect to Parent Shares, any change or conversion of Parent Shares into other securities, or any other dividend or distribution in Parent Shares with respect to outstanding Parent Shares, or the occurrence of a record date with respect to any of the foregoing.

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    1.2  Second Seller Sale Right; Second Buyer Repurchase Right.

      (a) Seller shall have the right at any time, and from time to time, during the Second Sale-Repurchase Time Period, to sell all or any portion of the Second Sale-Repurchase Parent Stock to Buyer at a price per share equal to the Average Market Value of Parent Shares (the "Second Seller Sale Right").

      (b) Within five (5) business days after written notice of Seller's intent to exercise the Second Seller Sale Right, Seller shall deliver certificates representing the Second Sale-Repurchase Parent Stock to which such notice relates, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, and Buyer shall pay Seller the purchase price therefor by wire transfer of immediately available funds to Seller's account designated to Buyer in writing.

      (c) Buyer shall have the right at any time, and from time to time, during the Second Sale-Repurchase Time Period, to purchase all or any portion of the Second Sale-Repurchase Parent Stock from Seller at a price per share equal to the Average Market Value of Parent Shares (the "Second Buyer Repurchase Right").

      (d) Within five (5) business days after written notice of Buyer's intent to exercise the Second Buyer Repurchase Right, Seller shall deliver certificates representing the Second Sale-Repurchase Parent Stock to which such notice relates, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, and Buyer shall pay Seller the purchase price therefor by wire transfer of immediately available funds to Seller's account designated to Buyer in writing.

      (e) Seller agrees that the following legend shall be placed on the certificates representing the Second Sale-Repurchase Parent Stock:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN SALE AND REPURCHASE RIGHTS AND OTHER TERMS AND CONDITIONS SET FORTH IN A STOCKHOLER AGREEMENT BETWEEN DIVINE, INC. AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF DIVINE, INC."

      (f)  For purposes hereof:

        (i)  "Second Sale-Repurchase Parent Stock" shall mean that number of Parent Shares received by Seller pursuant to the Merger (as adjusted for any Organic Change) equal to (i) 1,910,000 times (ii) the Exchange Ratio as adjusted pursuant to Sections 4.1(e) and 4.1(f) of the Merger Agreement.

        (ii) "Second Sale-Repurchase Time Period" shall mean the time period beginning on the earlier of (A) the date six (6) months after the Merger Closing, or (B) the date of the signing of a definitive agreement by Buyer with respect to a Change in Control, through the date eighteen (18) months after the Merger Closing.

2.  Covenants

    2.1  Parent Share Lock-Up.

      (a) In addition to the restrictions contained in this Agreement, the Rule 145 Letter For Company Affiliates dated as of the date hereof, by and between Buyer and Seller,

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  the Securities Act of 1933, as amended, and the various state securities laws, Seller will not offer, sell, contract to sell, give, distribute, pledge, encumber, or otherwise dispose of or transfer record or beneficial ownership of any of the Covered Parent Shares, agree to do any of the foregoing, or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal, whether voluntarily, involuntarily, or by operation of law, on or prior to the date one (1) year from the date of the Merger Closing, except pursuant to Sections 1.1 and 1.2 of this Agreement.

      (b) In furtherance of the foregoing, Buyer and its transfer agent and registrar are hereby authorized to decline to make any transfer of any of the Covered Parent Shares if such transfer would constitute a violation or breach of this Letter.

      (c) Seller will retain all benefits of ownership of all Covered Parent Shares, including rights to vote all Covered Parent Shares and rights to receive dividends, if any, thereon.

      (d) For purposes hereof: "Covered Parent Shares" shall mean all Parent Shares to be received by Seller pursuant to the terms of the Merger Agreement and all Parent Shares hereafter beneficially owned by Seller.

    2.2  Employment Agreement.  Simultaneously with the Merger Closing, Buyer and Szlam shall execute the Employment Agreement substantially in the form attached hereto as Exhibit A (the "Employment Agreement").

    2.3  Real Estate Option Agreement.  Simultaneously with the Merger Closing, Buyer and Seller shall execute, and Szlam shall cause Melita House, Inc. to execute, the Option to Purchase Agreement substantially in the form attached hereto as Exhibit B (the "Option to Purchase Agreement"), and a Memorandum of Option with respect thereto for filing in the State of Georgia and the United Kingdom.

3.  Representations and Warranties

    3.1  Company Board Authorization.  Seller represents and warrants to the Company that this Agreement and the transactions contemplated hereby, including, without limitation, the transactions contemplated by Sections 1.1, 1.2, 2.2 and 2.3 hereof, (a) have been unanimously approved by the continuing directors (as such term is defined in Section 14-2-1106) of the Georgia Business Corporation Code) of the Company, and (b) recommended to the Company's shareholders by at least two-thirds of such continuing directors, each in accordance with Section 14-2-1111 of the Georgia Business Corporation Code.

    3.2  Brokers or Finders.  Seller represents and warrants to the Company that Seller and Seller's agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the transactions contemplated hereunder.

4.  Indemnification

    4.1  Survival.  Notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to any investigation of the affairs of the Company, or right thereof, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of

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Seller contained in this Agreement. All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Merger Closing.

    4.2  Indemnification and Reimbursement By Seller.  Seller shall indemnify and hold harmless Buyer and its Related Persons (collectively, the "Indemnified Persons"), and shall reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

      (a) any Breach of any representation or warranty made by Seller in or pursuant to this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement;

      (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

      (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with this Agreement or the transactions contemplated herein.

    4.3  Procedure for Indemnification.  A claim for indemnification for any matter hereunder may be asserted by written notice to the party from whom indemnification is sought in accordance with Section 6.3 hereof.

    4.4  Right of Offset.  Buyer shall have the right to offset the amount of any Damages for which it is entitled to indemnification hereby against any payments otherwise required to be made to Seller or Szlam under this Agreement or otherwise.

5.  Termination

    5.1  Automatic Termination.  This Agreement shall terminate automatically without the need for any action on the part of Buyer or Seller upon the termination of the Merger Agreement pursuant to the terms thereof.

    5.2  Termination By Buyer.  This Agreement may be terminated by Buyer upon written notice to Seller at any time prior to the Merger Closing if Seller shall have materially Breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement or the Seller Closing Documents, or if any representation or warranty of Seller shall have become materially untrue, in either case such that such Breach or failure to be true has not been or is incapable of being cured within thirty (30) business days following receipt by Buyer of notice of such failure to comply.

    5.3  Termination By Seller.  This Agreement may be terminated by Seller upon written notice to Buyer at any time prior to the Merger Closing if Buyer shall have materially Breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement or the Buyer Closing Documents, or if any representation or warranty of Buyer shall have become materially untrue, in either case such that such Breach or failure to be true has not been or is incapable of being cured within thirty (30) business days following receipt by Seller of notice of such failure to comply.

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6.  General Provisions

    6.1  Definitions.  For purposes hereof:

      (a) a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (ii) any material claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      (b) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Buyer, the Company and DES Acquisition Company, a Delaware corporation.

      (c) "Merger Closing" shall mean the closing of the Merger Agreement pursuant to the terms thereof.

      (d) "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

      (e) "Related Person" shall mean, with respect to a specified Person other than an individual:

        (i)  any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

        (ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity).

      A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities, (y) through common directors, trustees or officers, or (z) by contract or otherwise.

    6.2  Expenses.  Seller, on the one hand, and Buyer, on the other hand, will each bear their own expenses incurred in connection with this Agreement and the transactions contemplated hereunder.

    6.3  Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by facsimile, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after being sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such

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other addresses and facsimile numbers as a party may designate by notice to the other parties):

    to Seller and Szlam:

      Szlam Partners, L.P.
      5051 Peachtree Corners Circle
      Norcross, Georgia 30092
      Attention: Aleksander Szlam
      Facsimile No. (770) 239-4511

    with a copy to:

      Morris, Manning & Martin, LLP
      1600 Atlanta Financial Center
      3343 Peachtree Road
      Atlanta, Georgia 30323
      Attention: Larry W. Shackelford, Esq.
      Facsimile No. (403) 365-9532

    to Buyer:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Jude Sullivan, Esq.
      Facsimile No. (773) 394-6603

    with a copy to:

      Katten Muchin Zavis
      525 West Monroe Street, Suite 1600
      Chicago, IL 60661-3693
      Attention: Jeffrey R. Patt, Esq.
      Facsimile No. (312) 577-8864

    6.4  Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder.

    6.5  Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

    6.6  Entire Agreement and Modification.  This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter (including the letter of intent between Buyer and Seller dated June 13, 2001 and constitutes (along with the other agreements and documents referred to in this Agreement) a complete and exclusive statement

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of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    6.7  Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement (i) to any subsidiary of Buyer, and (ii) upon a Change in Control. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person or entity other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

    6.8  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

    6.9  Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" or "Exhibits" refer to the corresponding Sections or Exhibits of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    6.10  Public Announcements.  Unless required by applicable law, no party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

    6.11  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    6.12  Consent to Jurisdiction.  Each of Buyer, Seller and Szlam hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Buyer, Seller and Szlam waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 6.12.

    6.13  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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    6.14  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[END OF DOCUMENT;
SIGNATURE PAGE FOLLOWS]

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    IN WITNESS WHEREOF, the parties have executed this Stockholder Agreement as of the date first written above.

BUYER:
divine, inc.
By:	/s/ JUDE SULLIVAN
Name:	Jude Sullivan
Its:	Senior Vice-President
SELLER:
Szlam Partners, L.P.
By:	Szlam Management Company, LLC,
Its:	General Partner
By:	/s/ ALEKSANDER SZLAM
Name:	Aleksander Szlam
Title:	Managing Member
SZLAM:
/s/ ALEKSANDER SZLAM Aleksander Szlam

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EXHIBIT A

EMPLOYMENT AGREEMENT

by and among

divine, inc.

and

ALEKSANDER SZLAM

Dated [____], 2001

EMPLOYMENT AGREEMENT

    This Employment Agreement ("Employment Agreement ") is made this [__] day of [________], 2001 by and between divine, inc., a Delaware corporation (the "Company"), and Aleksander Szlam ("Employee"). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Stockholder Agreement.

    WHEREAS, Employee desires to be employed by the Company and both parties desire to enter into this Employment Agreement to evidence the terms and conditions of such employment.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Employment Agreement, the parties agree as follows:

    1.  Employment.  The Company agrees to employ Employee and Employee agrees to be employed by the Company upon the terms and conditions of this Employment Agreement. Employee hereby represents and warrants that neither Employee's entry into this Employment Agreement nor Employee's performance of Employee's obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Employee is a party or by which Employee is bound, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Employee.

    2.  Term of Employment.  The term of Employee's employment under this Employment Agreement will commence on the date of this Employment Agreement and will continue until the date three (3) years from the date hereof (the "Employment Term"). The term may be extended for additional one-year terms upon mutual agreement between the Company and Employee. Notwithstanding anything to the contrary contained herein, the Employment Term is subject to termination pursuant to Section 13 below.

    3.  Position and Responsibilities.  Employee will be employed as Chief Strategy Officer and President—CIM Businesses of the Company. Employee shall report to and be subject to the direction of the Board of Directors and Chief Executive Officer of the Company. Employee shall perform and discharge such duties and responsibilities for the Company as the Board of Directors of the Company or the Company's Chief Executive Officer may from time to time reasonably assign to Employee. Following the date hereof, Employee shall be elected by the current members of the Board of Directors of the Company to the Board of Directors of the Company as a Class III Director, and the Company shall use its commercially reasonable efforts (a) to cause Employee to be nominated for election as a Class III Director at the 2002 annual meeting of the stockholders of the Company, and (b) for proxies to be solicited therefor, unless, in each case, a Change in Control shall have occurred prior to the date of such action.

    4.  Commitment.  During the Employment Term, Employee shall devote Employee's full business time, attention, skill and efforts to the faithful performance of Employee's duties herein, and shall perform the duties and carry out the responsibilities assigned to Employee, to the best of Employee's ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the interests of the Company. Employee acknowledges that Employee's duties and responsibilities will require Employee's full-time business efforts and agrees that during the Employment Term Employee will not engage in any outside business activities except to the extent that prior written approval has been given by the Chief

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Executive Officer of the Company for specific activities that do not conflict with the Company's interests or interfere with the performance of Employee's duties hereunder.

    5.  Compensation

      5.1 During the Employment Term, the Company shall pay to Employee a base salary (the "Base Salary") at the rate of $400,000 per year, payable at the Company's regular employee payroll intervals, subject to increase pursuant to the Company's standard policies and approval of the Compensation Committee of the Board of Directors of the Company.

      5.2 In addition to the Base Salary, during the Employment Term, Employee shall be paid a bonus (the "Bonus") of up to $600,000 per year, subject to approval of the Compensation Committee of the Board of Directors of the Company, payable by the Company on the anniversary of the date of this Employment Agreement. Employee shall also be eligible for such additional bonuses and stock options as may be approved from time to time by the Compensation Committee of the Board of Directors of the Company.

      5.3 All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

    6.  Benefit Plans.  During the Employment Term, Employee will be entitled to receive benefits comparable to those provided to the other Employees of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions).

    7.  Vacation.  Employee shall be entitled to vacation time as mutually agreed to with the Chief Executive Officer of the Company. Employee shall make good faith efforts to schedule vacations so as to least conflict with the conduct of the Company's business and will give the Company adequate advance notice of Employee's planned absences.

    8.  Location of Employment.  Employee shall perform Employee's duties under this Employment Agreement at the Company's offices in Norcross, Georgia or in other such offices (if any) that the Company maintains within a reasonable commuting distance of Employee's residence on the date of this Employment Agreement; provided, however, that Employee will be required to spend time at the Company's offices in Chicago, Illinois as reasonably required by the Company.

    9.  Confidentiality, Inventions and Non-Solicitation.  Employee and the Company shall have entered into the Confidentiality, Inventions and Non-Solicitation Agreement attached hereto as ANNEX I (the Confidentiality, Inventions and Non-Solicitation Agreement").

    10.  Restrictive Covenants.

      10.1 Employee acknowledges that: (i) the Company is and will be engaged in the Business (as hereinafter defined) during the Employment Term and thereafter; (ii) the Company is and will be actively engaged in the Business throughout the United States of America and the world; (iii) Employee will occupy a position of trust and confidence with the Company after the date of this Employment Agreement and during the Employment Term; (iv) Employee is familiar with the Company's (and its subsidiaries) trade secrets and with other proprietary and confidential information concerning the Company (and its

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  subsidiaries) and the Business (and the business of its subsidiaries); (v) the agreements and covenants contained in this Section 10 are essential to protect the Company and the goodwill of the Business and are a condition precedent to the Company entering into this Employment Agreement; (vi) Employee's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Employment Agreement; and (vii) Employee has means to support Employee and Employee's dependents other than by engaging in the Business, or a business similar to the Business, and the provisions of this Section 10 will not impair such ability.

      10.2  Employee will NOT, during the Restricted Period (as defined below), anywhere within the world (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

        (a) own, operate, manage, control, invest in, perform services for, or engage or participate in any manner in, or render services (alone or in association with any person or entity) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the Business; or

        (b) except on behalf of the Company, solicit, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any person, firm, corporation or other entity which was a customer, supplier or partner of the Company or any of its subsidiaries during the Employment Term, or from any successor in interest to any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the Business;

      The term "Business" means the development, sales, marketing, and/or distribution of software and hardware for customer relationship or interaction management solutions, telephony call center management and tools, enterprise portal solutions, managed applications services and the performance of professional services relating to any of the foregoing; provided, however, that as of any given date, this definition shall include the development, sales, marketing and/or distribution of software and hardware for enterprise portal solutions or managed applications services only to the extent that the Company then offers, or is then in the process of developing or intends to pursue during the six (6) months following such date (provided such intent is evidenced in writing, which may include, without limitation, internal Company memoranda), the acquisition or license of, the same or similar solutions or services.

      The term "Restricted Period" means the period of time from the date of this Employment Agreement until the date three (3) years after the termination for any reason of Employee's employment relationship with the Company or any successor thereto (whether pursuant to a written agreement or otherwise). The Restricted Period shall also be extended for a period equal to any time period that Employee is in violation of this Section 10 or Section 5 of the Confidentiality, Inventions and Non-Solicitation Agreement.

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      Nothing contained in this Section 10.2 shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee is not involved in the business of said corporation and if Employee and Employee's associates (as such term is defined in Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of one percent (1%) of the stock of such corporation.

      10.3  The parties acknowledge that the business of the Company is and will be international in scope and thus the covenants in this Section 10 would be particularly ineffective if the covenants were to be limited to the United States or a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Section 10 not fully enforceable, the other provisions of Section 10, and this Employment Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Employment Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 10.2, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for in Section 10.2).

    11.  Return of Company Materials Upon Termination.  Employee acknowledges that all records, documents, and "Tangible Embodiments" containing or of "Proprietary Information" (as such terms are defined in the document attached as ANNEX I) prepared by Employee or coming into Employee's possession by virtue of Employee's employment by the Company are and will remain the property of the Company. Upon termination of Employee's employment with the Company, Employee shall immediately return to the Company all such items in Employee's possession and all copies of such items, as well as any other property of the Company.

    12.  Equitable Remedies.

      12.1 Employee acknowledges and agrees that the agreements and covenants set forth in Sections 9, 10 and 11 are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 12 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

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      12.2  Each of the covenants in Sections 9, 10 and 11 will be construed as independent of any other covenants or other provisions of this Employment Agreement.

      12.3  In the event of any judicial determination that any of the covenants in Sections 9, 10 and 11 are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

    13.  Termination.

      13.1 The Company may terminate the Employment Term immediately upon written notice to Employee if there has been a material breach of this Employment Agreement by Employee. Without limiting the generality of the preceding sentence, any breach by Employee of any of Employee's obligations under Sections 9, 10 and 11 will be deemed a material breach of this Employment Agreement, and any of the following events will also be deemed a material breach of this Employment Agreement:

        (a) Employee's continued and deliberate neglect of, willful misconduct in connection with the performance of or refusal to perform Employee's duties in accordance with, Section 3 of this Employment Agreement; or

        (b) Employee's commission of an act or acts constituting a felony or other crime of moral turpitude; or

        (c) Employee's engagement in willful misconduct that causes or is likely to cause a financial injury to the Company or any of its subsidiaries, including, without limitation, Employee's embezzlement of the funds of the Company or any of its subsidiaries, or theft of the property of the Company or any of its subsidiaries, or fraud against the Company or any of its subsidiaries, or any of their customers.

      If the Employment Term is terminated by the Company pursuant to this Section 13.1 or in accordance with Section 2, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's Base Salary under Section 5.1, subject to Section 5.3 hereof, and benefits under Section 6 accrued through the date of termination).

      13.2  The Employment Term will terminate upon the death or upon written notice from the Company to Employee upon the Disability (as defined below) of Employee. "Disability" of Employee will be deemed to have occurred whenever Employee has suffered physical or mental illness, injury, or infirmity that prevents Employee from performing, with or without reasonable accommodation, Employee's essential job functions under this Employment Agreement for any ninety (90) days in any one hundred twenty (120) day period and the Company determines in good faith that such illness or other disability is likely to continue for at least the next following thirty (30) days. Employee's salary prior to the Disability of Employee will be reduced by any benefits Employee receives from disability insurance provided by the Company or pursuant to a plan providing disability benefits maintained by the Company (if any such insurance or plan exists). In the event of termination due to death or Disability, the Employee shall be deemed to have earned the pro rata portion of any bonus for the then current year based on the date of death or onset of the applicable illness, injury or infirmity. The Company

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  shall maintain an insurance policy or policies for the benefit of Employee which shall pay Employee or Employee's estate or legal representative, as applicable, in the event of the death or Disability of Employee, an amount equal to the balance, if any, which would be payable by the Company to Employee under the remaining original Employment Term (without giving effect to any deemed shortening of the Employment Term as a result of such termination) if such death or Disability shall not have occurred; provided, however, that the Company shall only be obligated to provide and maintain such insurance policy if Employee undergoes and, in the reasonable judgement of the Company's insurance provider, passes such reasonable physical examinations as may be required, from time to time, by the Company's insurance provider. Except as set forth in the preceding two sentences, if the Employment Term is terminated pursuant to this Section 13.2, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's Base Salary under Section 5.1, subject to Section 5.3 hereof, and benefits under Section 6 accrued through the date of termination).

      13.3  The Company may elect to terminate Employee's employment hereunder without cause upon ten (10) days' prior written notice; provided that if it does so elect the Company shall continue to pay Employee's Base Salary in accordance with Section 5.1, subject to Section 5.3 hereof, Bonus in accordance with Section 5.2, subject to Section 5.3 hereof, and provide the benefits to Employee in accordance with Section 6 until the last day of the Employment Term as originally specified in Section 2 (without giving effect to any deemed shortening of the Employment Term as a result of such termination). Except as specifically set forth in this Section 13.3, if the Employment Term is terminated pursuant to this Section 13.3, the Company shall have no further obligation hereunder or otherwise with respect to Employee.

      13.4  Employee has the power to terminate Employee's employment with the Company without cause, in which event the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's Base Salary under Section 5.1 and benefits under Section 6 accrued through the date of termination).

      13.5  Termination of the Employment Term in accordance with this Section 13, or expiration of the Employment Term, will not affect the provisions of this Employment Agreement that survive such termination, including, without limitation, the provisions in Sections 9, 10 and 11 and will not limit either party's ability to pursue remedies at law or equity.

      13.6  Notwithstanding anything to the contrary herein, no payments shall be due under Section 13.3 above unless and until Employee shall have executed a general release and waiver of claims of Employee against the Company under this Agreement or relating to Employee's employment hereunder, in form reasonably satisfactory to the Company, and the execution of such general release and waiver of claims shall be a condition to Employee's rights under Section 13.3.

C–A–6

    14.  General Provisions.

      14.1  Definitions.  For purposes hereof,

        (a) the term "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of July 8, 2001, by and among the Company, DES Acquisition Company, Delaware corporation, and eShare communications, Inc., a Georgia corporation;

        (b) the term "Stockholder Agreement" means that certain Stockholder Agreement, dated as of July 8, 2001, by and among the Company, Szlam Partners, L.P., a Georgia limited partnership, and Employee.

      14.2  Notices.  All notices, consents, waivers, and other communications under this Employment Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by facsimile, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after being sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties)

    Employee:

      Aleksander Szlam
      5051 Peachtree Corners Circle
      Norcross, Georgia 30092
      Facsimile No. (770) 239-4511

    with a copy to:

      Morris, Manning & Martin, LLP
      1600 Atlanta Financial Center
      3343 Peachtree Road
      Atlanta, Georgia 30323
      Attention: Larry W. Shackelford, Esq.
      Facsimile No. (403) 365-9532

    Company:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Jude Sullivan, Esq.
      Facsimile No. (773) 394-6603

    with a copy to:

      Katten Muchin Zavis
      525 West Monroe Street, Suite 1600
      Chicago, IL 60661-3693
      Attention: Jeffrey R. Patt, Esq.
      Facsimile No. (312) 577-8864

C–A–7

      14.3  Waiver.  The rights and remedies of the parties to this Employment Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Employment Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      14.4  Entire Agreement and Modification.  This Employment Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Employment Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Employment Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      14.5  Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Employment Agreement without the prior consent of the other party, except that Company may assign all (but not part) of its rights and obligations under this Employment Agreement to any majority-owned subsidiary of Company, provided that the Company guarantees the performance by the subsidiary of the subsidiary's obligations hereunder. Subject to the preceding sentence, this Employment Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Employment Agreement will be construed to give any person other than the parties to this Employment Agreement any legal or equitable right, remedy, or claim under or with respect to this Employment Agreement or any provision of this Employment Agreement.

      14.6  Severability.  If any provision of this Employment Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Employment Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      14.7  Section Headings, Construction.  The headings of Sections in this Employment Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Employment Agreement. All words used in this Employment Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      14.8  Governing Law; Consent to Jurisdiction.

        (a) This Employment Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (b) Each of Employee and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Employment Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in

C–A–8

    contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Employee and the Company waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 14.8.

      14.9  Counterparts.  This Employment Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Employment Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      14.10  No Strict Construction.  The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

  * * * *

C–A–9

    IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

THE COMPANY:
divine, inc.
By:

Name:

Its:

EMPLOYEE:
Aleksander Szlam

C–A–10

ANNEX I

DIVINE, INC.

CONFIDENTIALITY, INVENTIONS AND
NON-SOLICITATION AGREEMENT

    In consideration of employment by divine, inc., a Delaware corporation, its successors or assigns (the "Company") of the undersigned employee ("Employee"), it is understood and agreed as follows:

    1.  Confidential Information.

       1.1 Employee acknowledges that the Confidential Information (as defined below) constitutes a protectible business interest of the Company, and covenants and agrees that at all times during the period of Employee's employment, and at all times after termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available or utilize any Confidential Information other than in the course of performing duties as an employee of the Company. Employee will abide by Company policies and rules as may be established from time to time by it for the protection of its Confidential Information. Employee agrees that in the course of employment with the Company Employee will not bring to the Company's offices nor use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others. Employee's obligations under this Section 1.1. with respect to particular Confidential Information will survive expiration or termination of this Confidentiality, Inventions and Non-Solicitation Agreement (this "Agreement"), and Employee's employment with the Company, and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of Employee's obligations under this Agreement.

       1.2 As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) the present or future business of the Company or any of its Affiliates (as defined below); (ii) the research and development of the Company or any of its Affiliates; or (iii) the business of any client or vendor of the Company or any of its Affiliates. Such Confidential Information includes the following property or information of the Company and its Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties which is subject to confidentiality obligations. The term "Affiliates" means (i) all persons or entities controlling, controlled by or under common control with, the Company, (ii) all companies or entities in which the Company owns an equity interest and (iii) all predecessors, successors and assigns of the those Affiliates identified in (i) and (ii).

C–A–I–1

    2.  Return of Materials.  Upon termination of employment with the Company, and regardless of the reason for such termination, Employee will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in Employee's possession or control which contain Confidential Information or any other information concerning the Company, any of its Affiliates or any of its or their products, services or clients, whether prepared by the Employee or others.

    3.  Inventions as Sole Property of the Company.

       3.1 Employee covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company.

       3.2 As used in this Agreement, "Inventions" means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Employee while employed with the Company or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of its Affiliates or which are suggested by or result from any task assigned to or performed by Employee for the Company or any of its Affiliates.

       3.3 Employee acknowledges that all original works of authorship which are made by him or her (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

       3.4 Employee agrees to promptly disclose to the Company all Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, "Tangible Embodiments") of such Inventions, works of authorship and work product. All Tangible Embodiments of any Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein.

       3.5 Employee hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions or works made for hire, and Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agents and attorneys-in-fact to act for and in Employee's behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

C–A–I–2

       3.6 Without limiting the generality of any other provision of this Section 3, Employee hereby authorizes the Company and each of its Affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials.

       3.7 The obligations of Employee set forth in this Section 3 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Inventions conceived or made by Employee alone or in concert with others during Employee's employment with the Company and during the one (1) year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Employee and Employee's executors, administrators and other representatives.

    4.  List of Prior Inventions.  All Inventions which Employee has made prior to employment by the Company are excluded from the scope of this Agreement. As a matter of record, Employee has set forth on Exhibit A hereto a complete list of those Inventions which might relate to the Company's business and which have been made by Employee prior to employment with the Company. Employee represents that such list is complete. If no list is attached, Employee represents that there are no prior Inventions.

    5.  Restrictive Covenants.

       5.1 Employee will not, during the term of Employee's employment with the Company and for three (3) years thereafter (the "Restricted Period"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any person or entity:

        (a) employ, engage or solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company for any reason, an employee of the Company or any of its Affiliates or otherwise seek to adversely influence or alter such person's relationship with the Company or any of its Affiliates;

        (b) solicit or encourage any person or entity that is, or was during the twelve-month period immediately prior to the termination of Employee's employment with the Company for any reason, a prospective Affiliate of the Company or a customer or vendor or prospective customer or vendor of the Company or any of its Affiliates to terminate or otherwise alter his, her or its relationship with the Company or any of its Affiliates; or

       5.2 The Restricted Period shall be extended for a period equal to any time period that Employee is in violation of this Section 5 or Section 10 of the Employment Agreement between the Company and Employee of even date herewith.

    6.  Equitable Remedies.  Employee acknowledges and agrees that the agreements and covenants set forth in this Agreement are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.

C–A–I–3

    Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

    7.  No Right to Employment.  No provision of this Agreement shall give Employee any right to continue in the employ of the Company or any of its Affiliates, create any inference as to the length of employment of Employee, affect the right of the Company or its Affiliates to terminate the employment of Employee, with or without cause, or give Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its Affiliates.

    8.  General Provisions.

      8.1  Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by facsimile, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after being sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    Employee:

      Aleksander Szlam
      5051 Peachtree Corners Circle
      Norcross, Georgia 30092
      Facsimile No. (770) 239-4511

    with a copy to:

      Morris, Manning & Martin, LLP
      1600 Atlanta Financial Center
      3343 Peachtree Road
      Atlanta, Georgia 30323
      Attention: Larry W. Shackelford, Esq.
      Facsimile No. (403) 365-9532

    Company:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Jude Sullivan, Esq.
      Facsimile No. (773) 394-6603

C–A–I–4

    with a copy to:

      Katten Muchin Zavis
      525 West Monroe Street, Suite 1600
      Chicago, IL 60661-3693
      Attention: Jeffrey R. Patt, Esq.
      Facsimile No. (312) 577-8864

      8.2  Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      8.3  Entire Agreement and Modification.  This Agreement (together with the Employment Agreement of even date herewith between the Company and Employee) supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      8.4  Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Company may assign all (but not part) of its rights and obligations under this Agreement to any subsidiary of Company provided that it also simultaneously assigns all (but not part) of its rights and obligations under the Employment Agreement of even date herewith between the Company and Employee to such subsidiary. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

      8.5  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      8.6  Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

C–A–I–5

      8.7  Governing Law; Consent to Jurisdiction.

        (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (b) Each of Employee and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Employee and the Company waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on Forum Non Conveniens) to the location of the court in any proceeding commenced in accordance with this Section 8.7.

      8.8  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      8.9  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

  * * * *

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

C–A–I–6

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has signed this Agreement, as of the date written below.

THE COMPANY:
divine, inc.
By:

Name:

Its:

EMPLOYEE:

Aleksander Szlam

C–A–I–7

EXHIBIT B

OPTION TO PURCHASE AGREEMENT

    THIS OPTION TO PURCHASE (this "Agreement") is made and entered into as of the    day of             , 2001, by and between, Szlam Partners, L.P., a Georgia limited partnership ("Georgia Owner"), and Melita House, Inc., a Georgia corporation ("United Kingdom Owner", collectively with Georgia Owner, referred to herein as "Seller"), and divine, inc., a Delaware corporation ("Purchaser").

RECITALS

    A.  Georgia Owner is the owner of legal title to real property located in Norcross, Georgia, consisting of an office building parcel and a vacant land parcel, as more particularly described on Exhibit A (the "Georgia Property"), and United Kingdom Owner is the owner of legal title to real property located in Chertsey, Surry, England, consisting of an office building parcel, as more particularly described on Exhibit B attached hereto (the "United Kingdom Property", collectively with the Georgia Property, referred to herein as the "Properties").

    B.  Certain premises located in the office buildings at each of the Properties are currently leased from Seller to eshare communications, Inc., a Georgia corporation or its subsidiaries (the "Company"). The term "Company" shall include the Company and any successor in interest thereto.

    C.  Purchaser is concurrently herewith acquiring a controlling ownership interest in the Company, and the parties hereto desire that the leases pursuant to which the Company is occupying each of the Properties (the "Leases") continue at their respective current terms.

    D.  The parties hereto mutually desire that Seller shall grant to Purchaser a ten-year option to purchase the Georgia Property (the "Georgia Option") and the United Kingdom Property (the "United Kingdom Option" and collectively with the Georgia Option, the "Option").

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

    1.  Simultaneously with the execution and delivery of this Agreement, Purchaser shall pay Seller the sum of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) (the "Option Price"), as consideration for the grant of the Georgia Option and the United Kingdom Option hereunder, consisting of $3,702,978 for the Georgia Option and $2,047,022 for the United Kingdom Option.

    2.  Georgia Owner hereby grants to Purchaser the Georgia Option to purchase the Georgia Property for a purchase price of $14,560,000 (the "Georgia Purchase Price"), and in accordance with the other terms and conditions set forth in the Agreement of Sale attached hereto as Exhibit C and by this reference made a part hereof (the "Contract").

    3.  United Kingdom Owner hereby grants to Purchaser the United Kingdom Option to purchase the United Kingdom Property for a purchase price of £5,714,668 (the "United Kingdom Purchase Price"), and in accordance with the other terms and conditions set forth in the Contract.

C–B–1

    4.  The Option for either or both of the Properties may be exercised by Purchaser by giving written notice thereof ("Purchase Notice") to Seller, in accordance with the notice provisions of the Contract on or before 5:00 p.m. (Chicago time) on the tenth (10th) anniversary of the date hereof ("Expiration Date"). If Purchaser fails to exercise the Option in accordance with the preceding sentence, the Option shall terminate automatically without further action of the parties, the Option Price shall be retained by Seller and neither Seller nor Purchaser shall have any right, obligation or liability under this Agreement.

    5.  Upon the exercise of the Option, the Contract shall become a binding contract between the parties hereto without further action of the parties, as if said Contract were executed and delivered on the date of the exercise of the Option. Notwithstanding the foregoing, Seller and Purchaser shall immediately execute and deliver the Contract upon the exercise of the Option.

    6.  If between the date of this Agreement and the Expiration Date, any condemnation or eminent domain proceedings are initiated which can reasonably be expected to result in the taking of any material portion of the Properties or the taking or closing of any material right of access to the Properties, or in the event of a casualty affecting a material portion of either of the Properties, Purchaser may:

       (i) terminate this Agreement by written notice to Seller, in which event the Option Price shall be retained by Seller, and the Option shall automatically terminate without further action of the parties and the entire condemnation or insurance proceeds shall be paid to Seller; or

       (ii) exercise the Option, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings or any insurance proceeds payable to Seller and there shall be no reduction to the Georgia Purchase Price or United Kingdom Purchase Price, as applicable, on account thereof.

    Seller shall immediately notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings or casualty. If such proceedings can reasonably be expected to result in (a) the taking of any material portion of the Properties; (b) the taking or closing of any material right of access to the Properties; (c) the taking or closing of a material amount of parking for the Properties; or (d) the failure of the Properties to comply with applicable zoning laws and ordinances, or if the casualty affects a material portion of either Property; Purchaser shall then notify Seller, within twenty (20) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (i) or subparagraph (ii) of this Paragraph 6. The Expiration Date shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such twenty (20) business-day period, Purchaser shall be conclusively presumed to have elected to exercise its rights under subparagraph (ii).

    7.  This Agreement and, if the Option is exercised, the Contract, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. A Memorandum of this Agreement may be recorded by Purchaser, in the land records where the Properties are located.

C–B–2

    8.  A.  Each Seller, jointly and severally, hereby represents and warrants to Purchaser and hereby covenants, as follows:

         (i) Seller is fully authorized to enter into this Option Agreement and to consummate the transactions described herein.

         (ii) Provided the Option has not been canceled or expired on its own terms, from and after the date hereof, Seller shall not enter into any real or personal property leases, subleases, licenses, contracts or rental agreements relating to the Properties, including, without limitation, any management, leasing, franchise, maintenance, utility and service contracts, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed if said licenses, contracts, leases or agreements will not be binding on the Properties following the purchase of the Properties by Purchaser and which consent may be withheld in Purchaser's sole discretion if said licenses, contracts, leases or agreements will be binding on the Properties following the purchase of the Properties by Purchaser.

        (iii) Provided the Option has not been canceled or expired on its own terms, from and after the date hereof, Seller shall not dispose of, or knowingly authorize others to dispose of, Hazardous Material on the Properties in violation of any Environmental Laws. For purposes hereof, the term "Hazardous Material" shall mean any substance, material or waste regulated by federal, state or local government, or the United Kingdom equivalent, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including but not limited to petroleum and petroleum products. For purposes hereof, the term "Environmental Law" shall mean any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety.

        (iv) Provided the Option has not been canceled or expired on its own terms, and provided that the Company is not in material default under either of the Leases, from and after the date hereof, Seller shall not enter into any amendment or modification of the Leases, or otherwise increase or modify in a manner adverse to the Company the amount of rent due from the Company to Seller under the Leases, without the prior written consent of Purchaser.

         (v) To the best knowledge of Seller, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller.

        (vi) Georgia Owner is the sole owner of good title to the Georgia Property, free and clear of all liens, encumbrances and rights in favor of third parties created by, through or under Georgia Owner.

        (vii) United Kingdom Owner is the sole owner of good title to the United Kingdom Property, free and clear of all liens, encumbrances and rights in favor of third parties created by, through or under United Kingdom Owner.

C–B–3

      B.  Purchaser represents and warrants to Seller that:

         (i) Purchaser is fully authorized to enter into this Agreement and to consummate the transactions described herein.

         (ii) Provided the Option has not been canceled or expired on its own terms, Purchaser shall cause the Company to comply with each and every covenant, obligation and warranty of Company in the Leases.

    9.  From and after the date hereof through and including the date Purchaser either exercises or allows the Option to expire, except to the extent payable by the Company pursuant to the terms of the Leases, Seller promptly shall pay and discharge, as and when due and payable, before any penalty attaches, all charges, impositions, levies, assessments and taxes (whether general, special or otherwise), water charges, sewer service charges and all other municipal or governmental charges, impositions, levies, assessments and taxes of any kind or nature that may be at any time levied, assessed or imposed upon or against the Properties.

    10. In the event that (i) the amount of rent due from the Company to Seller under the Leases is increased or otherwise modified in a manner adverse to the Company, or (ii) upon the exercise of the Option, Seller fails to consummate the purchase and sale of the Property under the terms of the Contract, Purchaser shall be entitled to specific performance of this Agreement and the Contract as its sole and exclusive remedy.

    11. Any and all notices permitted or required to be given hereunder shall be in writing and shall be deemed received either upon personal delivery to the party or three (3) days following deposit in the U.S. registered or certified mail or one (1) day following delivery to a reputable overnight air courier, and addressed as follows:

    If to Seller, at:

    5051 Peachtree Corners Circle
    Norcross, Georgia
    Attention: Aleksander Szlam

      with a copy to:

    Morris, Manning & Martin, LLP
    1600 Atlanta Financial Center
    3343 Peachtree Road
    Atlanta, Georgia 30326
    Attention: Larry W. Shackelford, Esq.

    If to Purchaser, at:

    divine, inc.
    1301 North Elston Avenue
    Chicago, Illinois 60622
    Attention: Jude Sullivan, Esq.

C–B–4

      with a copy to:

    Katten Muchin Zavis
    525 W. Monroe Street, Suite 1600
    Chicago, Illinois 60661
    Attention: Jeffrey R. Patt, Esq.

    12. The provisions of this Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws.

    13. This Agreement constitutes the entire agreement between the parties with regard to the maters set forth herein, and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

    14. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    15. Time is of the essence of this Agreement.

(END OF DOCUMENT; SIGNATURE PAGE FOLLOWS)

C–B–5

    IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first above written.

GEORGIA OWNER:
Szlam Partners, L.P.
By:	Szlam Management Company, LLC
Its:	General Partner
By:
Name:	Aleksander Szlam
Title:	Managing Member
UNITED KINGDOM OWNER:
Melita House, Inc.
By:
Name:
Title:
PURCHASER:
divine, inc.
By:
Name:
Title:

C–B–6

ANNEX D

SOFTWARE DISTRIBUTION AGREEMENT

    This Agreement is entered into as of the day of the signing by both parties of the Agreement and Plan of Merger by and among divine inc., DES Acquisition Company and eshare communications, Inc. ("Effective Date") and is between eshare communications, Inc. a Georgia USA corporation, having a place of business at 5051 Peachtree Corners Circle, Norcross, Georgia 30092 USA ("eshare") and divine, inc. a Delaware corporation having its principal office located at 1301 North Elston Avenue, Chicago, Illinois 60622 ("Distributor").

    Whereas eshare is engaged in the worldwide distribution of customer contact software and wishes to appoint Distributor to distribute certain eshare products within a specified geographical territory; and

    Whereas Distributor represents that it is skilled and experienced at marketing, selling, servicing and supporting products of the type for which it is to be appointed as a Distributor by eshare.

    Now, therefore, in consideration of the mutual obligations undertaken, the parties hereto, intending to be legally bound, agree as follows:

I.   DEFINITIONS.

A.
"Price List" means eshare's International Distributor List Price (as amended from time to time by eshare at its discretion) in effect at the time each Distributor order for Products is accepted by eshare in accordance with the terms of this Agreement. The Price List that is current as of the date of execution of this Agreement is attached as Exhibit C, incorporated herein by this reference.

B.
"Point of Distribution eshare" means eshare's point of distribution of the products within the USA.

C.
"Products" means eshare Software products licensed under this Agreement (as amended from time to time by eshare at its discretion). The Product listing that is current as of the date of execution of this Agreement is attached as Exhibit A, incorporated herein by this reference.

D.
"Software" means the object code version of computer programs and related documentation supplied by eshare (whether developed by eshare or acquired or licensed from third parties) under this Agreement, including Software Updates. Any reference herein to the "sale" by eshare or "purchase" by Distributor or an end-user of Software shall be deemed to mean the licensing of such Software under eshare's standard license terms.

E.
"Territory" means the world.

F.
"End-User" means a customer of Distributor for the license of Products in the Territory in accordance with this Agreement.

G.
"Change in Ownership" means sale or transfer of more than twenty-five percent (25%) of the equity and/or voting control of Distributor.

D–1

H.
"Defaulting Party" means a party to this Agreement which fails to fully perform any obligation to be performed by it hereunder.

I.
"Purchase Order" or "Order" means a written order delivered by Distributor to eshare conforming with the requirements hereof.

J.
"Trademarks" means all trademarks, trade names and service marks owned by eshare at any time while this Agreement is in effect.

K.
"Third Party Software" means the object code version of any application, workstation, voice processing and system software owned by a party other than eshare and provided by eshare, or required in writing by eshare as part of the Products or Software Updates.

L.
"Software Updates" means a change that corrects software errors that could cause a failure of a Product, which are generally made available by eshare to current licensees of the Product who are under a maintenance agreement with eshare.

M.
"Software Enhancements" are changes to a Product that increase the functionality or improve performance where such improvements are not required to prevent failure of the Product.

II.  APPOINTMENT.

A.
eshare hereby appoints Distributor and Distributor accepts a non-exclusive appointment to distribute Products via license to End-Users for installation and use in the Territory. Distributor may not appoint sub-distributors without eshare's prior written consent, except no consent shall be needed to appoint majority-owned subsidiaries of Distributor as sub-distributors.

B.
Distributor agrees to (i) license and pay for the Products in accordance with the terms and conditions of this Agreement, (ii) solicit orders for, promote and license the Products for installation in the Territory, (iii) render to its customers high quality service and support, and (iv) provide to such customers the information and assistance they require to make proper and effective use of the Products.

C.
eshare will provide the Products and related services in accordance with this Agreement. eshare reserves the right, upon ninety (90) days prior written notice to Distributor, to cease licensing and/or distributing any or all Products and, without prior notice, to alter or change the design, construction or functionality of the Products. In the event eshare ceases to license and/or distribute Products, any orders which were accepted by eshare prior delivery of such notice of cessation will be filled in accordance with the terms hereof.

D.
While this Agreement is in effect and at all times thereafter, eshare shall have the unrestricted right at its sole discretion to license Products in the Territory directly and indirectly and to appoint other distributors in the Territory.

III. TERM AND TERMINATION.

A.
The Agreement term is from the Effective Date until the earlier of the Closing Date as defined in the Agreement and Plan of Merger or the termination pursuant to Article VIII of said Agreement, unless extended or terminated as provided herein.

D–2

B.
This Agreement may be terminated at any time by mutual, written agreement of the parties. Termination of this Agreement other than by mutual agreement shall be in accordance with the provisions of one or more of the following Subsections:

1.
If either party fails to comply with any provision of, or fails to perform any obligation under this Agreement, the other party may notify the Defaulting Party in writing of the default and the Defaulting Party shall have a period of thirty (30) days from receipt of notice to cure the default. If the Defaulting Party has not cured the default within the cure period, the other party may immediately terminate this Agreement.

2.
This Agreement may be terminated by either party, upon written notice of termination to the other, in the event (i) a bankruptcy, reorganization, or insolvency proceeding is initiated against the other party and is not dismissed within thirty (30) days thereafter, (ii) any such proceeding is initiated by the other party, (iii) a receiver is appointed for the other party, or (iv) a substantial part of the business assets of the other party are the subject of an attachment, sequestration or other related judicial proceeding.

3.
This Agreement may be terminated immediately by eshare by written notice to Distributor if Distributor acquires or is acquired by any business entity which sells or develops products or services competitive with the business activities of eshare (Products or services) or its parent, subsidiaries or affiliates.

C.
Immediately upon Agreement termination, all amounts owing by either party to the other shall become due and payable.

D.
Termination of this Agreement for any reason shall not relieve either party from any liability which at the time of termination has already accrued to the other party hereto or which thereafter may accrue in respect of any act or omission prior to termination, or from any obligation which is expressly stated herein to survive termination.

E.
The parties recognize that termination of this Agreement in accordance with its terms may result in loss or damage to either party but hereby agree that except as expressly set forth in this Agreement, neither party will be liable to the other for any loss or damage resulting from such termination (including, without limitation, special, consequential or indirect loss or any loss of prospective profits or any damages occasioned by loss of goodwill) or by reason of expenditures, investments, leases or commitments made in anticipation of the Agreement continuation.

F.
Upon termination of this Agreement, Distributor shall immediately return to eshare or destroy (and certify in writing to eshare that destruction has occurred) all eshare marketing and product literature, technical documentation and other eshare publications not required for the ongoing service and support of Distributor's installed base of Products in accordance with the terms hereof.

G.
Upon termination of this Agreement, Distributor shall immediately terminate any and all use of the Trademarks.

H.
The provisions of this Agreement relating to Trademarks, Confidentiality, Limitation of Liability, General Indemnity, and Attorneys' Fees shall survive any termination or expiration of this Agreement.

D–3

IV.  ORDERS; FEES AND CHARGES.

A.
Submission of Orders. Distributor will, from time to time, submit written Purchase Orders referencing this Agreement, the Products and/or services and quantity ordered, price for the Products and services including any applicable discounts, and the requested shipment dates. No Purchase Order shall constitute an obligation of eshare until accepted by eshare. eshare shall accept all Purchase Orders unless there is a bona fide business reason not to and shall endeavor to accept Purchase Orders within five (5) business days of receipt. All Purchase Orders are deemed accepted by eshare upon shipment. The terms and conditions of this Agreement shall govern all Purchase Orders and any additional terms and conditions on Distributor's Purchase Order form whether consistent or inconsistent with the provisions hereof shall have no force or effect.

B.
Rescheduling and Cancellation. Distributor may, from time to time, by written notice received by eshare not less than thirty (30) days prior to the scheduled ship date, reschedule, change, or cancel an order, provided the rescheduled shipment date is not more than sixty (60) days from the originally-scheduled shipment date. The parties agree that in the event of any rescheduling or cancellation which is not received within thirty (30) days prior to the scheduled shipment date or is more than sixty (60) days from the originally scheduled shipment date, actual damages would be impracticable to determine; therefore, Distributor agrees to pay eshare's a restocking fee as liquidated damages and not as a penalty, of fifteen percent (15%) of the price of the order so rescheduled or canceled. Notwithstanding any other provisions to the contrary, no order may be cancelled after shipment.

C.
Fees and Charges. The amounts to be paid by Distributor to eshare for Products are the applicable price set forth in the Price List, less applicable discounts, more particularly described in Exhibit B. All prices shall be Point of Distribution eshare. eshare may increase or decrease prices on the Price List at any time and from time to time by providing a minimum of ninety (90) days' prior written notice of Price List changes to Distributor. Distributor shall determine for itself the price at which Distributor licenses Products to End-Users.

D.
Taxes. The amount of any present or future sales, revenue, excise, VAT, GMT, EVA, use or other taxes, import or export duties, fees, or other charges of any nature, imposed by any public authority (national, state, local or other) applicable to the Products, or the importation, license or distribution thereof ("Tax"), shall be added to the Purchase Order price and shall be paid by Distributor. In the event that eshare is obligated to pay any such Tax or there is a withholding of any such Tax from payments otherwise made or due to eshare, Distributor will, upon request from eshare, immediately reimburse eshare the amount of such Tax.

V.   PAYMENT TERMS.

A.
eshare will invoice Distributor upon placement of an order for Product or delivery of services. Payment for Products is Net 30 placement of Order. Professional services are invoiced monthly for services delivered during the prior month.

B.
eshare will invoice End Users directly for maintenance and support services provided with respect to Products sold and licensed under this Agreement.

D–4

C.
Any invoice not paid in full within thirty (30) days of the invoice date shall bear interest at the rate of 1.5% per month or the maximum lawful rate, whichever is less. All prices are and all payments shall be made in US Dollars.

VI. PURCHASE OBLIGATION; SHIPMENT AND RISK OF LOSS; CREDIT.

A.
Shipment, Risk of Loss

1.
Shipment. eshare will make reasonable efforts to deliver the Products to a common carrier by the requested shipment date set forth in the applicable Purchase Order. All freight, insurance, handling, forwarding agent's fees, taxes and storage, and all other charges applicable to the Products from the time they are placed in the possession of a carrier at eshare's point of shipment shall be borne by Distributor. eshare may ship Products in advance of the requested shipment date provided that Distributor's written consent shall be required for any shipment which precedes the requested shipment date by more than five (5) business days. Products may be shipped in a single shipment or in multiple shipments. eshare shall have no liability to Distributor as a result of shipment delays or failure to ship Products on the requested shipment date which delays or failures are not solely caused by eshare.

2.
Risk of Loss. Distributor shall insure all Products in transit. Possession of and risk of loss for the Products shall pass to Distributor upon delivery to a common carrier at Point of Distribution eshare. Upon receipt of Products by Distributor, Distributor or its agents shall carefully inspect all Products. Distributor shall notify eshare within five (5) business days of receipt of any defects in Products discovered by Distributor. No title to Software Products shall transfer to Distributor or the End-User.

B.
Acceptance and endorsement by eshare of any check, draft or other instrument from Distributor for less than the full amount eshare claims to be due and payable shall not be deemed to be an admission of payment in full notwithstanding any conditions to the contrary which are noted thereon.

VII. SOFTWARE UPDATES, ENHANCEMENTS AND ENGINEERING CHANGE ORDERS.

    Intentionally left blank.

VIII. DISTRIBUTOR OBLIGATIONS

A.
Upon request from eshare, Distributor shall provide eshare with the company name and installation address of End-Users to enable eshare to maintain a database of all End-Users of the Products for the purpose of service and support compliance by eshare.

B.
Distributor will assist eshare in periodic End-User surveys (a customer satisfaction survey) in the Territory to determine satisfaction with the Products and with Distributor and eshare's service/support. eshare shall notify Distributor in writing at least thirty (30) days prior to commencing any such survey and will report the results to Distributor. Distributor shall immediately correct any service deficiencies in accordance with the standards established herein.

C.
Distributor will defend, indemnify, and hold eshare harmless from and against any and all third party claims and losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) resulting therefrom alleging: (i) any breach by Distributor of

D–5

  this Agreement or any agreements between Distributor (including its subsidiaries or affiliates) and its customers relating to Products not including any failure of the Products to perform as warranted by eshare; (ii) any claims raised by Distributor's subsidiaries or affiliates or customers in connection with or arising out of the subject matter of this Agreement; or (iii) any claims that may be made by reason of any act or omission of Distributor or its subsidiaries or affiliates. Indemnification in this instance and otherwise in this Agreement is subject to Distributor having sole and exclusive right to defend and/or settle the claim.

IX. ESHARE OBLIGATIONS.

A.
eshare will assign a channel manager to support Distributor and serve as the Distributor's primary contact with eshare.

B.
eshare will provide sales training classes (covering both the Products and selling skills) at then current standard published charges for Distributor's employees to be conducted at eshare's facilities in place at that time payable only if the Agreement and Plan of Merger does not close. The training will be available to 25 of Distributor's sales person per month with the first classes to be held within two weeks of the Effective Date subject to existing schedules.

C.
eshare will use all reasonable efforts to maintain and disseminate accurate descriptive information regarding the Products. If Distributor becomes aware of any as inaccurate or incomplete information relating to Products, Distributor will promptly advise eshare in writing of the inaccuracy or incompleteness. eshare will, at its expense, provide revised Product literature with the corrected information.

D.
eshare shall supply Distributor with reasonable quantities of eshare's standard promotional materials for the Products in the English language. Such materials shall include data sheets, catalogs, brochures, and reprints of its advertising art and shall be made available at eshare's then current published prices for such materials. These materials may be translated into other languages by Distributor provided that Distributor reproduces eshare's copyright notice and includes the language "Adapted and reproduced with the permission of eshare International Corporation" with eshare's copyright notice.

E.
eshare shall periodically provide training classes for Distributor's personnel (and personnel of other distributors and/or resellers) in the installation, configuration and service of the Products. Distributor's employees shall be entitled to attend such classes on a first come-first served basis in accordance with rules and procedures established by eshare. All expenses for Distributor's personnel attending eshare training classes, including travel, salary and accommodations, shall be borne by Distributor. Distributor shall pay eshare's then current published charges for attending such classes. In the event Distributor desires that eshare provide training for Distributor's personnel at a location other than eshare's United States training facility, Distributor shall so advise eshare and eshare shall make reasonable efforts to accommodate Distributor's needs (subject to mutual agreement on timing, location and on how related costs and expenses will be borne by each of them).

F.
eshare will promptly provide Distributor with eshare's standard documentation for the Products in the English language. Such documentation shall be suitable for the

D–6

  management configuration of the Products. eshare also shall provide Distributor with periodic updates to the documentation as necessary to maintain the accuracy of the documentation as changes are made to the Products. Distributor shall pay eshare's then current published prices for all such documentation after the first three (3) sets. eshare shall provide centralized technical assistance and consultation via the telephone or other electronic means to Distributor regarding the Products in accordance with eshare's then current standard practices.

G.
eshare will use its best efforts to provide, at the standard billable rates, sufficient sales support personnel to assist Distributor in the sale cycle and access for Distributor and potential End Users to eshare's customer demonstration facilities in Atlanta, Georgia, payable only if the Agreement and Plan of Merger does not close.

X.  CONFIDENTIALITY.

    eshare will be disclosing to Distributor certain trade secrets and other confidential information of eshare and/or its suppliers and customers. With respect to such Information, Distributor acknowledges and warrants to eshare that:

  1.
  Except as otherwise agreed, all information disclosed, whether in tangible or intangible form and including but not limited to financial records, technical information, inventions, software, and system documentation, all adaptations, modifications, derivative works, and related information and materials, and all copies thereof ("Information"), has tangible value and contains valuable know-how, trade secrets, and confidential information of eshare and/or its customers and suppliers.

  2.
  The Information is, and remains the property of eshare and/or its customers and suppliers, and eshare would be irreparably damaged if the Information were disclosed without eshare's prior authorization.

  3.
  Distributor will use the Information only as necessary in connection with Distributor's performance under this Agreement, will maintain the Information in strict confidence and will not disclose, provide, or otherwise make available the Information to Distributor's own employees except under a binding obligation of confidentiality and limitation of use, having a need-to-know such Information consistent with these terms.

  4.
  The obligations of confidentiality and limitation of use shall survive termination of this Agreement and continue, with respect to Information which embodies trade secrets, for so long as such Information embodies trade secrets; and with respect to Information which does not rise to the level of a trade secret under applicable law, for a period of three (3) years from the date of disclosure.

  5.
  Distributor will be relieved of its obligation of confidentiality hereunder with respect to Information which is or becomes generally known in its industry of principal use on a non-confidential basis, through no wrongful act of Distributor; is rightfully obtained by Distributor from a third party having the right to disclose the Information without an obligation of confidentiality; or is known by Distributor prior to disclosure hereunder as evidenced by tangible records of Distributor maintained in the ordinary course of business without any obligation to maintain the Information in confidence.

D–7

  6.
  Distributor shall not copy or reproduce the Information, in whole or in part, without eshare's written consent except as necessary consistent with the terms hereof. Distributor shall not disassemble, de-compile, or reverse engineer software (if any) provided by eshare.

  7.
  Distributor will return the Information (and any copies) to eshare on the earlier of Agreement termination or eshare's request.

  8.
  Distributor acknowledges that a breach of this Agreement will result in immediate and irreparable injury to eshare. In the event of an actual or threatened breach by Distributor of the provisions hereof, Distributor agrees that in addition to any other remedy at law or in equity, eshare shall be entitled to immediate injunctive relief.

XI. SOFTWARE LICENSE; TRADEMARKS.

A.
Nonexclusive License. eshare hereby grants to Distributor a personal, nontransferable and nonexclusive license for and during the Agreement term to use the Software within Distributor's business organization with and as part of the Products for evaluation, demonstration to potential End Users and support of its End-User's as specified herein. Title to all Software, including modifications, adaptations, translations and derivatives, all know-how and all proprietary rights shall at all times remain with eshare and/or its suppliers. Distributor shall neither have nor assert ownership of the Software either for itself or on behalf of any third party.

B.
Software Licensing Obligations. Distributor shall ensure that for each Software Product licensed, the licensee shall be required to execute either (i) eshare's standard end-user license agreement, a current example of which is set forth as Exhibit D to the Agreement, incorporated herein by this reference, which Exhibit may be modified by eshare from time to time, or (ii) Distributor's end-user license agreement, containing terms substantially similar to those set forth in eshare's standard end-user license agreement. Distributor and eshare will agree on the terms of such license agreement. Distributor warrants that it will not distribute any Software Product to any party who has not executed an appropriate end-user license agreement.

C.
Software License Limitations. The Software and documentation are protected under applicable patent, copyright and/or trade secret laws and contain confidential and proprietary information of eshare and its licensors. Distributor shall abide by the terms of any proprietary notices or markings, and shall use the documentation and Software only for purposes contemplated by this Agreement, and shall not disclose to others or reproduce Software, unless specifically authorized by eshare. Distributor is liable for all loss or damage to eshare from any failure to so abide or from any unauthorized disclosure of the documentation or Software to any other party. Distributor shall not duplicate, modify, disassemble, de-compile, reverse engineer, re-host, retarget or perform competitive analysis on the Software.

D.
Use of Trademarks by Distributor. Distributor may, with eshare's prior written consent, use certain Trademarks in connection with the business of marketing and selling the Products for installation in the Territory, subject to the terms and conditions set forth herein, and shall not use the Trademarks in any other manner without the express written consent of eshare.

D–8

  1.
  Distributor shall submit to eshare for the prior written approval of eshare in each case all proposed advertising and other promotional literature or material in which Distributor desires to use any of the Trademarks or eshare's name. If eshare does not send a response within five (5) business days, approval will be deemed granted. All advertising and other material utilizing any Trademarks shall include such statements or other identifying references as may be requested by eshare.

  2.
  Distributor acknowledges that all right, title, and interest in and to all the Trademarks in connection with the marketing and sale of Products lies solely with eshare. Distributor agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, or interest of eshare therein. Distributor shall neither acquire nor claim any right, title or interest in or to Trademarks adverse to the rights of eshare whether by virtue of this Agreement or through any use by Distributor of the Trademarks which may be permitted by eshare through advertising and sale of the Products or otherwise. The parties agree that any and all uses of such Trademarks by Distributor as may be permitted by eshare herein or in writing from time to time shall be in such manner as to inure at all times to the benefit of eshare.

  3.
  Distributor shall not utilize in connection with any of the Products, including the promotion, distribution, and sale of any of the Products, any trademark other than the Trademarks without obtaining the prior written authorization of such use from eshare.

  4.
  If Distributor learns of any infringing use of the Trademarks, Distributor shall promptly report the details thereof to eshare and shall cooperate with eshare in pursuing any remedies available to eshare or Distributor.

  5.
  Distributor agrees to immediately discontinue all use of Trademarks upon termination or expiration of this Agreement, except in connection with the sale of Products purchased prior to termination or expiration.

E.
Third Party Software. Notwithstanding any other provisions of this Agreement to the contrary, Third Party Software is licensed exclusively subject to the terms of the Third Party Licensor license terms under which such Third Party Software is distributed and Distributor hereby agrees to such terms for itself and on behalf of End-Users.

F.
During the Agreement term, Distributor may use the following eshare service mark in connection with the marketing, sale and support of the Products as specified in this Agreement: eshare® Authorized Distributor. Distributor agrees to make regular and consistent use of the mark in promotional materials, advertising, building signs, business cards, letterhead and the like in a manner acceptable to eshare.

XII. PRODUCT WARRANTIES.

A
eshare Limited Warranties

1.
For a period of ninety (90) days after delivery by Distributor to the End-User, but in no event longer than one hundred twenty (120) days following delivery to Distributor, eshare warrants that the Products will substantially perform in accordance with eshare's user documentation. eshare will repair or replace any

D–9

    Product, which fails to conform to the foregoing warranty at no charge to Distributor provided that eshare is notified of the nonconformity during the warranty period. This warranty shall not apply to any Products which have been altered or which have been modified by anyone other than eshare or eshare certified personnel, which have not been maintained in accordance with any handling or operating instructions supplied by eshare, or which have been subjected to unusual physical or electrical stress, misuse, abuse, negligence or accidents.

  2.
  eshare does not warrant that operation of Products will be uninterrupted or error free, or that Software is invulnerable to fraud or "hacking" and eshare hereby disclaims all liability on account thereof.

  3.
  THE WARRANTIES STATED IN SUBSECTIONS A.1 AND A.2 ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABELITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED IN SUBSECTION A.1 ESHARE SHALL HAVE NO LIABILITY TO DISTRIBUTOR FOR ANY DEFECTS OR DEFICIENCIES IN THE PRODUCTS.

B.
Distributor Warranties To Its Customers.

1.
Distributor shall make no representations to third parties regarding the performance or functional capabilities or characteristics of the Products beyond those stated in eshare's then current warranty statement, or as otherwise expressly authorized by eshare in writing.

2.
Distributor shall indemnify and hold eshare harmless from and against any claims, losses, costs, damages or liabilities which result from Distributor's failure to comply with the provisions of Subsection B.1 or which are based on warranties provided by Distributor to its customers with respect to the Products.

XIII. INTELLECTUAL PROPERTY INDEMNIFICATION.

A.
Subject to the provisions hereof, eshare shall defend, at its expense, any action brought against Distributor based on a claim that a Product, when used in accordance with the terms of this Agreement, infringes a patent or copyright in within the Territory, provided eshare is notified promptly in writing by Distributor of the claim, is given sole control of the defense and settlement, and is provided all reasonable assistance by Distributor in connection therewith. eshare shall pay any costs, settlements and damages finally awarded against Distributor in connection with the claims. If any Product is finally adjudged to so infringe, or in eshare's opinion such a claim is likely to succeed, eshare will, at its option, in addition to the payments set forth above: (i) procure for Distributor the right to continue using the Product in the Territory; (ii) modify or replace the infringing Product so there is no infringement; or (iii) refund the purchase price thereof to Distributor, during the first two years after commencement of license, or thereafter, refund the purchase price thereof less twenty-five percent per year, for every year or portion thereof after two years for depreciation and use.

B.
eshare shall have no liability regarding any claim arising out of: (a) use of other than the then current, unaltered release of the Product, unless the infringing portion is also in the then current, unaltered release; (b) use of the Product in combination with non-eshare

D–10

  software, data or equipment if the infringement was caused by such use or combination; (c) any modification or marking of the Product not specifically authorized in writing by eshare; or (d) third party software.

C.
THE FOREGOING STATES THE ENTIRE LIABILITY OF ESHARE AND THE EXCLUSIVE REMEDY FOR DISTRIBUTOR RELATING TO INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, MASK WORK RIGHTS, TRADE SECRETS, SO CALLED "MORAL" RIGHTS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS AND THE PROVISIONS THEREOF ARE IN LIEU OF ANY OTHER EXPRESSED, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT.

D.
Distributor will hold eshare harmless from and against any expense or loss resulting from infringement of patents, copyrights, trademarks or other intellectual property rights arising from compliance with Distributor's designs, specifications or instructions or resulting from Distributor's combination of the Products with devices or elements not provided by eshare. License of the Products by eshare does not convey any license, by implication or otherwise, under patent claims covering combinations of the Products with other products.

XIV.  ARBITRATION.

A.
The parties shall promptly attempt to reach an amicable settlement of any dispute, disagreement or difference of any kind which arises between them as to the interpretation, performance or breach of this Agreement. If any such dispute, disagreement or difference is not settled by the parties within thirty (30) days after written notice thereof is given by one party to the other, either party may submit such dispute, disagreement or difference to arbitration for resolution. Any such arbitration shall be conducted in accordance with the then existing Commercial Arbitration Rules of the International Arbitration Association by three arbitrators, one of which shall be designated by each party and the third of which shall be selected by the arbitrators designated by the parties. The site of any such arbitration shall be in Atlanta, Georgia, USA, if brought by Distributor and in Chicago, Illinois, if brought by eshare. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitral tribunal will not decide as amiable compositeur. The prevailing party will be awarded its costs, including legal and consulting fees and other expenses, incurred in connection with the arbitration, and the arbitral proceedings will be confidential and will not be discussed by the parties or the arbitrators with third parties. Lawyers, consultants, and others engaged to assist the parties and the arbitrators in the arbitral proceedings are not to be considered third parties. All documents and other evidence exchanged in the arbitration and any copies thereof will be returned by the arbitrators and the other party to the party producing such documents or other evidence within three months of the final conclusion of any arbitration by award or stipulation of discontinuance.

XV. LIMITATION OF LIABILITY.

A.
EXCEPT FOR CLAIMS BY DISTRIBUTOR FOR INDEMNIFICATION UNDER SECTION XIII, ESHARE'S ENTIRE LIABILITY UNDER THIS AGREEMENT SHALL BE FOR DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE AMOUNT

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  ACTUALLY RECEIVED BY ESHARE FROM DISTRIBUTOR IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM, BUT IN NO EVENT LESS THAN $50,0000. EXCEPT WITH RESPECT TO CLAIMS BY ESHARE FOR DAMAGES RELATING TO MISAPPROPRIATION OR INFRINGEMENT OF ESHARE'S INTELLECTUAL PROPERTY OR MISUSE OF ESHARE'S CONFIDENTIAL INFORMATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR COMMERCIAL LOSS, WHETHER OR NOT FORESEEABLE, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT OR ITS PERFORMANCE, PARTIAL PERFORMANCE OR NONPERFORMANCE.

XVI.  GENERAL.

A.
The body of this Agreement, and all Exhibits referred hereto are a part of this Agreement and are incorporated herein by reference, and together constitute the sole and entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and replaces any prior or contemporaneous discussions, proposals and representations, and may be modified only by written instrument signed by the party sought to be bound.

B.
All notices, orders, acceptances and communications between the parties hereunder shall be in writing in the English language (by mail, facsimile, telex or telegraph), postage or transmission costs prepaid, and shall be addressed to the parties at their Notice Addresses. All such notices, orders, acceptances and communications shall be deemed properly given when received by the party to whom it is addressed. Until changed by written notice given in accordance with the terms hereof, the notice address (the "Notice Address") of each party shall be the address following such party's name in the introduction to this Agreement.

C.
This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Georgia and the United States of America without regard to the conflict of laws provisions thereof and without regard to the UN Convention on Contracts for the International Sale of Goods. Distributor acknowledges that the Products may be subject to certain limitations under United States and foreign export control laws and regulations. Distributor shall not re-export the Products outside the Territory and shall obtain an agreement from its customers and end-users not to re-export the Products outside the Territory without first obtaining any necessary licenses from applicable governmental authorities.

D.
Distributor may not assign or transfer in whole or in part any of Distributor's rights or delegate any of Distributor's obligations under this Agreement, without the prior written consent of eshare. In the event of any Change of Ownership, Distributor shall immediately provide eshare with written notice thereof.

E.
The relationship of the parties is that of independent contractors. No partnership, joint venture, franchise, agency, employment, fiduciary or other similar relationship is created by this Agreement. Neither party has any express or implied authority to incur any obligation for or in any manner otherwise make any commitments on behalf of the other party. Distributor shall employ its own personnel and shall be responsible for them and their acts and eshare shall not be liable to Distributor, its employees, or third parties for

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  any losses, injuries, damages, or the like occasioned by Distributor's activities in connection with this Agreement, except as expressly provided herein. Distributor shall be solely responsible for, and shall indemnify and hold eshare harmless from any and all claims, damages, or lawsuits arising out of the acts or omissions of Distributor, its employees, servants, or agents in connection with this Agreement.

F.
Any failure by either party to enforce at any time any of the provisions, including without limitation, the termination provisions of this Agreement, shall not be construed to be a waiver of such provision or of the right of either party thereafter to enforce such provision.

G.
In the event either party institutes legal action (including arbitration) to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and other costs of prosecuting the action in the amount allowed by the court or arbitrators.

H.
All provisions of this Agreement shall be considered as separate terms and conditions, and in the event any one shall be held illegal, invalid, or unenforceable, all the other provisions hereof shall remain in full force and effect, as if the illegal, invalid, or unenforceable provisions were not a part hereof.

I.
Either party's performance of any part of this Agreement will be excused to the extent that such performance is hindered, delayed or otherwise made impractical by: 1) the acts or omissions of the other party; 2) fires, floods, riots, strikes, labor disputes, freight embargoes, transportation delays, inability to secure fuel, material, supplies, equipment or power at commercially reasonable prices, acts of nature, acts of God or of the public enemy or acts of any federal, state or local government; or 3) any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of the party whose performance is affected. If any such event occurs, the party whose performance is affected will notify the other party of the nature of the condition and the extent of the delay, and will make a reasonable, good faith effort to resume performance as soon as practicable

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

eshare communications, Inc.	divine, inc.
Jude Sullivan

GEORGE LANDGREBE	AUTHORIZED REPRESENTATIVE
General Counsel

CHIEF OPERATING OFFICER	TITLE
/s/ George Landgrebe	/s/ Jude Sullivan

SIGNATURE	SIGNATURE

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ANNEX E

     July 8, 2001

Board of Directors
divine, inc.
1301 N. Elston Avenue
Chicago, Illinois 60622

Members of the Board:

    We understand that eshare communications, Inc. (the "Company"), divine, inc. ("Acquiror") and DES Acquisition Company (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of the Company with and into the Merger Sub. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated July 8, 2001 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, no par value ("Company Common Stock") will be converted into the right to receive a number of shares, currently calculated at 2.080 shares (assuming all merger consideration is paid in Acquiror Common Stock, such current amount being the "Exchange Ratio") of the common stock of Acquiror, par value $0.001 per share ("Acquiror Common Stock"), determined as set forth in the Draft Agreement. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to Acquiror.

    For purposes of this opinion we have, among other things:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

  (ii)
  reviewed with the Company and Acquiror certain publicly available research estimates of research analysts regarding the Company and Acquiror;

  (iii)
  held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition (including certain forward looking information, concerning the Company and the Acquiror) and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

  (iv)
  reviewed the financial terms and conditions set forth in the Draft Agreement;

  (v)
  reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

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  (vi)
  compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

  (vii)
  compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

  (viii)
  reviewed certain diligence materials prepared for the management of Acquiror; and

  (ix)
  made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the performance and prospects of the Company that we have discussed, we have assumed that the Acquiror and the Company managements' views regarding the combined company's performance and prospects were arrived at in good faith, were based on reasonable assumptions regarding the future financial condition and performance of the Company and reflect the best currently available judgments of the managements of Acquiror and the Company, respectively, and we have further assumed that such performance will be realized as anticipated by such management. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

    This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the

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date hereof, to Acquiror of the Exchange Ratio. We do not express any opinion as to (i) the value of any stockholder, non-competition or employee agreements or other arrangements entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which shares of Acquiror Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Acquiror's Board of Directors has considered or may be considering, nor does it address the decision of Acquiror's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that Acquiror obtained such advice as it deemed necessary from qualified professionals.

    We will receive a fee contingent upon the delivery of this opinion, and Acquiror has agreed to indemnify us for certain liabilities that may arise out of our engagement. We were the lead underwriters for the initial public offering of Acquiror and are currently engaged by Acquiror under a retainer agreement. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in Acquiror's securities and the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Acquiror's securities or the Company's securities.

    Our opinion expressed herein is provided for the information of the Board of Directors of Acquiror in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Acquiror or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view.

                      Very truly yours,

                      /s/ ROBERTSON STEPHENS, INC.

                      ROBERTSON STEPHENS, INC.

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ANNEX F

July 8, 2001

CONFIDENTIAL

Board of Directors
eshare communications, Inc.
5051 Peachtree Corners Circle
Norcross, GA 30092

Dear Members of the Board:

    We understand that eshare communications, Inc. ("eshare" or the "Company"), divine, inc. ("divine" or "Parent") and DES Acquisition Company, a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into Merger Sub (the "Merger"). Pursuant to the Merger, each share of eshare common stock ("Company Common Stock") will be converted into the right to receive 1.30 shares of Parent class A common stock ("Parent Common Stock") provided, however, that (i) if the Average Market Value (as defined in the Agreement) of shares of Parent Common Stock is $2.82 or greater then the exchange ratio will be adjusted to an amount equal to $3.653 divided by the Average Market Value of shares of Parent Common Stock, and (ii) if the Average Market Value of shares of Parent Common Stock is $2.39 or less then the exchange ratio will be adjusted to an amount equal to $3.12 divided by the greater of (x) the Average Market Value of shares of Parent Common Stock or (y) $1.00, and provided further, that if the number of shares of Parent Common Stock to be issued in the Merger pursuant to the adjustment set forth above exceeds 28,546,506 shares, then Parent may elect to pay cash in lieu of all or any portion of the shares of Parent Common Stock otherwise issuable in the Merger in excess of 28,546,506 shares. We also understand that, in connection with the Merger, Parent and Mr. Aleksander Szlam, Chairman of eshare's Board and majority shareholder of eshare, have agreed to certain additional transactions with respect to, among other things, shares in eshare beneficially owned by Mr. Szlam and his affiliates.

    The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

    You have requested our opinion as to whether the consideration to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders.

    Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to eshare's Board of Directors and will receive a fee from eshare upon the successful conclusion of the Merger. We understand that Mr. Szlam and Mr. Andrew J. Filipowski have recused themselves from voting as Company Board members on matters relating to the Merger.

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    In rendering our opinion, we have, among other things:

  1)
  reviewed the terms of the Agreement in the form of the draft dated July 7, 2001 furnished to us on July 7, 2001 by divine counsel, the Stockholder Agreement between divine and Szlam Partners, L.P. in the form of the draft dated July 7, 2001 furnished to us on July 7, 2001 by divine counsel, and the Employment Agreement between Mr. Szlam and divine in the form of the draft dated July 8, 2001 furnished to us on July 8, 2001 by divine counsel (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreements to be executed);

  2)
  reviewed eshare's annual report on Form 10-K for the fiscal year ended December 31, 2000, including the audited financial statements included therein, and eshare's quarterly report on Form 10-Q for the period ended March 31, 2001, including the unaudited financial statements included therein;

  3)
  reviewed certain internal financial and operating information for eshare, including quarterly projections through December 31, 2002, prepared and furnished to us by eshare management;

  4)
  participated in discussions with eshare management concerning the operations, business strategy, current financial performance and prospects for eshare;

  5)
  discussed with eshare management its view of the strategic rationale for the Merger;

  6)
  reviewed the recent reported closing prices and trading activity for Company Common Stock;

  7)
  compared certain aspects of the financial performance of eshare with public companies we deemed comparable;

  8)
  analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

  9)
  reviewed recent equity research analyst reports covering eshare;

  10)
  reviewed divine's annual report on Form 10-K for the fiscal year ended December 31, 2000, including the audited financial statements included therein, and divine's quarterly report on Form 10-Q for the period ended March 31, 2001, including the unaudited financial statements included therein;

  11)
  reviewed certain internal financial and operating information for divine, including quarterly projections through December 31, 2002, prepared and furnished to us by divine management;

  12)
  participated in discussions with divine management concerning the operations, business strategy, financial performance and prospects for divine;

  13)
  reviewed the recent reported closing prices and trading activity for Parent Common Stock;

  14)
  discussed with divine management its view of the strategic rationale for the Merger;

  15)
  compared certain aspects of the financial performance of divine with public companies we deemed comparable;

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  16)
  reviewed recent equity analyst reports covering divine;

  17)
  analyzed the anticipated effect of the Merger on the future financial performance of divine;

  18)
  assisted in negotiations and discussions related to the Merger among eshare, divine and their respective advisors; and

  19)
  conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by eshare or divine. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of eshare and divine as to the future performance of eshare and divine, respectively. We have neither made nor obtained an independent appraisal or valuation of any of eshare's assets.

    Based upon and subject to the foregoing and subject to the limitations and assumptions below, we are of the opinion that the consideration to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders.

    For purposes of this opinion, we have assumed that neither eshare nor divine is currently involved in any material transaction other than the Merger, other publicly announced transactions, any other transactions of which we are aware, and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Parent Common Stock will trade at any time in the future. Finally, in rendering this opinion, with your permission, we have not taken into account the land option granted to Parent by Mr. Szlam. However, this will confirm that we have taken into account the financial terms of the other additional transactions between Parent and Mr. Szlam.

    This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of eshare in connection with its consideration of the Merger and does not constitute a recommendation to any eshare shareholder as to how such shareholder should vote with respect to the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the eshare Proxy Statement/Prospectus to be distributed to eshare shareholders in connection with the Merger.

                      Sincerely,

                      /s/ Broadview International LLC

                      Broadview International LLC

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ANNEX G

CODE OF GEORGIA

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS' RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301—Definitions.

As used in this article, the term:

(1)
"Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)
"Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

(3)
"Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)
"Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)
"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)
"Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)
"Shareholder" means the record shareholder or the beneficial shareholder.

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14-2-1302—Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (1)
  Consummation of a plan of merger to which the corporation is a party:

  (A)
  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

  (B)
  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104.

  (2)
  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (3)
  Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

  (4)
  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

  (A)
  Alters or abolishes a preferential right of the shares;

  (B)
  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

  (C)
  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

  (D)
  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

  (E)
  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

  (F)
  Cancels, redeems, or repurchases all or part of the shares of the class; or

  (5)
  Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the

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    board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c)  Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

  (1)
  In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

  (2)
  The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303—Dissent by nominees and beneficial owners.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

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CODE OF GEORGIA

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS' RIGHTS

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320—Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321—Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

  (1)
  Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (2)
  Must not vote his shares in favor of the proposed action.

    (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322—Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

  (1)
  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (2)
  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (3)
  Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

  (4)
  Be accompanied by a copy of this article.

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14-2-1323—Duty to demand payment.

    (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

    (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324—Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325—Offer of payment.

    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

  (1)
  The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (2)
  A statement of the corporation's estimate of the fair value of the shares;

  (3)
  An explanation of how the interest was calculated;

  (4)
  A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

  (5)
  A copy of this article.

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    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326—Failure to take action.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327—Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

  (1)
  The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

  (2)
  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

  (1)
  The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

  (2)
  The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

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CODE OF GEORGIA

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS' RIGHTS

PART 3. JUDICIAL APPRAISAL OF SHARES

14-2-1330—Court action.

    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

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14-2-1331—Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

  (1)
  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

  (2)
  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332—Limitation of actions.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

    Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

    Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper.

    Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. divine has obtained directors' and officers' liability insurance.

    Article XII of divine's third amended and restated certificate of incorporation provides for indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of divine who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, because that person is or was serving as a director or officer of divine, or was serving at the request of divine as a director or officer of any other enterprise. divine also enters into indemnification agreements with its directors and executive officers that provide for the indemnification described above.

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    The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article XII of divine's third amended and restated certificate of incorporation.

Item 21.  Exhibits.

(a)
Exhibits

2.1		Agreement and Plan of Merger, dated as of July 8, 2001 among divine, inc., DES Acquisition Company and eshare communications, Inc., excluding exhibits and schedules thereto (included as Annex A to the joint proxy statement/prospectus in this Registration Statement).
3.1	(a)	Third Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to divine's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000.)
3.1	(b)	Certificate of Ownership and Merger, dated February 26, 2001, effecting an amendment to the Third Amended and Restated Certificate of Incorporation of divine (incorporated by reference to Exhibit 2.1 to divine's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (the "2001 First Quarter 10-Q").
3.1	(c)	Conformed copy of Third Amended and Restated Certificate of Incorporation of divine, as amended (incorporated by reference to Exhibit 2.2 to the 2001 First Quarter 10-Q).
3.2		Amended and Restated Bylaws of divine (incorporated herein by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1, File No. 333-92851 (the "IPO Registration Statement")).
4.1		Specimen stock certificate representing divine's Class A common stock (incorporated herein by reference to Exhibit 4.1 to the IPO Registration Statement).
4.2		Rights Agreement, dated as of February 12, 2001, between divine interVentures, inc. and Computershare Investor Services, LLC, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.001 per share, as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 1 to the Registration Statement on Form 8-A of divine filed with the Securities and Exchange Commission on February 13, 2001).
4.3		Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 2 to the Registration Statement on Form 8-A/A of divine filed with the Securities and Exchange Commission on July 23, 2001).
5.1		Opinion of Katten Muchin Zavis as to the validity of the securities being registered.

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8.1	Opinion of Katten Muchin Zavis regarding tax matters (to be filed by amendment).
8.2	Opinion of Morris, Manning & Martin, LLP regarding tax matters (to be filed by amendment).
10.1	Voting Agreement, dated as of July 8, 2001, between divine, inc. and Szlam Partners, L.P., excluding exhibits and schedules thereto (included as Annex B to the joint proxy statement/prospectus contained in this Registration Statement).
10.2	Stockholder Agreement, dated as of July 8, 2001, among divine, inc., Szlam Partners, L.P. and Aleksander Szlam, including exhibits thereto (included as Annex C to the joint proxy statement/prospectus contained in this Registration Statement).
21.1	Subsidiaries of divine (incorporated herein by reference to Exhibit 21.1 to divine's Annual Report on Form 10-K for the fiscal year ending December 31, 2000).
23.1	Consent of Katten Muchin Zavis (included in Exhibit 8.1).
23.2	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.2).
23.3	Consent of KPMG LLP, with respect to divine financial statements.
23.4	Consent of Arthur Andersen LLP.
23.5	Consent of KPMG LLP, with respect to eshare financial statements.
23.6	Consent of Robertson Stephens, Inc.
23.7	Consent of Broadview International LLC (included in Exhibit 99.4).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Proxy card for soliciting the proxy of divine stockholders.
99.2	Proxy card for soliciting the proxy of eshare shareholders.
99.3	Opinion of Robertson Stephens, Inc. (included as Annex E to the joint proxy statement/prospectus in this Registration Statement).
99.4	Opinion of Broadview International LLC. (included as Annex F to the joint proxy statement/prospectus in this Registration Statement).
99.5	Report of Independent Auditors, KPMG LLP.
99.6	Agreement, dated July 31, 2001, by divine to furnish supplementally to the SEC, upon request, copies of omitted exhibits and schedules.

Item 22.  Undertakings.

    We hereby undertake as follows:

    (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set

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  forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of

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an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 1, 2001.

divine, inc.
By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, Treasurer and Director

POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski and Jude Sullivan his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, this Registration Statement, all amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granted unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 1, 2001.

Signature	Title

/s/ ANDREW J. FILIPOWSKI Andrew J. Filipowski	Chairman of the Board and Chief Executive Officer
/s/ MICHAEL P. CULLINANE Michael P. Cullinane	Executive Vice President, Chief Financial Officer, Treasurer and Director
/s/ PAUL HUMENANSKY Paul Humenansky	President, Chief Operating Officer and Director

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/s/ TOMMY BENNETT Tommy Bennett	Director
John Cooper	Director
/s/ JAMES E. COWIE James E. Cowie	Director
Michael A. Forster	Director
/s/ ARTHUR W. HAHN Arthur W. Hahn	Director
/s/ THOMAS J. MEREDITH Thomas J. Meredith	Director
Kevin Nater	Director
John Rau	Director

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QuickLinks

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
Unaudited Selected Pro Forma Condensed Combined Financial Information as of March 31, 2001 (in thousands)
Unaudited Selected Pro Forma Condensed Combined Financial Information for the three months ended March 31, 2001 (in thousands, except per share data)
Unaudited Selected Pro Forma Condensed Combined Financial Information for the year ended December 31, 2000 (in thousands, except per share data)
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETINGS
THE MERGER
THE MERGER AGREEMENT
AGREEMENTS RELATED TO THE MERGER
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2001 (in thousands)
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2000 (in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations For the Three Months Ended March 31, 2001 (in thousands, except per share data)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
INFORMATION REGARDING DIVINE
INFORMATION REGARDING ESHARE
INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF ESHARE
Summary Compensation Table
COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND ESHARE SHAREHOLDERS
PROPOSAL TO APPROVE THE AMENDMENT TO THE ESHARE EMPLOYEE STOCK PURCHASE PLAN
SHAREHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to Consolidated Financial Statements
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Shareholders’ Equity
Consolidated Statements of Comprehensive (Loss)  Income
Consolidated Statements of Cash Flows
Notes to Financial Statements
  ANNEX A

TABLE OF DEFINED TERMS
EXHIBITS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER; EFFECTIVE TIME; CLOSING
ARTICLE II CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION
ARTICLE III DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
ARTICLE IV MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS AND GENERAL
  ANNEX B
VOTING AGREEMENT
ARTICLE I GRANT OF PROXY AND VOTING AGREEMENT
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
ARTICLE III COVENANTS OF SHAREHOLDER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE V MISCELLANEOUS
  ANNEX C
STOCKHOLDER AGREEMENT
  EXHIBIT A
EMPLOYMENT AGREEMENT
  ANNEX I
DIVINE, INC. CONFIDENTIALITY, INVENTIONS AND NON-SOLICITATION AGREEMENT
  EXHIBIT B
OPTION TO PURCHASE AGREEMENT
RECITALS
  ANNEX D
SOFTWARE DISTRIBUTION AGREEMENT
  ANNEX E
  ANNEX F
  ANNEX G
CODE OF GEORGIA TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS CHAPTER 2. BUSINESS CORPORATIONS ARTICLE 13. DISSENTERS' RIGHTS PART 3. JUDICIAL APPRAISAL OF SHARES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY